As filed with the United States Securities and Exchange Commission on March 26, 2018.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASLAN Pharmaceuticals Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

83 Clemenceau Avenue #12-03 UE Square

Singapore 239920

+65 6222 4235

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

10 East 40th Street 10th Floor

New York, New York 10016

+1 212 947 7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Charles S. Kim Sean M. Clayton Robert W. Phillips Patrick Loofbourrow David Peinsipp Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Alan F. Denenberg Sarah K. Solum Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act:

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Ordinary shares, par value NT$10.00 per ordinary share(3)(4)	$86,250,000	$10,738.13

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the aggregate offering price of additional ordinary shares represented by American Depositary Shares (ADSs) that the underwriters have the option to purchase solely to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.
(3)	These ordinary shares are represented by ADSs, each of which represents ordinary shares of the Registrant.
(4)	ADSs issuable upon deposit of the ordinary shares registered hereby are being registered pursuant to a separate registration statement on Form F-6 (File No. 333- ).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 26, 2018

PRELIMINARY PROSPECTUS

                 American Depositary Shares

Representing                Ordinary Shares

We are offering                American Depositary Shares, or ADSs. Each ADS represents                of our ordinary shares. The ADSs will be evidenced by American Depositary Receipts, or ADRs. This is the initial public offering of our ADSs. No public market has previously existed for our ADSs. Our ordinary shares are currently listed on the Taipei Exchange, or TPEx. On                , 2018, the last reported sale price of our ordinary shares on the TPEx was NT$        per share, or approximately $        per share, based on an exchange rate of NT$                to $1.00. Pursuant to Taiwanese regulations, we expect that the initial public offering price will be (i) at least 90% of the closing price of our ordinary shares on the date of this prospectus and (ii) at least 90% of the simple average of the closing prices of our ordinary shares on the one, three or five business days immediately preceding the date of this prospectus.

We intend to apply to list our ADSs on The Nasdaq Global Market under the symbol “ASLN.”

Investing in our ADSs involves a high degree of risk. Before buying any ADSs, you should carefully read the discussion of material risks of investing in our ADSs in “Risk Factors” beginning on page 13 of this prospectus.

We are an “emerging growth company” and a “foreign private issuer” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	PER ADS	TOTAL
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to ASLAN Pharmaceuticals Limited, before expenses	$	$

(1)	See “Underwriting” beginning on page 177 for additional information regarding total underwriter compensation.

Delivery of the ADSs is expected to be made on or about                , 2018. We have granted the underwriters an option, exercisable at any time through and until one day before the closing date of this offering, to purchase an additional                ADSs, solely to cover over-allotments, if any.

Leerink Partners	Piper Jaffray

BTIG	H.C. Wainwright & Co.	CLSA

The date of this prospectus is                , 2018.

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell our ADSs in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any ADSs.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus outside the United States.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

i

Through and including                , 2018 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ABOUT THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “ASLAN,” “ASLAN Pharmaceuticals,” “the company,” “we,” “us” and “our” refer to ASLAN Pharmaceuticals Limited and its subsidiaries.

PRESENTATION OF FINANCIAL INFORMATION

Our consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standard Board, or IASB, which may differ in material respects from generally accepted accounting principles in other jurisdictions, including the United States.

Our functional currency is the U.S. dollar. Unless otherwise specified, all monetary amounts presented are in U.S. dollars. All references in this prospectus to “$” mean U.S. dollars, all references in this prospectus to “NT$” mean New Taiwan dollars, the legal currency of the Republic of China, or ROC, and all references in this prospectus to “SG$” mean Singapore dollars, the legal currency of Singapore. All translations from New Taiwan dollars to U.S. dollars in this prospectus were made at a rate of NT$         to $1.00, the noon buying rate in The City of New York for cable transfers in New Taiwan dollars per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York on                     , 2018. No representation is made that the New Taiwan dollar amounts referred to herein could have been or could be converted into U.S. dollars at any particular rate or at all. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our ADSs. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes thereto, in each case included in this prospectus. You should carefully consider, among other things, the matters discussed in the section of this prospectus titled “Business” before making an investment decision.

Overview

We are a clinical-stage oncology-focused biopharmaceutical company based in Singapore developing novel therapeutics for global markets. We target diseases that are both highly prevalent in Asia and orphan indications in the United States and Europe. Our Asia development platform is designed to enable us to accelerate the development of drugs to treat these diseases. Our portfolio is comprised of four product candidates which target: validated growth pathways applied to new patient segments; novel immune checkpoints; and novel cancer metabolic pathways.

Our lead program, varlitinib, is a reversible small molecule pan-human epidermal growth factor receptor, or pan-HER, inhibitor that targets the human epidermal growth factor receptors HER1, HER2 and HER4. Varlitinib is currently being studied in a global pivotal clinical trial for biliary tract cancer for which we expect to report topline data in 2019. We are also conducting a global Phase 2/3 clinical trial of varlitinib for gastric cancer for which we expect to report topline Phase 2 data in the second half of 2018.

We focus on cancers, such as gastric cancer and biliary tract cancer, that are orphan diseases in the United States and Europe for which there are few, if any, approved therapies. Although registration trials for orphan diseases may require fewer patients, recruitment for such trials in the United States and Europe is often challenging given the limited availability of suitable patients. Asia offers a unique opportunity to accelerate the development of novel therapies in diseases where either the cancers are more prevalent or the availability of suitable patients is greater, and we are able to access a larger population of patients more easily and cost-effectively, with fewer competing trials.

We have built a development platform centered in Asia that can generate data suitable for submission to regulators in the United States, Europe, China and Japan. The key components of this platform include:

•	International presence. We are strategically positioned, through our teams in Singapore, Taiwan and China, to recruit patients quickly and efficiently in Asia, supplemented with data generated in the United States and Europe. Our local presence in Asia allows us to closely oversee the execution of clinical trials to ensure the quality of clinical data.

•	Extensive knowledge of Asia prevalent cancers. In collaboration with leading Asia research centers, we have been studying tumor profiles of patients to analyze the expression of certain biomarkers. This allows us to design targeted clinical trials focusing on those patients most likely to respond to our product candidates.

•	Experienced management team. Our senior management team has extensive experience in global and regional development and commercialization and an aggregate of over 70 years of experience working in Asia. Our CEO was previously New Product Director, China, and Business Development Director, Asia Pacific, at AstraZeneca. Our Chief Medical Officer was previously Global Head of Research and Development at Almirall.

•	Deep local relationships. Our team’s global experience is complemented by a strong network of local partners and collaborators that we have established over many years operating in Asia, such as the

Director of the Clinical Trials Center at Seoul National University Hospital and the Chair of the Chinese Society of Clinical Oncology. We are also represented on some of the top industry and government advisory bodies in Asia.

Our Product Candidates

The following table summarizes our product candidate pipeline:

1 We have previously completed a Phase 2 paired biopsy clinical trial in patients who had failed one or more courses of prior treatment for gastric cancer. In August 2017, we initiated a Phase 2/3 trial in first line gastric cancer, for which we expect to report topline Phase 2 data in the second half of 2018. The dotted line section represents the Phase 3 portion of this ongoing trial, which we would progress to if the results from the Phase 2 portion meet the primary endpoint. A separate Phase 3 clinical trial is not anticipated. For more information, please see “Business—Our Product Candidates—Varlitinib—Gastric Cancer.”

2 Investigational new drug application.

We hold global rights to all of our product candidates with the exception of ASLAN002, for which Bristol-Myers Squibb Company, or BMS, acquired global rights, and varlitinib, for which Hyundai Pharm Co., Ltd., or Hyundai, acquired rights for South Korea.

Varlitinib

Our lead program, varlitinib, is a highly potent, oral, reversible small molecule pan-HER inhibitor. Targeting individual members of the human epidermal growth factor receptor, or HER, family is a well-validated approach to cancer treatment. In some cancers, HER1-selective or HER2-selective agents, such as Herceptin (trastuzumab), appear to be effective for a large number of patients, however, in other cancers such as gastric cancer, only a small number of patients have tumors driven by a single receptor, such as HER2. We believe there are larger subsets of patients with cancers driven by a combination of HER1, HER2, HER3 and HER4. In a biomarker-driven Phase 2a clinical trial of HER1/HER2 coexpressing gastric cancer patients, we demonstrated that varlitinib could inhibit downstream growth pathways. In other clinical trials, we have demonstrated that varlitinib has activity in biliary tract cancer, where HER family expression is known to be high, as well as in HER2-positive breast cancer and in subsets of colorectal cancer.

Varlitinib has been designed to have favorable properties with low nanomolar, or nM, potency for the HER family. Varlitinib selectively inhibits the HER family and therefore has the potential for fewer off-target effects. It was well-tolerated in the clinic, with reduced gastrointestinal, or GI, toxicity compared to other pan-HER inhibitors.

Varlitinib Mechanism of Action

We believe that varlitinib has the potential to be the first targeted therapy approved for biliary tract cancer and first-line treatment for HER1/HER2 coexpressing gastric cancer. We believe varlitinib has the following potential competitive advantages:

•	potent inhibition of HER1, HER2 and HER4 potentially enables it to be used in a broader range of tumors than HER1-selective and HER2-selective agents;

•	HER4 inhibition may lead to a more durable response;

•	low levels of GI toxicity in comparison to other pan-HER inhibitors, with grades 3/4 diarrhea occurring in less than 5% of patients; and

•	well-tolerated in conjunction with different chemotherapy regimens.

We have obtained orphan drug designation from the United States Food and Drug Administration, or U.S. FDA, for varlitinib in gastric cancer and cholangiocarcinoma, which represents approximately 60% of biliary tract cancer cases. We also have obtained orphan drug designation from the Ministry of Food and Drug Safety in South Korea for varlitinib in biliary tract cancer.

Following discussions with the U.S. FDA and other regulators, we have initiated a global pivotal clinical trial of varlitinib for biliary tract cancer. We expect to report topline data from the global pivotal trial in 2019. We are also testing varlitinib in a single-arm pivotal clinical trial in biliary tract cancer in China for which we expect to report topline data in late 2018. In August 2017, we initiated a global Phase 2/3 clinical trial of varlitinib for gastric cancer, for which we expect to report topline Phase 2 data in the second half of 2018.

ASLAN003

ASLAN003 is an orally active, potent inhibitor of human dihydroorotate dehydrogenase, or DHODH, the enzyme controlling the rate limiting step in the de novo synthesis of pyrimidines, essential building blocks for the production of DNA and RNA in mammalian cells. DHODH also contributes to the production of adenosine triphosphate, or ATP. In cancer, increased levels of pyrimidines and ATP are required for tumor growth and survival. Inhibition of DHODH depletes the intracellular pool of pyrimidines and contributes to lower levels of ATP. This leads to the induction of the tumor suppressor p53, which at high levels of induction triggers apoptosis, or programmed cell death.

We believe that ASLAN003 has the potential to be a first-in-class DHODH inhibitor in oncology due to the following competitive advantages:

•	potent inhibition of DHODH, up to two orders of magnitude stronger than first generation inhibitors with the potential to reach the levels required to be efficacious in oncology;

•	lack of toxicities associated with first generation inhibitors and other recently launched therapies for acute myeloid leukemia, or AML;

•	enables AML blast cells to differentiate into granulocytes and may be applicable in a broad range of AML patients; and

•	evidence of activity in triple negative breast cancer, or TNBC.

We are conducting a Phase 2 clinical trial in Asia to develop ASLAN003 in AML and we expect to report interim data from this trial in the second half of 2018. We plan to meet with the U.S. FDA to discuss expedited regulatory strategies, such as accelerated approval.

Additional Pipeline Programs

In addition to varlitinib and ASLAN003, we have several other product candidates in development. ASLAN004 is an interleukin 4/interleukin 13, or IL-4/IL-13, receptor antibody, which we believe has the potential to be a best-in-class therapy for severe atopic dermatitis and asthma, due to greater selectivity in binding target cells via the IL-13 receptor. We plan to initiate a Phase 1 clinical trial for ASLAN004 following the submission of an IND, expected in the third quarter of 2018, and plan to seek a global partner for the continued clinical development and potential commercialization of ASLAN004.

Our preclinical portfolio contains several immuno-oncology discovery programs using conventional antibodies, including work arising from a research collaboration with Professor Sir David Lane’s p53 Laboratory at the Singapore Biomedical Sciences Institutes, part of Singapore’s Agency for Science, Technology and Research, or A*STAR, which we have designated ASLAN005, and an antibody fragment technology that we have licensed from Nanyang Technical University, or NTU, called Modybodies. ASLAN002 is a small molecule inhibitor of hepatocyte growth factor receptor, or cMET, and recepteur d’origine nantais, or RON, an immune checkpoint inhibitor, and is currently partnered with BMS.

Opportunity and Rationale for Drug Development in Asia

Cancer is one of the leading causes of death globally and is rapidly overtaking heart disease in many developed countries to become the number one cause of mortality. In 2015, there were approximately 1.7 million new cases of cancer and 600,000 deaths caused by cancer in the United States, as compared to 4.3 million new cases and 2.8 million deaths in China alone. Historically, there has been more research in cancers common in the United States and Europe, such as breast and lung cancer, than there has been in other cancer types which are more prevalent in Asia. This lack of research has contributed to fewer treatment options for those cancers that are more prevalent in Asia. For example, in 2016 the prevalence of biliary tract cancer was over 200,000 patients in Asia, compared to approximately 12,600 in the United States, and there are no therapies approved to treat this disease. In gastric cancer, the prevalence was over one million in Asia in 2012, but only approximately 32,000 in the United States, and there is only one targeted therapy approved for first-line treatment. We have designed our clinical trials to target the patients most likely to respond to our product candidates, which will be a subset of the overall patient population for each targeted indication.

We believe that our Asia development platform and our understanding of cancers that are prevalent in Asia, in particular in our areas of focus in China, Japan, South Korea and Southeast Asia, will enable us to develop drugs for these diseases more efficiently than could be done in the United States and Europe.

Our Strategy

We intend to pursue the following strategy:

•	Rapidly advance varlitinib in biliary tract cancer and gastric cancer. We are conducting a global pivotal clinical trial of varlitinib and a pivotal clinical trial in China for biliary tract cancer. Based on guidance from the U.S. FDA, we intend to seek accelerated approval for this product candidate if we see an increase in response rate over the current standard of care. We are also conducting a global Phase 2/3 clinical trial of varlitinib for HER1/HER2 coexpressing gastric cancer.

•	Develop ASLAN003 in AML. We are conducting a Phase 2 clinical trial in Asia to develop ASLAN003 in AML. We are also conducting preclinical studies in other types of cancer, such as TNBC and hepatocellular carcinoma, or HCC.

•	Build a broad immuno-oncology portfolio. We are using antibodies and antibody fragments to inhibit specific immune checkpoints, such as RON, a receptor expressed on the macrophage, the inhibition of which could enhance T-cell activity.

•	Establish a targeted commercial organization in the United States, China and other Asian markets. We plan to start building a targeted commercial organization in 2018 in anticipation of the potential regulatory approval of varlitinib for biliary tract cancer and gastric cancer.

•	Develop ASLAN004 in severe atopic dermatitis and asthma. We intend to seek a global partner to support a Phase 3 clinical trial and potential commercialization.

•	Selectively in-license or acquire additional oncology product candidates. We plan to identify and evaluate new product opportunities based on our understanding of Asia prevalent cancers and the targets and pathways that drive them.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section titled “Risk Factors” before deciding whether to invest in our ADSs. Among these important risks are the following:

•	we have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future;

•	we currently do not generate any revenue from product sales, have generated only limited revenue since inception, and may never be profitable;

•	we are a clinical-stage company and will require additional capital beyond this offering, including prior to completing pivotal studies of (except with respect to varlitinib in biliary tract cancer), filing for regulatory approval for, or commercializing any of our product candidates;

•	our success is dependent on the successful development, regulatory approval and commercialization of our product candidates;

•	our Asia development platform may not result in the competitive advantages we anticipate because an Asia-focused development platform is a relatively novel approach to drug development and has not yet resulted in a proven track record of accelerated development or regulatory approval;

•	we rely on third parties to manufacture and conduct the clinical trials of our product candidates, which could delay or limit their future development or regulatory approval;

•	we currently do not have the infrastructure to commercialize any of our product candidates and our planned commercialization efforts may not prove successful;

•	we may be unable to adequately maintain and protect our proprietary intellectual property assets, which could impair our commercial opportunities;

•	the rights of our shareholders differ from the rights typically offered to shareholders of a U.S. corporation;

•	we expect to be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for the taxable year ending December 31, 2017 and for future taxable years which may result in adverse tax consequences to the U.S. holders of our ADSs, and we do not intend to provide the information necessary for U.S. holders to make qualified electing fund elections that might partially alleviate those adverse tax consequences;

•	we qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and frequent disclosures than those of a U.S. domestic public company; and

•	there is currently a ten percent limit on the daily price movement on the TPEx and this may materially limit the movement in trading price of any ADSs that are issued in this offering.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

The Jumpstart Our Business Startups Act, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier to occur of (1) (a) the last day of the fiscal year following the fifth anniversary of the closing of this offering, (b) the last day of the fiscal year in which our annual gross revenue is $1.07 billion or more, or (c) the date on which we are deemed to be a “large accelerated filer,” under the rules of the U.S. Securities and Exchange Commission, or SEC, which means the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of delayed adoption of new or revised accounting standards and, therefore, we will be subject to the same requirements to adopt new or revised accounting standards as other public companies that are not emerging growth companies.

Upon consummation of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

Corporate Information

ASLAN Pharmaceuticals Pte. Ltd. was incorporated in Singapore in April 2010 and ASLAN Pharmaceuticals Limited was incorporated in Cayman Islands in June 2014 as the listing vehicle for our initial public offering and listing on the TPEx. Our subsidiaries, ASLAN Pharmaceuticals Taiwan Limited, ASLAN Pharmaceuticals Australia Pty Ltd., ASLAN Pharmaceuticals Hong Kong Limited and ASLAN Pharmaceuticals (Shanghai) Co. Ltd., were incorporated in the Republic of China, Australia, Hong Kong and China in November 2013, July 2014, July 2015 and May 2016, respectively.

Our principal executive offices are located at 83 Clemenceau Avenue #12-03 UE Square, Singapore 239920. Our telephone number at this address is +65 6222 4235. Our registered office in the Cayman Islands is at the offices of Intertrust Corporate Services (Cayman) Limited at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 10 East 40th Street 10th Floor, New York, New York 10016. Our website address is www.aslanpharma.com. The reference to our website is an inactive textual reference only and the information contained in, or that can be accessed through, our website is not a part of this prospectus.

We conduct our business using the trademark “ASLAN,” “ASLAN PHARMACEUTICALS” and our lion logo, as well as domain names incorporating either or both of these trademarks. “ASLAN PHARMACEUTICALS” is a registered trademark in Singapore. In terms of Chinese character versions of our trademarks, in Taiwan, we have a trademark registration for “ .” In China, we have a trademark registration for “ .” We also have a pending application in China to protect the following Chinese character version of the word varlitinib: “ ” (wei li ti ni). This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

The Offering

ADSs offered by us	ADSs, each representing ordinary shares.

Ordinary shares to be outstanding immediately after this offering	ordinary shares (or ordinary shares if the underwriters exercise in full their over-allotment option to purchase an additional ADSs).

Over-allotment option	We have granted the underwriters an over-allotment option, exercisable at any time through and until one day before the closing date of this offering, to purchase up to an additional ADSs from us, solely to cover over-allotments, if any.

American Depositary Shares	Each ADS represents ordinary shares, par value NT$10.00 per ordinary share. You will have the rights of an ADS holder or beneficial owner (as applicable) as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time. To better understand the terms of our ADSs, see “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Depositary	JPMorgan Chase Bank, N.A.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, to be approximately $ based on the assumed initial public offering price of $ per ADS (based upon the closing price of our ordinary shares of NT$ per share on the TPEx, on , 2018). We expect to use the net proceeds from this offering to continue to invest in the clinical development of our product candidates, including for the following planned and ongoing clinical trials: global pivotal clinical trial for varlitinib in biliary tract cancer; China pivotal clinical trial for varlitinib in biliary tract cancer; global Phase 2/3 clinical trial for varlitinib in gastric cancer; global clinical trials for ASLAN003 in AML; and ASLAN004 preclinical and Phase 1 clinical trials. The remaining net proceeds, if any, are expected to fund new and other ongoing research and development activities, working capital and other general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

Proposed Nasdaq Global Market symbol	“ASLN”

The number of ordinary shares that will be outstanding after this offering is based on 130,128,940 ordinary shares outstanding as of December 31, 2017 and excludes:

•	14,530,879 ordinary shares issuable on the exercise of share options outstanding as of December 31, 2017 under our 2014 Employee Share Option Scheme Plan, or the 2014 Plan, and our 2017 Employee Share Option Plan 1, or the 2017 Plan, at a weighted-average exercise price of $0.74 per ordinary share; and

•	174,167 ordinary shares authorized for issuance pursuant to future awards under our 2017 Plan as of December 31, 2017.

Except as otherwise noted, the information in this prospectus assumes the following:

•	that the initial public offering price of our ADSs is $ per ADS (based upon the closing price of our ordinary shares of NT$ per share on the TPEx on , 2018); and

•	no exercise by the underwriters of their over-allotment option.

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data for the periods and as of the date indicated. The summary consolidated statements of comprehensive loss data for the years ended December 31, 2016 and 2017 and the summary consolidated balance sheet data as of December 31, 2017 have been derived from our audited consolidated financial statements, which have been prepared in accordance with IFRS as issued by the IASB and included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus.

	Year ended December 31,
	2016(1)	2017(1)
	(in thousands, except share and per share data)
Summary Consolidated Statements of Comprehensive Loss Data:
Net revenue	$11,547	$—
Cost of revenue	(125)	—
Operating expenses
General and administrative expenses	(6,957)	(9,139)
Research and development expenses	(13,165)	(30,001)

Loss from operations	(8,700)	(39,140)

Non-operating income and expenses
Other gains and losses, net	128	(698)
Finance costs	(524)	(417)
Interest income	47	363

Total non-operating income (expenses)	(349)	(752)

Loss before income tax	(9,049)	(39,892)
Income tax expense	—	—

Net loss	(9,049)	(39,892)

Total comprehensive loss	(9,049)	(39,892)

Loss per share, basic and diluted	(0.09)	(0.32)

Weighted-average shares used in computing loss per share attributable to ordinary shareholders, basic and diluted	105,027,040	124,424,960

	As of December 31, 2017
	Actual(1)	As Adjusted(1)(2)
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	$50,573	$
Working capital(3)	44,666
Total assets	51,334
Total equity	35,513

(1)	Does not reflect the initial upfront payment of $12.0 million which we made to Array BioPharma Inc., or Array, in January 2018 in consideration of the rights granted to us under our license agreement with Array. See “Business—License and Collaboration Agreements” for a description of our license agreement with Array.

(2)	Each $1.00 increase (decrease) in the assumed initial public offering price of $ per ADS would increase (decrease) the as adjusted amount of each of cash and cash equivalents, working capital, total assets and total equity by $ million, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions. An increase (decrease) of 1.0 million shares in the number of ADSs offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, working capital, total assets and total equity by $ million, assuming the assumed initial public offering price per ADS remains the same, and after deducting the underwriting discounts and commissions. This as adjusted information is illustrative only and will depend on the actual initial public offering price and other terms of this offering determined at pricing.

(3)	We define working capital as current assets minus current liabilities. See our consolidated financial statements included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

RISK FACTORS

An investment in our ADSs involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, before deciding to invest in our ADSs. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In these circumstances, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Financial Condition and Need for Additional Capital

We have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

We are a clinical-stage oncology-focused biopharmaceutical company based in Singapore developing novel therapeutics for global markets. We target diseases that are both highly prevalent in Asia and orphan indications in the United States and Europe. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will not demonstrate adequate effectiveness in the targeted indication or an acceptable safety profile, gain regulatory approval or become commercially viable. All of our product candidates will require substantial additional development time and resources before we would be able to apply for or receive regulatory approvals and begin generating revenue from product sales. We are not profitable and have incurred significant net losses in each year since our inception, including net losses of $9.0 million and $39.9 million for fiscal years 2016 and 2017, respectively. As of December 31, 2017, we had an accumulated deficit of $90.3 million.

We have devoted substantially all our financial resources to developing our product candidates and targeted discovery work, including preclinical development activities and clinical trials. We expect to continue to incur substantial and increased expenses, losses and negative cash flows as we expand our development activities and advance our clinical programs, particularly with respect to our planned clinical development for varlitinib, ASLAN003 and ASLAN004, as well as the ASLAN005 and Modybodies discovery programs. If our product candidates are not successfully developed or commercialized, including because of a lack of capital, or if we do not generate enough revenue following marketing approval, we will not achieve profitability and our business may fail. Even if we successfully obtain regulatory approval to market our product candidates in the United States and Europe, our revenue will also be heavily dependent upon the size of the markets outside of the United States and Europe, in particular China and Japan, as well as our ability to obtain market approval and achieve commercial success in those markets.

We currently do not generate any revenue from product sales, have generated only limited revenue since inception, and may never be profitable.

We do not anticipate generating revenue from sales of our proprietary product candidates for the foreseeable future. Our ability to generate future revenue from product sales depends on our success in completing clinical development of, obtaining regulatory approval for, and launching and successfully commercializing any product candidates.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to predict the timing or amount of increased expenses, when, or if, we will begin to generate revenue from product sales, or when, or if, we will be able to achieve or maintain profitability. In addition, our expenses could increase beyond planned levels if we are required by the U.S. FDA to perform studies in addition to those that we currently anticipate or if such studies are larger, take longer or are otherwise more expensive to conduct than we expect.

Even if one or more of our product candidates is approved for commercial sale, to the extent we do not engage a third-party collaborator, we anticipate incurring significant costs associated with commercializing any approved product candidate. Even if we are able to generate revenue from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations.

We will need to obtain substantial additional financing for our operations, and if we fail to obtain additional financing, we may be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive and we have consumed substantial amounts of capital since inception. To date, we have financed our operations through government subsidies and grants, collaboration payments and the sale of equity securities and convertible debt. We will need substantial additional financing to continue our operations and do not expect revenues from product sales or potential licensing transactions to be sufficient to offset our development expenses as we advance our clinical programs, including varlitinib.

We estimate that the net proceeds from this offering will be approximately $        million, assuming an initial public offering price of $        per ADS (based upon the closing price of our ordinary shares of NT$        per share on the TPEx on                , 2018) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. As of December 31, 2017, we had cash and cash equivalents of approximately $50.6 million and working capital of $44.7 million (in each case without taking into account the initial upfront payment of $12.0 million which we made to Array in January 2018). Based upon our current operating plan, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital requirements for at least the next 12 months. Regardless of our expectations as to how long our net proceeds from this offering will fund our operations, changing circumstances beyond our control may cause us to consume capital more rapidly than we currently anticipate. For example, our clinical trials may encounter technical, enrollment or other difficulties that could increase our development costs more than we expect. We may also incur expenses as we create additional infrastructure to support our planned commercialization efforts and our operations as a U.S. public company. In any event, we will require additional capital prior to completing pivotal studies of (except with respect to varlitinib in biliary tract cancer), filing for regulatory approval for, or commercializing, varlitinib, ASLAN003, ASLAN004 or any of our other preclinical product candidates.

We cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to raise additional capital when required or on acceptable terms, we may be required to:

•	significantly delay, scale back or discontinue the development or commercialization of our product candidates;

•	seek corporate partners for our product candidates when we would otherwise develop our product candidates on our own, or at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available;

•	relinquish or license on unfavorable terms, our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves; or

•	significantly curtail or cease operations.

If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing development and commercialization efforts, which will have an adverse effect on our business, operating results and prospects.

Risks Related to Clinical Development and Regulatory Approval

We are heavily dependent on the success of varlitinib, as well as ASLAN003 and ASLAN004. We cannot give any assurance that any of varlitinib, ASLAN003 or ASLAN004 will successfully complete clinical development or receive regulatory approval, which is necessary before they can be commercialized.

Our business and future success is substantially dependent on our ability to successfully develop, obtain regulatory approval for, and successfully commercialize our lead program, varlitinib, as well as ASLAN003 and ASLAN004. Any delay or setback in the development of any of our product candidates, could adversely affect our business and cause the price of our ADSs or ordinary shares to decline. Should our planned clinical development of our more advanced product candidates fail to be completed in a timely manner or at all, we will need to rely on our other product candidates, which will require additional time and resources to obtain regulatory approval and proceed with commercialization. We cannot assure you that our planned clinical development for varlitinib or our other product candidates will be completed in a timely manner, or at all, or that we will be able to obtain approval for varlitinib or any of our product candidates from the U.S. FDA, the China Food and Drug Administration, or CFDA, or any comparable foreign regulatory authority.

Clinical development is a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. Failure can occur at any stage of clinical development. We have never completed a pivotal clinical trial for our product candidates or submitted a New Drug Application, or NDA, or a Biologics License Application, or BLA, to the U.S. FDA or similar drug approval filings to comparable foreign authorities.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of subsequent clinical trials. We have a limited operating history and to date have not demonstrated our ability to complete large scale pivotal clinical trials.

Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. In addition to the safety and efficacy traits of any product candidate, clinical trial failures may result from a multitude of factors including flaws in trial design, dose selection, placebo effect and patient enrollment criteria. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Based upon negative or inconclusive results, we or any potential future collaborator may decide, or regulators may require us, to conduct additional clinical trials or preclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. Our future clinical trials may not be successful.

If any product candidate is found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for it and our business may be materially harmed. For example, if the results of our ongoing pivotal studies for varlitinib in biliary tract cancer and gastric cancer, our planned Phase 2 clinical trial of varlitinib in colorectal cancer, our ongoing Phase 2 clinical trial of ASLAN003 in AML, our planned Phase 1 clinical trial of ASLAN004 in severe atopic dermatitis and asthma, or any other clinical trials for these product candidates demonstrate unexpected safety findings or do not achieve the primary efficacy endpoints, the prospects for approval of these product candidates, as well the price of our ADSs and ordinary shares and our ability to create shareholder value would be materially and adversely affected.

In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in composition of the patient populations, adherence to the dosing regimen and other trial protocols and the dropout rate among clinical trial participants. For example, we could be required to use a primary endpoint in our pivotal studies that is different from endpoints in our Phase 2 clinical trials, which could result in negative or less compelling efficacy results in pivotal trials despite promising results in Phase 2 clinical trials. We do not know whether any future clinical trials we may conduct will demonstrate consistent or adequate efficacy and safety to obtain regulatory approval to market our product candidates. If we are unable to bring any of our current or future product candidates to market, our ability to create long-term shareholder value will be limited.

Delays in clinical trials are common and have many causes, and any delay could result in increased costs to us and jeopardize or delay our ability to obtain regulatory approval and commence product sales.

We may experience delays in clinical trials of our product candidates. Our planned clinical trials may not begin on time, have an effective design, enroll a sufficient number of patients, or be completed on schedule, if at all. Our clinical trials can be delayed for a variety of reasons, including:

•	inability to raise funding necessary to initiate or continue a trial;

•	delays in obtaining regulatory approval to commence a trial;

•	delays in reaching agreement with the U.S. FDA, CFDA or other regulatory authorities on final trial design;

•	imposition of a clinical hold for safety reasons or following an inspection of our clinical trial operations or trial or manufacturing sites by the U.S. FDA, CFDA or other regulatory authorities;

•	delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites;

•	delays in obtaining required institutional review board, or IRB, approval at each site;

•	delays in recruiting suitable patients to participate in a trial;

•	delays in having patients complete participation in a trial or return for post-treatment follow-up;

•	clinical sites dropping out of a trial to the detriment of enrollment;

•	time required to add new clinical sites; or

•	delays by our contract manufacturers to produce and deliver sufficient supply of clinical trial materials.

We could also experience delays if physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, the IRBs for the institutions in which such trials are being conducted, any data monitoring committee for such trial, or by the U.S. FDA, CFDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of clinical trial or manufacturing sites by the U.S. FDA, CFDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Furthermore, we rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and while we have agreements governing their committed activities, we have limited influence over their actual performance. If we experience termination of, or delays in the completion of, any clinical trial of our product candidates, the commercial prospects for our product candidates will be harmed, and our ability to generate product revenues will be delayed. In addition, any delays in completing our clinical trials will increase our costs and slow down our product development and approval process. Any of these occurrences may harm our business, prospects, financial condition and results of operations significantly. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval for our product candidates.

Because we have multiple product candidates in our clinical pipeline and are considering a variety of target indications, we may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we must focus our research and development efforts on those product candidates and specific indications that we believe are the most promising. As a result, we may forego or delay pursuit of opportunities with other product candidates or other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities.

We may in the future spend our resources on other research programs and product candidates for specific indications that ultimately do not yield any commercially viable products. For example, one component of our business strategy is to build a broad immuno-oncology portfolio based on antibodies and antibody fragments which inhibit specific immune checkpoints in ways that we believe will enable us to simultaneously target multiple pathways. However, these antibodies and antibody fragments have not been proven and we cannot assure you that they will be viable candidates for preclinical development, that we will be able to target multiple pathways simultaneously or that our estimates for the resultant pipeline will prove accurate. In addition, the costs, time and resources required to successfully move these antibodies and antibody fragments into development may be greater than our estimates. Furthermore, if we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights.

Our product candidates may cause adverse events or have other properties that could delay or prevent their regulatory approval or limit the scope of any approved label or market acceptance.

Adverse events, or AEs, caused by our product candidates or other potentially harmful characteristics of our product candidates could cause us, other reviewing entities, clinical trial sites or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval. For example, across all varlitinib clinical trials, the most commonly occurring drug-related AEs as of December 31, 2017 were fatigue (43% of patients with any grade, 6% with grade 3 or 4), nausea (43% of patients with any grade, 2% with grade 3 or 4) and diarrhea (39% of patients with any grade, 4% with grade 3 or 4). Grade refers to the severity of the AE, with grade 3 indicating a severe or medically significant but not immediately life-threatening AE, grade 4 indicating an AE with potentially life-threatening consequences, and grade 5 meaning patient death.

Patients admitted to our varlitinib clinical trials are experiencing later stages of cancer and may be in a diminished physical state prior to entering our clinical trials, which put them at increased risk of death. These patients may die while receiving our drug candidates. In such circumstances, it may not be possible to exclude with certainty a causal relationship to varlitinib. For example, across our varlitinib clinical trials, three patient deaths (grade 5) that were possibly related to the varlitinib treatment occurred. One death was related to disease progression (worsening of metastatic breast cancer), one death was related to acute kidney injury and one death was due to liver failure leading to multi-organ failure and sepsis. These deaths were reported to the appropriate regulatory authorities as “possibly related” to varlitinib because the immediate cause of the patient’s death could not be determined, and therefore, a relationship to varlitinib could not be excluded.

Serious adverse events observed in any of our clinical trials may adversely impact our ability to obtain regulatory approval for our product candidates. Further, if any of our approved products cause serious or unexpected side effects after receiving market approval, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw their approval of the product or impose restrictions on its distribution;

•	regulatory authorities may require the addition of labeling statements, such as warnings or contraindications;

•	we may be required to change the way the product is administered or conduct additional clinical studies;

•	we could be sued and held liable for harm caused to patients; or

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product candidate and could substantially increase the costs of commercializing our product candidates.

The regulatory approval processes of the U.S. FDA, CFDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

The time required to obtain approval by the U.S. FDA, CFDA and comparable foreign authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. For example, we cannot guarantee that our ongoing pivotal clinical trials of varlitinib in biliary tract cancer and gastric cancer will be sufficient to warrant accelerated approval or that our Phase 2 clinical trials of ASLAN003 in AML will be sufficient to allow subsequent development or that the U.S. FDA or comparable foreign regulatory authorities will not require additional or different clinical trials prior to subsequent development of ASLAN003 or that the required primary endpoints in subsequent pivotal trials or other clinical trials will be different than those in Phase 2 clinical trials.

Our product candidates could fail to receive regulatory approval for many reasons, including the following:

•	the U.S. FDA or comparable foreign regulatory authorities may disagree with the design, scope or implementation of our clinical trials;

•	we may be unable to demonstrate to the satisfaction of the U.S. FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

•	the results of clinical trials may not meet the level of statistical significance required by the U.S. FDA or comparable foreign regulatory authorities for approval;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	the U.S. FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

•	the data collected from clinical trials of our product candidates may not be sufficient to support the submission of an NDA, BLA or other submission or to obtain regulatory approval in the United States or elsewhere;

•	the U.S. FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the U.S. FDA or comparable foreign regulatory authorities may change significantly in a manner rendering our clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of future clinical trial results, may result in our failing to obtain regulatory approval to market our product candidates, which would harm our business, results of operations and prospects significantly.

In addition, even if we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our products, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could harm the commercial prospects for our product candidates.

We have not previously submitted an NDA, BLA or any similar drug approval filing to the U.S. FDA or any comparable foreign authority for any product candidate, and we cannot be certain that any of our product candidates will be successful in clinical trials or receive regulatory approval. Further, our product candidates may not receive regulatory approval even if they are successful in clinical trials. If we do not receive regulatory approvals for our product candidates, we may not be able to continue our operations. Even if we successfully obtain regulatory approvals to market one or more of our product candidates, our revenue will be dependent, to a significant extent, upon the size of the markets in the territories for which we gain regulatory approval. If the markets for patients or indications that we are targeting are not as significant as we estimate, we may not generate significant revenue from sales of such products, if approved.

Pharmaceutical companies in China are required to comply with extensive regulations and hold a number of permits and licenses to carry on their business. Our ability to obtain and maintain these regulatory approvals is uncertain, and future government regulation may place additional burdens on our efforts to commercialize our product candidates.

The pharmaceutical industry in China is subject to extensive government regulation and supervision. The regulatory framework addresses all aspects of operating in the pharmaceutical industry, including approval, registration, production, distribution, packaging, labelling, storage and shipment, advertising, licensing and certification requirements and procedures, periodic renewal and reassessment processes, registration of new drugs and environmental protection. In order to commercialize our product candidates and manufacture and distribute pharmaceutical products in China, we are required to:

•	obtain a pharmaceutical manufacturing permit and good manufacturing practices, or cGMP, certificate for each production facility from the CFDA and its relevant branches for trading and distribution of drugs not manufactured by the drug registration certificate holder;

•	obtain a drug registration certificate, which includes a drug approval number, from the CFDA for each drug manufactured by us;

•	obtain a pharmaceutical distribution permit and good supply practice, or GSP, certificate from the CFDA and its relevant branches; and

•	renew the pharmaceutical manufacturing permits, the pharmaceutical distribution permits, drug registration certificates, cGMP certificates and GSP certificates every five years, among other requirements.

If we are unable to obtain or renew such permits or any other permits or licenses required for our operations, will not be able to engage in the commercialization, manufacture and distribution of our product candidates and our business may be adversely affected.

The regulatory framework governing the pharmaceutical industry in China is subject to change and amendment from time to time. The Chinese government has introduced various reforms to the Chinese healthcare system in recent years and may continue to do so, with an overall objective to expand basic medical insurance coverage and improve the quality and reliability of healthcare services. The specific regulatory changes under the reform still remain uncertain. The implementing measures to be issued may not be sufficiently effective to achieve the stated goals, and as a result, we may not be able to benefit from such reform to the level we expect, if at all. Moreover, the reform could give rise to regulatory developments, such as more burdensome administrative procedures, which may have an adverse effect on our business and prospects.

Even if we obtain regulatory approval for our product candidates, we will still face extensive regulatory requirements and our products may face future development and regulatory difficulties.

Even if we obtain regulatory approval in the United States, China or other markets, the U.S. FDA, CFDA or other regulatory authorities, as applicable, may still impose significant restrictions on the indicated uses or marketing of our product candidates, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. Our product candidates, if approved, will also be subject to ongoing U.S. FDA, CFDA and/or other applicable regulatory requirements governing the labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, record-keeping and reporting of safety and other post-market information. The holder of an approved NDA or BLA is obligated to monitor and report AEs and any failure of a product to meet the specifications in the NDA or BLA, as applicable. The holder of an approved NDA or BLA must also submit new or supplemental applications and obtain U.S. FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with U.S. FDA rules and are subject to U.S. FDA review, in addition to other potentially applicable federal and state laws.

In addition, manufacturers of drug products and their facilities are subject to payment of user fees and continual review and periodic inspections by the U.S. FDA, CFDA and other regulatory authorities for compliance with current good manufacturing practices, or cGMP, and adherence to commitments made in the NDA. If we or a regulatory agency discovers previously unknown problems with a product, such as AEs of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions relative to that product or the manufacturing facility, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

If we fail to comply with applicable regulatory requirements following approval of a product candidate, a regulatory agency may:

•	issue a warning letter asserting that we are in violation of the law;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve a pending NDA or supplements to an NDA submitted by us;

•	seize product; or

•	refuse to allow us to enter into supply contracts, including government contracts.

In particular, we may seek accelerated approval from the U.S. FDA for our product candidates which will likely require a further confirmatory trial. If this confirmatory trial is not successful, we will be required to withdraw our product candidate from the U.S. market and potentially other markets. For instance, we intend to seek accelerated approval for varlitinib in second-line biliary tract cancer.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize our products and generate revenue.

In addition, if any of our product candidates are approved and we are found to have improperly promoted off-label uses of those products, we may become subject to significant liability. The U.S. FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as our product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the U.S. FDA or such other regulatory agencies as reflected in the product’s approved labeling. For example, if we receive marketing approval for varlitinib as a treatment for gastric cancer or biliary tract cancer, physicians may nevertheless use our product for their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability, which would materially adversely affect our business and financial condition.

Even if we obtain U.S. FDA approval for our product candidates in the United States, we may never obtain approval to commercialize our product candidates outside of the United States, which would limit our ability to realize their full market potential.

In order to market any products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and costs for us and require additional non-clinical studies or clinical trials which could be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. We do not have any product candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of our products will be harmed.

If we fail to develop, acquire or in-license other product candidates or products, our business and prospects will be limited.

Our long-term growth strategy is to develop, acquire or in-license and commercialize a portfolio of product candidates in addition to varlitinib and our other existing product candidates. Identifying, selecting and acquiring or licensing promising product candidates requires substantial technical, financial and human resources expertise. Efforts to do so may not result in the actual development, acquisition or license of a particular product candidate, potentially resulting in a diversion of our management’s time and the expenditure of our resources with no resulting benefit. If we are unable to add additional product candidates to our pipeline, our long-term business and prospects will be limited.

We rely on third parties to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have relied upon and plan to continue to rely upon third-party CROs to conduct our preclinical studies and clinical trials, including investigator-initiated studies sponsored by the investigator’s institution, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs are required to comply with U.S. FDA laws and regulations regarding current good clinical practice, or cGCP, which are also required by the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities in the form of International Conference on Harmonization, or ICH, guidelines for all of our products in clinical development. Regulatory authorities enforce cGCP through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fail to comply with applicable cGCP, the clinical data generated in our clinical trials may be deemed unreliable and the U.S. FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with cGCP regulations. In addition, our clinical trials must be conducted with product produced under cGMP regulations. While we have agreements governing activities of our CROs, we have limited influence over their actual performance. In addition, portions of the clinical trials for our product candidates are expected to be conducted at various locations great distances from where our principal operations are located in Singapore, which will make it more difficult for us to monitor CROs and perform visits of our clinical trial sites and will force us to rely heavily on CROs to ensure the proper and timely conduct of our clinical trials and compliance with applicable regulations, including cGCP. Failure to comply with applicable regulations in the conduct of the clinical trials for our product candidates may require us to repeat clinical trials, which would delay the regulatory approval process.

Some of our CROs have an ability to terminate their respective agreements with us if, among other reasons, it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination, if we make a general assignment for the benefit of our creditors or if we are liquidated. If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. In addition, our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our preclinical and clinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. Consequently, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase substantially and our ability to generate revenue could be delayed significantly.

Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

Risks Related to Our Business Operations and Industry

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on the principal members of our executive team listed under “Management” located elsewhere in this prospectus, the loss of whose services may adversely impact the achievement of our objectives. While we have entered into employment agreements with each of our executive officers, any of them could leave our employment at any time, subject to any applicable notice requirements. Recruiting and retaining other qualified employees for our business, including scientific and technical personnel, will also be critical to our success. Competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical companies for individuals with similar skill sets. In addition, failure to succeed in clinical studies may make it more challenging to recruit and retain qualified personnel. The inability to recruit or loss of the services of any executive or key employee might impede the progress of our development and commercialization objectives.

We will need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

As of December 31, 2017, we had 47 full-time employees. As our company matures, we expect to expand our employee base to increase our managerial, scientific, clinical, operational, financial and other resources, to add a sales and marketing function and to hire more consultants and contractors. Future growth would impose significant additional responsibilities on our management, including the need to identify, recruit, maintain, motivate and integrate additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Future growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of our existing or future product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and grow revenue could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize our product candidates, if approved, and compete effectively will depend, in part, on our ability to effectively manage any future growth.

We face potential product liability, and, if successful claims are brought against us, we may incur substantial liability.

The use of our product candidates in clinical trials and the sale of any products for which we obtain marketing approval exposes us to the risk of product liability claims. Product liability claims might be brought against us by consumers, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with our products and product candidates. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	impairment of our business reputation;

•	withdrawal of clinical trial participants;

•	costs due to related litigation;

•	distraction of management’s attention from our primary business;

•	substantial monetary awards to patients or other claimants;

•	the inability to commercialize our product candidates; and

•	decreased demand for our product candidates, if approved for commercial sale.

Our current clinical trial liability insurance coverage may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and in the future we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If and when we obtain marketing approval for our product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain product liability insurance on commercially reasonable terms or in adequate amounts. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. A successful product liability claim or series of claims brought against us could cause the price of our ADSs or ordinary shares to decline and, if judgments exceed our insurance coverage, could adversely affect our results of operations and business.

Our internal computer systems, or those of our CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our operations.

Despite the implementation of security measures, our internal computer systems and those of our CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Such events could cause interruptions of our operations. For instance, the loss of preclinical study or clinical trial data involving our product candidates could result in delays in our development and regulatory filing efforts and significantly increase our costs. In addition, theft or other exposure of data may interfere with our ability to protect our intellectual property, trade secrets, and other information critical to our operations. We can provide no assurances that certain sensitive and proprietary information relating to one or more of our product candidates has not been, or will not in the future be, compromised. There can be no assurances we will not experience unauthorized intrusions into our computer systems, or those of our CROs and other contractors and consultants, that we will successfully detect future unauthorized intrusions in a timely manner, or that future unauthorized intrusions will not result in material adverse effects on our financial condition, reputation, or business prospects.

Certain data breaches must also be reported to affected individuals and the government, and in some cases to the media, under provisions of the U.S. Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, other U.S. federal and state law, and requirements of non-U.S. jurisdictions, including the European Union Data Protection Directive, and financial penalties may also apply.

Our insurance policies may not be adequate to compensate us for the potential losses arising from breaches, failures or disruptions of our infrastructure, catastrophic events and disasters or otherwise. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and defending a suit, regardless of its merit, could be costly and divert management’s attention.

Furthermore, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Likewise, we rely on other third parties for the manufacture of our product candidates and to conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business.

In addition to in-licensing or acquiring product candidates, we may engage in future business acquisitions that could disrupt our business, cause dilution to our ADS holders and harm our financial condition and operating results.

While we currently have no specific plans to acquire any other businesses, we have, from time to time, evaluated acquisition opportunities and may, in the future, make acquisitions of, or investments in, companies that we believe have products or capabilities that are a strategic or commercial fit with our current product candidates and business or otherwise offer opportunities for our company. In connection with these acquisitions or investments, we may:

•	issue shares that would dilute our ADS holders’ percentage of ownership;

•	incur debt and assume liabilities; and

•	incur amortization expenses related to intangible assets or incur large write-offs.

We also may be unable to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete an acquisition, we cannot assure you that it will ultimately strengthen our competitive position or that it will not be viewed negatively by customers, financial markets or investors. Further, future acquisitions could also pose numerous additional risks to our operations, including:

•	problems integrating the purchased business, products or technologies;

•	increases to our expenses;

•	the failure to have discovered undisclosed liabilities of the acquired asset or company;

•	diversion of management’s attention from their day-to-day responsibilities;

•	harm to our operating results or financial condition;

•	entrance into markets in which we have limited or no prior experience; and

•	potential loss of key employees, particularly those of the acquired entity.

We may not be able to complete one or more acquisitions or effectively integrate the operations, products or personnel gained through any such acquisition without a material adverse effect on our business, financial condition and results of operations.

Our Asia development platform is unproven and may not result in the competitive advantages we anticipate.

We have built a development platform centered in Asia that is designed to enable us to accelerate the development of drugs which target Asia prevalent diseases and which we believe can generate data suitable for submission to regulators in the United States, Europe, China and Japan. Although data collected in Asia from the varlitinib biliary tract cancer clinical trial as well as other varlitinib clinical data have been submitted to a number of regulatory authorities, including the U.S. FDA, the CFDA, the Pharmaceutical and Medical Devices Agency, or PMDA, the Health Sciences Authority in Singapore, the Taiwan Food and Drug Administration and the Ministry of Food and Drug Safety in South Korea, and after reviewing the data these health authorities have each agreed to include patients from their respective countries in the varlitinib biliary tract cancer clinical trials, we cannot guarantee this result will hold true in the future. Regulatory authorities could potentially reject Asia data if they believe that the Asian disease population is substantially different from the disease population in their particular country. However, in the case of the U.S. FDA, we have mutually agreed that 20% of the patients in the varlitinib pivotal study will be from the United States and that this number of U.S. patients is sufficient to support conditional approval. Furthermore, while we have shown in certain cases that the pharmacokinetics in Asian and Caucasian patients are similar, we cannot guarantee that this will hold true more generally or in the future, or with respect to other ethnicities. While we believe our platform in Asia offers us an opportunity to accelerate the development of novel therapies in diseases where either the diseases are more prevalent or the availability of suitable patients in clinical trials is greater, an Asia-focused development platform is a relatively novel approach to drug development and has not yet resulted in a proven track record of accelerated development or regulatory approval.

Furthermore, drug development focused in Asia may be subject to a number of risks and uncertainties. We cannot assure you that governments of Asian countries will not enact regulations or incentives that favor local pharmaceutical companies over foreign-owned pharmaceutical companies. Any developments in Asia that make clinical development costlier or more time-consuming could delay our development timelines and materially harm our business and results of operations.

Our operations across Asia could be subject to natural disasters, health epidemics and other business disruptions, which could have a material adverse effect on our business, results of operation and financial condition.

Our operations, and in particular our clinical trials, are being conducted across areas of Asia that may be prone to natural disasters, such as earthquakes, cyclones, monsoons and floods, which could cause interruptions to our operations. In addition, the areas in which our clinical trials could be adversely affected by the outbreak of influenza A (H1N1), avian influenza (H7N9), severe acute respiratory syndrome (SARS) or other pandemics. Any occurrence of these natural disasters or pandemic diseases or other adverse public health developments in the areas in which we operate our clinical trials could disrupt or delay our business operations or clinical development, which could materially adversely affect our business.

Our business is subject to economic, political, regulatory and other risks associated with international operations.

As a company based in Singapore with an Asia based development platform, our business is subject to risks associated with conducting business outside of the United States. Many of our suppliers and collaborative and clinical trial relationships are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

•	economic weakness, including inflation, or political instability;

•	differing and changing regulatory requirements for drug approvals;

•	differing jurisdictions could present different issues for securing, maintaining or obtaining freedom to operate in such jurisdictions;

•	potentially reduced protection for intellectual property rights;

•	difficulties in compliance with local laws and regulations;

•	changes in local regulations and customs, tariffs and trade barriers;

•	changes in currency exchange rates, including the Singapore dollar, and currency controls;

•	changes in a specific country’s or region’s political or economic environment;

•	the relationship between Singapore and other countries, including China;

•	trade protection measures, import or export licensing requirements or other restrictive actions;

•	differing reimbursement regimes and price controls;

•	negative consequences from changes in tax laws;

•	compliance with tax, employment, immigration and labor laws for employees;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	difficulties associated with staffing and managing international operations, including differing labor relations;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities; and

•	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including typhoons, floods and fires.

More specifically, the economy in Asia differs from most developed markets in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, government policy on public order and allocation of resources. In some of the Asian markets, governments continue to play a significant role in regulating industry development by imposing industrial policies. Moreover, some local governments also exercise significant control over the economic growth and public order in their respective jurisdictions through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policies, and providing preferential treatment to particular industries or companies. In addition, some Asian markets have experienced, and may in the future experience, political instability, including strikes, demonstrations, protests, marches, coups d’état, guerilla activity or other types of civil disorder. These instabilities and any adverse changes in the political environment could increase our costs, increase our exposure to legal and business risks, or disrupt our clinical operations.

Risks Related to Our Intellectual Property

If we are unable to obtain or protect intellectual property rights related to our current product candidates or any future product candidates which we may develop, we may not be able to compete effectively in our market.

We rely upon a combination of patents, trade secret protection, confidentiality agreements and proprietary know-how, and intend to seek marketing exclusivity for any approved product, in order to protect the intellectual property related to product candidates. The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we own or in-license may fail to result in issued patents with claims that cover our product candidates in the United States or in other foreign countries for a number of reasons, including because of a finding of lack of novelty or that the claimed inventions are already in the public domain. If this were to occur, early generic competition could be expected against our product candidates. Even if patents do successfully issue, third parties may challenge their validity, enforceability or scope, which may result in such patents being invalidated or deemed as not infringing. Also, a third party may challenge our ownership of patents and patent applications assigned to us, or may challenge our exclusive rights to patents and patent applications that we license from third parties. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. If the patent applications we hold with respect to our other product candidates fail to issue or if their breadth or strength of protection is threatened, it could dissuade companies from collaborating with us to develop them, and threaten our ability to commercialize any resulting products. We cannot offer any assurances about which, if any, applications will issue as patents or whether any issued patents will be found not invalid and not unenforceable or will go unthreatened by third parties. Further, if we encounter delays in regulatory approvals, the period of time during which we could market our product candidates under patent protection could be reduced. Furthermore, patent applications by third parties can result in an interference proceeding in the United States being invoked by a third party or instituted by us to determine who was the first to invent any of the subject matter covered by the patent claims of our applications or patents.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our drug development process that involve proprietary know-how, information or technology that is not covered by patents. Although we generally require all of our employees to assign their inventions to us, and all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, we cannot provide any assurances that all such agreements have been duly executed or that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. If we are unable to prevent material disclosure of the non-patented intellectual property related to our technologies to third parties, and there is no guarantee that we will have any such enforceable trade secret protection, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition.

We may not be able to protect our intellectual property and proprietary rights throughout the world.

Filing, prosecuting, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but enforcement is not as strong as that in the United States. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Several countries have compulsory licensing laws under which, in certain circumstances, a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.

In China, the validity, enforceability and scope of protection available under the relevant intellectual property laws are uncertain and still evolving. Implementation and enforcement of Chinese intellectual property-related laws have historically been inconsistent. Accordingly, intellectual property and confidentiality legal regimes in China may not afford protection to the same extent as in the United States or other countries. Policing unauthorized use of proprietary technology is difficult and expensive, and we may need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. The experience and capabilities of Chinese courts in handling intellectual property litigation varies, and outcomes are unpredictable. Further, such litigation may require a significant expenditure of cash and may divert management’s attention from our operations, which could harm our business, financial condition and results of operations. An adverse determination in any such litigation could materially impair our intellectual property rights and may harm our business, prospects and reputation in China.

If we fail to comply with our obligations in the agreements under which we license rights to technology from third parties, or if the license agreements are terminated for other reasons, we could lose license rights that are important to our business.

We are a party to a number of technology licenses that are important to our business and expect to enter into additional licenses in the future. For example, our rights to varlitinib are the subject of an exclusive license agreement with Array. If we fail to comply with our obligations under our agreement with Array (including, among other things, if we fail to use commercially reasonable efforts to develop and commercialize varlitinib) or our other license agreements, or we are subject to insolvency or liquidation, the licensor may have the right to terminate the license. In addition, under our agreement with Array, in the event of a change of control, we may be required to make additional payment to Array if the change of control meets specified conditions. In the event that any of our important technology licenses were to be terminated by the licensor, we would likely cease further development of the related program. See “Business—License and Collaboration Agreements” for a description of our license agreements, which includes a description of the termination provisions of these agreements.

We are generally also subject to all of the same risks with respect to protection of intellectual property that we license, as we are for intellectual property that we own, which are described elsewhere under “Risks Related to Our Intellectual Property.” If we or our licensors fail to adequately protect this intellectual property, our ability to commercialize products could suffer.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter party reexamination proceedings before the U.S. Patent and Trademark Office, or the USPTO. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we and our collaborators are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our product candidates, any drug substance formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtain a license under the applicable patents, or until such patents are invalidated or expire. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations or methods of use, the holders of any such patent may be able to block our ability to develop and commercialize the applicable product candidate formulation or use unless we obtain a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may request and/or obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products or manufacturing processes, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research, manufacture clinical trial supplies or allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly. We cannot provide any assurances that third-party patents do not exist which might be enforced against our products, resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our collaborators or licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our ADSs.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can (i) result in abandonment or lapse of, or (ii) otherwise affect the patentability of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or our licensors that control the prosecution and maintenance of our licensed patents fail to maintain the patents and patent applications covering our product candidates, our competitors might be able to enter the market, which would have a material adverse effect on our business.

In addition, as licensees we may not be responsible for or have control over the prosecution or enforceability of our licensed patents. In such cases, we have to rely on the licensor to comply with the requisite obligations of the patent offices, including the duty of disclosure, filing assignments, etc. We cannot guarantee that all of these duties have been or will be complied with. As licensees, we may not be in a position to assess if these duties have been complied with or have the ability to complete these duties on behalf of the licensor. Failure to comply with such duties may affect the enforceability of the patent rights.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees.

Although we have obtained orphan drug designation for varlitinib in gastric cancer and cholangiocarcinoma, a form of biliary tract cancer, in the United States, we may not be able to obtain or maintain the benefits associated with orphan drug status, including market exclusivity.

Regulatory authorities in some jurisdictions, including the United States and the European Union, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the U.S. FDA may designate a drug as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States. We have obtained orphan drug designation for varlitinib in gastric cancer and cholangiocarcinoma from the U.S. FDA, as well as for varlitinib in biliary tract cancer from the Ministry of Food and Drug Safety in South Korea. Generally, if a drug with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the drug may be entitled to a period of marketing exclusivity, which precludes the U.S. FDA from approving another marketing application for the same molecule for the same indication for that time period. We can provide no assurance that another drug will not receive marketing approval prior to our product candidates. The applicable period is seven years in the United States and ten years in Japan and the European Union. The exclusivity period in the European Union can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified. Orphan drug exclusivity may be lost if the U.S. FDA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition. In addition, even after a drug is granted orphan exclusivity and approved, the U.S. FDA can subsequently approve another drug for the same condition before the expiration of the seven year exclusivity period if the U.S. FDA, concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care.

If our trademarks and tradenames are not adequately protected, then we may not be able to build name recognition in our markets and our business may be adversely affected.

We have registered or applied to register certain trademarks to protect our company name and plan to apply to register trademarks to cover product names in the future once our product candidates are closer to commercialization. We cannot assure you that our trademark applications will be approved or that we will seek registered trademark protection for each of our product names in each jurisdiction in which we operate. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in proceedings before the USPTO and in proceedings before comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources toward advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks or that we will have adequate resources to enforce our trademarks.

Risks Related to Commercialization of Our Product Candidates

Our commercial success depends upon attaining significant market acceptance of our product candidates, if approved, among physicians, healthcare payors, patients and the medical community.

Even if we obtain regulatory approval for our product candidates, the product may not gain market acceptance among physicians, healthcare payors, patients and the medical community, which is critical to commercial success. Market acceptance of any product candidate for which we receive approval depends on a number of factors, including:

•	the efficacy and safety as demonstrated in clinical trials;

•	the timing of market introduction of the product candidate as well as competitive products;

•	the clinical indications for which the product candidate is approved;

•	acceptance by physicians, the medical community and patients of the product candidate as a safe and effective treatment and also the willingness of physicians to prescribe a drug based on an active pharmaceutical ingredient, or API, that is less familiar to them than other drug APIs;

•	the convenience of prescribing and initiating patients on the product candidate;

•	the potential and perceived advantages of such product candidate over alternative treatments;

•	the cost of treatment in relation to alternative treatments, including any similar generic treatments;

•	favorable pricing and the availability of coverage and adequate reimbursement by third-party payors and government authorities;

•	relative convenience and ease of administration;

•	the prevalence and severity of adverse side effects; and

•	the effectiveness of sales and marketing efforts.

If our product candidates are approved but fail to achieve an adequate level of acceptance by physicians, healthcare payors, patients and the medical community, we will not be able to generate significant revenue, and we may not become or remain profitable. In addition, even if any of our product candidates gain acceptance, the markets for the treatment of patients with our target indications may not be as significant as we estimate.

Our organization has no prior sales and marketing experience and resources.

We plan to start building a targeted commercial organization in 2018 in anticipation of the potential regulatory approval of varlitinib for biliary tract cancer and gastric cancer. We have never, as an organization, commercialized a product and there is no guarantee that we will be able to do so successfully. We will need to establish a commercial team and hire sales forces in the geographies where we are permitted and intend to market our drugs. We will also need to develop a marketing team and strategy in order to successfully market and sell our product candidates, which will require significant time and resources and the development of our ability to market and sell our product and generate revenues from our product candidates may be delayed or limited. We cannot assure you that our sales efforts will be effective or produce the results we expect. We will be competing with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel. Further, we may face difficulties or delays in obtaining and maintaining the required licenses and permits to sell our product candidates in individual states and jurisdictions. If our commercialization of varlitinib or our other product candidates is unsuccessful or perceived as disappointing, the price of our ADSs could decline significantly and the long-term success of the product and our company could be harmed.

We may also seek to establish collaborations with pharmaceutical companies to maximize the potential of our products in other markets, and we may not be successful in establishing development and commercialization collaborations which could adversely affect, and potentially prohibit, our ability to develop our product candidates.

If our planned targeted commercial organization in the United States and selected Asian markets is not as successful as we anticipate, we may be unable to generate any revenue.

Although we intend to start building a targeted commercial organization in the future, we currently have no such organization or capabilities, and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any products that may be approved, we must build sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. We may enter into strategic partnerships with third parties to commercialize our product candidates.

Part of our business strategy is to establish collaborative relationships to commercialize and fund development and approval of certain of our product candidates, in particular ASLAN004. We may not succeed in establishing and maintaining collaborative relationships, which may significantly limit our ability to develop and commercialize products, including ASLAN004, for which we pursue this commercialization strategy.

We will need to establish and maintain successful collaborative relationships to obtain sales, marketing and distribution capabilities for the product candidates we do not intend to commercialize ourselves, in particular ASLAN004. The process of establishing and maintaining collaborative relationships is difficult, time-consuming and involves significant uncertainty, including:

•	we may have limited control over the decisions of any partners and they may change the priority of any programs in a manner that would result in termination or significant delays to a partnered program;

•	our ability to generate future payments and royalties from any partners will depend upon the ability of a partner to obtain regulatory approvals and achieve market acceptance of products developed from our product candidates;

•	a partner may fail to properly initiate, maintain or defend our intellectual property rights, where applicable, or a party may use our proprietary information in such a way as to invite litigation that could jeopardize or potentially invalidate our proprietary information or expose us to potential liability;

•	a partner may not devote sufficient capital or resources towards our product candidates; and,

•	a partner may not comply with applicable government regulatory requirements necessary to successfully market and sell our products.

If any collaborator fails to fulfill its responsibilities in a timely manner, or at all, any clinical development, manufacturing or commercialization efforts pursuant to that collaboration could be delayed or terminated, or it may be necessary for us to assume responsibility for expenses or activities that would otherwise have been the responsibility of our collaborator. If we are unable to establish and maintain collaborative relationships on acceptable terms or to successfully and timely transition terminated collaborative agreements, we may have to delay or discontinue further development of one or more of our product candidates, undertake development and commercialization activities at our own expense or find alternative sources of capital.

Attempting to secure additional financing for a product candidate may also lead to the risks discussed under the risk factor titled “We will need to obtain substantial amounts of financing for our operations, and if we fail to obtain additional financing, we may be forced to delay, reduce or eliminate our product development programs or commercialization efforts” described above.

We rely completely on third parties to manufacture our preclinical and clinical drug supplies and we intend to rely on third parties to produce commercial supplies of any approved product candidate.

If we were to experience an unexpected loss of supply of our product candidates for any reason, whether as a result of manufacturing, supply or storage issues or otherwise, we could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, clinical trials. We do not currently have nor do we plan to acquire the infrastructure or capability internally to manufacture our preclinical and clinical drug supplies and we lack the resources and the capability to manufacture any of our product candidates on a clinical or commercial scale. The facilities used by our contract manufacturers or other third-party manufacturers to manufacture our product candidates must be approved by the U.S. FDA, CFDA or other regulators pursuant to inspections. While we work closely with our third-party manufacturers on the manufacturing process for our product candidates, including quality audits, we generally do not control the implementation of the manufacturing process of, and are completely dependent on, our contract manufacturers or other third-party manufacturers for compliance with cGMP regulatory requirements and for manufacture of both active drug substances and finished drug products. If our contract manufacturers or other third-party manufacturers cannot successfully manufacture material that conforms to applicable specifications and the strict regulatory requirements of the U.S. FDA, CFDA or other regulators, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers or other third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the U.S. FDA, CFDA or other regulators do not approve these facilities for the manufacture of our product candidates or if they withdraw any such approval in the future, we may need to find alternative manufacturing facilities, which could take several years and would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

We rely on our manufacturers to purchase from third-party suppliers the materials necessary to produce our product candidates for our clinical trials. There are a limited number of suppliers for raw materials that we use to manufacture our product candidates and there may be a need to assess alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce our product candidates for our clinical trials, and if approved, for commercial sale. We do not have any control over the process or timing of the acquisition of these raw materials by our manufacturers. Although we generally do not begin a clinical trial unless we believe we have a sufficient supply of a product candidate to complete the clinical trial, any significant delay in the supply of a product candidate, or the raw material components thereof, for an ongoing clinical trial due to the need to replace a contract manufacturer or other third-party manufacturer could considerably delay completion of our clinical trials, product testing and potential regulatory approval of our product candidates. If our manufacturers or we are unable to purchase these raw materials after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenue from the sale of our product candidates.

We expect to continue to depend on contract manufacturers or other third-party manufacturers for the foreseeable future, and our requirements for and dependence upon these third-party manufacturers will increase when and if one or more of our product candidates is approved and commercialized. Other than Sterling Pharma Solutions, we have not entered into long-term commercial supply agreements with our current contract manufacturers or with any alternate fill/finish suppliers. Although we intend to do so prior to any commercial launch of our product candidates, if approved by the U.S. FDA, in order to ensure that we maintain adequate supplies of finished drug product, we may be unable to enter into such an agreement or do so on commercially reasonable terms, which could have a material adverse impact upon our business, including delaying a product launch or subjecting our commercialization efforts to significant supply risk. Even if we are able to enter into long-term agreements with manufacturers for commercial supply on reasonable terms, we may be unable to do so with sufficient time prior to the launch of our product candidates, which would expose us to substantial supply risk and potentially jeopardize our launch. See “Business—Manufacturing” for additional information.

Manufacturing issues may arise that could increase product and regulatory approval costs or delay commercialization.

As we scale up manufacturing of our product candidates and conduct required stability testing, product, packaging, equipment and process-related issues may require refinement or resolution in order to proceed with our planned clinical trials and obtain regulatory approval for commercial marketing. In the future, we may identify impurities, which could result in increased scrutiny by the regulatory agencies, delays in our clinical program and regulatory approval, increases in our operating expenses, or failure to obtain or maintain approval for our product candidates.

Guidelines and recommendations published by various organizations can reduce the use of our product candidates.

Government agencies promulgate regulations and guidelines directly applicable to us and to our product candidates. In addition, professional societies, such as practice management groups, private health and science foundations and organizations involved in various diseases from time to time may also publish guidelines or recommendations to the healthcare and patient communities. Recommendations of government agencies or these other groups or organizations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines suggesting the reduced use of our product candidates or the use of competitive or alternative products as the standard of care to be followed by patients and healthcare providers could result in decreased use of our product candidates.

We face significant competition from other biopharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

Our industry is intensely competitive and subject to rapid and significant technological change. While we believe that our Asia based development platform, knowledge, experience and scientific resources provide us with competitive advantages, we face substantial competition from multinational pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies, universities and other research institutions worldwide. For example, there are several targeted therapies currently in clinical development targeting specific subsets of biliary tract cancer, including ivosidenib being developed by Agios Pharmaceuticals, Inc., ARQ087 being developed by Arqule, Inc. and lenvatinib being developed by Eisai Inc. In addition, trastuzumab is approved in combination with chemotherapy for the treatment of first-line HER2-positive metastatic gastric cancer and there are other drugs approved for later lines of treatment including Eli Lilly and Company’s ramucirumab and Merck & Co., Inc.’s pembrolizumab. There are several other drugs in clinical development for first-line gastric cancer, including BMS’ nivolumab and pembrolizumab. Puma Biotechnology, Inc.’s neratinib is approved in adjuvant breast cancer, but is not currently being developed in gastric cancer or biliary tract cancer.

Many of our competitors have significantly greater financial, clinical and human resources. Additionally, small and early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. As a result, our competitors may discover, develop, license or commercialize products before or more successfully than we do. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis drug products or drug delivery technologies that are more effective or less costly than our product candidates that we are currently developing or that we may develop.

We believe that our ability to successfully compete will depend on, among other things:

•	the efficacy and safety of our product candidates, including as relative to marketed products and product candidates in development by third parties;

•	the time it takes for our product candidates to complete clinical development and receive marketing approval;

•	the ability to commercialize and market any of our product candidates that receive regulatory approval;

•	the price of our products;

•	whether coverage and adequate levels of reimbursement are available under private and governmental health insurance plans, including Medicare;

•	the ability to protect intellectual property rights related to our product candidates;

•	the ability to manufacture on a cost-effective basis and sell commercial quantities of any of our product candidates that receive regulatory approval; and

•	acceptance of any of our product candidates that receive regulatory approval by physicians and other healthcare providers.

If our competitors market products that are more effective, safer or less expensive than our future products, if any, or that reach the market sooner than our future products, if any, we may not achieve commercial success. Because we have limited research and development capabilities, it may be difficult for us to stay abreast of the rapid changes in technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

Price controls may adversely affect our future profitability.

In certain countries, prescription drug pricing and reimbursement is subject to governmental control. In those countries that impose price controls, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we or our strategic partners may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidates to other available therapies.

Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In certain markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we or our strategic partners might obtain marketing approval for a product candidate in a particular country, but then be subject to price regulations that delay commercial launch of the product candidate, possibly for lengthy time periods, and negatively impact the revenue that we generate from the sale of the product in that country. If reimbursement of such product candidates is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, or if there is competition from lower priced cross-border sales, our profitability will be negatively affected.

Legislative or regulatory healthcare reforms may make it more difficult and costly for us to obtain regulatory clearance or approval of our product candidates and to produce, market and distribute our products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced that could significantly change the statutory provisions governing the regulatory clearance or approval, manufacture and marketing of regulated products or the reimbursement thereof. In addition, U.S. FDA regulations and guidance are often revised or reinterpreted by the U.S. FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of our product candidates. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

•	changes to manufacturing methods;

•	change in clinical trial design, including additional treatment arm (control);

•	recall, replacement or discontinuance of one or more of our products; and

•	additional recordkeeping.

Each of these would likely entail substantial time and cost and could harm our business and our financial results.

In addition, in the United States, there have been a number of legislative and regulatory proposals to change the health care system in ways that could affect our ability to sell our products profitably. The pharmaceutical industry in the United States, as an example, has been affected by the passage of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, collectively PPACA, which, among other things, imposed new fees on entities that manufacture or import certain branded prescription drugs and expanded pharmaceutical manufacturer obligations to provide discounts and rebates to certain government programs. Since its enactment, there have been judicial and Congressional challenges to certain aspects of PPACA, as well as recent efforts by the Trump administration to repeal or replace certain aspects of PPACA. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of PPACA or otherwise circumvent some of the requirements for health insurance mandated by PPACA. In addition, The Centers for Medicare and Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, has recently proposed regulations that would give states greater flexibility in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the PPACA marketplaces. Further, Congress has considered legislation that would repeal or repeal and replace all or part of the PPACA. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the PPACA have been signed into law. The Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the PPACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain PPACA-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. Further, the Bipartisan Budget Act of 2018, or the BBA, among other things, amends the PPACA, effective January 1, 2019, to increase from 50 percent to 70 percent the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” Congress will likely consider other legislation to repeal or repeal and replace other elements of PPACA. We continue to evaluate the effect that PPACA and its possible repeal and replacement has on our business. It is uncertain the extent to which any such changes may impact our business or financial condition.

Further, there has been particular and increasing legislative and enforcement interest in the United States with respect to drug pricing practices in recent years, particularly with respect to drugs that have been subject to relatively large price increases over relatively short time periods. There have been several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At the federal level, the Trump administration’s budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. While any proposed measures will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

In the future, there will likely continue to be proposals relating to the reform of the U.S. healthcare system, some of which could further limit coverage and reimbursement of drug products, including our product candidates. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. Our results of operations could be adversely affected by PPACA and by other health care reforms that may be enacted or adopted in the future.

It may be difficult for us to profitably sell any future products that may be approved if coverage and reimbursement for these products is limited by government authorities and/or third-party payor policies.

In addition to any healthcare reform measures which may affect reimbursement, market acceptance and sales of our product candidates, if approved, will depend on, in part, the extent to which our products, and the procedures which utilize our products, will be covered by third-party payors, such as government health care programs, commercial insurance and managed care organizations. These third-party payors determine the extent to which new drugs, and the procedures which utilize new drugs, will be covered as a benefit under their plans and the level of reimbursement for any covered product and procedures utilizing such products. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates, and the procedures which utilize our product candidates.

A primary trend in the healthcare industry has been cost containment, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products and/or biosimilars. Third- party payors decide which drugs, and procedures using such drugs, they will pay for and establish reimbursement and co-payment levels. Government and other third-party payors are increasingly challenging the prices charged for health care products and services, examining the cost effectiveness of drugs in addition to their safety and efficacy, and limiting or attempting to limit both coverage and the level of reimbursement for prescription drugs and the procedures which utilize prescription drugs. We cannot be sure that coverage will be available for our product candidates, and the procedures which utilize our product candidates, if approved, or, if coverage is available, the level of reimbursement.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products, and the procedures which utilize such products. In the United States, the principal decisions about reimbursement for new medicines, and the procedures which utilize new medicines, are typically made by CMS, as CMS decides whether and to what extent a new medicine, and procedures which utilize a new medicine, will be covered and reimbursed under Medicare. Private payors may follow CMS, but have their own methods and approval processes for determining reimbursement for new medicines, and the procedures that utilize new medicines. It is difficult to predict what CMS or other payors will decide with respect to reimbursement for fundamentally novel products such as ours, as there is no body of established practices and precedents for these new products.

Reimbursement may impact the demand for, and/or the price of, any product for which we obtain marketing approval. Assuming we obtain coverage for a given product, or a procedure which utilizes a given product, by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. Patients who are prescribed medications and procedures for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with those prescription drugs and procedures. Patients are unlikely to use our products, or agree to procedures utilizing our products, unless coverage is provided and reimbursement is adequate to cover all or a significant portion of the associated costs. Therefore, coverage and adequate reimbursement is critical to new product acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new drug products when more established or lower cost therapeutic alternatives are already available or subsequently become available. There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and the procedures which utilize newly approved drugs, and coverage may be more limited than the purposes for which such drug is approved by the U.S. FDA or comparable foreign regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution.

We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs, medical devices and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the successful commercialization of new products. Further, the adoption and implementation of any future governmental cost containment or other health reform initiative may result in additional downward pressure on the price that we may receive for any approved product.

Reimbursement by a third-party payor may depend upon a number of factors including the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining coverage and reimbursement approval for a product, or a procedure which utilizes a product, from a government or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of our products, and the procedures which utilize our products, to the payor. Further, no uniform policy requirement for coverage and reimbursement for drug products, and procedures which utilize drug products, exists among third-party payors in the United States. Therefore, coverage and reimbursement for drug products, and the procedures which utilize drug products, can differ significantly from payor to payor. As a result, the coverage determination process may require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. We may not be able to provide data sufficient to gain acceptance with respect to coverage and/or sufficient reimbursement levels. We cannot be sure that coverage or adequate reimbursement will be available for our product candidates, or the procedures which utilize our product candidates, if approved. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our future products. If reimbursement is not available, or is available only to limited levels, we may not be able to commercialize our product candidates, or achieve profitably at all, even if approved.

Reimbursement may not be immediately available for our product candidates in China, which could diminish our sales or affect our profitability.

In China, the Ministry of Human Resources and Social Security of China or provincial or local human resources and social security authorities, together with other government authorities, review the inclusion or removal of drugs from China’s National Drug Catalog for Basic Medical Insurance, Work-related Injury Insurance and Maternity Insurance, or the National Reimbursement Drug List, or the NRDL, or provincial or local medical insurance catalogues for the National Medical Insurance Program regularly, and the tier under which a drug will be classified, both of which affect the amounts reimbursable to program participants for their purchases of those drugs. These determinations are made based on a number of factors, including price and efficacy.

In February 2017, the Ministry of Human Resources and Social Security of China released a new edition of the NRDL. Prior to this, the last update of the NRDL occurred in 2009. Given the period of time between updates, it may take several years following approval of our product candidates to be included in the NRDL, if ever.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

If we obtain U.S. FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations will be directly or indirectly through our relationships with healthcare providers, patients and other persons and entities, subject to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we research, market, sell and distribute our products. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

The U.S. Anti-Kickback Statute prohibits, among other things, any person or entity from knowingly and willfully offering, paying, soliciting, receiving or providing any remuneration, directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any item or service reimbursable, in whole or in part, under Medicare, Medicaid or other U.S. federal healthcare programs. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution.

The U.S. federal false claims and civil monetary penalties laws, including the False Claims Act, or FCA, which prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false, fictitious or fraudulent claim for payment to, or approval by, the U.S. federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the U.S. federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. In addition, manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery. FCA liability is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties per false claim or statement. Government enforcement agencies and private whistleblowers have investigated pharmaceutical companies for or asserted liability under the FCA for a variety of alleged promotional and marketing activities, such as providing free product to customers with the expectation that the customers would bill federal programs for the product; providing consulting fees and other benefits to physicians to induce them to prescribe products; engaging in promotion for “off-label” uses; and submitting inflated best price information to the Medicaid Rebate Program.

HIPAA prohibits, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

The Physician Payments Sunshine Act, enacted as part of PPACA, imposes, among other things, annual reporting requirements for covered manufacturers for certain payments and “transfers of value” provided to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

HIPAA, as amended by HITECH, and their respective implementing regulations, impose, among other things, specified requirements relating to the privacy, security and transmission of individually identifiable health information held by covered entities, which include certain healthcare providers, health plans and healthcare clearinghouses, and their business associates, which include individuals or entities that perform services for covered entities that involve the creation, use, maintenance or disclosure of, individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in U.S. federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Many U.S. states and other foreign jurisdictions have analogous laws and regulations, such as state anti-kickback and false claims laws, that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers. In addition, certain states require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and certain states and local jurisdictions require the registration of pharmaceutical sales representatives. Further, there are state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws. For example, recent health care reform legislation, has among other things, amended the intent requirement of the U.S. Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. Moreover, recent health care reform legislation provides that the government may assert that a claim including items or services resulting from a violation of the U.S. Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA.

Ensuring that our business arrangements with third parties comply with applicable healthcare laws and regulations will likely be costly. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations were found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, possible exclusion from government funded healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and curtailment of our operations, any of which could substantially disrupt our operations. If the physicians or other providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws with respect to our operations and non-compliance with such laws can subject us to criminal and/or civil liability and harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and possibly other state and national anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, third-party intermediaries, joint venture partners and collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We engage third party investigators, CROs, and other consultants to design and perform preclinical studies of our product candidates, and will do the same for any clinical trials. Also, once a product candidate has been approved and commercialized, we may engage third party intermediaries to promote and sell our products abroad and/or to obtain necessary permits, licenses, and other regulatory approvals. We or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, collaborators, partners, and agents, even if we do not explicitly authorize or have actual knowledge of such activities.

Noncompliance with anti-corruption and anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas, investigations, or other enforcement actions are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In certain cases, enforcement authorities may even cause us to appoint an independent compliance monitor which can result in added costs and administrative burdens.

The incidence and prevalence for target patient populations of our product candidates are based on estimates and third-party sources. If the market opportunities for our product candidates are smaller than we estimate or if any approval that we obtain is based on a narrower definition of the patient population, our revenue and ability to achieve profitability might be materially and adversely affected.

Periodically, we make estimates regarding the incidence and prevalence of target patient populations for particular diseases based on various third-party sources and internally generated analysis and use such estimates in making decisions regarding our drug development strategy, including acquiring or in-licensing product candidates and determining indications on which to focus in preclinical or clinical trials.

These estimates may be inaccurate or based on imprecise data. For example, the total addressable market opportunity will depend on, among other things, acceptance of our drugs by the medical community and patient access, drug pricing and reimbursement. The number of patients in the addressable markets may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our drugs, or new patients may become increasingly difficult to identify or gain access to, all of which may significantly harm our business, financial condition, results of operations and prospects.

Risks Related to our ADSs and This Offering

The price of our ADSs may be volatile and may fluctuate due to factors beyond our control.

The trading market for publicly traded emerging biopharmaceutical and drug discovery and development companies has been highly volatile and is likely to remain highly volatile in the future. The market price of our ADSs may fluctuate significantly due to a variety of factors, including:

•	positive or negative results from, or delays in, testing and clinical trials by us, collaborators or competitors;

•	technological innovations or commercial product introductions by us or competitors;

•	changes in government regulations;

•	developments concerning proprietary rights, including patents and litigation matters;

•	public concern relating to the commercial value or safety of our product candidates;

•	financing, collaborations or other corporate transactions;

•	publication of research reports or comments by securities or industry analysts;

•	general market conditions in the pharmaceutical industry or in the economy as a whole;

•	the loss of any of our key scientific or senior management personnel;

•	the perceived values of our ordinary shares trading on the TPEx and our ADSs relative to one another;

•	sales of our ADSs or ordinary shares by us, our senior management and board members or holders of our ADSs or our ordinary shares in the future; or

•	other events and factors, many of which are beyond our control.

These and other market and industry factors may cause the market price and demand for our ADSs to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their ADSs and may otherwise negatively affect the liquidity of our ADSs. In addition, the stock market in general, and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. In the past, when the market price of a security has been volatile, holders of that security have sometimes instituted securities class action litigation against the issuer. If any of the holders of our ADSs were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our senior management would be diverted from the operation of our business. Any adverse determination in litigation could also subject us to significant liabilities.

There has been no public market for our ADSs prior to this offering, and an active market may not develop in which investors can resell our ADSs.

Prior to this offering, there has been no public market for our ADSs. We cannot predict the extent to which an active market for our ADSs will develop or be sustained after this offering, or how the development of such a market might affect the market price for our ADSs. The initial public offering price of our ADSs in this offering has been agreed upon between us and the underwriters based on a number of factors, including the trading price of our ordinary shares on the TPEx as of the date of this prospectus, as well as certain market conditions in effect at the time of this offering, which may not be indicative of the price at which our ADSs will trade following completion of this offering. Investors may not be able to sell their ADSs at or above the initial public offering price. In addition, investors may not be able to successfully withdraw the underlying ordinary shares of our ADSs for the reasons discussed under the risk factor titled “You may not be able to withdraw the underlying ordinary shares of our ADSs” described below. In connection with any withdrawal of any of our ordinary shares represented by ADSs, our ADSs will be surrendered to the depositary. Unless additional ADSs are issued, the effect of such transactions will be to reduce the number of outstanding ADSs and, if a significant number of transactions are effected, to reduce the liquidity of our ADSs. See “Description of American Depositary Shares.”

Restrictions on the ability to deposit our ordinary shares into our American depositary receipt facility may adversely affect the liquidity of our ADSs.

The ability to deposit our ordinary shares into our American depositary receipt facility for the issuance of ADSs is restricted by Republic of China, or ROC, law, which may adversely affect the liquidity of our ADSs. Under current ROC law and the Deposit Agreement, no person or entity, including the holders of ADSs and us, may deposit our ordinary shares in our American depositary receipt facility for the issuance of ADRs without specific approval of the Financial Supervisory Commission, or FSC, unless:

(i)	we pay stock dividends on, or make a free distribution of, our ordinary shares;

(ii)	the ADS holder exercises pre-emptive rights in the event of capital increases for cash; or

(iii)	investors purchase our ordinary shares, directly or through the depositary, on the TPEx, and deliver our ordinary shares to the custodian for deposit into our American depositary receipt facility, or our existing shareholders deliver our ordinary shares to the custodian for deposit into our American depositary receipt facility.

With respect to (iii) above, the depositary may issue ADSs against the deposit of those shares only if the total number of ADSs outstanding following the deposit will not exceed the number of ADSs previously approved by the FSC, plus any ADSs issued pursuant to the events described in items (i) and (ii) above. Issuance of additional ADSs under item (iii) above will be permitted to the extent that a corresponding number of previous ADSs have been cancelled.

The price of our ADSs may be limited by the trading price of our ordinary shares on the TPEx.

Our ordinary shares have been listed on the TPEx since June 1, 2017 under the code “6497.” From June 1, 2017 through                     , 2018, the closing price of our ordinary shares on the TPEx ranged from NT$                 per

share to NT$                 per share (which would be approximately $                 per share to $                 per share, based on the exchange rate in effect as of                     , 2018). The TPEx sets certain limitations on the trading volatility of our ordinary shares and applicable ROC law requires the price at which our ADSs are issued in this offering to not be lower than 90% of the closing price of our ordinary shares on the pricing date of this offering or an average of closing prices a certain number of days prior to the pricing date of this offering. In addition, there is currently a ten percent limit on the daily price movement on the TPEx. As a result of these limitations, the potential increase in trading price of any ADSs that you may purchase in this offering may be materially limited based on the perceived value of our ordinary shares on the TPEx. Similarly, decreases in the trading price of our ordinary shares on the TPEx due to the perceptions of investors in that market, which may be different from your own, may impact the value of your investment.

The cross listing of our ordinary shares and our ADSs following this offering may adversely affect the liquidity and value of our ADSs.

We cannot predict the effect of this cross listing on the value of our ordinary shares and ADSs. However, the cross listing of our ordinary shares and our ADSs may dilute the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for our ADSs in the United States. The price of our ADSs could also be adversely affected by trading in our ordinary shares on the TPEx. In addition, currency fluctuations as between the New Taiwan dollar and U.S. dollar may have an adverse impact on the value of our ADSs.

We will incur increased costs as a result of operating as a public company in the United States, and our senior management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we no longer qualify as an “emerging growth company,” or EGC, we will incur significant legal, accounting and other expenses that we did not incur previously. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of The Nasdaq Stock Market LLC, or Nasdaq, and other applicable securities rules and regulations impose various requirements on non-U.S. reporting public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our senior management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified senior management personnel or members for our board of directors.

However, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we will be required to furnish a report by our senior management on our internal control over financial reporting. However, while we remain an EGC we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for eventual compliance with Section 404, once we no longer qualify as an EGC, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law, we conduct substantially all of our operations and all of our directors and executive officers reside outside of the United States.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our Fifth Amended and Restated Memorandum and Articles of Association, or our Articles, the Companies Law (2016 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. Similarly, the rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States, and some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies do not have standing to sue before the federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Although our shareholders are permitted by our Articles to request access to our books and records, our directors have discretion under our Articles to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital and Governing Documents—Material Differences in Corporate Law.”

Future sales, or the possibility of future sales, of a substantial number of our ADSs or ordinary shares could adversely affect the price of our ADSs.

Future sales of a substantial number of our ADSs or ordinary shares, or the perception that such sales will occur, could cause a decline in the market price of our ADSs. ADSs issued and sold in this offering may be resold in the U.S. public market immediately without restriction. A portion of our ordinary shares outstanding prior to the completion of this offering held by our directors, officers and other holders of an aggregate of approximately                of our ordinary shares outstanding, or         %, will be subject to the lock-up agreements described in “Ordinary Shares and ADSs Eligible for Future Sale” and “Underwriting.” If, after the end of such lock-up agreements, these shareholders sell substantial amounts of our securities in the public markets, or the market perceives that such sales may occur, the market price of our ADSs and our ability to raise capital through an issue of equity securities in the future could be adversely affected.

If you purchase ADSs in this offering, you will suffer immediate dilution of your investment.

We expect the initial public offering price of our ADSs in this offering to be substantially higher than the as adjusted net tangible book value per ADS, and per underlying ordinary share, prior to this offering. Therefore, if you purchase ADSs in this offering, you will pay a price per ADSs, and per underlying ordinary share, that substantially exceeds our net tangible book value per ADS, and per underlying ordinary share, after this offering. To the extent outstanding options are exercised for ordinary shares, you may experience further dilution. Based on the assumed initial public offering price of $        per ADS, you will experience immediate dilution of $        per ADS, representing the difference between our as adjusted net tangible book value per ADS after giving effect to this offering and the offering price. See “Dilution.”

We may sell additional equity or debt securities or enter into other financing arrangements to fund our operations, which may result in dilution to our shareholders and holders of our ADSs and impose restrictions on our business.

In order to raise additional funds to support our operations, we may sell additional equity or debt securities, which could adversely impact our existing shareholders and new investors participating in this offering, as well as our business. The sale of additional equity or debt securities, or a combination of both, would result in the issuance of additional shares capital and dilution to our shareholders and holders of our ADSs.

The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. In the event that we enter into collaborations or licensing arrangements to raise capital, we may be required to accept unfavorable terms, including relinquishing or licensing to a third party on unfavorable terms our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves or potentially reserve for future potential arrangements when we might be able to achieve more favorable terms.

Because we do not anticipate paying any cash dividends on our ADSs or ordinary shares in the foreseeable future, capital appreciation, if any, will be your sole source of potential gains and you may never receive a return on your investment.

We have not paid cash dividends in the past on our ordinary shares. We intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. As a result, capital appreciation, if any, on our ADSs or ordinary shares will be your sole source of potential gains for the foreseeable future, and you will suffer a loss on your investment if you are unable to sell your ADSs or the underlying ordinary shares at or above the price you pay for our ADSs or ordinary shares. Investors seeking cash dividends should not purchase our ADSs in this offering.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our senior management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our ADSs. The failure by our senior management to apply these funds effectively could result in financial losses, cause the price of our ADSs to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Purchasers of our ADSs may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise their right to vote.

Except as described in this prospectus, holders of our ADSs will not be able to exercise voting rights attaching to the ordinary shares represented by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the ordinary shares in the form of ADSs in accordance with the deposit agreement. Purchasers of ADSs in this offering may not receive voting materials in time to instruct the depositary to vote, and it is possible that they, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. In certain cases, the shares represented by your ADSs may be voted contrary to your instructions and you may be deemed to have instructed the depositary to give a discretionary proxy to a person we designate to vote shares represented by your ADSs in such person’s discretion. Furthermore, the depositary will not be liable for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, purchasers of ADSs in this offering may not be able to exercise voting rights and may lack recourse if their shares represented by ADSs are not voted as requested. In addition, in their capacity as ADS holders, purchasers of our ADSs will not be able to call a shareholders’ meeting.

You may not be able to withdraw the underlying ordinary shares of our ADSs.

Pursuant to ROC law, an ADS holder who is a non-ROC person wishing to withdraw and hold deposited ordinary shares from the ADS facility is required to appoint an eligible agent in the ROC for filing tax returns and making tax payments, or a Tax Guarantor. Such Tax Guarantor will be required to meet the qualifications set by the Ministry of Finance of the ROC and will act as the guarantor of the withdrawing ADS holder’s tax payment obligations. In addition, subject to certain limited exceptions, under current ROC law, repatriation of profits by a non-ROC withdrawing ADS holder is subject to the submission of evidence by the withdrawing ADS holder of the appointment of a Tax Guarantor to, and approval thereof by, the ROC tax authority and of tax clearance certificates or evidentiary documents issued by the Tax Guarantor. We cannot provide any assurances that a withdrawing ADS holder will be able to appoint and obtain approval from the tax authority in a timely manner or at all.

Pursuant to ROC law, an ADS holder who is not an ROC person or ROC entity wishing to present ADSs to the depositary for cancellation and withdrawal and holding of the Deposited Securities from the depositary receipt facility is required to register as a foreign investor with the Taiwan Stock Exchange, or TWSE, if the ADS holder has never been registered as foreign investor with the TWSE previously, for making investments in the ROC securities market prior to withdrawing and holding the underlying ordinary shares from the depositary receipts facility.

Additionally, pursuant to ROC law, such withdrawing ADS holder is required to appoint a local agent in the ROC to, on such ADS holder’s behalf, open a securities trading account with prior approval granted by the TWSE with a local securities brokerage firm (with qualification set by the FSC) and a bank account, pay ROC taxes, remit funds, exercise shareholder rights and perform such other functions as the ADS holder may designate upon such withdrawal. In addition, such withdrawing ADS holder is also required to appoint a custodian bank and open a custodian account to hold the securities and cash in safekeeping, make confirmations, settle trades and report all relevant information. Without making such appointment and the opening of such custodian account, the withdrawing ADS holder would be unable to hold or subsequently sell the deposited ordinary shares withdrawn from the ADR facility on the TPEx. The laws of the ROC applicable to the withdrawal of the underlying ordinary shares may change from time to time. We cannot provide any assurances that current law will remain in effect or that future changes of ROC law will not adversely affect the ability of ADS holders to withdraw deposited ordinary shares.

Purchasers of our ADSs may not receive distributions on our ordinary shares in the form of ADSs or any value for them if it is illegal or impractical to make them available to holders of ADSs.

The depositary for our ADSs has agreed to pay to purchasers of our ADSs the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses and certain taxes. Purchasers of our ADSs will receive these distributions in proportion to the number of our ordinary shares their ADSs represent. However, in accordance with the limitations set forth in the deposit agreement, it may be unlawful or impractical to make a distribution available to holders of ADSs. We have no obligation to take any other action to permit the distribution of our ADSs, ordinary shares, rights or anything else to holders of our ADSs. This means that purchasers of our ADSs may not receive the distributions we make on our ordinary shares or any value from them if it is unlawful or impractical to make them available to ADS holders. These restrictions may have a negative impact on the market value of our ADSs.

Purchasers of our ADSs may be subject to limitations on transfer of their ADSs.

ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason in accordance with the terms of the deposit agreement.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

Our corporate affairs are governed by our Articles and by the laws governing Cayman Islands corporations and companies engaging in drug development, marketing and sales businesses, as well as by the common law of the Cayman Islands. Certain rights and responsibilities of our shareholders, ADS holders and members of our board of directors under Cayman law are different from those that apply to a Delaware corporation. For example, Directors of Cayman Islands exempted companies are required to observe certain fiduciary duties. These duties are owed to the Cayman Islands company and include the duty to act in the best interests of the company and the shareholders as a whole. However, the fiduciary duties of a director of a Cayman Islands exempted company may not be the same as the fiduciary duty of a director of a U.S. corporation. In addition, controlling shareholders of U.S. corporations owe fiduciary duties to minority shareholders, while shareholders (including controlling shareholders) of Cayman Islands companies owe no fiduciary duties to either to the company or to other shareholders. Further, the rights of our shareholders to bring shareholders’ suits against us or our board of directors under Cayman Islands law are much more limited than those of shareholders of a U.S. corporation. For example, under Cayman Islands law, a shareholder who wishes to bring a claim against a director would generally need to obtain permission from the courts to bring a derivative action, in the name of the company, against the director. This is because the director of a Cayman Islands exempted company owes duties to the company and not to individual shareholders. As a result, our shareholders may have more difficulty protecting their rights in connection with actions taken by our directors than they would as shareholders of a U.S. corporation. In addition, minority shareholders in a Cayman Islands exempted company have more limited rights than minority shareholders in a U.S. corporation in relation to mergers and similar transactions that the company may carry out. For example, if a merger under the Companies Law involving a Cayman Islands exempted company is approved by the requisite majority of shareholders, a dissenting minority shareholder would have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Such dissenter rights differ substantially from the appraisal rights, which would ordinarily be available to dissenting shareholders of Delaware corporations. Further, if a takeover offer is made to the shareholders of a Cayman Islands exempted company and accepted by holders of 90% of the shares affected, the offeror may require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion. A minority shareholder in this scenario would have no rights comparable to the appraisal rights which would generally be available to a dissenting shareholder of a U.S. corporation in similar circumstances. See the section of this prospectus titled “Description of Share Capital and Governing Documents” for a description of the principal differences between the provisions of Cayman law applicable to us and the U.S. Delaware General Corporate Law relating to shareholders’ rights and protections.

We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. domestic public company.

Upon the closing of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our ordinary shares or ADSs. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq listing rules that allow us to follow ROC law for certain governance matters. Certain corporate governance practices in the ROC may differ significantly from corporate governance listing standards. When our ADSs are listed on The Nasdaq Global Market, we intend to continue to follow ROC corporate governance practices in lieu of certain corporate governance requirements of Nasdaq. See “Management—Foreign Private Issuer Exemption.” Therefore, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our ordinary shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors and more expensive to procure director and officer liability insurance.

We are an EGC and we cannot be certain if the reduced reporting requirements applicable to “emerging growth companies” will make our ADSs less attractive to investors.

We are an EGC as defined in the JOBS Act. For as long as we continue to be an EGC, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including not being required to comply with the auditor attestation requirements of Section 404, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As an EGC, we are able to report only two years of financial results and selected financial data compared to three and five years, respectively, for comparable data reported by other public companies. We may take advantage of these exemptions until we are no longer an EGC. We could be an EGC for up to five years, although circumstances could cause us to lose that status earlier, including if the aggregate market value of our ADSs and ordinary shares held by non-affiliates exceeds $700 million as of the end of our second fiscal quarter before that time, in which case we would no longer be an EGC as of the following December 31st (the last day of our fiscal year). We cannot predict if investors will find our ADSs less attractive because we may rely on these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and the price of our ADSs may be more volatile.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our ADSs.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our ADSs.

Management will be required to assess the effectiveness of our internal controls annually. However, for as long as we are an EGC under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements requiring us to incur the expense of remediation and could also result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our ADSs and our trading volume could decline.

The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If no or too few securities or industry analysts provide coverage or if one or more of the analysts who cover us downgrade our ADSs or publish inaccurate or unfavorable research about our business, the price of our ADSs would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our ADSs could decrease, which might cause the price of our ADSs and trading volume to decline.

Our U.S. ADS Holders may suffer adverse tax consequences if we are characterized as a passive foreign investment company.

Generally, if for any taxable year (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average quarterly value of our assets are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains. Based on estimates of our gross income and gross assets (including tangible assets and intangible assets based on the anticipated market value of our ordinary shares), our intended use of proceeds of this offering, and the nature of our business, we expect to be classified as a PFIC for the taxable year ending December 31, 2017 and for future taxable years. There can be no assurance, however, regarding our PFIC status for any taxable year. If we are characterized as a PFIC, our U.S. shareholders may suffer adverse tax consequences, including having gains realized on the sale of our ordinary shares treated as ordinary income, rather than as capital gain, the loss of the preferential rate applicable to dividends received on our ordinary shares by individuals who are U.S. Holders (as defined in “Material Income Tax Considerations—Material U.S. Federal Income Tax Considerations for U.S. Holders”), and having interest charges apply to distributions by us and the proceeds of share sales and having to comply with certain reporting requirements. Certain elections exist that may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment (such as mark-to-market treatment) of our ordinary shares; however, we do not intend to provide the information necessary for U.S. holders to make qualified electing fund elections if we are classified as a PFIC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about:

•	the outcome, cost and timing of our product development activities and clinical trials;

•	our plans and expected timing with respect to regulatory filings and approvals;

•	our ability to fund our operations beyond this offering;

•	our plans to develop and commercialize our product candidates and expand our development pipeline;

•	the plans of our competitors to develop and commercialize product candidates and expand their development pipelines;

•	the size and growth potential of the markets for our product candidates, and our ability to serve those markets;

•	our sales and marketing strategies and plans;

•	potential market acceptance of our product candidates;

•	potential regulatory developments in the United States and foreign countries;

•	the performance of our third-party suppliers and manufacturers;

•	our ability to compete with other therapies that are or become available;

•	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

•	our use of the net proceeds from this offering;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

•	our expectations regarding the terms of our patents and ability to obtain and maintain intellectual property protection for our product candidates.

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

MARKET PRICE INFORMATION FOR OUR ORDINARY SHARES

Our ordinary shares have been listed on the TPEx since June 1, 2017 under the code “6497.” The following table sets forth, for the periods indicated, the high and low sales prices of our ordinary shares on the TPEx in New Taiwan dollars. On                , 2018, the closing price of our ordinary shares on the TPEx was NT$        per share.

	NT$ High	NT$ Low
Year ended December 31, 2017
Second Quarter (from June 1)	59.80	43.80
Third Quarter	44.55	33.35
Fourth Quarter	49.75	30.80

Month ended 2017,
June	59.80	43.80
July	44.55	38.05
August	42.20	33.35
September	43.45	35.55
October	49.75	39.50
November	40.30	34.75
December	36.80	30.80

Month ended 2018,
January	45.45	33.00
February	56.70	42.75
March (through March 26)	46.35	41.35

There are currently limits on the range of daily price movements on the TPEx. Fluctuations in the price of securities traded on the TPEx is restricted to 10% above and below the previous day’s closing.

INDUSTRY AND MARKET DATA

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well estimates by our management based on such data. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

The ASLAN Pharmaceuticals lion logo and other trademarks or service marks of ASLAN Pharmaceuticals Limited appearing in this prospectus are our property. Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of                ADSs in this offering will be approximately $        million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, based on the assumed initial public offering price of $        per ADS. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds to us from this offering will be approximately $        million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $        per would increase (decrease) the net proceeds to us from this offering by $        million, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions. An increase (decrease) of 1.0 million in the number of ADSs we are offering would increase (decrease) the net proceeds to us from this offering by $        million, assuming the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions.

The principal purposes of this offering are to increase our financial flexibility and create a public market in the United States for our securities. We currently expect to use the net proceeds from this offering, to continue to invest in the clinical development of our product candidates, including investing in the following planned and ongoing clinical trials as follows:

•	approximately $ million to fund the global pivotal clinical trial for varlitinib in biliary tract cancer;

•	approximately $ million to fund the China pivotal clinical trial for varlitinib in biliary tract cancer;

•	approximately $ million to fund the global Phase 2/3 clinical trial for varlitinib in gastric cancer;

•	approximately $ million to fund the global clinical trials for ASLAN003 in AML; and

•	approximately $ million to fund the ASLAN004 preclinical and Phase 1 clinical trials.

In connection with these trials, a portion of the net proceeds will also be used for manufacturing activities in preparation for a potential commercial launch. The remaining net proceeds, if any, are expected to fund new and other ongoing research and development activities, working capital and other general corporate purposes. Although we anticipate that the net proceeds from this offering will be sufficient to allow us to complete the global pivotal trial for varlitinib in biliary tract cancer, the China pivotal trial for varlitinib in biliary tract cancer, the global clinical trials for ASLAN003 in AML and the ASLAN004 preclinical and Phase 1 clinical trials, we currently do not expect the net proceeds from this offering will be sufficient to cover all of the expenses of the Phase 3 part of our global Phase 2/3 clinical trial for varlitinib in gastric cancer, which we expect will require approximately $        million in additional funding. Furthermore, we will require additional capital beyond this offering in order to complete pivotal clinical trials of (except with respect to varlitinib in biliary tract cancer), file for regulatory approval for, or commercialize any of our product candidates. While we anticipate seeking additional capital in the future through further equity offerings and/or debt borrowings, or through collaboration agreements, strategic alliances, licensing arrangements or marketing and distribution arrangements, we cannot guarantee that we will be able to raise additional capital on reasonable terms or at all.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as our plans and prevailing business conditions evolve. Predicting the cost necessary to develop product candidates can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical trials, any collaborations that we may enter into with third parties for our product candidates and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending the application of the net proceeds as described above, we plan to invest them in short-term, interest bearing obligations, investment-grade instruments or certificates of deposit.

DIVIDEND POLICY

We have never declared or paid a dividend, and we do not anticipate declaring or paying dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

Under Cayman Islands law, dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States. No dividend may be declared and paid unless our directors determine that immediately after the payment, we will be able to satisfy our liabilities as they become due in the ordinary course of business and we have funds lawfully available for such purpose. We are not permitted to pay any dividends or bonuses if (a) we do not have earnings or (b) we have not yet covered our losses. Our Articles sets out further detailed provisions dealing with how we may fund, create reserves for and pay dividends. See “Description of Share Capital and Governing Documents.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2017 on:

•	an actual basis; and

•	an as adjusted basis to give effect to the sale of ADSs in this offering at the assumed initial public offering price of $ per ADS after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Selected Consolidated Financial Data,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2017
	Actual(1)	As Adjusted(1)
	(in thousands, except share and per share amounts)
Cash and cash equivalents	$50,573	$

Long-term borrowings	$9,679	$

Equity:
Ordinary shares, NT$10.00 par value per share, 200,000,000 shares authorized, 130,128,940 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	41,514
Capital surplus	84,282
Accumulated deficit	(90,283)

Total equity	35,513

Total capitalization	$45,192	$

(1)	Does not reflect the initial upfront payment of $12.0 million which we made to Array in January 2018 in consideration of the rights granted to us under our license agreement with Array. See “Business—License and Collaboration Agreements” for a description of our license agreement with Array.

Each $1.00 increase (decrease) in the assumed initial public offering price of $        per ADS would increase (decrease) the as adjusted amount of each of cash and cash equivalents, total equity and total capitalization by $        million, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions. An increase (decrease) of 1.0 million in the number of ADSs offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, total equity and total capitalization by $        million, assuming no change in the assumed initial public offering price per ADS as set forth on the cover page of this prospectus.

The number of ordinary shares outstanding in the table above does not include:

•	14,530,879 ordinary shares issuable on the exercise of share options outstanding as of December 31, 2017 under our 2014 Plan and 2017 Plan, at a weighted-average exercise price of $0.74 per ordinary share; and

•	174,167 ordinary shares authorized for issuance pursuant to future awards under our 2017 Plan as of December 31, 2017.

DILUTION

If you invest in our ADSs in this offering, your interest will be immediately diluted to the extent of the difference between the portion of the initial public offering price per ADS in this offering attributable to each underlying ordinary share represented thereby and the net tangible book value per ordinary share after this offering. Dilution results from the fact that the portion of the initial public offering price per ADS attributable to each underlying ordinary share represented thereby is substantially in excess of the net tangible book value per ordinary share. As of December 31, 2017, we had a historical net tangible book value of $35.5 million, or $0.27 per ordinary share and $         per ADS. Our net tangible book value per ordinary share represents total tangible assets less total liabilities, all divided by the number of ordinary shares outstanding on December 31, 2017.

After giving effect to the sale of                ADSs in this offering at the assumed initial public offering price of $        per ADS and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at December 31, 2017 would have been $        per ordinary share and $          per ADS. This represents an immediate increase in as adjusted net tangible book value of $        per ordinary share to existing investors and immediate dilution of $         per ordinary share and $         per ADS to new investors. The following table illustrates this dilution to new investors purchasing ADSs in this offering:

	Per Ordinary Share		Per ADS
Assumed initial public offering price per ADS	$		$
Net tangible book value per ordinary share and per ADS as of December 31, 2017		0.27
Increase in as adjusted net tangible book value per ordinary share and per ADS attributable to new investors purchasing ADSs in this offering

As adjusted net tangible book value per ordinary share and per ADS after this offering

Dilution per ordinary share and per ADS to new investors in this offering	$		$

Each $1.00 increase (decrease) in the assumed initial public offering price of $        per ADS would increase (decrease) our as adjusted net tangible book value as of December 31, 2017 after this offering by approximately $    per ADS, and would increase (decrease) dilution to new investors by $        per ADS, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions. An increase (decrease) of 1.0 million ADSs in the number of ADSs we are offering would increase (decrease) our as adjusted net tangible book value as of December 31, 2017 after this offering by approximately $        per ADS, and would increase (decrease) dilution to new investors by approximately $        per ADS, assuming the assumed initial public offering price per ADS remains the same, and after deducting the estimate underwriting discounts and commissions. The as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriters exercise their over-allotment option in full, the as adjusted net tangible book value per ADS after the offering would be $        , the increase in net tangible book value per ADS to existing shareholders would be $        , and the immediate dilution in net tangible book value per ADS to new investors in this offering would be $        .

The table and discussion above is based on 130,128,940 ordinary shares outstanding as of December 31, 2017 and does not include:

•	14,530,879 ordinary shares issuable on the exercise of share options outstanding as of December 31, 2017 under our 2014 Plan and 2017 Plan, at a weighted-average exercise price of $0.74 per ordinary share; and

•	174,167 ordinary shares authorized for issuance pursuant to future awards under our 2017 Plan as of December 31, 2017.

To the extent that share options are issued under our equity incentive plans, or we issue additional ordinary shares in the future, there will be further dilution to new investors participating in this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables summarize our selected consolidated financial data for the periods and as of the dates indicated. The selected consolidated statements of comprehensive loss data for the years ended December 31, 2016 and 2017 and the selected consolidated balance sheets data as of December 31, 2016 and 2017 have been derived from our audited consolidated financial statements, which have been prepared in accordance with IFRS, as issued by the IASB, and audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), and included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus.

	Year ended December 31,
	2016	2017
	(in thousands, except share and per share data)
Selected Consolidated Statements of Comprehensive Loss Data:
Net revenue	$11,547	$—
Cost of revenue	(125)	—
Operating expenses
General and administrative expenses	(6,957)	(9,139)
Research and development expenses	(13,165)	(30,001)

Loss from operations	(8,700)	(39,140)

Non-operating income and expenses
Other gains and losses, net	128	(698)
Finance costs	(524)	(417)
Interest income	47	363

Total non-operating income (expenses)	(349)	(752)

Loss before income tax	(9,049)	(39,892)
Income tax expense	—	—

Net loss	(9,049)	(39,892)

Total comprehensive loss	(9,049)	(39,892)

Loss per share, basic and diluted	(0.09)	(0.32)

Weighted-average shares used to calculate losses per share attributable to ordinary shareholders, basic and diluted	105,027,040	124,424,960

	As of December 31,
	2016	2017
	(in thousands)
Selected Consolidated Balance Sheets Data:
Cash and cash equivalents	$51,737	$50,573
Working capital(1)	49,317	44,666
Total assets	53,714	51,334
Total equity	41,575	35,513

(1)	We define working capital as current assets minus current liabilities. See our consolidated financial statements included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a clinical-stage oncology-focused biopharmaceutical company based in Singapore developing novel therapeutics for global markets. We target diseases that are both highly prevalent in Asia and orphan indications in the United States and Europe. Our Asia development platform is designed to enable us to accelerate the development of drugs to treat these diseases. Our portfolio is comprised of four product candidates which target: validated growth pathways applied to new patient segments; novel immune checkpoints; and novel cancer metabolic pathways.

Our lead program, varlitinib, is a reversible small molecule pan-HER inhibitor that targets the human epidermal growth factor receptors HER1, HER2 and HER4. Varlitinib is currently being studied in a global pivotal clinical trial for biliary tract cancer for which we expect to report topline data in 2019. We are also conducting a global Phase 2/3 clinical trial of varlitinib for gastric cancer for which we expect to report topline Phase 2 data in the second half of 2018.

We focus on cancers, such as gastric cancer and biliary tract cancer, that are orphan diseases in the United States and Europe for which there are few, if any, approved therapies. Although registration trials for orphan diseases may require fewer patients, recruitment for such trials in the United States and Europe is challenging given the limited availability of suitable patients. Asia offers a unique opportunity to accelerate the development of novel therapies in diseases where either the cancers are more prevalent or the availability of suitable patients is greater.

Since our inception in 2010, we have devoted substantially all of our resources to acquiring rights to, and developing our product candidates, including preclinical studies and clinical trials and providing general and administrative support for our operations. We have not generated any revenue from product sales and we do not currently have any products approved for commercialization. We have financed our operations through a combination of debt and equity financings and government grants. Since inception we have raised $125.0 million from the sale of our ordinary shares including $33.0 million in a public offering conducted in Taiwan on June 1, 2017 and our ordinary shares are listed on the TPEx. We recorded $11.5 million of revenue for the year ended December 31, 2016, which was generated primarily through out-licensing activities. We did not generate revenue for the year ended December 31, 2017. To date we have outsourced our manufacturing and clinical operations to third parties. We do not intend to operate our own clinical trials or build or acquire infrastructure for manufacturing our drugs for clinical or commercial supply. All of our clinical supplies are manufactured in accordance with cGMP using high quality contract manufacturing organizations based in the United States, Europe and Asia.

As of December 31, 2016, and 2017, we had cash and cash equivalents of $51.7 million and $50.6 million, respectively. We have never been profitable and have incurred significant net losses in each period since our inception. Our net losses were $9.0 million and $39.9 million for the years ended December 31, 2016 and 2017, respectively. As of December 31, 2016 and 2017, we had an accumulated deficit of $50.4 million and $90.3 million, respectively. Substantially all of our losses have resulted from funding our research and development programs and general and administrative costs associated with our operations. We expect to continue to incur significant expenses and operating losses for the foreseeable future. We expect our expenses will increase substantially in connection with our ongoing activities as we:

•	continue to invest in the clinical development of our product candidates, including in connection with the following planned and ongoing clinical trials:

•	global pivotal clinical trial for varlitinib in biliary tract cancer;

•	China pivotal clinical trial for varlitinib in biliary tract cancer;

•	global Phase 2/3 clinical trial for varlitinib in gastric cancer;

•	global clinical trials for ASLAN003 in AML;

•	ASLAN004 preclinical and Phase 1 clinical trials; and

•	any additional clinical trials that we may conduct for product candidates;

•	identify and acquire new product candidates;

•	engage third parties to manufacture product candidates for clinical trials and, if any product candidates are approved, for commercialization;

•	establish a sales, marketing and distribution infrastructure;

•	maintain, expand and protect our intellectual property portfolio; and

•	incur additional costs with operating as a U.S. public company upon the completion of this offering.

We will continue to require additional capital to support our operating activities as we advance our product candidates through clinical development (except with respect to varlitinib in biliary tract cancer), regulatory approval and, if any of our product candidates are approved, commercialization. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our product development efforts.

Out-licensing Agreements

To date, we have out-licensing arrangements with BMS and Hyundai.

BMS

On November 2, 2011, we entered into a license agreement with BMS, pursuant to which we received exclusive rights to develop and commercialize ASLAN002 in China, Australia, South Korea, Taiwan and other selected Asian countries, and BMS retained exclusive rights in the rest of the world. On July 19, 2016, BMS initiated their rights pursuant to the agreement to buy back the exclusive rights from us to develop and commercialize ASLAN002. In connection with the buy-back, we received an upfront payment of $10.0 million in 2016, and are eligible to receive additional payments upon BMS’s achievement of development and regulatory milestones in the future. Furthermore, we are eligible to receive royalty payments on future worldwide sales generated by BMS. BMS also purchased from us research materials, supplies, research documentation and clinical trial results related to ASLAN002 for $1.2 million, which was paid in 2016. As BMS has assumed the responsibility for all development and commercialization activities and expenses and we have no further obligations under the license agreement, we have recognized $11.2 million in revenue for the year ended December 31, 2016. Since the conditions enabling capitalization of research and development costs related to ASLAN002 as an asset were not met and the research supplies related to ASLAN002 had no alternative future uses if the project is abandoned, all research and development expenditures were recognized in profit or loss when incurred. As a result, no cost of revenue was recorded in connection with the revenue recognized for the year ended December 31, 2016.

Hyundai

On October 30, 2015, we entered into a collaboration and license agreement with Hyundai, pursuant to which we granted Hyundai to the right to develop and an option to commercialize varlitinib for the treatment of cholangiocarcinoma in South Korea. In consideration of the rights granted to Hyundai under the agreement, we received an upfront payment of $0.3 million from Hyundai in 2016. As we are not obligated to perform further activities, such payment was recognized as revenue, and the related cost of royalty in the amount of $0.1 million paid to one of the third parties with whom we have a licensing agreement as part of the payment for the proceeds from out-licensing was recognized as cost of revenue, for the year ended December 31, 2016. Hyundai also retains options to obtain development and commercialization rights for varlitinib for the treatment of gastric cancer and breast cancer in South Korea.

In-licensing Agreements

We are required to make milestone payments upon the achievement of certain development, regulatory and commercial milestones and royalties based on the net sales of the licensed products and therefore, we expect our results of operations will continue to be affected by these agreements. In 2016, we made a payment of less than $0.1 million to Exploit Technologies Pte Ltd to acquire their license that was capitalized as intangible assets. We have not made any other payments related to the in-license agreements. See “Business—License and Collaboration Agreements” for a description of our license agreements, which includes a description of the termination provisions of these agreements.

Financial Operations Overview

Revenue

To date, we have not generated any revenue from product sales and do not expect to generate any revenue from product sales until our product candidates receive regulatory approval. For the year ended December 31, 2016, revenues consisted primarily of upfront payments received under out-licensing arrangements, as described above. We did not generate revenue for the year ended December 31, 2017.

Cost of Revenue

In connection with the upfront payment that we received from Hyundai in 2016, we made a $0.1 million payment to one of the third parties with whom we have a licensing agreement, and such payment was recognized as costs of revenue for the year ended December 31, 2016. We did not recognize costs of revenue for the year ended December 31, 2017.

Research and Development Expenses

The largest component of our operating expenses since inception has been research and development activities, including the preclinical and clinical development of our product candidates. Research and development costs are expensed as incurred. Our research and development expenses primarily consist of:

•	costs incurred under agreements with contract research organizations and investigative sites that conduct preclinical studies and clinical trials;

•	costs related to manufacturing pharmaceutical active ingredients and product candidates for preclinical studies and clinical trials;

•	salaries and personnel-related costs, including bonuses, related benefits and share-based compensation expense for our scientific personnel performing or managing out-sourced research and development activities;

•	fees paid to consultants and other third parties who support our product candidate development;

•	other costs incurred in seeking regulatory approval of our product candidates; and

•	allocated facility-related costs and overhead.

Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. Accordingly, we expect research and development costs to increase significantly for the foreseeable future as our programs progress. However, we do not believe that it is possible at this time to accurately project total program-specific expenses through commercialization. Our expenditures on current and future preclinical and clinical development programs are subject to numerous uncertainties in timing and cost to completion. In addition, we may enter into additional collaboration arrangements for our product candidates which could affect our development plans or capital requirements.

We allocate direct costs to product candidates when they enter into clinical development. For product candidates in clinical development, we allocate development and manufacturing costs to our product candidates on a program-specific basis, and we include these costs in the program-specific expenses. Our direct research and development expenses tracked by program consist primarily of external costs, such as fees paid to outside consultants, CROs, and CMOs in connection with our preclinical development, manufacturing and clinical development activities. We do not allocate employee costs or facility expenses, including other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately presented. We use internal resources primarily to oversee research and discovery as well as for managing our preclinical development, process development, manufacturing and clinical development activities. These employees work across multiple programs and, therefore, we do not track their costs by program.

The table below summarizes our research and development expenses incurred by program for the periods presented:

	Year ended December 31,
	2016	2017
	(in thousands)
Direct research and development expense by product:
Varlitinib	$7,270	$19,578
ASLAN003	312	778
ASLAN004	1,104	3,265
Other	839	1,368
Indirect research and development expense:
Employee benefit and travel expense	3,230	4,001
Other indirect research and development expense	410	1,011

Total research and development expense	$13,165	$30,001

General and Administrative Expenses

General and administrative expenses consist of personnel costs, allocated expenses and other expenses for outside professional services, including legal, audit and accounting services. Personnel costs consist of salaries, bonuses, benefits and stock-based compensation. Other general and administrative expenses include facility-related costs not otherwise allocated to research and development expense, professional fees, expenses associated with obtaining and maintaining patents and costs of our information systems. We anticipate that our general and administrative expenses will continue to increase in the future as we increase our headcount to support our continued research and development and potential commercialization of our product candidates, as well as expenses related to compliance with the rules and regulations of the Securities and Exchange Commission, additional insurance expenses, investor relation activities and other administrative and professional fees.

Non-Operating Income and Expenses

Other Gains, Net

Other gains are primarily net gains from realized and unrealized currency exchange differences incurred during the period.

Finance Costs

Finance costs are interest expenses primarily from the Singapore Economic Development Board, or EDB, repayable grant and the loan facility with CSL Finance Pty Ltd, or CSL Finance, as well as dividend accruals for preference shares from January to May 2016, all of which were converted into ordinary shares on May 27, 2016 in connection with our initial public offering in Taiwan. As of December 31, 2016 and 2017, there were no amounts outstanding under this facility.

Results of Operations

Comparison of the Years Ended December 31, 2016 and 2017

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. Our operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Year ended December 31, 2016	Year ended December 31, 2017
	(in thousands)	(in thousands)
Net revenue	$11,547	$—
Cost of revenue	(125)	—
Operating expenses
General and administrative expenses	(6,957)	(9,139)
Research and development expenses	(13,165)	(30,001)

Loss from operations	(8,700)	(39,140)

Non-operating income and expenses
Other gains and losses, net	128	(698)
Finance costs	(524)	(417)
Interest income	47	363

Total non-operating income (expenses)	(349)	(752)

Loss before income tax	(9,049)	(39,892)
Income tax expense	—	—

Net loss	(9,049)	(39,892)

Total comprehensive loss	(9,049)	(39,892)

Revenue

Revenue was $11.5 million for the year ended December 31, 2016, consisting primarily of an upfront milestone payment of $10.0 million from BMS, a payment of $1.2 million from BMS for the sale of research materials, supplies, research documentation and clinical trial results related to ASLAN002, as well as a payment of

$0.3 million from Hyundai related to the out-licensing of varlitinib in South Korea. We did not generate revenue for the year ended December 31, 2017.

General and Administrative

The following table sets forth a summary of our general and administrative expenses for the periods indicated.

General and administrative expenses for the years ended December 31, 2016 and 2017 were $6.9 million and $9.1 million, respectively. The increase in general and administrative expenses was primarily due to an increase in headcount and staffing costs, fund raising activity costs and office administration costs.

	Year ended December 31,
	2016	2017
	(in thousands)
General and administrative expense
Employee benefit and travel expenses	$4,678	$5,664
Professional fees	1,316	1,667
Rent expense related to operating leases	280	501
Other costs	683	1,307

Total general and administrative expense	$6,957	$9,139

Research and Development

The following table sets forth a summary of our research and development expenses for the periods indicated.

Research and development expenses for the years ended December 31, 2016 and 2017 were $13.2 million and $30.0 million, respectively, consisting of expenditures relating to clinical development and clinical manufacturing work performed for our various product candidates. This was primarily due to the increased spending on the clinical trial activities and product manufacturing in connection with the development of our lead product candidate, varlitinib.

	Year ended December 31,
	2016	2017
	(in thousands)
Research and development expense
Pre-clinical and clinical development expense	$6,440	$19,459
Manufacturing expense	3,495	6,541
Employee benefit and travel expenses	3,230	4,001

Total research and development expense	$13,165	$30,001

Other Gains and Losses, Net

Other net gains for the year ended December 31, 2016 were $0.1 million and other net losses for the year ended December 31, 2017 were $0.7 million, consisting primarily of realized and unrealized foreign exchange losses. The increase in net losses was primarily attributable to foreign currency translation losses as a result of the translation of our assets, liabilities and results of operations into U.S. dollars using the relevant foreign currency exchange rates. This was caused by the strengthening of the Singapore dollar against the U.S. dollar during those years.

Finance Costs

Finance costs for the years ended December 31, 2016 and 2017 were $0.5 million and $0.4 million, respectively, consisting primarily of interest expense related to interest accrued on long-term borrowings. The decrease was primarily due to the repayment of the CSL Finance loan facility in 2016 that resulted in less interest expenditure generated in 2017.

Interest Income

Interest income for the years ended December 31, 2016 and 2017 were $0.1 million and $0.4 million, respectively. The increase was primarily due to an increase in deposits in banks in 2017 that resulted in more interest income generated in 2017.

Net Loss Attributable to Ordinary Shareholders

For the years ended December 31, 2016 and 2017, we had a net loss attributable to ordinary shareholders of $9.0 million and $39.9 million, respectively. The increases in research and development expenses, general and administrative expenses and non-operating expenses were the key drivers of the increased expenditure in 2017.

Liquidity and Capital Resources

Since our inception, we have invested most of our resources in the development of our product candidates, building our intellectual property portfolio, developing our supply chain, conducting business planning, raising capital and providing support for our operations. To date we have funded our operations through public and private placements of equity securities, upfront and milestone payments received from our collaborators, funding from governmental bodies and interest income from banks. Through December 31, 2017 we had raised aggregate gross proceeds of $125 million from private and public offerings, we had received aggregate gross upfront payments of $10.3 million from our collaborators and received an aggregate of $7.4 million in grants from government bodies. We have incurred net losses of $9.0 million and $39.9 million for the years ended December 31, 2016 and 2017, respectively. Net cash used in operating activities was $5.8 million and $34.1 million for the years ended December 31, 2016 and 2017, respectively. As of December 31, 2016 and 2017, we had an accumulated deficit of $50.4 million and $90.3 million, respectively, working capital of $49.3 million and $44.7 million, respectively, and cash and cash equivalents of $51.7 million and $50.6 million, respectively.

Cash Flows

The following table summarizes our cash flows for the periods presented :

	Year ended December 31,
	2016	2017
	(in thousands)
Net cash used in operating activities	$(5,789)	$(34,117)
Net cash used in investing activities	(523)	(336)
Net cash provided by financing activities	30,987	33,289

Net increase/(decrease) in cash and cash equivalents	$24,675	$(1,164)

Net Cash Used in Operating Activities

The use of cash resulted primarily from our net losses adjusted for non-cash charges and changes in components of our operating assets and liabilities. The primary cash inflow was generated from the consideration received for the out-licensing of experimental drugs. The primary use of our cash was to fund the development of our research and development activities, regulatory and other clinical trial costs, and related supporting administration. Our prepayments and other current assets, accounts payable and other payables balances were affected by the timing of vendor invoicing and payments.

Net cash used in operating activities were $5.8 million and $34.1 million for the years ended December 31, 2016 and 2017, respectively. The increase of net cash used in operating activities for 2017 was primarily due to the fact that no revenue was generated in 2017, compared to revenue of $11.5 million generated from out-licensing activities in 2016, and an increase of $16.8 million related to research and development expenses from 2016 to 2017 as we incurred more expenditures for our clinical trial activities of varlitinib and manufacturing activities in connection with the development of our various product candidates.

Net Cash Used in Investing Activities

Net cash used in investing activities was $0.5 million and $0.3 million for the years ended December 31, 2016 and 2017, respectively. The decrease of net cash used in investing activities for 2017 was primarily due to lower expenditures related to office equipment and leasehold improvements and intangible assets.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $31.0 million and $33.3 million for the years ended December 31, 2016 and 2017, respectively, which consisted primarily of the net proceeds from our initial public offering in Taiwan in 2017 and net proceeds from our private financings in 2016.

Sources of Liquidity and Plan of Operation

We have not achieved profitability since our inception and we expect to continue to incur net losses for the foreseeable future. We expect our cash expenditures to increase in the near term as we fund future clinical trials for our lead program, varlitinib, as well as clinical trials of our other product candidates and continuing preclinical activities. We are already a publicly-traded company in Taiwan on the TPEx. Following this offering, we will also be a publicly-traded company in the U.S. and will incur more significant legal, accounting and other expenses. We expect compliance with U.S. rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

We believe that, based upon our current operating plan, our existing capital resources, together with the net proceeds from this offering, will be sufficient to fund our anticipated operations for at least the next 12 months, including development of varlitinib, development activities for our other additional product candidates, and for other discovery and development activities. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. If our planned preclinical and clinical trials are successful, or our other product candidates enter clinical trials or advance beyond the discovery stage, we will need to raise substantial additional financing in the future to fund our operations. In order to meet these additional cash requirements, we may incur debt, out-license certain intellectual property and seek to sell additional equity or convertible securities that may result in dilution to our stockholders. If we raise additional funds through the issuance of equity or convertible securities, these securities could have rights or preferences senior to those of our ADSs and ordinary shares and any indebtedness could contain covenants that restrict our operations. There can be no assurance that we will be able to obtain additional equity or debt financing on terms acceptable to us, if at all.

EDB Repayable Grant

On April 27, 2011, EDB awarded us a repayable grant, or the Grant, not exceeding approximately $7.4 million (SG$10 million) to support our drug development activities over a five-year qualifying period commencing February 24, 2011, or the Project. The Project was successfully implemented, resulting in substantially the full amount of the Grant being disbursed to us.

In the event any of our clinical product candidates achieve commercial approval after Phase 3 clinical trials, we will be required to repay the funds disbursed to us under the Grant plus interest of 6%. Until we have fulfilled our repayment obligations under the Grant, we have ongoing update and reporting obligations to the EDB. In the event we breach any of our ongoing obligations under the Grant, EDB can revoke the Grant and demand that we repay the funds disbursed to us under the Grant.

As of December 31, 2017, the amount of funds disbursed to us plus accrued interest was approximately $9.7 million.

CSL Loan Facility

We have a loan facility with CSL Finance Pty Ltd. Amounts drawn down under the facility are repayable ten years from the date of the facility agreement. Interest on the facility is computed at 6% plus LIBOR and is payable on a quarterly basis. Amounts outstanding under the facility are required to be prepaid upon a successful product launch or our initial public offering. As of December 31, 2017, approximately $4.1 million was available to borrow under the facility.

Contractual Obligations and Commitments

The following is a summary of our contractual cash obligations as of December 31, 2017 (in thousands).

	Total	Less than 1 year	2 – 3 years	4 – 5 years	More than 5 years
Operating lease obligations(1)	1,187	555	632	—	—

Total contractual obligations	1,187	555	632	—	—

(1)	Operating lease obligations reflect lease payments for our office space in Singapore, Taipei, Taiwan and Shanghai, China.

The table above does not include:

•	our repayment obligations under the EDB repayable grant, which are contingent on future events, and which as of December 31, 2017 was approximately $9.7 million;

•	potential additional payments we may be obligated to make in the future to our license and collaboration partners which are contingent on future events. See the section entitled “Business—License and Collaboration Agreements” for additional information, including the conditions under which we may be obligated to make these payments; and

•	the initial upfront payment of $12.0 million which we made to Array in January 2018 and the additional upfront payment between $11 million and $12 million that we are required to make to Array by no later than January 3, 2019 pursuant to the new licensing agreement with Array signed in 2018. See the section entitled “Business—License and Collaboration Agreements” for additional information.

Purchase Commitments

Other than amounts as described above, we have no material non-cancelable purchase commitments with contract manufacturers or service providers as we have generally contracted on a cancelable basis.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined by applicable SEC regulations.

Quantitative and Qualitative Disclosures about Market Risk

Our financial risk management objective is to monitor and manage the financial risks relating to our operations. These risks include risks in financial markets (including currency risk, interest rate risk and other price risk), credit risk and liquidity risk. In order to minimize the effect of financial risks, we devote time and resources to identifying and evaluating the uncertainty of the financial market to mitigate risk exposures.

Our activities expose us primarily to risks of changes in foreign currency exchange rates, interest rates and other price risks.

Foreign Exchange Risk

We have foreign currency transactions, which expose us to foreign currency risks. The significant financial assets and liabilities denominated in foreign currencies as of December 31, 2017 were as follows:

	December 31, 2017
	Foreign Currencies		Exchange Rate	Carrying Amount
Financial assets

Monetary items
SG$	SG$	1,778,293	0.7482	US$	1,330,600

Financial liabilities

Monetary items
SG$	SG$	12,936,189	0.7482	US$	9,679,451

A hypothetical rate change of 5% is used when reporting foreign currency risk internally to key management personnel and represents management’s assessment of the reasonably possible change in foreign exchange rates. Based on outstanding foreign currency-denominated monetary items, a 5% weakening of the U.S. dollar against the Singapore dollar would result in a $0.4 million increase to net loss and decrease to equity for the year ended December 31, 2017.

Interest Rate Risk

We are exposed to interest rate risk because we have historically borrowed and from time to time may borrow funds at both fixed and floating interest rates. Our interest rate risk was mainly concentrated in the fluctuation of the benchmark interest rates arising from long-term borrowings.

The sensitivity analysis below was determined based on our exposure to interest rates for both derivatives and non-derivative instruments at the end of the reporting period. For floating rate liabilities, the analysis was prepared assuming the amount of the liability outstanding at the end of the reporting period was outstanding for the whole year. A hypothetical 100 basis point increase or decrease is used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates. A 100 basis points increase in interest rates with all other variables held constant would result in a $0.1 million increase to our net loss and decrease to equity for the year ended December 31, 2017.

Critical Accounting Policies and Significant Judgments and Estimates

Critical Accounting Policies

Summarized below are our accounting policies that we believe are important to the portrayal of our financial results and also involve the need for management to make estimates about the effect of matters that are uncertain in nature. Actual results may differ from these estimates, judgments and assumptions. Certain accounting policies are particularly critical because of their significance to our reported financial results and the possibility that future events may differ significantly from the conditions and assumptions underlying the estimates used and judgments made by our management in preparing our financial statements. The following discussion should be read in conjunction with our consolidated financial statements and related notes, which are included in this prospectus.

Revenue Recognition

Revenue comprises the fair value of the consideration received or receivable for the out-licensing of experimental drugs that have reached ‘proof of concept’ to business partners for ongoing global development and launch, in the ordinary course of our activities. Revenue is presented, net of goods and services tax, rebates and discounts.

We recognize revenue when we have completed the out-licensing of the experimental drug to business partners, such partners have accepted the products, and collectability of the related receivables is reasonably assured.

Typically income from out-licensing may take the form of upfront fees, milestones and/or sales royalties. Revenue is recognized upon the receipt of non-refundable upfront payments if the license of intellectual property has stand-alone value and we have no remaining obligation to perform subsequently in accordance with the licensing agreements. Otherwise, revenue recognition is deferred and spread over the period of performance on a straight-line basis. Milestone payments which are contingent on achieving certain clinical milestones are recognized as revenues either on achievement of such milestones, or over the period if we have continuing performance obligations. Royalties on marketed drugs, which are recognized as revenue on an accrual basis in accordance with the substance of the contracts, are recognized when it is probable that the economic benefits of a transaction will flow to us, and the revenue can be measured reliably.

Realization of Deferred Income Tax Assets

When we have net operating loss carry forwards or temporary differences in the amount of tax recorded for tax purposes and accounting purposes, we may be able to reduce the amount of tax that we would otherwise be required to pay in future periods. We generally recognize deferred tax assets to the extent that it is probable that sufficient taxable benefits will be available to utilize. The income tax benefit or expense is recorded when there is a net change in our total deferred tax assets and liabilities in a period. The ultimate realization of the deferred tax assets depends upon the generation of future taxable income during the periods in which the net operating losses and temporary differences become deductible may be utilized. Since the determination of the amount of realization of the deferred tax assets is based, in part, on our forecast of future profitability, it is inherently uncertain and subjective. In cases where the actual profits generated are less than expected, a material adjustment of deferred tax assets may arise, which would be recognized in profit or loss for the period in which such adjustment takes place. As of December 31, 2016 and 2017, no deferred tax asset has been recognized on tax losses due to the unpredictability of future profit streams.

Research and Development Expenses

Research and development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and we intends to and has sufficient resources to complete development and to use or sell the asset. The conditions enabling capitalization of development costs as an asset have not yet been met and, therefore, all development expenditures are recognized in the consolidated statement of operations when incurred.

Share-Based Compensation

As of December 31, 2017, there were options outstanding to purchase 14,530,879 ordinary shares. The options granted are valid for 10 years and are initially exercisable for 25% with the remaining 75% vesting in 25% increments over the three-year vesting schedule.

Equity-settled share-based payments to employees are measured at the fair value of the equity instruments at the grant date.

The fair value determined at the grant date of the employee share options is expensed on a straight-line basis over the vesting period, based on the estimate of employee share options that will eventually vest, with a corresponding increase in capital surplus—employee share options. The fair value determined at the grant date of the employee share options is recognized as an expense in full at the grant date when the share options granted vest immediately.

At the end of each reporting period, we revise our estimate of the number of employee share options expected to vest. The impact of the revision of the original estimates is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the capital surplus—employee share options.

We are responsible for determining the fair value of the stock options granted to employees following the regulatory requirements of the TPEx and using various information, including information provided by an independent third party valuation firm. The binomial option pricing model is applied in determining the estimated fair value of the options granted to employees. See footnote 18 to the consolidated financial statements included elsewhere in this prospectus for further details on the assumptions used to estimate the fair value of share-based awards granted in prior periods.

JOBS Act

The JOBS Act contains provisions that, among other things, reduce reporting requirements for an “emerging growth company.” As an emerging growth company, we have irrevocably elected to not take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. As a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 3, “Application of new and revised standards, amendments and interpretations,” to our consolidated financial statements and related notes appearing elsewhere in this prospectus.

BUSINESS

Overview

We are a clinical-stage oncology-focused biopharmaceutical company based in Singapore developing novel therapeutics for global markets. We target diseases that are both highly prevalent in Asia and orphan indications in the United States and Europe. Our Asia development platform is designed to enable us to accelerate the development of drugs to treat these diseases. Our portfolio is comprised of four product candidates which target: validated growth pathways applied to new patient segments; novel immune checkpoints; and novel cancer metabolic pathways.

Our lead program, varlitinib, is a reversible small molecule pan-HER inhibitor that targets the human epidermal growth factor receptors HER1, HER2 and HER4. Varlitinib is currently being studied in a global pivotal clinical trial for biliary tract cancer for which we expect to report topline data in 2019. Additionally, varlitinib is currently being studied in a China pivotal clinical trial for biliary tract cancer for which we expect to report topline data in late 2018. We are also conducting a global Phase 2/3 clinical trial of varlitinib for gastric cancer for which we expect to report topline Phase 2 data in the second half of 2018.

We focus on cancers, such as gastric cancer and biliary tract cancer, that are orphan diseases in the United States and Europe for which there are few, if any, approved therapies. Although registration trials for orphan diseases may require fewer patients, recruitment for such trials in the United States and Europe is often challenging given the limited availability of suitable patients. Asia offers a unique opportunity to accelerate the development of novel therapies in diseases where either the cancers are more prevalent or the availability of suitable patients is greater.

•	The cancers are more prevalent. As an example, there are approximately 12,600 new cases of biliary tract cancer every year in the United States. In Asia, the incidence of biliary tract cancer is approximately 200,000 new cases every year, of which up to 145,000 are in China. The higher incidence in Asia is believed to be driven by both genetic and environmental factors.

•	The availability of suitable patients is greater. As an example, in acute myeloid leukemia, or AML, there are a large number of clinical trials in the United States and Europe competing for a relatively small patient population. By conducting clinical development primarily in Asia, we are able to access a larger population of patients more easily and cost-effectively, with fewer competing trials.

We have built a development platform centered in Asia that can generate data suitable for submission to regulators in the United States, Europe, China and Japan. The key components of this platform include:

•	International presence. We are strategically positioned, through our teams in Singapore, Taiwan and China, to recruit patients quickly and efficiently in Asia, supplemented with data generated in the United States and Europe. Our local presence in Asia has enabled us to work closely with leading investigators and institutions, and closely oversee the execution of clinical trials to ensure the quality of clinical data.

•	Extensive knowledge of Asia prevalent cancers. In collaboration with leading Asia research centers, such as Singapore’s National Cancer Centre, Japan’s National Cancer Centre Hospital and Taiwan’s Academia Sinica, we have been studying tumor profiles of patients to analyze the expression of certain biomarkers. This allows us to design targeted clinical trials focusing on those patients most likely to respond to our product candidates.

•	Experienced management team. Our senior management team has broad experience in global and regional drug development, regulatory activities and commercialization, having played significant roles in the development of Crestor, Iressa and Symbicort in Asia and other international markets.

•	Deep local relationships. Our team’s global experience is complemented by a strong network of local partners and collaborators that we have established over many years operating in Asia, such as the

Director of the Clinical Trials Center at Seoul National University Hospital and the Chair of the Chinese Society of Clinical Oncology. We are also represented on some of the top industry and government advisory bodies in Asia, such as Singapore’s International Advisory Council, which advises the Singapore government on the development of the biomedical sector.

Our senior management team has extensive experience in global and regional development, regulatory activities and commercialization of drugs and has an aggregate of over 70 years of experience working in Asia. Our Chief Executive Officer, Dr. Carl Firth, was previously New Product Director for China and Regional Business Development and Strategic Planning Director for AstraZeneca plc, or AstraZeneca. Our Chief Medical Officer, Dr. Bertil Lindmark, was previously Global Head of Research and Development at Almirall, S.A., or Almirall, and Global Head of Clinical Development in Respiratory and Inflammation for AstraZeneca. Our Chief Operating Officer, Dr. Mark McHale, was previously Head of Molecular Sciences for Respiratory and Inflammation at AstraZeneca. Our Head of China, Stephen Doyle, was previously a VP in the Specialty Care Business Unit of Boehringer-Ingelheim GmbH in China and VP Oncology of Sanofi S.A. in China. Our scientific advisory board is chaired by Professor Sir David Lane, the discoverer of p53 and Chief Scientist of Singapore’s Agency for Science, Technology and Research, or A*STAR. Our partners include some of the leading global research centers, such as the MD Anderson Cancer Center, the Huntsman Institute, National Taiwan University and Singapore’s National Cancer Centre.

Our Product Candidates

The following table summarizes our product candidate pipeline:

[1]	We have previously completed a Phase 2 paired biopsy clinical trial in patients who had failed one or more courses of prior treatment for gastric cancer. In August 2017, we initiated a Phase 2/3 trial in first line gastric cancer, for which we expect to report topline Phase 2 data in the second half of 2018. The dotted line section represents the Phase 3 portion of this ongoing trial, which we would progress to if the results from the Phase 2 portion meet the primary endpoint. A separate Phase 3 clinical trial is not anticipated. For more information, please see “—Varlitinib—Gastric Cancer” below.

[2]	Investigational new drug application

We hold global rights to all of our product candidates with the exception of ASLAN002, for which Bristol-Myers Squibb Company, or BMS, acquired global rights, and varlitinib, for which Hyundai Pharm Co., Ltd., or Hyundai, acquired rights for South Korea.

Our lead program, varlitinib, is a highly potent, oral, reversible small molecule pan-HER inhibitor. Targeting individual members of the human epidermal growth factor receptor, or HER, family is a well-validated approach to cancer treatment. In some cancers, HER1-selective or HER2-selective agents, such as Herceptin, appear to be effective for a large number of patients, however, in other cancers such as gastric cancer, only a small number of patients have tumors driven by a single receptor, such as HER2. We believe there are larger subsets of patients with cancers driven by a combination of HER1, HER2, HER3 and HER4. In a biomarker-driven Phase 2a clinical trial of HER1/HER2 coexpressing gastric cancer patients, we demonstrated that varlitinib could inhibit downstream growth pathways. In other clinical trials, we have demonstrated that varlitinib has activity in biliary tract cancer, where HER family expression is known to be high, as well as in HER2-positive breast cancer and in subsets of colorectal cancer. Following discussions with the United States Food and Drug Administration, or U.S. FDA, and other regulators, we have initiated a global pivotal clinical trial of varlitinib for biliary tract cancer. We believe varlitinib has the potential to be the first targeted therapy approved for biliary tract cancer.

In addition to varlitinib, we have several other product candidates in development. We are developing ASLAN003, an inhibitor of human dihydroorotate dehydrogenase, or DHODH, in AML and are exploring development in other solid tumors where this mechanism has been shown to be relevant. ASLAN003 has the potential to induce differentiation in blast cells and could be applicable in a broad range of AML patients. ASLAN004 is an IL-4/IL-13 receptor antibody, which we believe has the potential to be a best-in-class therapy for severe atopic dermatitis and asthma, due to greater selectivity in binding target cells via the IL-13 receptor. We plan to initiate a Phase 1 clinical trial for ASLAN004 following the submission of an investigational new drug application, or IND, expected in the third quarter of 2018, and plan to seek a global partner for the continued clinical development and potential commercialization of ASLAN004.

Our preclinical portfolio contains several immuno-oncology discovery programs using conventional antibodies and an antibody fragment technology that we have licensed called Modybodies. ASLAN002 is a small molecule inhibitor of cMET and recepteur d’origine nantais, or RON, an immune checkpoint inhibitor, and is currently partnered with BMS.

Our Strategy

Our goal is to become a leader in the development and commercialization of novel therapeutics for global markets, targeting diseases that are both highly prevalent in Asia and orphan indications in the United States and Europe. We plan to leverage our international presence, broad experience in Asia, extensive knowledge of our target diseases and deep local relationships to expedite drug development.

To achieve our goal, we intend to pursue the following strategy:

•	Rapidly advance varlitinib in biliary tract cancer and gastric cancer. We are conducting a global pivotal clinical trial of varlitinib, which we refer to as TREatmEnT OPPortunity, or TREETOPP, and a pivotal clinical trial in China for biliary tract cancer. Based on guidance from the U.S. FDA, we intend to seek accelerated approval for this product candidate if we see an increase in response rate over the current standard of care. We are also conducting a global Phase 2/3 clinical trial of varlitinib for HER1/HER2 co-expressing gastric cancer.

•	Develop ASLAN003 in AML. We are conducting a Phase 2 clinical trial in Asia to develop ASLAN003 in AML and we plan to meet with the U.S. FDA to discuss expedited regulatory strategies, such as accelerated approval. We are also conducting preclinical studies in other types of cancer where DHODH has been implicated as a putative target in published research, such as triple negative breast cancer, or TNBC, and hepatocellular carcinoma, or HCC.

•	Build a broad immuno-oncology portfolio. We are using antibodies and antibody fragments to inhibit specific immune checkpoints, such as RON, a receptor expressed on the macrophage, the inhibition of which could enhance T-cell activity. We intend to initially pursue Asia prevalent tumor indications with this immuno-oncology portfolio.

•

Establish a targeted commercial organization in the United States, China and other Asian markets. We plan to start building a targeted commercial organization in 2018 in anticipation of the potential regulatory approval of varlitinib for biliary tract cancer and gastric cancer. We may also establish collaborations with pharmaceutical companies to maximize the potential of our products in other markets.

•	Develop ASLAN004 in severe atopic dermatitis and asthma. We plan to begin the clinical development of ASLAN004 in severe atopic dermatitis and asthma, and then seek a global partner to support a Phase 3 clinical trial and potential commercialization.

•	Selectively in-license or acquire additional oncology product candidates. We plan to utilize our global relationships and business development experience to identify and evaluate new product opportunities based on our understanding of Asia prevalent cancers and the targets and pathways that drive them.

Opportunity and Rationale for Drug Development in Asia

Cancer is one of the leading causes of death globally and is rapidly overtaking heart disease in many developed countries to become the number one cause of mortality. In 2015, there were approximately 1.7 million new cases of cancer and 600,000 deaths caused by cancer in the United States, as compared to 4.3 million new cases and 2.8 million deaths in China alone. Historically, there has been more research in cancers common in the United States and Europe, such as breast and lung cancer, than there has been in other cancer types which are more prevalent in Asia. This lack of research has contributed to fewer treatment options for those cancers that are more prevalent in Asia. For example, in 2016 the prevalence of biliary tract cancer was over 200,000 patients in Asia, compared to approximately 12,600 in the United States, and there are no therapies approved to treat this disease. In gastric cancer, the prevalence was over one million in Asia in 2012, but only approximately 32,000 in the United States, and there is only one targeted therapy approved for first-line treatment. For the cancers on which we are focusing, such as biliary tract cancer and gastric cancer, patients typically present with late-stage disease that has already metastasized. These patients are often not eligible for surgery and curative options are limited. Currently, no drugs are approved in the United States for biliary tract cancer, which has a median overall survival of 11.7 months. For gastric cancer, the median overall survival is 11.1 months and only one targeted therapy is approved for first-line use. We have designed our clinical trials to target the patients most likely to respond to our product candidates, which will be a subset of the overall patient population for each targeted indication.

We believe that our Asia development platform and our understanding of cancers that are prevalent in Asia, in particular in our areas of focus in China, Japan, South Korea and Southeast Asia, will enable us to develop drugs for these diseases more efficiently than could be done in the United States and Europe.

The advantages of developing drugs in Asia are:

•	The prevalence and etiology of certain cancers in Asia differ from the United States and Europe. While certain cancers, such as breast and lung cancer, are common worldwide, other cancers, such as gastric and biliary tract cancer, are many times more prevalent in Asia than in the United States and Europe.

Causes for these differences are believed to include both genetic and environmental factors, including diet, levels of socio-economic development, endemic infections and medical practice. For example, the higher prevalence of Helicobacter pylori infections in certain Asian countries including Japan, China and South Korea, as well as the consumption of salty or spicy foods, are believed to be responsible for the higher levels of gastric cancer in these countries. Northern Thailand has the highest incidence of biliary tract cancer globally, where it affects more patients than any other cancer, due to the consumption of a local fish that often contains parasites that reside in the bile duct of its human host. Globally, HCC is the sixth most common cancer and has one of the highest cancer mortality rates. Prevalence in Asia is higher, with China accounting for over 50% of all HCC cases reported worldwide, and is believed to be driven by the higher prevalence of chronic Hepatitis B and C infection.

•	The quality of clinical centers and translational medicine in Asia is high. Following investments made over the last two decades, countries such as Singapore and South Korea have emerged as centers of excellence in translational medicine and innovative clinical development. The growth of investments in medical research in Asia has increased significantly, with such investments increasing from $2.6 billion in 2004 to $9.7 billion in 2012. Asia’s share of global research funding increased from 13% in 2004 to 20% in 2011. In addition, recent data published by the U.S. FDA for the period from 2000 to 2015 shows that countries across Asia have been contributing to global studies for decades and have reached the level of quality demanded by international regulators based on findings during regulatory inspections.

Many of the leading research centers and key opinion leaders for Asia prevalent cancers are based in Asia. Key immuno-oncology studies for Asia prevalent cancers have also been led by Asia investigators and led from Asian clinical centers:

•	The regulatory environment in Asia is maturing quickly. Major Asian regulators such as the Pharmaceuticals and Medical Devices Agency, or the PMDA, in Japan and the China Food and Drug Administration, or the CFDA, have historically been viewed as being generally more conservative than their United States and European counterparts. However, regulators in Asia have recently become more progressive in their approach towards drug development. For example, in 2014, Japan was first to approve the novel PD1 inhibitor nivolumab for unresectable melanoma and, in 2013, Taiwan was first to approve afatinib for non-small cell lung cancer, in each case ahead of approval by United States and European regulators. In 2015, the PMDA introduced its first accelerated regulatory pathway, the sakigake designation scheme, on a pilot basis, potentially allowing innovative drugs targeting diseases with high unmet need a faster route to market and a longer marketing exclusivity period. In 2017, the State Council in China introduced a series of reforms allowing imported drugs to be approved using foreign data, which should dramatically shorten approval timelines when implemented by the CFDA.

•	Conducting clinical trials in Asia can accelerate drug development. By working with some of the leading centers in Asia, the recruitment rate for clinical trials can be significantly increased. For example, compared to recruitment rates in the United States, we estimate that the recruitment rate for patients for trials involving biliary tract cancer in Japan is approximately double and recruitment rates for gastric cancer in South Korea and Taiwan are approximately two to three times higher. Even for cancer types where disease prevalence is no higher in Asia than in the United States and Europe, often patients in Asia can be more easily recruited for clinical trials because there are fewer competing studies and large urban centers allow Asia-based clinical institutions to access a large patient pool.

Our Product Candidates

Varlitinib (ASLAN001)

Varlitinib is a highly potent, oral, reversible, small molecule inhibitor of the human epidermal growth factor receptor, or HER, family of receptor tyrosine kinases, or RTKs. Approved drugs that selectively target HER1 (also known as EGFR) or HER2 have been effective in some patients. However, patients may relapse on or may not respond to these therapies because the growth of their cancers is driven by other HER family receptors. Varlitinib targets multiple members of the HER family of receptors and therefore we believe it may be effective in a broader range of tumor types and effective in patients that have progressed on prior HER1-selective or HER2-selective therapies. Following guidance from the U.S. FDA, we initiated a randomized global pivotal clinical trial testing varlitinib in second-line biliary tract cancer. We expect to report topline data for this trial in 2019. We are also testing varlitinib in a single-arm pivotal clinical trial in biliary tract cancer in China for which we expect to report topline data in late 2018.

We licensed varlitinib from Array BioPharma Inc., or Array, in 2011 after successful completion of five Phase 1 clinical trials in a range of solid tumors, which showed activity in breast cancer. Our assessment of varlitinib and understanding of its mechanism of action led us to believe that it would be effective in gastric cancer and that we were well positioned to accelerate the development of varlitinib through our Asia development platform. To date, we have completed four additional Phase 1b clinical trials and two Phase 2 clinical trials for this product candidate. Over 400 patients have been dosed with varlitinib as monotherapy or in combination with other agents. In these clinical trials, varlitinib was well-tolerated in Caucasian and Asian patients. Varlitinib has demonstrated activity in a range of tumor types including biliary tract, gastric, breast and colorectal cancer. In January 2018, we entered into a new license agreement with Array, which replaces and supersedes our previous collaboration and license agreement, pursuant to which we obtained an exclusive, worldwide license to develop, manufacture and commercialize varlitnib for all human and animal therapeutic, diagnostic and prophylactic uses.

We have obtained orphan drug designation from the U.S. FDA for varlitinib in gastric cancer and cholangiocarcinoma, which represents approximately 60% of biliary tract cancer cases. The IND for varlitinib in biliary tract cancer was originally submitted by Array in 2005 and subsequently inactivated in February 2012. The IND for varlitinib in biliary tract cancer was then reactivated on April 21, 2017. We also have obtained orphan drug designation from the Ministry of Food and Drug Safety in South Korea for varlitinib in biliary tract cancer.

Mechanism of Action

Varlitinib targets the HER family of receptors, comprised of four members, HER1, HER2, HER3 and HER4, which is responsible for driving growth in human epithelial cells. These receptors can be mutated or overexpressed in many tumors, which can cause excessive proliferative activity and uncontrolled growth. For instance, HER2 is often overexpressed or amplified in breast cancer. Many of these tumors are dependent on continued HER2 activity for growth and are therefore sensitive to HER2 targeted agents such as Herceptin (trastuzumab). Similarly in gastric cancer, some tumors are HER2 amplified, and thus are reliant on HER2. Patients with these gastric cancers are sensitive to Herceptin, but such patients represent only approximately 15% of all gastric cancer patients. Others may have tumors driven by other HER family members. We believe that in those patients, a pan-HER inhibitor such as varlitinib, which targets HER1, HER2 and HER4, could inhibit proliferation and control tumor growth. HER3 requires active HER1, HER2 or HER4 to function and therefore varlitinib indirectly inhibits HER3.

Varlitinib has been designed to have favorable properties with low nanomolar, or nM, potency for the HER family. Varlitinib selectively inhibits the HER family and therefore has the potential for fewer off-target effects. It was well-tolerated in the clinic, with reduced gastrointestinal, or GI, toxicity compared to other pan-HER inhibitors.

Varlitinib Mechanism of Action

As a reversible pan-HER inhibitor, varlitinib binds temporarily to the HER family of receptors when the drug concentration is high, but dissociates when the drug concentration falls. Irreversible pan-HER inhibitors bind permanently to the receptor so when they are absorbed in the GI tract, the receptors in the gut epithelium are irreversibly inhibited and prevented from proliferating, which may lead to high rates of diarrhea in patients. In contrast, the gut epithelium of patients taking a reversible inhibitor like varlitinib can proliferate when the local concentration in the gut falls between dosing, which should result in lower frequency and severity of diarrhea. Importantly, we believe the concentration of varlitinib in the tumor remains stable between dosing leading to sustained target inhibition predicted to be in excess of 90%.

Advantages

We believe that varlitinib has the potential to be the first targeted therapy approved for biliary tract cancer and first-line treatment for HER1/HER2 coexpressing gastric cancer. We believe varlitinib has the following potential competitive advantages:

•	Potent inhibition of HER1, HER2 and HER4 potentially enables it to be used in a broader range of tumors than HER1-selective and HER2-selective agents. Drugs such as Herceptin only target HER2, which is only effective in tumors driven specifically by HER2. We believe there are other patients whose tumors are driven by different combinations of HER1, HER2, HER3 and HER4, that may respond to pan-HER inhibitors.

•	HER4 inhibition may lead to a more durable response. The upregulation of HER4 has been shown to act as an escape mechanism in breast cancer cell lines treated with lapatinib, which has no activity against HER4, leading to resistance. These cell lines remain sensitive to varlitinib, suggesting that varlitinib may lead to a more durable response. We believe that this response may also be seen in other tumor types.

•	Low levels of GI toxicity in comparison to other pan-HER inhibitors. Varlitinib has demonstrated a low level of GI toxicity, which we believe is because it is a reversible inhibitor. Other pan-HER inhibitors are irreversible inhibitors and patients in those trials have exhibited as much as 40% grades 3/4 diarrhea. In contrast, in our recent Phase 2 clinical trial in second-line metastatic breast cancer, only 12.5% of patients experienced grades 3/4 diarrhea. Symptoms were resolved in all patients following standard treatment with over-the-counter treatments such as loperamide and no prophylactic regimen was used.

•	Well-tolerated in conjunction with different chemotherapy regimens. Varlitinib has been tested in combination with seven different chemotherapy regimens including doublet chemotherapy and doses have been established for all of these regimens. We believe this is important as chemotherapy protocols used for diseases like gastric cancer and biliary tract cancer can vary from country to country.

Gastric Cancer

Market Opportunity

As of 2012, gastric cancer, or cancer of the stomach, was the fifth most common cancer and the third most common cause of cancer death worldwide. Prevalence was highest in Asia with 1.2 million patients, of which approximately 590,000 were in China. There were approximately 30,000 patients in the United States and 190,000 in Europe. The five-year survival rate of gastric cancer is less than 20%.

Most patients with gastric cancer are asymptomatic during the early stages of disease, which delays the initial diagnosis. Accordingly, the majority of patients present with advanced disease at initial diagnosis. Surgical resection is still the primary curative treatment for localized gastric cancer, however less than 50% of patients present with localized disease.

In the metastatic setting, chemotherapy, such as FOLFOX, XELOX, cisplatin/capecitabine or cisplatin/5-FU, is the standard of care, typically a combination of platinum-based therapy and fluorouridine-based therapy. Recent advances have demonstrated the role of the HER family of receptors in driving tumor growth. Herceptin, an anti-HER2 monoclonal antibody, was the first targeted drug in the metastatic setting to have shown benefit in overall survival when combined with standard doublet chemotherapy. However, the benefits of Herceptin are limited to the 15% of gastric cancer patients that overexpress HER2 and provide an increase in median overall survival from 11.1 months to 13.8 months. As a result, we believe a significant unmet medical need exists for other targeted therapies in gastric cancer. We believe that varlitinib could be effective in treating gastric cancer patients whose tumors are not HER2 amplified, but coexpressed HER1 and HER2. While the coexpression of HER1 and HER2 in gastric cancer is not well documented, epidemiological studies of archived gastric tumors conducted by our collaborating institutions in South Korea and Japan suggest that up to 40% of gastric cancer tumors coexpress HER1 and HER2.

Preclinical and Clinical Development

Varlitinib has shown activity in 20 mouse models of lung, breast, gastric, prostate and colorectal cancer. Varlitinib was shown to have superior tumor growth inhibition compared to multiple approved therapies across a variety of modalities in mouse models. In combination with approved standard of care therapies, including capecitabine, varlitinib has demonstrated additive tumor growth inhibition.

In studies we performed in collaboration with Singapore’s National Cancer Centre, varlitinib has also shown activity in patient derived xenograft, or PDX, mouse models of gastric cancer and HCC. In two gastric cancer PDX models that coexpress HER1 and HER2 but were not HER1 or HER2 amplified, varlitinib demonstrated dose dependent tumor growth inhibition. A western blot analysis of the varlitinib treated tumors revealed potent inhibition of the MAPK and PI3K pathways, known to be important for tumor growth.

Tumor Growth Inhibition in Two Gastric Cancer PDX Models

To determine whether HER1 and HER2 were driving tumor growth in HER1/HER2 coexpressing tumors, we conducted a Phase 2 paired biopsy clinical trial in patients who had failed one or more courses of prior treatment for gastric cancer. Patients were biopsied on day one, dosed with varlitinib monotherapy for 28 days and then biopsied again. Tumor samples were stained by immunohistochemistry to quantify markers of proliferation (MAPK and Ki67) and survival (AKT and TUNEL). Twenty-three patients were recruited in two cohorts: tumors coexpressing HER1 and HER2, and tumors that were HER2-amplified. The data demonstrated that varlitinib treatment led to down regulation of proliferation and upregulation of tumor apoptosis in evaluable patients that were coexpressing HER1/HER2.

Phase 2 Gastric Cancer Biopsy Data

Based on the positive data generated by varlitinib in the gastric cancer PDX models and in the gastric cancer clinical biopsy trial, we are targeting first-line patients coexpressing HER1 and HER2 that are ineligible for Herceptin, due to low HER2 expression levels. These patients are believed to represent approximately 40% of the gastric cancer population.

In August 2017, we initiated a randomized, double-blind, placebo-controlled Phase 2/3 clinical trial in first-line gastric cancer comparing varlitinib/FOLFOX to placebo/FOLFOX. This global trial is being conducted across 32 sites in eight countries in Asia and Europe in patients with tumors coexpressing HER1 and HER2 who are ineligible for Herceptin. We expect the Phase 2 portion of the clinical trial to enroll approximately 40 patients and to report topline data in the second half of 2018 with a primary endpoint of percentage change from baseline in tumor size of target lesions at week 12, as assessed by independent central review, or ICR, according to the Response Evaluation Criteria in Solid Tumours (version 1.1), or RECIST. Secondary endpoints are objective response rate, or ORR, progression-free survival, or PFS, time to recurrence, or TTR, duration of response, or DOR, disease control rate, or DCR, and overall survival, or OS. This clinical trial is expected to progress to Phase 3 if the results from the Phase 2 trial meet the primary endpoint that the percentage reduction in tumor size at Week 12 is statistically significant with a one-sided p-value that is less than 0.1. To determine whether data is statistically significant, we use a “p-value,” which represents the probability that random chance could explain the results. The U.S. FDA utilizes the reported statistical measures when evaluating the results of a clinical trial, including statistical significance as measured by p-value as an evidentiary standard of efficacy, to evaluate the reported evidence of a product candidate’s safety and efficacy. If progressed, we expect to enroll approximately 350 additional patients in the Phase 3 portion of the clinical trial with a primary endpoint of overall survival.

Phase 2/3 Gastric Cancer Trial Design (ongoing)

Biliary Tract Cancer

Market Opportunity

Annually, there are approximately 200,000 new cases of biliary tract cancer in Asia, of which up to 145,000 are in China, and approximately 12,600 new cases in the United States. Biliary tract cancer has a five-year survival rate of less than 10% and there has been little improvement in prognosis or treatment outcomes over the last two decades.

Biliary tract cancer consists of intra-hepatic and extra-hepatic cholangiocarcinoma (cancer of the bile duct), cancer of the gall bladder and papilla of Vater (the final portion of the bile duct emptying into the small bowel). Though biliary tract cancer is considered to be a subset of liver cancer, therapies approved for liver cancer are not approved for biliary tract cancer. There are no therapies approved for biliary tract cancer in the United States. Approximately 35% of patients undergo surgical resection, but recurrence is common, with the disease returning in 50% to 60% of patients. Late-stage patients typically receive chemotherapy. In the first-line setting, the doublet combination of gemcitabine and cisplatin is commonly used and has demonstrated a response rate of 26% and overall survival of 11.7 months.

Specific pathways driving biliary tract cancer have not been identified, however recent data from Japan and China show that approximately 70% of biliary tract cancer tumors exhibit HER family overexpression, with HER4 expressed most widely.

Preclinical and Clinical Development

In the ongoing Phase 1b clinical trials of varlitinib in combination with doublet chemotherapy, consisting of platinum plus fluoropyrimidine chemotherapy, 15 biliary tract cancer patients who have had up to two prior treatments have been enrolled to date. Three patients achieved a partial response (20%) and ten (67%) had stable disease, corresponding to a disease control rate of 87%. In those patients that responded, all patients had at least 30 weeks of duration of response and tumor growth was controlled even after patients discontinued doublet chemotherapy and continued on varlitinib monotherapy.

Change in Tumor Size in Biliary Tract Cancer Patients from Phase 1b Clinical Trials:

Varlitinib in Combination with Doublet Chemotherapy

*	These patients did not have measurable lesions, but their disease was declared to be stable by investigator based on non-measurable tumor mass.

Ongoing Clinical Trials

TREETOPP Trial in Second-Line Biliary Tract Cancer

Based on the results in biliary tract cancer from the Phase 1b clinical trials, we met with the U.S. FDA in October 2016 regarding the design of a registration trial and the overall development pathway for varlitinib in this indication. If this registration trial demonstrates a significant effect on overall response rate, varlitinib could be granted accelerated approval subject to a second confirmatory trial being run after approval to demonstrate an improvement in overall survival. TREETOPP is a randomized, double-blind, placebo-controlled clinical trial in second-line biliary tract cancer comparing varlitinib and capecitabine to placebo and capecitabine. This clinical trial is being led by Dr. Milind Javle at the MD Anderson Cancer Center and plans to recruit a total of 120 patients that have progressed on prior chemotherapy treatment, with 60 patients in each arm, from 58 centers in the United States, Europe, China, Japan, Australia and other Asian countries. The co-primary endpoints are ORR and PFS and will be assessed by ICR according to RECIST. The secondary endpoints are OS, DOR, DCR and tumor size percentage change at week 12, as defined by RECIST. In order to maintain an overall one-sided 10% type I error rate for the trial, we plan to use a Hochberg procedure, meaning that the trial would be deemed to have met its primary objective if either endpoint is significant at the one-sided 5% level or if both endpoints are significant at the one-sided 10% significance level. We expect to report topline data from this trial in 2019. If the endpoints are met, we intend to submit a New Drug Application, or NDA, to the U.S. FDA for accelerated approval in second-line biliary tract cancer.

Pivotal Biliary Tract Cancer Trial Design (ongoing)

China Second-Line Biliary Tract Cancer

Following discussions with CFDA with regard to the registration path in China for varlitinib in biliary tract cancer, we have also initiated a single-arm pivotal clinical trial of varlitinib in combination with capecitabine. We intend to recruit a total of 68 patients whose disease has progressed on prior chemotherapy treatment. The CFDA has agreed that we can seek approval in China if this trial meets its primary endpoint, showing an improvement in ORR. The secondary endpoints are PFS and OS. We expect to report topline data from this trial in late 2018. If the primary endpoint is met, we intend to file for approval in second-line biliary tract cancer in China.

First-Line Biliary Tract Cancer

We have initiated a Phase 1b/2 clinical trial to test the safety, tolerability and efficacy of varlitinib in first-line biliary tract cancer in combination with gemcitabine/cisplatin. In the Phase 1b portion of the clinical trial, increasing doses of varlitinib are combined with chemotherapy to determine the maximum tolerated dose, or MTD, in first-line biliary tract cancer. When the MTD is declared, the clinical trial is expected to progress to Phase 2. The Phase 2 portion of the clinical trial is planned to be a two-arm double-blind placebo-controlled trial, where varlitinib combined with gemcitabine/cisplatin would be compared to a placebo and gemcitabine/cisplatin, with 69 patients per arm. The primary endpoint of this trial is PFS, as assessed by ICR according to RECIST criteria. The secondary endpoints are ORR, DCR, DOR and OS, and all RECIST-based efficacy endpoints will be assessed by ICR. We plan to assess the clinical trial data using the Simon, Wittes and Ellenberg procedure, in order to detect a minimum 10% difference in the primary endpoint of PFS by 24 weeks, and assuming that 25% of patients in the chemotherapy arm will have partial or complete response and that the probability of selecting the best treatment arm is set at 90%. If the Phase 2 clinical trial is successful, the Phase 3 clinical trial would be a 400 patient double-blind placebo-controlled study comparing gemcitabine/cisplatin and varlitinib with gemcitabine/cisplatin and placebo.

Metastatic Breast Cancer

The prevalence of breast cancer in Asia was approximately 2.3 million patients in 2012, while the prevalence in the United States was approximately 1.0 million, of which approximately 5% was metastatic in both cases. Metastatic breast cancer has a five-year survival rate of 26%. Approximately 20% of these patients have tumors with HER2 amplification and will typically receive the anti-HER2 monoclonal antibody therapies Herceptin and pertuzumab in first-line treatment and then ado-trastuzumab emtansine in second-line treatment. In third-line treatment, patients receive the HER1/HER2 small molecule inhibitor lapatinib plus capecitabine. Varlitinib has demonstrated an improved objective response rate and with lower levels of diarrhea compared to lapatinib in a Phase 2 clinical trial.

We have completed a randomized open label Phase 2 clinical trial in HER2 amplified patients who have progressed on Herceptin. The open label clinical trial enrolled 50 patients with two arms comparing varlitinib and capecitabine to lapatinib and capecitabine, with a primary endpoint of tumor shrinkage at week 12, as assessed by ICR according to RECIST. Six patients withdrew consent within the first 30 days following enrollment, of which only one patient experienced a grade 4 serious adverse event, which was diarrhea and assessed as being drug-related. One patient died due to liver failure leading to multi-organ failure and sepsis after 11 days on treatment with varlitinib and capecitabine and was reported as “possibly related” to varlitinib because the immediate cause of the patient’s death could not be determined, and therefore, a relationship to varlitinib could not be excluded. These patients were excluded from the subsequent efficacy analysis. For the patients who remained in the clinical trial, the average tumor shrinkage in the varlitinib arm was 36% compared to 18% in the lapatinib arm, with p=0.075, which met the preset statistical criterion for significance for this clinical trial. (For reference, the U.S. FDA would typically require p≤0.05 to demonstrate statistical significance in a pivotal clinical trial.) The ORR was 60% for patients in the varlitinib arm compared to 46% for those in the lapatinib arm. Varlitinib and capecitabine was well-tolerated with 12.5% grades 3/4 diarrhea that was controlled on standard doses of loperamide. The incidence of diarrhea observed in the varlitinib and capecitabine arm also compared favorably to an observed incidence of 40% grades 3/4 diarrhea in published data for neratinib, an irreversible pan-HER inhibitor. In addition, the 60% ORR seen with varlitinib and capecitabine is comparable to the 64% ORR seen in neratinib studies. We also have ongoing investigator-led clinical trials in neoadjuvant breast cancer and breast cancer with brain metastasis.

Phase 2 Metastatic Breast Cancer Trial Design (completed)

Safety

Varlitinib has been dosed as monotherapy and in combination with singlet and doublet chemotherapies commonly used in biliary tract, gastric, metastatic breast and colorectal cancer. The maximum tolerated doses varied from 300mg twice daily to 500mg twice daily (BID).

Varlitinib Maximum Tolerated Dose in Phase 1/1b Clinical Trials

Phase 1b Clinical Trials of Varlitinib in Combination with Doublet Chemotherapy

In a Phase 1b clinical trial of varlitinib in combination with doublet chemotherapy, patients received six cycles of doublet chemotherapy consisting of cisplatin/5-FU, cisplatin/capecitabine, FOLFOX, XELOX combined with varlitinib, followed by varlitinib monotherapy until progression. The ORR was 18% and the DCR was 93%, with several patients with biliary tract, gastric and colorectal cancer demonstrating prolonged stable disease and partial responses. The majority of patients received one or more lines of therapy before entering the clinical trial and were not selected based on biomarker status. Varlitinib was well-tolerated at 300mg BID when combined with doublet chemotherapy, with a manageable side effect profile typical of HER receptor inhibitors including fatigue, diarrhea, nausea, vomiting, increased bilirubin and hand-foot syndrome.

Change in Tumor Size in Phase 1b Clinical Trials:

Varlitinib in Combination with Doublet Chemotherapy

*	These patients did not have measurable lesions, but their disease was declared to be stable by investigator based on non-measurable tumor mass.

Across all varlitinib clinical trials, the most commonly occurring drug-related adverse events, or AEs, as of December 31, 2017 were fatigue (43% of patients with any grade, 6% with grade 3 or 4), nausea (43% of patients with any grade, 2% with grade 3 or 4) and diarrhea (39% of patients with any grade, 4% with grade 3 or 4). Grade refers to the severity of the AE, with grade 3 indicating a severe or medically significant but not immediately life-threatening AE and grade 4 indicating an AE with potentially life-threatening consequences.

ASLAN003

ASLAN003 is an orally active, potent inhibitor of DHODH that has the potential to be first-in-class in AML. AML is a cancer of the myeloid line of blood cells, characterized primarily by the rapid growth of abnormal white blood cells that build up in the bone marrow and interfere with the production of normal blood cells. We are conducting a Phase 2 clinical trial to develop ASLAN003 in AML and we expect to report interim data from this trial in the second half of 2018. Our plan is to meet with regulatory authorities to discuss expedited regulatory strategies, such as accelerated approval. We are also exploring other solid tumor types where DHODH may be relevant, such as TNBC and HCC.

We licensed ASLAN003 from Almirall in 2012 after Almirall’s completion of a Phase 1 single ascending dose clinical trial, in which the drug was well-tolerated in healthy volunteers. We then conducted two additional Phase 1 clinical trials, exploring multiple ascending doses and fed/fasted comparison in healthy volunteers. These trials demonstrated that the drug was well-tolerated and plasma concentrations following dosing were similar in Caucasians and Asians.

Mechanism of Action

In cancer, increased levels of adenosine triphosphate, or ATP, and pyrimidines are required for tumor growth and survival. ASLAN003 is an inhibitor of DHODH, which is the enzyme controlling the rate limiting step in the de novo synthesis of pyrimidines. Pyrimidines are nucleotides and are essential building blocks for the production of DNA and RNA in mammalian cells. DHODH is located in the mitochondria and during manufacture of nucleotides it also contributes to the production of ATP. Inhibition of DHODH depletes the intracellular pool of pyrimidines and contributes to lower levels of ATP. This leads to the induction of the tumor suppressor p53, which at high levels of induction triggers apoptosis, or programmed cell death.

In AML, blast cells are unable to differentiate and form granulocytes, such as neutrophils and eosinophils, causing depletion of white blood cells. All-trans retinoic acid, or ATRA, which is approved to treat certain types of AML representing up to 15% of all AML patients, is able to differentiate these AML blast cells. Over 90% of patients with these types of AML experience a complete response and have a five-year survival of 75% when treated with ATRA. In other subsets of AML, DHODH inhibitors have been shown to promote differentiation of these blast cells in vitro, allowing them to turn into granulocytes, which potentially may reverse the condition.

DHODH Inhibitor Mechanism of Action	Blast Cell Differentiation in AML

Teriflunomide and leflunomide, which is a prodrug of teriflunomide, are first generation DHODH inhibitors, approved in the United States, Europe and Asia for the treatment of rheumatoid arthritis and multiple sclerosis, respectively. These molecules are less potent inhibitors of DHODH as compared to ASLAN003 and are sufficient to slow the proliferation of inflammatory cells and therefore adequate in chronic inflammatory disorders. However, these molecules have limited use in oncology because the inhibition of tumor growth requires more potent and sustained inhibition of DHODH. Previous efforts to develop high potency DHODH inhibitors for oncology indications were unsuccessful. Candidate drugs had unacceptable levels of toxicity due to off-target binding and would accumulate in the body, requiring up to two years to clear below pharmacologically active levels after dosing was stopped. As a result, development of these inhibitors did not progress. In contrast, ASLAN003 is not chemically related to first generation DHODH inhibitors. ASLAN003 is up to two orders of magnitude more potent at inhibiting DHODH than leflunomide and teriflunomide, and has a half-life of 18 hours, which should allow once daily dosing. We assessed the potency of ASLAN003 using three standard assays: cell free, human primary cell and human whole blood. The table below shows that ASLAN003 is more potent than teriflunomide. The IC50 value is the concentration of the drug required to produce 50% inhibition of response in the assay.

ASLAN003 Cellular and Biochemical Potency

Advantages

We believe that ASLAN003 has the potential to be a first-in-class DHODH inhibitor in oncology due to the following competitive advantages:

•	Potent inhibition of DHODH. The binding affinity of ASLAN003 to DHODH is up to two orders of magnitude stronger than first generation DHODH inhibitors, such as leflunomide and teriflunomide. This highly specific and potent inhibition of human DHODH has the potential to reach the levels required to be efficacious in oncology.

•	Lack of toxicities associated with first generation inhibitors and other novel AML therapies. Existing DHODH inhibitors, such as leflunomide and teriflunomide, are associated with significant liver toxicity. Both of these drugs take between three and four weeks to build to therapeutic levels and two years to clear completely after dosing is stopped. In contrast, ASLAN003 reaches full exposure in 24 hours with a half-life of 18 hours allowing rapid clearance following cessation of treatment. Furthermore, recently launched AML therapies, such as midostaurin and enasidenib, are associated with significant hematological and liver toxicities. Many AML patients are elderly or cannot otherwise tolerate significant toxicities. As a result, we believe the safety profile of ASLAN003 could allow its use in these patients.

•	Enables AML blast cells to differentiate into granulocytes and may be applicable in a broad range of AML patients. ASLAN003 has demonstrated the ability to differentiate AML blast cells into granulocytes in a variety of AML cell lines that do not respond to ATRA. ASLAN003 may have applicability in patients that do not respond to ATRA, which represent approximately 85% of AML patients.

•	Evidence of activity in TNBC. Recent data suggest that DHODH inhibition is active in animal models of TNBC, an aggressive type of breast cancer with few effective treatment options.

Market Opportunity

AML patients that have failed on standard of care chemotherapy in AML or do not respond to chemotherapy are termed relapsed/refractory, and represent the majority of the total AML population. In 2016, the annual incidence of relapsed/refractory patients is approximately 13,000 patients in the United States, 8,000 in Europe, 5,000 in Japan and 24,000 in China. Survival is age-dependent and survival rates are extremely poor for the elderly. The five-year relative survival rate for AML patients aged 19 years and below is 65%, but declines to 50% for patients aged 20 to 49 years, and the survival rate for patients aged 65 years or older is only 6%.

The first-line treatment for patients with AML is a combination of aggressive chemotherapies. However, elderly patients with AML typically are ineligible for aggressive treatment regiments due to the significant toxicity associated with these therapies. The survival of these patients is usually less than one year. Over the past two decades, many compounds have been evaluated in AML patients, however, only three targeted drugs have been approved. Furthermore, these drugs target relatively small subsets of patients, leaving a significant unmet need.

Preclinical and Clinical Development

Our Phase 1 single and multiple ascending dose clinical trials of ASLAN003, which were conducted with 95 healthy subjects, demonstrated dose proportional pharmacokinetics and no accumulation in the body. The exposure profile of the drug was highly similar in Asian and Caucasian subjects, and demonstrated stable drug levels in plasma at multiple doses.

After a single 100mg oral dose of ASLAN003, the plasma levels of the drug in Caucasians and Asians were highly similar. ASLAN003 also reached steady state after the second day of dosing and did not accumulate in the body.

ASLAN003 Pharmacokinetic Profile

Single Dose	Multiple Dose

We predict the exposure of ASLAN003 to result in approximately 90% inhibition of DHODH, with 400mg taken once daily, in comparison to the maximum dose of teriflunomide, which leads to only 30% inhibition, as shown in the graph below:

DHODH Binding with ASLAN003 Compared to Teriflunomide

ASLAN003 in AML

In AML, cancerous blast cells fail to differentiate into mature blood cells and do not follow normal processes controlling cell death due to genetic mutations. As a result, the number of blast cells increases to very high levels, crowding out normal red and white blood cell production in the bone marrow, which can eventually result in patient death. Normal differentiated blast cells express specific cell surface markers, such as CD11b, and contain granules, which are active compartments inside the cell that store molecules for killing invading pathogens. ASLAN003 has demonstrated the ability to cause differentiation of AML blast cells leading to mature cells that correctly express CD11b and contain active granules.

Data published in 2016 identified inhibition of DHODH as a key mechanism that can trigger differentiation of blast cells in AML. Inhibition of DHODH and the resultant depletion of the pyramidine pool in AML resulted in extensive differentiation in in vitro and in vivo mouse bone marrow transplant models. In preclinical studies, we have demonstrated that ASLAN003 can differentiate AML blast cells in vitro in a variety of AML cell lines: KG-1, MOLM-14 and THP-1.

Differentiation of AML Cell Lines with ASLAN003

The human AML blast cell line, THP-1, demonstrated differentiation when exposed to low doses of ASLAN003 characterized by expression of cell surface markers of normal immune cells, such as CD11b, condensation of the nuclei and formation of active granules that are indicative of normal human white blood cells. Low concentrations of ASLAN003, approximately equivalent to a 50mg once daily dose in patients, led to over 95% upregulation of CD11b which is indicative of differentiation of AML blast cells to granulocytes.

ASLAN003 exposure also resulted in blast cells developing condensed, lobed nuclei, characteristic of normal human granulocytes, and in the appearance of active granules in the cytoplasm, as demonstrated by the reduction of Nitro Blue Tetrazolium, or NBT, a standard assay for granulocytes, as shown below:

Upregulation of CD11b in AML Blast Cell Line THP-1 with ASLAN003	Formation of Active Granules in AML Blast Cell Line THP-1 with ASLAN003

AML Phase 2 Clinical Trial

We have initiated a Phase 2 clinical trial with ASLAN003 in relapsed/refractory AML in Singapore and Australia. We intend to initially recruit 18 patients for this trial and test three doses of ASLAN003 in the AML population as monotherapy for 28 days or until progression with a primary endpoint of the rates of complete remission, or CR, and complete remission with incomplete bone marrow recovery, or CRi, followed by an expansion cohort of an additional 20 patients with the potential to combine with standard induction chemotherapy.

Potential Development Opportunity for ASLAN003 in Solid Tumors

Recent publications have demonstrated that PTEN mutant cancers and TNBC are particularly sensitive to DHODH inhibition. Additional evidence suggests that DHODH inhibitors may have synergistic efficacy in TNBC in combination with commonly used chemotherapies and CHK1 inhibitors. We are evaluating ASLAN003 efficacy in TNBC and HCC PDX models.

Safety

ASLAN003 has been dosed in 95 healthy subjects and was well-tolerated in single ascending and multiple ascending dosing, or MAD, up to a maximum dose of 400mg once daily. In single ascending, dosing no AEs were observed. In multiple ascending dosing of 53 subjects, the significant majority of AEs were mild to moderate, as summarized in the table below.

Adverse Event Profile of ASLAN003 (MAD)

ASLAN004

ASLAN004 is a fully human monoclonal antibody that targets the IL-13 receptor α1 subunit, or IL-13Rα1. ASLAN004 is currently in pre-clinical development, and we are not aware of any other antibodies in clinical development targeting IL-13Rα1. By targeting IL-13Rα1, ASLAN004 potently inhibits signaling of both interleukin 4, or IL-4, and interleukin 13, or IL-13. IL-4 and IL-13 are central to triggering symptoms of allergy in atopic dermatitis, such as redness and itching of the skin, as well as asthma symptoms such as shortness of breath, wheezing and coughing. Dupilumab is marketed for severe atopic dermatitis and recently completed a successful Phase 3 clinical trial in asthma. As we target the same pathways as dupilumab, we believe ASLAN004 can follow a similar regulatory path. We believe ASLAN004 has the potential to become a first-in-class IL-13Rα1 inhibitor. By targeting IL-13Rα1, a receptor with a narrower cellular distribution than the IL-4 receptor, we believe ASLAN004 has the potential to offer both a lower dose and lower dosing frequency, which are important features for subcutaneous injections, providing greater patient convenience. In addition, ASLAN004 has more selective binding than dupilumab, which we believe could give ASLAN004 a more favorable side effect profile than dupilumab. We expect to initiate a Phase 1 clinical trial for ASLAN004 in the second half of 2018 and plan to continue development in asthma and severe atopic dermatitis. In the future, we may also develop ASLAN004 in other inflammatory indications, such as chronic obstructive pulmonary disorder, or COPD. We licensed worldwide rights for ASLAN004 from CSL Limited, or CSL, in May 2014.

Mechanism of Action

ASLAN004 is a fully human monoclonal antibody with high affinity binding that inhibits both IL-4 and IL-13 signaling by binding to IL-13Rα1. The cytokines IL-4 and IL-13 are the main drivers of allergic inflammation and have mutually redundant functions. They selectively bind and stimulate the type 2 receptor, which is a complex composed of IL4Rα and IL-13Rα1. Stimulation of the common receptor for IL-4 or IL-13 triggers a signaling cascade that can result in severe atopic dermatitis or asthma. The pivotal role for this pathway in these disease indications has been exemplified by the monoclonal antibody dupilumab which binds to IL-4Rα to block signaling by IL-4 and IL-13. We are not aware of any other monoclonal antibody in development that can inhibit both IL-4 and IL-13 signaling. IL-13Rα1 has a narrower cellular distribution than IL-4Rα. We believe this can offer potential benefits that include both a lower injection volume and dosing frequency than dupilumab, which requires subcutaneous injections every two weeks with a 2 milliliter injection volume. These potential benefits of ASLAN004 would represent meaningful advantages for patient treatment. An additional benefit of ASLAN004 is its lack of binding to the type 1 receptor, which is expressed on a broader range of hematological cell types. We believe that by avoiding inhibition of the type 1 receptor, ASLAN004 may have fewer side effects than dupilumab, which does bind the type 1 receptor.

The figure below demonstrates the binding of ASLAN004 and dupilumab to the type 2 receptor:

IL-4 / IL-13 Receptor Antibody Mechanism of Action

Advantages

We believe that ASLAN004 has the potential to be a best-in-class therapy:

•	Validated mechanism with the potential for greater efficacy than IL-13 selective and IL-4 selective inhibitors. IL-13 selective and IL-4 selective inhibitors, such as lebrikizumab, have shown limited efficacy in treating allergic inflammation, with several agents recently failing to demonstrate efficacy in Phase 2 and Phase 3 clinical trials. We believe that agents that can block the activity of both IL-4 and IL-13 will be more efficacious. Dupilumab was shown to be effective in treating moderate-to-severe atopic dermatitis by blocking IL-4 and IL-13 activity. Similar to dupilumab, ASLAN004 also blocks the activity of IL-4 and IL-13.

•	Potential for less frequent dosing. Dupilumab is dosed once every two weeks with a 2 milliliter subcutaneous injection. Based on the formulation of ASLAN004, we may be able to offer a once monthly injection with a smaller injection volume. This potential reduced injection frequency would provide patients with greater convenience, with half the number of required injections.

•	Potential for improved safety profile. ASLAN004 targets the IL-13Rα1 subunit of the IL-4/IL-13 receptor, whereas dupilumab blocks IL-4Rα. As a result, both ASLAN004 and dupilumab block the type 2 receptor, which contains IL-4Rα and IL-13Rα1, however only dupilumab blocks the type 1 receptor, which contains IL-4Rα but not IL-13Rα1, and is present on B-cells and macrophages. We believe that by avoiding inhibition of the type 1 receptor, ASLAN004 may have fewer side effects.

Market Opportunity

Market Opportunity in Severe Atopic Dermatitis

Atopic dermatitis is the most common dermatological disease, affecting over 200 million patients worldwide, characterized by red inflamed skin and severe daytime and nighttime itching, which can severely impact patients’ quality of life. Up to one-third of adult atopic dermatitis patients are considered moderate-to-severe, for which currently available therapeutics are limited and management is challenging in the majority of cases.

Treatment options have focused on topical therapies. In December 2016, the U.S. FDA granted approval for Eucrisa (developed by Pfizer Inc.), a topical treatment for mild to moderate atopic dermatitis. More recently in March 2017, the U.S. FDA granted approval for dupilumab (developed by Sanofi S.A. and Regeneron Pharmaceuticals, Inc.) for adults with moderate-to-severe atopic dermatitis.

Market Opportunity in Asthma

Asthma affects approximately 300 million patients worldwide. Chronic inflammation of the airway, combined with bronchial hyper-reactivity causes shortness of breath, wheezing and coughing, potentially leading to exacerbations that may result in hospitalization or death. Over 4.5 million severe asthmatics have symptoms which cannot be controlled with conventional therapies, such as bronchodilators or inhaled corticosteroids.

Xolair (anti-IgE) and Nucala (anti-IL5) are the two leading biological therapies by sales. Novel therapies like dupilumab (not yet approved in asthma) are anticipated to compete with biological therapies and inhaled therapies.

Preclinical and Clinical Development

ASLAN004 is a fully human IgG4 monoclonal antibody that specifically binds to the human IL-13Rα1 protein and was originally made using the Medarex mouse technology. The antibody was isolated and optimized to have picomolar binding affinity by CSL Behring, a member of the CSL group of companies.

ASLAN004 is a potent inhibitor of both IL-4 and IL-13 signaling with a binding affinity in the picomolar range for human IL-13Rα1. In in vitro assays, ASLAN004 inhibits the release of mediators that trigger allergic reactions with an IC50 in the low nM range.

We have constructed manufacturing cell lines that deliver a yield of over two grams per liter of therapeutic antibody. ASLAN004 has been successfully manufactured at the 500-liter production scale in accordance with current good manufacturing practices, or cGMP. ASLAN004 has been tested in four-week good laboratory practices, or GLP, compliant toxicology studies in primates.

We expect to initiate a Phase 1 dose escalation clinical trial for ASLAN004 in 2018 in healthy volunteers, followed by a multiple ascending dose Phase 1 trial conducted in severe atopic dermatitis patients. This clinical trial is expected to provide early efficacy data in severe atopic dermatitis, allowing dose selection and an early comparison to currently available standards of care. We plan to initiate a Phase 1 clinical trial for ASLAN004 in asthma following ongoing discussions with our partner, CSL.

Preclinical Pipeline

We have been building an immuno-oncology portfolio to provide a pipeline of innovative drug candidates that could be used as monotherapy or in combination with other drug candidates in our portfolio.

•	RON kinase—an immuno-oncology target expressed on the macrophage, whose inhibition could enhance T-cell activity. We have an ongoing collaboration with the Huntsman Institute in Utah studying the effects of RON inhibition. RON kinase activation may lead to the formation of macrophages with an M2 phenotype, which are tumor supportive. By inhibiting RON, the macrophage type 1 phenotype may be preferred and this phenotype is tumor suppressive, releasing cytokines that can potentially enhance the activity of T-cells. This may lead to synergistic activity when combined with PD1 or CTLA4 inhibitors. We have started development of a fully human monoclonal antibody against the extracellular domain of RON kinase.

•	Modybodies—single heavy chain fragment antibodies. We are collaborating with Nanyang Technical University, or NTU, in Singapore on a novel antibody fragment technology called Modybodies, which are stabilized heavy chains that are one tenth the size of a conventional antibody and consequently can target domains that cannot be accessed by much larger monoclonal antibodies. Modybodies can be rapidly isolated and selected for high binding affinity and good stability. Modybodies can also be easily linked together to make molecules that can bind to more than one target in the same therapeutic molecule. Modybodies may have advantages over other antibody fragment technologies as they are fully human and potentially less immunogenic. Under the collaboration, NTU plans to generate Modybodies by phage display library screening against three specific immuno-oncology targets. When Modybodies are generated with properties that meet an agreed candidate drug target profile, we may progress them into preclinical and clinical development.

Competition

Our industry is intensely competitive and subject to rapid and significant technological change. While we believe that our knowledge, experience and scientific resources provide us with competitive advantages, we face substantial competition from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Many of our competitors have significantly greater financial, technical and human resources. Small and early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. As a result, our competitors may discover, develop, license or commercialize products before or more successfully than we do.

We face competition with respect to our current product candidates, and will face competition with respect to future product candidates, from segments of the pharmaceutical, biotechnology and other related sectors, as well as from academic institutions.

The acquisition or licensing of pharmaceutical products is also very competitive. If we seek to acquire or license products, we will face substantial competition from a number of more established companies, some of which have acknowledged strategies to license or acquire products and many of which are bigger than us and have more institutional experience and greater cash flows than we have. These more established companies may have competitive advantages over us, as may other emerging companies taking similar or different approaches to product licenses or acquisitions. In addition, a number of established research-based pharmaceutical and biotechnology companies may acquire products in late stages of development to augment their internal product lines, which may provide those companies with an even greater competitive advantage.

If our product candidates are approved, they may compete with currently marketed drugs and therapies used for treatment of the same indications, and potentially with drug candidates currently in development. The key competitive factors affecting the success of any approved product include its efficacy, safety profile, price, method of administration and level of promotional activity.

Varlitinib

•	There are no approved targeted therapies for biliary tract cancer; however, there are several targeted therapies currently in clinical development targeting specific subsets of biliary tract cancer, including ivosidenib being developed by Agios Pharmaceuticals, Inc., ARQ087 being developed by Arqule, Inc. and lenvatinib being developed by Eisai Inc.

•	There are no targeted therapies approved for first-line HER1/HER2 coexpressing gastric cancer (that is not HER2-amplified); however, trastuzumab is approved in combination with chemotherapy for the treatment of first-line HER2-positive metastatic gastric cancer and there are other drugs approved for later lines of treatment, including Eli Lilly and Company’s ramucirumab and Merck & Co., Inc.’s pembrolizumab. There are several other drugs in clinical development for first-line gastric cancer, including BMS’ nivolumab and pembrolizumab.

•	Puma Biotechnology, Inc.’s neratinib is approved in adjuvant breast cancer, but is not currently being developed in gastric cancer or biliary tract cancer.

ASLAN003

•	We do not consider chemotherapy to be a competitor as we expect ASLAN003 to be used either in patients that are not eligible for chemotherapy or in combination with chemotherapy.

•	Enasidenib was recently approved to treat adults with AML whose tumors have mutations in IDH2, which represents around 10-15% of AML patients. In the single-arm registration study, 40% of patients responded to enasidenib; however, differentiation syndrome, which can be fatal if not treated, occurred in 14% of patients.

•	Midostaurin was also recently approved to treat newly diagnosed AML patients with a FLT3 mutation, which represents around 30% of AML patients.

•	There are a large number of drugs currently in development for AML. Most of these target specific subsets of disease.

ASLAN004

•	We are not aware of any other drugs targeting IL-13Rα1 and we believe our intellectual property would preclude such development.

•	Dupilumab from Sanofi S.A. and Regeneron Pharmaceuticals, Inc. is approved to treat moderate-to-severe atopic dermatitis and recently completed a Phase 3 clinical trial in severe asthma. We expect dupilumab will be approved in severe asthma in the near future.

•	There are several IL-13 selective inhibitors in development, including lebrikizumab being developed by Dermira, Inc., and tralokinumab being developed by AstraZeneca. Both of these drugs have recently failed in Phase 3 clinical trials in asthma, however they may be successful in other indications, such as atopic dermatitis.

Manufacturing

We do not have internal manufacturing capabilities for small molecules or biological drugs and we do not intend to build or acquire infrastructure for manufacturing our drugs for clinical or commercial supply. All of our clinical supplies are manufactured in accordance with cGMP using high quality contract manufacturing organizations based in the United States, Europe and Asia.

We are currently developing a validated commercial process for the manufacture of varlitinib. We have contracted with two cGMP compliant third-party manufacturers in the United Kingdom and China to manufacture the active pharmaceutical ingredient and final tablet. The first batches of varlitinib for commercial supply are expected to be available in late 2018.

ASLAN has worked with one contract research organization to manufacture ASLAN004 at a 500 liter scale and is currently in the process of selecting a long term commercial manufacturer for this drug. Fill and finish for ASLAN004 is performed by Vetter Pharma International GmbH, or Vetter, in the United States, which is capable of manufacturing final drug product for commercial launch.

Varlitinib

Varlitinib drug substance is manufactured in accordance with cGMP by Sterling Pharma Solutions Limited in the United Kingdom. We have manufactured at the 200kg scale and are currently in process validation at the 350kg scale. Varlitinib drug product (tablet) is manufactured in accordance with cGMP by PCI Pharma Services in the United Kingdom. Both drug substance and drug product can be scaled to over four tons per year. A second site manufacture for varlitinib in accordance with cGMP has been established at WuXi Apptec Co., Ltd., or WuXi, in China for both drug substance and drug product. Currently, WuXi has successfully manufactured at the 30kg scale.

ASLAN003

ASLAN003 drug substance has been manufactured by Sigma-Aldrich Company LTD in Switzerland at the 30kg scale in accordance with cGMP. ASLAN003 drug product in the form of capsules has been manufactured by WuXi in China in accordance with cGMP. We expect to develop an ASLAN003 tablet in 2018 and plan to conduct further scale up and process optimization.

ASLAN004

Manufacturing cell lines for ASLAN004 were created by Selexis SA in Switzerland. These cell lines deliver over two grams of drug substance per liter. Process development for ASLAN004 was established at JHL Biotech, Inc. and 500 liter manufacture for toxicology and cGMP compliant clinical supply has been completed. Vetter in the United States is responsible for cGMP-compliant fill and finish into glass vials for clinical supply.

License and Collaboration Agreements

License Agreement with Array

On January 3, 2018, we entered into a new license agreement with Array pursuant to which we obtained an exclusive, worldwide license to develop, manufacture and commercialize varlitinib for all human and animal therapeutic, diagnostic and prophylactic uses. This new license agreement replaces and supersedes our previous collaboration and license agreement with Array dated July 12, 2011.

Under the new license agreement, we agreed to use commercially reasonable efforts to obtain approval by the U.S. FDA or the applicable health regulatory authority and commercialize varlitinib.

In consideration of the rights granted to us under the agreement, we made an initial upfront payment to Array of $12 million and are required to make an additional upfront payment between $11 million and $12 million by no later than January 3, 2019, with the specific amount within that range payable depending upon the timing of such payment. In addition, we will be required to pay up to $30 million if certain development milestones are achieved, $20 million if certain regulatory milestones are achieved, and up to $55 million if certain commercial milestones are achieved. We are also required to pay Array tiered royalties in the low tens on net sales of varlitinib. Our royalty obligations will continue on a country-by-country basis through the later of the expiration of the last valid patent claim for varlitinib or ten years after the first commercial sale of varlitinib in a given country.

If within two years of the date of the new license agreement we sublicense varlitinib and are paid an upfront payment, Array will further be entitled to receive one-half of the portion of any such upfront payment that exceeds a specified amount. In the event that the base royalty under a sublicense agreement is 20% or less, we will only be required to share with Array one-half of the amount actually received by us under such sublicense agreement in lieu of the tiered royalties described above, provided that the royalty paid in such case shall in no event be less than a royalty in the high single digit range.

If we undergo a change in control during a defined period following execution of the new license agreement, Array will also be entitled to receive a low to mid single-digit percentage of the proceeds resulting from the change in control. Unless earlier terminated, the agreement will continue on a country-by-country basis until the expiration of the respective royalty obligations in such country. Upon such expiration in such country, Array will grant to us a perpetual, royalty-free, non-terminable, non-revocable, non-exclusive license to exploit certain know-how in connection with the development, manufacturing and/or commercialization of varlitinib for all human and animal therapeutic, diagnostic and prophylactic uses in such country. Either party may terminate the agreement (i) in the event of the other party’s material breach of the agreement that remains uncured for a specified period of time or (ii) the insolvency of the other party. We may also terminate the agreement without cause at any time upon 180 days advance notice to Array.

Development and License Agreement with Almirall

On May 16, 2012, we entered into a development and license agreement with Almirall, pursuant to which we obtained an exclusive, worldwide license to certain patents, know-how and other intellectual property controlled by Almirall to a DHODH inhibitor, LAS186323, which we refer to as ASLAN003. The licensed field covered by this agreement was limited to the treatment or prevention of rheumatoid arthritis, excluding any topical formulation.

On December 21, 2015, we entered into an amended development and license agreement with Almirall which replaced the previous agreement, further amended by an amendment agreement entered into on March 16, 2018. Under the agreement as so amended, we obtained from Almirall an expanded exclusive, worldwide license to develop, manufacture and commercialize ASLAN003 products for all human diseases with primary focus on oncology diseases, excluding topically-administered products embodying the compound for keratinocyte hyperproliferative disorders, and the non-melanoma skin cancers basal cell carcinoma, squamous cell carcinomas and Gorlin Syndrome, or collectively, the KHD/NMSC products. We generally have the right to sublicense our rights under the agreement. If Almirall wishes to use a third party to develop KHD/NMSC products, we have a right of first negotiation to obtain a license from Almirall to carry out those developments.

Under the amended agreement, we are generally obligated to use commercially reasonable efforts to develop ASLAN003 products in accordance with the development plan, and to commercialize ASLAN003 products, either by ourselves or through sublicensees. We agreed not to develop or commercialize any competing product that has the same mechanism of action as ASLAN003 while the intellectual property licensed from Almirall remains in force or for ten years after the launch of ASLAN003 products on a country-by-country basis, whichever is longer. In addition, we granted to Almirall the right to use certain developed know-how for Almirall’s internal and commercial programs for KHD/NMSC products, and Almirall granted us the right to use certain know-how developed by or on behalf of Armirall in the course of its programs for KHD/NMSC products in the field licensed to ASLAN.

In consideration of the rights granted to us under the amended agreement, we will be required to pay an aggregate of up to $30 million if certain development milestones are achieved and an aggregate of up to $50 million if certain regulatory milestones are achieved, in each case across different indications. If we commercialize any ASLAN003 products, we will be required to pay Almirall tiered royalties in the mid single-digit range on net sales of ASLAN003 products, subject to adjustments in certain circumstances. In the event we sublicense any of our rights under the agreement relating to the ASLAN003 technology, we will be obligated to pay Almirall 10% of sublicensee income we may receive under such sublicenses.

Unless earlier terminated, the amended agreement continues indefinitely. Either party may terminate the agreement (i) in the event of the other party’s material breach of the agreement that remains uncured for a specified period of time, (ii) if significant safety issues arise which make development or commercialization of the product unlawful or in violation of standard industry practices, (iii) if the other party becomes insolvent or (iv) if the continuation of the agreement is no longer commercially viable, as proven by us based on supporting objective data reasonably acceptable to Almirall and us. Almirall may terminate the agreement (i) if we fail to provide evidence of having used commercially reasonable efforts to pursue development or commercialization, (ii) if we challenge or assist third parties in challenging any intellectual property rights licensed from Almirall under the amended agreement, (iii) if there is a general withdrawal or recall of ASLAN003 products from any country, on a product-by-product and/or country-by-country basis or (iv) upon a change of control of ASLAN if such change of control could reasonably be expected to lead to an impairment to Almirall, subject to certain conditions. Under the agreement, an impairment in connection with a change of control will only be deemed to occur if Almirall can demonstrate that (i) a competitor of Almirall will control us, (ii) the commercial value of ASLAN003 products may be damaged, (iii) the commercial value of Almirall’s KHD/NMSC products may be adversely affected, (iv) Almirall’s reputation or the reputation of any of Almirall’s products or compounds in the marketplace may be damaged and/or (v) the party that will control us lacks the resources to maximize commercial sales of ASLAN003 products.

License Agreement with CSL

On May 12, 2014, we entered into a license agreement with CSL, pursuant to which we obtained an exclusive, worldwide license to certain patents, know-how and other intellectual property owned or controlled by CSL related to CSL’s anti-IL13 receptor monoclonal antibody, CSL334, which we refer to as ASLAN004, and antigen binding fragments thereof. Under the agreement, we have the exclusive right to develop ASLAN004 products through clinical proof of concept for the treatment, diagnosis or prevention of diseases or conditions in humans. Although we do not have the right to commercialize ASLAN004 products ourselves, we have the right to grant the commercial rights to third parties after we achieve clinical proof of concept subject to certain conditions.

We are obligated to develop ASLAN004 products through clinical proof of concept at our own expense, and we are required to achieve certain development milestones by specified dates.

In consideration of the rights granted to us under the agreement, we are required to pay to CSL a share in the range of 40 to 50 percent of all licensing revenue we receive. We are also responsible for all payments to third-party licensors to CSL, to the extent such obligations relate to our exploitation of the rights licensed under CSL’s agreement with those parties.

The agreement continues until 12 months after the final development milestone date. However, if we have entered into a sublicense granting the right to commercialize ASLAN004 products to a third party before such date, then the agreement will be extended until the expiration or termination of such third-party sublicense.

Either party may terminate the agreement (i) in the event of the other party’s material breach of the agreement that remains uncured for a specified period of time, (ii) under certain circumstances related to the safety of ASLAN004 or (iii) if the other party becomes insolvent. In addition, we may terminate the agreement under certain circumstances related to the development and commercialization of ASLAN004.

In the event that we enter into an agreement with a third party for the commercialization of ASLAN004 products, and such agreement subsequently expires by its terms, the license of CSL patents and know-how granted under the license agreement will become fully paid-up and perpetual as they relate to the agreement with the third party. If the agreement is terminated or expires and CSL subsequently commercializes ASLAN004 products or grants a third party rights to commercialize ASLAN004 products, then CSL will pay us royalties on the net sales of ASLAN004 products or share license revenue with us (whichever is applicable).

Collaboration Agreement with NTU

On October 10, 2016, we entered into a licensing and research collaboration agreement with NTU to develop Modybodies using NTU’s novel antibody fragment technology against three specific immuno-oncology targets that we select. All amounts payable under the agreement will be paid in Singapore dollars, or SG$. To fund the research collaboration, NTU agreed to make certain in-kind contributions, and we agreed to make cash payments of $188,888 (SG$255,000) in the aggregate and an in-kind contribution of $27,400 (SG$37,000).

We have an exclusive option, under pre-negotiated terms, to obtain global rights to develop and commercialize the Modybodies against the three targets that we select. If we exercise the option, we will be required to pay an upfront fee of $22,222 (SG $30,000). In addition, if we achieve certain development and commercialization milestones with respect to the Modybodies, we will also be required to make various milestone payments of up to $9.4 million (SG$12.8 million) in the aggregate. We will also be required to pay NTU tiered royalties in the single-digit range on the net sales of the Modybodies. We have not exercised this option.

The agreement, as amended, has an 18-month term and will expire in April 2018. Either party may terminate the agreement (i) in the event of the other party’s material breach of the agreement that remains uncured for a specified period of time or (ii) the insolvency or liquidation of the other party. The agreement may also be terminated by either party if the parties cannot agree to proceed with the project at any decision point set out in the project plan, or if the parties cannot find a mutually acceptable replacement if the principal investigator for the project is unable to continue to serve. If we exercise our option to obtain global rights to develop and commercialize the Modybodies against the three targets that we select, then unless earlier terminated, such rights will continue on a country-by-country basis until the later of (i) the last to expire of any NTU patents licensed under the agreement or (ii) 20 years from the date of the first commercial sale of a product covered by any NTU patents licensed under the agreement.

Intellectual Property

Patents

Our commercial success depends in part on our ability to identify, obtain and seek protection for our products, drug candidates and our core technologies employing a combination of patent rights, trade secrets, confidentiality agreements and contractual obligations and to operate without infringing, misappropriating or otherwise violating on the proprietary rights of third parties. It is also important we prevent others from infringing, misappropriating or otherwise violating our proprietary or intellectual property rights.

Our intellectual property strategy is, where appropriate, to file new patent applications on inventions, including improvements to existing products/candidates and processes to improve our competitive edge or to improve business opportunities. We continually assess and refine our intellectual property strategy to endeavor to ensure it is fit for purpose.

Our strategy requires us to license assets from third parties with suitable protection and to identify and seek patent protection for our inventions, when possible. This process is expensive and time consuming and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner or in all jurisdictions where protection may be commercially advantageous, or we may financially not be able to protect our proprietary rights at all. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information we regard as proprietary. Generally, many therapeutic indications currently being pursued have a focus in Asia markets. Where possible, we seek to file in at least major commercial jurisdictions relevant to the product or technology, however, this is assessed on a case by case basis.

Licensing assets from third parties involves technical and scientific due diligence to assess the opportunity, the strength of the intellectual property protection for the asset and the ability to commercialize the asset. This due diligence is usually conducted over a relatively short period of time. It can be difficult to identify all the issues relevant to the assessment. Failure to identify all the relevant issues can impact negatively on the values of the asset.

The issuance of a patent does not ensure that it is valid or enforceable. Therefore, even if we are issued a patent, it may not be valid or enforceable against third parties. Issued patents may be challenged, narrowed, invalidated or circumvented. In addition, court decisions may introduce uncertainty in the enforceability or scope of patents owned by pharmaceutical and biotechnology companies. Thus, any of our patents, including patents that we may rely on to protect our market for approved drugs, may be held invalid or unenforceable by a court of final jurisdiction.

Because patent applications in the United States, Europe and many other jurisdictions are typically not published until 18 months after filing, and because publications of discoveries in scientific literature lag behind actual discoveries, we cannot be certain that we were the first to make the inventions claimed in our issued patents or pending patent applications, or that we were the first to file for protection of the inventions set forth in our patents or patent applications. As a result, we may not be able to obtain or maintain protection for certain inventions. Therefore, the enforceability and scope of our patents in the United States, Europe and in many other jurisdictions cannot be predicted with certainty and, as a result, any patents that we own or license may not provide sufficient protection against competitors. We may not be able to obtain or maintain patent protection from our pending patent applications, from those we may file in the future, or from those we may license from third parties. Moreover, even if we are able to obtain patent protection, such patent protection may be of insufficient scope to achieve our business objectives.

In addition, the issuance of a patent does not give us the right to practice the patented invention. Third parties may have blocking patents that prevent marketing of our products or working our own technology. We endeavor to identify early third party patents and patent applications which may be blocking to a product or technology, to minimize this risk. However, relevant documents may be overlooked or missed, which may in turn impact of the freedom to commercialize the relevant asset.

The term of a patent depends upon the laws of the country in which it is issued. In most jurisdictions, including the United States, Europe, China and Japan, the basic patent term is 20 years from the earliest filing date of a non-provisional patent application. In the United States, Europe and Japan, patents relating to inventions are effective for 20 years, subject to the payment of renewal fees. Some jurisdictions, such as the United States, Europe and Japan provide for up to an additional five years patent term extension for therapeutics products that require marketing approval. The requirements for this supplementary protection are set by the relevant authorities in the given jurisdiction. Products approved before the expiry of the basic patent term may benefit from such a patent term extension. It is our strategy to apply for such supplementary protection, where possible.

In addition to patent protection, statutory provisions in the United States, Europe and other countries may provide a period of clinical data exclusivity which may be followed by an additional period of market exclusivity to compensate for the time required for regulatory approval of our drug products. Once the relevant criteria are satisfied, the protection applies automatically. The length of protection depends on the jurisdiction and may also depend on the type of therapy.

Third parties may seek to market “similar” versions of our approved products. Alternatively, third parties may seek approval to market their own products, similar or otherwise, competitive with our products. We may not be able to block the commercialization of these products, which may erode our commercial position in the market place.

If disputes over intellectual property and other rights that we have licensed or co-own prevent or impair our ability to maintain our current licensing or exclusivity arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates. In addition, under certain of our collaboration agreements, our licensors may retain the right to grant non-exclusive licenses to the licensed patents and technology to other academic or research institutions for non-commercial research purposes.

Certain provisions in the agreements under which we currently license intellectual property or technology to and from third parties may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, increase what we believe to be our financial or other obligations under the relevant agreement or decrease the third party’s financial or other obligations under the relevant agreement, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Varlitinib

Licensed from Array

On July 12, 2011, we entered into a collaboration and license agreement with Array, relating to Array’s pan-HER inhibitor, ARRY-543, which we refer to as ASLAN001 or varlitinib, pursuant to which we obtained an exclusive, worldwide license to develop products incorporating varlitinib as an active ingredient for the treatment or prevention of any diseases or conditions in humans, pursuant to an agreed development plan, and an exclusive, worldwide license to pursue a commercial licensing program in relation to such products. On January 3, 2018, we entered into a new license agreement with Array, which replaces and supersedes our previous collaboration and license agreement, pursuant to which we obtained an exclusive, worldwide license to develop, manufacture and commercialize varlitnib for all human and animal therapeutic, diagnostic and prophylactic uses.

The basic protection for varlitinib is provided by a family of composition of matter patents. These patents disclose a genus and also explicitly discloses varlitinib (example number 52 in WO2005/016346).

As of December 6, 2017, this family of patents included patents issued in the United States (at least three patents, some relating to intermediates and processes), Australia, Canada, China (at least three patents), Chile, Colombia, Europe, Hong Kong, Indonesia, India, Iceland, Japan, South Korea, Macau, Mexico, Norway, New Zealand, Philippines, Russia, Singapore, Ukraine and South Africa. In addition, as of December 6, 2017, this family of patents included patent applications filed in Argentina, Brazil, Egypt, Taiwan and Venezuela. The scope of the claims may differ in the various countries. The normal expiration of this family of patents is November 2024 in the United States and August 2024 outside the United States, subject to the payment of renewal fees.

The first patent application filed in China was not granted based on a technicality of Chinese practice. Subsequently filed divisional patent applications were granted. If the validity of one or more of the granted divisional patents is challenged then one or more of these patents may ultimately be considered invalid. In China typically branded medicines may still grow their market share, even after patent expiration. This trend along with subsequently filed patent applications and the Chinese data exclusivity provisions may minimize the impact of negative decisions that may be received in respect of one or more of the divisional patents.

Protection for the synthetic process of making varlitinib and a key intermediate in that process may be provided from the family of patents derived from WO2007/059257, filed November 15, 2006. As of December 6, 2017, this family of patents includes issued patents in Australia, Canada, China, Colombia, Europe, Hong Kong, Iceland, Israel, Japan, South Korea, Mexico, Philippines, Singapore, Taiwan, Ukraine and the United States. In addition, as of December 6, 2017, this family of patents included patent applications filed in Brazil, India, Norway and Russia. The scope of the claims may differ in the various countries. The normal expiration of this family of patents is November 2026.

Owned by Us

We are the applicant on a number of pending patents mostly relating to medical uses or combination therapies. These include the following pending patent applications:

•	published PCT application WO2017/037298 filed September 5, 2016 relates to use of varlitinib in sensitizing a patient to chemotherapy;

•	published PCT application WO2017/037299 filed September 5, 2016 relates to use of varlitinib in the treatment of biliary tract cancer;

•	published PCT application WO2017/037300 filed September 5, 2016 relates to use of varlitinib in treatment of resistant cancers; and

•	published PCT application WO2017/184086 filed April 21, 2017 relates to use of the varlitinib in the treatment of HCC.

Normal expiration of these patents, if granted, is 2036 or 2037 subject to the payment of renewal fees. It is not clear what claims may be granted, if any, when these patents are pursued at the national and regional phase.

There is one unpublished PCT application and at least four unpublished Singapore priority patent applications relating to use of varlitinib. These patent applications are at an early stage of filing and it is not possible to predict what claims may be ultimately granted, if any from these patent applications.

ASLAN003

Licensed from Almirall

On May 16, 2012, we entered into a development and license agreement with Almirall, pursuant to which we obtained an exclusive, worldwide license to certain patents, know-how and other intellectual property controlled by Almirall to a DHODH inhibitor, LAS186323, which we refer to as ASLAN003. On December 21, 2015, we entered into an amended development and license agreement with Almirall which replaced the previous agreement. This was further amended by an amendment agreement entered into on March 16, 2018. Under the amended agreement as so amended, we obtained from Almirall an expanded exclusive, worldwide license to develop, manufacture and commercialize ASLAN003 products for all human diseases with primary focus on oncology diseases, excluding topically-administered products embodying the compound for keratinocyte hyperproliferative disorders, and the non-melanoma skin cancers basal cell carcinoma, squamous cell carcinomas and Gorlin Syndrome.

The basic compound protection for ASLAN003 is provided by the composition of matter family of patents derived from WO2008/077639. As of December 6, 2017, this family of patents included patents issued in Australia, Canada, China, Europe, Hong Kong, Israel, Japan, Mexico, New Zealand, Nigeria, Russia, South Africa, South Korea, Taiwan, and the United States (two patents). In addition, as of December 6, 2017, this family of patents included patent applications filed in Argentina, Bolivia, Chile, Colombia, Ecuador, Egypt, Norway, Pakistan, Peru, Philippines, Singapore, Thailand, Ukraine, Uruguay, Venezuela and Vietnam. The scope of the claims may differ in different countries. The normal expiration of this family of patents is December 2027, subject to the payment of renewal fees.

Owned by Us

We have four unpublished Singapore priority patent applications related to specific uses of ASLAN003.

ASLAN004

On May 12, 2014, we entered into a license agreement with CSL, pursuant to which we obtained an exclusive, worldwide license to certain patents, know-how and other intellectual property owned or controlled by CSL related to CSL’s anti-IL13 receptor monoclonal antibody, CSL334, which we refer to as ASLAN004, and antigen binding fragments thereof.

The basic compound protection for ASLAN004 is provided by a species (specific sequence) composition of matter family of patents is derived from WO2008/060813, filed October 19, 2007. As of December 6, 2017, this family of patents included patents issued in Australia (two patents), Canada, China, Europe (two patents), Japan (two patents), and the United States (four patents). In addition, as of December 6, 2017, this family of patents included patent applications filed in Hong Kong (two applications). The normal expiration of this family of patents is October 2027, subject to the payment of renewal fees.

The situation for patent term extensions for biological molecules, such as antibodies, may be more complicated than for small molecules, because generally the original legislation was written with reference to small molecules. Having said that, the period of data exclusivity available in the United States may be 12 years.

We have one unpublished Singapore priority patent application filed in the joint names of ASLAN and CSL, related to a specific therapeutic use for ASLAN004. This application is at an early stage of filing and it is not possible to predict what claims may be ultimately granted. We expect that there will opportunities to file new jointly owned patent applications on aspects of the manufacturing process and ASLAN004 formulation.

Trade Secrets

In addition to patents, we rely upon unpatented trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. However, trade secrets and know-how can be difficult to protect. We seek to protect our proprietary information, in part, by executing confidentiality agreements with our partners, collaborators, scientific advisors, employees, consultants and other third parties, and invention assignment agreements which are included in the engagement and employment contracts we have with our consultants and employees. The confidentiality agreements we enter into are designed to protect our proprietary information and the agreements or clauses requiring assignment of inventions to us are designed to grant us ownership of technologies that are developed through our relationship with the respective counterparty. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes or that these agreements will afford us adequate protection of our intellectual property and proprietary information rights. If any of the partners, collaborators, scientific advisors, employees and consultants who are parties to these agreements breaches or violates the terms of any of these agreements or otherwise discloses our proprietary information, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. If we are unable to maintain the confidentiality of our trade secrets, our business and competitive position may be harmed.

Trademarks and Domain Names

We conduct our business using the trademark “ASLAN,” “ASLAN PHARMACEUTICALS” and our lion logo, as well as domain names incorporating either or both of these trademarks. “ASLAN PHARMACEUTICALS” has been registered in Singapore. In terms of Chinese character versions of our trademarks, in Taiwan, we have a trade mark registration for: “ .” In China, we have a trademark registration for “ .” We also have a pending application in China to protect the following Chinese character version of the word varlitinib: “ ” (wei li ti ni). We have a portfolio of 20 domain names, which includes: aslanpharma.com, aslanpharma.com.sg, aslanpharma.com.tw, aslanpharma.asia, aslanpharma.org, and aslanpharma.biz.

Government Regulation

The U.S. FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, packaging, recordkeeping, tracking, approval, import, export, distribution, advertising and promotion of our products.

U.S. Government Regulation of Drug Products

In the United States, the U.S. FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FFDCA, and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the U.S. FDA’s refusal to approve pending NDAs, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.

The process required by the U.S. FDA before product candidates may be marketed in the United States generally involves the following:

•	nonclinical laboratory and animal tests that must be conducted in accordance with GLP;

•	submission of an IND, which must become effective before clinical trials may begin;

•	approval by an independent institutional review board, or IRB, for each clinical site or centrally before each trial may be initiated;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed product candidate for its intended use, performed in accordance with current clinical practices, or cGCP;

•	submission to the U.S. FDA of an NDA and payment of user fees;

•	satisfactory completion of a U.S. FDA advisory committee review, if applicable;

•	pre-approval inspection of manufacturing facilities and selected clinical investigators for their compliance with cGMP, and cGCP;

•	satisfactory completion of U.S. FDA audits of clinical trial sites to assure compliance with cGCP and the integrity of the clinical data;

•	FDA approval of an NDA to permit commercial marketing for particular indications for use; and

•	compliance with any post-approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategy, or REMS, and the potential requirement to conduct post-approval studies.

The testing and approval process requires substantial time, effort and financial resources. Preclinical studies include laboratory evaluation of drug substance chemistry, pharmacology, toxicity and drug product formulation, as well as animal studies to assess potential safety and efficacy. Prior to commencing the first clinical trial with a product candidate, we must submit the results of the preclinical tests and preclinical literature, together with manufacturing information, analytical data and any available clinical data or literature, among other things, to the U.S. FDA as part of an IND. Some preclinical studies may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the U.S. FDA, unless the U.S. FDA, within the 30-day time period, raises safety concerns or questions about the conduct of the clinical trial by imposing a clinical hold. In such a case, the IND sponsor and the U.S. FDA must resolve any outstanding concerns before the clinical trial can begin. Submission of an IND may not result in U.S. FDA authorization to commence a clinical trial.

Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with cGCP requirements. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development, as well as amendments to previously submitted clinical trials. Further, an independent IRB for each study site proposing to conduct the clinical trial must review and approve the plan for any clinical trial, its informed consent form and other communications to study subjects before the clinical trial commences at that site. The IRB must continue to oversee the clinical trial while it is being conducted, including any changes to the study plans.

Regulatory authorities, an IRB or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk, the clinical trial is not being conducted in accordance with the U.S. FDA’s or the IRB’s requirements, if the drug has been associated with unexpected serious harm to subjects, or based on evolving business objectives or competitive climate. Some studies also include a data safety monitoring board, which receives special access to unblinded data during the clinical trial and may advise us to halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy.

In general, for purposes of NDA approval, human clinical trials are typically conducted in three sequential phases that may overlap.

•	Phase 1—Studies are initially conducted to test the product candidate for safety, dosage tolerance, structure-activity relationships, mechanism of action, absorption, metabolism, distribution and excretion in healthy volunteers or subjects with the target disease or condition. If possible, Phase 1 trials may also be used to gain an initial indication of product effectiveness.

•	Phase 2—Controlled studies are conducted with groups of subjects with a specified disease or condition to provide enough data to evaluate the preliminary efficacy, optimal dosages and dosing schedule and expanded evidence of safety. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•	Phase 3—These clinical trials are undertaken in larger subject populations to provide statistically significant evidence of clinical efficacy and to further test for safety in an expanded subject population at multiple clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. These trials may be done globally to support global registrations so long as the global sites are also representative of the U.S. population and the conduct of the study at global sites comports with U.S. FDA regulations and guidance, such as compliance with cGCP.

The U.S. FDA may require, or companies may pursue, additional clinical trials after a product is approved. These so-called Phase 4 studies may be made a condition to be satisfied after approval. The results of Phase 4 studies can confirm the effectiveness of a product candidate and can provide important safety information.

Clinical trials must be conducted under the supervision of qualified investigators in accordance with cGCP requirements, which includes the requirements that all research subjects provide their informed consent in writing for their participation in any clinical trial, and the review and approval of the study by an IRB. Investigators must also provide information to the clinical trial sponsors to allow the sponsors to make specified financial disclosures to the U.S. FDA. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the trial procedures, the parameters to be used in monitoring safety and the efficacy criteria to be evaluated and a statistical analysis plan. Information about some clinical trials, including a description of the trial and trial results, must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on their ClinicalTrials.gov website.

The manufacture of investigational drugs for the conduct of human clinical trials is subject to cGMP requirements. Investigational drugs and active pharmaceutical ingredients imported into the United States are also subject to regulation by the U.S. FDA relating to their labeling and distribution. Further, the export of investigational drug products outside of the United States is subject to regulatory requirements of the receiving country as well as U.S. export requirements under the FFDCA. Progress reports detailing the results of the clinical trials must be submitted at least annually to the U.S. FDA and the IRB and more frequently if serious adverse events occur.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

Orphan Drug Designation

Under the Orphan Drug Act, the U.S. FDA may designate a drug as an orphan drug if it is intended to treat a rare disease or condition (generally meaning that it affects fewer than 200,000 individuals in the United States, or more in cases in which there is no reasonable expectation that the cost of developing and making a drug available in the United States for treatment of the disease or condition will be recovered from sales of the product). Orphan product designation must be requested before submitting an NDA or Biologics License Application. After the U.S. FDA grants orphan product designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the U.S. FDA. Orphan product designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

If a product with orphan status receives the first U.S. FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, meaning that the U.S. FDA may not approve any other applications to market the same drug for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity or if the party holding the exclusivity fails to assure the availability of sufficient quantities of the drug to meet the needs of patients with the disease or condition for which the drug was designated. Competitors, however, may receive approval of different products for the same indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan medicinal product status in the European Union has similar, but not identical, benefits. For example, the European Union grants ten years of product exclusivity for orphan medicinal products.

Special U.S. FDA Expedited Review and Approval Programs

The U.S. FDA has various programs, including fast track designation, breakthrough therapy designation, accelerated approval, and priority review, which are intended to expedite or simplify the process for the development and U.S. FDA review of drugs that are intended for the treatment of serious or life threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new drugs to patients earlier than under standard U.S. FDA review procedures.

Under the fast track program, the sponsor of a new drug candidate may request that U.S. FDA designate the drug candidate for a specific indication as a fast track drug concurrent with, or after, the filing of the IND for the drug candidate. To be eligible for a fast track designation, the U.S. FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life threatening disease or condition and demonstrates the potential to address an unmet medical need, or that the drug qualifies as a qualified infectious disease product, or QIDP, under the GAIN Act. The U.S. FDA will determine that a product will fill an unmet medical need if it will provide a therapy where none exists or provide a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. Fast track designation provides additional opportunities for interaction with the U.S. FDA’s review team and may allow for rolling review of NDA components before the completed application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the U.S. FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA. However, U.S. FDA’s time period goal for reviewing an application does not begin until the last section of the NDA is submitted. The U.S. FDA may decide to rescind the fast track designation if it determines that the qualifying criteria no longer apply.

In addition, a sponsor can request breakthrough therapy designation for a drug if it is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs designated as breakthrough therapies are eligible for intensive guidance from U.S. FDA on an efficient drug development program, organizational commitment to the development and review of the product including involvement of senior managers, and, like fast track products, are also eligible for rolling review of the NDA. Both fast track and breakthrough therapy products are also eligible for accelerated approval and/or priority review, if relevant criteria are met.

Under the U.S. FDA’s accelerated approval regulations, the U.S. FDA may approve a drug for a serious or life threatening illness that provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. A drug candidate approved on this basis is subject to rigorous post marketing compliance requirements, including the completion of Phase 4 or post approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post approval studies, or confirm a clinical benefit during post marketing studies, will allow U.S. FDA to withdraw the drug from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated approval regulations are subject to prior review by U.S. FDA.

Once an NDA is submitted for a product intended to treat a serious condition, the U.S. FDA may assign a priority review designation if U.S. FDA determines that the product, if approved, would provide a significant improvement in safety or effectiveness. A priority review means that the goal for the U.S. FDA to review an application is six months, rather than the standard review of ten months under current Prescription Drug User Fee Act, or PDUFA, guidelines. Under the current PDUFA agreement, these six and ten month review periods are measured from the 60-day filing date rather than the receipt date for NDAs for new molecular entities, which typically adds approximately two months to the timeline for review from the date of submission. Most products that are eligible for fast track breakthrough therapy designation are also likely to be considered appropriate to receive a priority review.

Even if a product qualifies for one or more of these programs, the U.S. FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for U.S. FDA review or approval will not be shortened. In addition, the manufacturer of an investigational drug for a serious or life threatening disease is required to make available, such as by posting on its website, its policy on responding to requests for expanded access. Furthermore, fast track designation, breakthrough therapy designation, accelerated approval and priority review do not change the standards for approval and may not ultimately expedite the development or approval process.

NDA Submission and Review by the U.S. FDA

Assuming successful completion of the required clinical and preclinical testing, among other items, the results of product development, including chemistry, manufacture and controls, nonclinical studies and clinical trials are submitted to the U.S. FDA, along with proposed labeling, as part of an U.S. NDA. The submission of an NDA requires payment of a substantial user fee to the U.S. FDA. These user fees must be filed at the time of the first submission of the application, even if the application is being submitted on a rolling basis. Fee waivers or reductions are available in some circumstances. One basis for a waiver of the application user fee is if the applicant employs fewer than 500 employees, including employees of affiliates, the applicant does not have an approved marketing application for a product that has been introduced or delivered for introduction into interstate commerce, and the applicant, including its affiliates, is submitting its first marketing application.

In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA for a new active ingredient, indication, dosage form, dosage regimen or route of administration must contain data that are adequate to assess the safety and efficacy of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective.

The U.S. FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults or full or partial waivers from the pediatric data requirements.

The U.S. FDA must refer applications for drugs that contain active ingredients, including any ester or salt of the active ingredients, which have not previously been approved by the U.S. FDA to an advisory committee or provide in an action letter a summary of the reasons for not referring it to an advisory committee. The U.S. FDA may also refer drugs which present difficult questions of safety, purity or potency to an advisory committee. An advisory committee is typically a panel that includes clinicians and other experts who review, evaluate and make a recommendation as to whether the application should be approved and under what conditions. The U.S. FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

The U.S. FDA reviews applications to determine, among other things, whether a product is safe and effective for its intended use and whether the manufacturing controls are adequate to assure and preserve the product’s identity, strength, quality and purity. Before approving an NDA, the U.S. FDA will inspect the facility or facilities where the product is manufactured. The U.S. FDA will not approve an application unless it determines that the manufacturing processes and facilities, including contract manufacturers and subcontracts, are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the U.S. FDA will typically inspect one or more clinical trial sites to assure compliance with cGCP.

Once the U.S. FDA receives an application, it has 60 days to review the NDA to determine if it is substantially complete to permit a substantive review, before it accepts the application for filing. Once the submission is accepted for filing, the U.S. FDA begins an in-depth review of the NDA. The U.S. FDA’s NDA review times may differ based on whether the application is a standard review or priority review application. The U.S. FDA may give a priority review designation to drugs that are intended to treat serious conditions and provide significant improvements in the safety or effectiveness of the treatment, diagnosis, or prevention of serious conditions. Under the goals and policies agreed to by the U.S. FDA under the PDUFA, the U.S. FDA has set the review goal of 10 months from the 60-day filing date to complete its initial review of a standard NDA for a new molecular entity, or NME, and make a decision on the application. For non-NME standard applications, the U.S. FDA has set the review goal of 10 months from the submission date to complete its initial review and to make a decision on the application. For priority review applications, the U.S. FDA has set the review goal of reviewing NME NDAs within six months of the 60-day filing date and non-NME applications within six months of the submission date. Such deadlines are referred to as the PDUFA date. The PDUFA date is only a goal and the U.S. FDA does not always meet its PDUFA dates. The review process and the PDUFA date may also be extended if the U.S. FDA requests or the NDA sponsor otherwise provides additional information or clarification regarding the submission.

Once the U.S. FDA’s review of the application is complete, the U.S. FDA will issue either a Complete Response Letter, or CRL, or approval letter. A CRL indicates that the review cycle of the application is complete and the application is not ready for approval. A CRL generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA and may require additional clinical or preclinical testing, or other information or analyses in order for the U.S. FDA to reconsider the application. The U.S. FDA has the goal of reviewing 90% of application resubmissions in either two or six months of the resubmission date, depending on the kind of resubmission. Even with the submission of additional information, the U.S. FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the U.S. FDA’s satisfaction, the U.S. FDA may issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

The U.S. FDA may delay or refuse approval of an NDA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product, or impose other conditions, including distribution restrictions or other risk management mechanisms. For example, the U.S. FDA may require a REMS as a condition of approval or following approval to mitigate any identified or suspected serious risks and ensure safe use of the drug. The U.S. FDA may prevent or limit further marketing of a product, or impose additional post-marketing requirements, based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements, U.S. FDA notification and U.S. FDA review and approval. Further, should new safety information arise, additional testing, product labeling or U.S. FDA notification may be required.

If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which such product may be marketed or may include contraindications, warnings or precautions in the product labeling, which has resulted in a Black Box warning. The U.S. FDA also may not approve the inclusion of labeling claims necessary for successful marketing. Once approved, the U.S. FDA may withdraw the product approval if compliance with pre- and post-marketing regulatory standards is not maintained or if problems occur after the product reaches the marketplace. In addition, the U.S. FDA may require Phase 4 post-marketing studies to monitor the effect of approved products, and may limit further marketing of the product based on the results of these post-marketing studies.

Post-Approval Requirements

Any products manufactured or distributed by us pursuant to U.S. FDA approvals are subject to continuing regulation by the U.S. FDA, including manufacturing, periodic reporting, product sampling and distribution, advertising, promotion, drug shortage reporting, compliance with any post-approval requirements imposed as a conditional of approval such as Phase 4 clinical trials, REMS and surveillance, recordkeeping and reporting requirements, including adverse experiences.

After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior U.S. FDA review and approval. There also are continuing, annual user fee requirements for any approved products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data. Drug manufacturers and their subcontractors are required to register their establishments with the U.S. FDA and certain state agencies and to list their drug products, and are subject to periodic announced and unannounced inspections by the U.S. FDA and these state agencies for compliance with cGMP and other requirements, which impose procedural and documentation requirements upon us and our third-party manufacturers.

Changes to the manufacturing process are strictly regulated and often require prior U.S. FDA approval before being implemented, or U.S. FDA notification. U.S. FDA regulations also require investigation and correction of any deviations from cGMP and specifications, and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.

Later discovery of previously unknown problems with a product, including AEs of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in withdrawal of marketing approval, mandatory revisions to the approved labeling to add new safety information or other limitations, imposition of post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS program, among other consequences.

The U.S. FDA closely regulates the marketing and promotion of drugs. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the U.S. FDA. Physicians, in their independent professional medical judgement, may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the U.S. FDA. We, however, are prohibited from marketing or promoting drugs for uses outside of the approved labeling.

In addition, the distribution of prescription pharmaceutical products, including samples, is subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution. The Drug Supply Chain Security Act also imposes obligations on manufacturers of pharmaceutical products related to product and tracking and tracing.

Failure to comply with any of the U.S. FDA’s requirements could result in significant adverse enforcement actions. These include a variety of administrative or judicial sanctions, such as refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, imposition of a clinical hold or termination of clinical trials, warning letters, untitled letters, cyber letters, modification of promotional materials or labeling, product recalls, product seizures or detentions, refusal to allow imports or exports, total or partial suspension of production or distribution, debarment, injunctions, fines, consent decrees, corporate integrity agreements, refusals of government contracts and new orders under existing contracts, exclusion from participation in federal and state healthcare programs, restitution, disgorgement or civil or criminal penalties, including fines and imprisonment. It is also possible that failure to comply with the U.S. FDA’s requirements relating to the promotion of prescription drugs may lead to investigations alleging violations of federal and state healthcare fraud and abuse and other laws, as well as state consumer protection laws. Any of these sanctions could result in adverse publicity, among other adverse consequences.

Other U.S. Healthcare Laws and Regulations

Healthcare providers, physicians and third-party payors play a primary role in the recommendation and use of medical products and drug formulations that are granted marketing approval. Arrangements with third-party payors, existing or potential customers and referral sources, including healthcare providers, are subject to broadly applicable fraud and abuse and other healthcare laws and regulations, and these laws and regulations may constrain the business or financial arrangements and relationships through which manufacturers conduct clinical research, market, sell and distribute the products for which they obtain marketing approval. Such restrictions under applicable federal and state healthcare laws and regulations include the following:

•	the U.S. Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in cash or kind, in exchange for, or to induce, either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers, on the one hand, and prescribers, purchasers and formulary managers on the other hand. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or PPACA, amended the intent requirement of the U.S. Anti-Kickback Statute. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to commit a violation. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

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the federal false claims and civil monetary penalties laws, including the False Claims Act, or FCA, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent, or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S.

government. In addition, manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery. Government enforcement agencies and private whistleblowers have investigated pharmaceutical companies for or asserted liability under the FCA for a variety of alleged promotional and marketing activities, such as providing free product to customers with the expectation that the customers would bill federal programs for the product; providing consulting fees and other benefits to physicians to induce them to prescribe products; engaging in promotion for “off-label” uses; and submitting inflated best price information to the Medicaid Rebate Program. In addition, the PPACA codified case law that a claim including items or services resulting from a violation of the U.S. Anti- Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA.

•	The Health Insurance Portability and Accountability Act of 1996, or HIPAA, prohibits, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services;

•	the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to payments and other transfers of value to physicians, certain other healthcare providers and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members;

•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, imposes, among other things, specified requirements relating to the security, privacy and transmission of individually identifiable health information held by entities subject to HIPAA, such as health plans, health care clearinghouses and healthcare providers, known as covered entities, and their respective business associates, persons or entities that create, use, maintain or disclose individually identifiable health information on behalf of covered entities. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in U.S. federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions; and

•	state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state and local laws that require the registration of pharmaceutical sales and representatives; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that certain business activities can be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws.

Violation of the laws described above or any other governmental laws and regulations may result in civil, criminal and administrative penalties, damages, fines, the curtailment or restructuring of operations, the exclusion from participation in federal and state healthcare programs, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, individual imprisonment, and additional reporting requirements and oversight if a manufacturer becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws. Furthermore, efforts to ensure that business activities and business arrangements comply with applicable healthcare laws and regulations can be costly for manufacturers of branded prescription products.

Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any products, for which we may obtain regulatory approval, and the procedures utilizing such products. In the United States, sales of any product candidates for which regulatory approval for commercial sale is obtained will depend in part on the availability of coverage and adequate reimbursement from third-party payors for the approved products, and procedures which utilize such products. Third-party payors include government authorities and health programs in the United States such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. These third-party payors are increasingly reducing reimbursements for medical products and services. The process for determining whether a payor will provide coverage for a product, or procedures which utilizes such product, may be separate from the process for setting the reimbursement rate that the payor will pay for the product, or procedures which utilize such product. Third-party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of U.S. FDA-approved products for a particular indication.

Additionally, the containment of healthcare costs has become a priority of federal and state governments. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of less expensive products and procedures. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results.

A payor’s decision to provide coverage for a product, or procedures which utilize such product, does not imply that an adequate reimbursement rate will be approved. Further, coverage and reimbursement for products, and procedure which utilize such products, can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. In order to obtain coverage and reimbursement for any product that might be approved for sale, or any procedure which utilizes such product, it may be necessary to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the products, and procedures which utilize such products, in addition to the costs required to obtain regulatory approvals. If third-party payors do not consider a product, or procedures which utilize such product, to be cost-effective compared to other available therapies, they may not cover the product, or procedures which utilize such product, after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit.

The marketability of any product candidates for which we or our collaborators receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement for the product, or any procedure which utilizes such product. In addition, emphasis on managed care in the United States has increased and we expect will continue to increase the pressure on medical products and services pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we or our collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies. European Union Member States may approve a specific price for a product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other member states allow companies to fix their own prices for products, but monitor and control company profits. The downward pressure on health care costs has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert competitive pressure that may reduce pricing within a country. Any country that has price controls or reimbursement limitations may not allow favorable reimbursement and pricing arrangements.

Health Reform

The United States and some foreign jurisdictions are considering or have enacted a number of reform proposals to change the healthcare system. There is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by federal and state legislative initiatives, including those designed to limit the pricing, coverage, and reimbursement of pharmaceutical and biopharmaceutical products as well as the procedures which utilize such products, especially under government-funded health care programs, and increased governmental control of health care costs.

By way of example, in March 2010, the PPACA was signed into law, which is intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add transparency requirements for the healthcare and health insurance industries, impose taxes and fees on the healthcare industry and impose additional health policy reforms. Among the provisions of the PPACA of importance to our business are:

•	an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;

•	an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13.0% of the average manufacturer price for branded and generic drugs, respectively;

•	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

•	expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

•	a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and 70% commencing January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•	establishment of a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending; and

•	a licensure framework for follow on biologic products.

Since its enactment, there have been judicial and Congressional challenges to certain aspects of the PPACA, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the PPACA. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the PPACA or otherwise circumvent some of the requirements for health insurance mandated by the PPACA. In addition, CMS has recently proposed regulations that would give states greater flexibility in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the PPACA for plans sold through such marketplaces. Further, Congress has considered legislation that would repeal or repeal and replace all or part of the PPACA. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the PPACA have been signed into law. The Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the PPACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain PPACA-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. Further, the Bipartisan Budget Act of 2018, or the BBA, among other things, amends the PPACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” Congress may consider additional legislation to repeal or repeal and replace other elements of the PPACA.

Other legislative changes have been proposed and adopted in the United States since the PPACA was enacted. For example, in August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by U.S. Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2012 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of up to 2% per fiscal year, which went into effect in April 2013 and, due to subsequent legislative amendments to the statute, including the BBA, will remain in effect through 2027 unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to certain providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Additionally, there have been several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At the federal level, the Trump administration’s budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. While any proposed measures will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

We expect that these initiatives, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that we receive for any approved product, or any procedure which may utilize such product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our product candidates.

Additional Regulation

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Toxic Substances Control Act, affect our business. These and other laws govern the use, handling and disposal of various biologic, chemical and radioactive substances used in, and wastes generated by, operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. Equivalent laws have been adopted in other countries that impose similar obligations.

U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or secure any improper advantage, or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any employee or official of a foreign government or public international organization, or political party, political party official, or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. The scope of the FCPA also includes employees and official of state-owned or controlled enterprises, which may include healthcare professionals in many countries. Equivalent laws have been adopted in other foreign countries that impose similar obligations.

China Government Regulation of Drug Products

In China, we operate in an increasingly complex legal and regulatory environment. We are subject to a variety of Chinese laws, rules and regulations affecting many aspects of our business. This section summarizes the principal Chinese laws, rules and regulations relevant to our business and operations.

Foreign Investment in the Pharmaceutical Industry

Investment activities in China by foreign investors are principally governed by the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which was promulgated and is amended from time to time by the Ministry of Commerce, or MOFCOM, and the National Development and Reform Commission, or NRDC. Pursuant to the latest Catalogue, amended and issued on June 28, 2017 and effective on July 28, 2017, or the 2017 Catalogue, industries listed therein are divided into two categories: encouraged industries and the industries within the catalogue of special management measures, or the Negative List. The Negative List is further divided into two sub-categories: restricted industries and prohibited industries. Establishment of wholly foreign-owned enterprises is generally allowed in industries outside of the Negative List. For the restricted industries within the Negative List, some are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to government approvals and certain special requirements. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Catalogue are generally open to foreign investment unless specifically restricted by other People’s Republic of China, or PRC, regulations. Pursuant to the 2017 Catalogue, the manufacture of pharmaceutical products mostly falls in the encouraged industries for foreign investments.

Under Chinese law, the establishment of a wholly foreign-owned enterprise is subject to the approval of, or the requirement for record filing with, MOFCOM or its local counterparts and the wholly foreign owned enterprise must register with the competent administrative bureau of industry and commerce. We have completed the record filing with MOFCOM or its local counterparts for our interest in our wholly-owned PRC subsidiary and completed the registration of our PRC subsidiary with the competent administrative bureau of industry and commerce.

In October 2016, MOFCOM issued the Interim Measures for Record-filing Administration of the Establishment and Change of Foreign-invested Enterprises, or FIE Record-filing Interim Measures. Pursuant to FIE Record-filing Interim Measures, the establishment and change of foreign-invested enterprises are subject to record-filing procedures, instead of prior approval requirements, provided that the establishment or change does not involve special entry administrative measures. If the establishment or change of FIE matters involve the special entry administrative measures, the approval of MOFCOM or its local counterparts is still required. Pursuant to the Announcement 2016 No. 22 of the National Development and Reform Commission and MOFCOM dated October 8, 2016, the special entry administrative measures for foreign investment apply to restricted and prohibited categories specified in the Catalogue, and the encouraged categories are subject to certain requirements relating to equity ownership and senior management under the special entry administrative measures.

General Regulations of the CFDA

In China, the CFDA monitors and supervises the administration of pharmaceutical products, as well as medical devices and equipment. The CFDA’s primary responsibility includes evaluating, registering and approving new drugs, generic drugs, imported drugs and traditional Chinese medicines; approving and issuing permits for the manufacture, export and import of pharmaceutical products and medical appliances; approving the establishment of enterprises for pharmaceutical manufacture and distribution; formulating administrative rules and policies concerning the supervision and administration of food, cosmetics and pharmaceuticals; and handling significant accidents involving these products. Local provincial drug administrative authorities are responsible for supervision and administration of drugs within their respective administrative regions.

The Drug Administration Law of China promulgated by the Standing Committee of the National People’s Congress in 1984 and the Implementing Measures of the Drug Administration Law of China promulgated by the Ministry of Health, or MOH in 1989 set forth the legal framework for the administration of pharmaceutical products, including the research, development and manufacturing of drugs.

The Drug Administration Law of China went through several revisions and was last revised in April 2015. The purpose of the revisions was to strengthen the supervision and administration of pharmaceutical products and to ensure the quality and safety of those products for human use. The Drug Administration Law of China regulates and prescribes a framework for the administration of pharmaceutical preparations of medical institutions and for the development, research, manufacturing, distribution, packaging, pricing and advertisement of pharmaceutical products. The Implementing Measures of the Drug Administration Law of China promulgated by the State Council and most recently revised in February 2016 provide detailed implementing regulations for the revised Drug Administration Law of China.

Approval for Clinical Trials and Production of New Drugs

According to the Provisions for Drug Registration promulgated by the CFDA in 2007, the Drug Administration Law of China, the Provisions on the Administration of Special Examination and Approval of Registration of New Drugs, the Special Examination and Approval Provisions issued by the CFDA in 2009, and the Circular on Information Publish Platform for Pharmaceutical Clinical Trials issued by the CFDA in 2013, we must comply with the following procedures and obtain several approvals for clinical trials and production of new drugs.

New Drug Application

When clinical trials have been completed, an applicant shall apply to the CFDA for approval of a new drug application. The CFDA, the Center for Drug Evaluation, or the CDE, and the Drug Inspection Institution will conduct reviews and on-site inspections. The CFDA determines whether to approve the application according to the comprehensive evaluation opinions produced by the reviews and on-site inspections. We must obtain approval of our new drug applications before our drugs can be manufactured and sold in the Chinese market.

According to the Provisions for Drug Registration, drug registration applications are divided into three different types, namely Domestic New Drug Application, Domestic Generic Drug Application, and Imported Drug Application.

Drug Registration Classification

In March 2016, the CFDA promulgated the Work Plan for Reforming the Chemical Medicines Registration Classification System, under which, the registrations of chemical medicines are divided into five categories as follows:

•	Category 1: Innovative drugs that are not marketed anywhere in the world. These drugs contain new compounds with clear structures and pharmacological effects and they have clinical value.

•	Category 2: Modified new drugs that are not marketed anywhere in the world. With known active components, the drug’s structure, phase, prescription manufacturing process, administration route and indication are optimized and it has obvious clinical advantage.

•	Category 3: Generic drugs, that have equivalent quality and efficacy to the originator’s drugs have been marketed abroad, but not yet in China.

•	Category 4: Generic drugs, that have equivalent quality and efficacy to the originator’s drugs and have been marketed in China.

•	Category 5: Drugs that have been marketed abroad are applied to be marketed domestically in China.

The registration of Category 1 or Category 2 drugs above will be subject to the requirements of the Domestic New Drug Application, Category 3 or Category 4 drugs will be subject to the Domestic Generic Drug Application, and Category 5 drugs will be subject to the Imported Drug Application.

Special Examination and Approval Procedures for Innovative Drugs

According to the Special Examination and Approval Provisions, the CFDA will conduct special examination and approval for new drugs registration application when:

(1)	the effective constituent of drug extracted from plants, animals, minerals, etc. as well as the preparations thereof have never been marketed in China, and the material medicines and the preparations thereof are newly discovered;

(2)	the chemical raw material medicines as well as the preparations and biological products thereof haven’t been approved for marketing home and abroad;

(3)	the new drugs are for treating AIDS, malignant tumors and rare diseases, etc., and have obvious advantages in clinic treatment; or

(4)	the new drugs are for treating diseases with no effective methods of treatment.

The Special Examination and Approval Provisions provide that the applicant may file for special examination and approval at the stage of Clinical Trial Application if the drug candidate falls within items (1) or (2). For drug candidates that fall within items (3) or (4), the application for special examination and approval must be made when filing for production.

In addition, under the Special Examination and Approval Provisions, where a special examination and approval treatment is granted, the application for clinical trial and manufacturing will be handled with priority and with enhanced communication with the CDE of the CFDA, which will establish a working mechanism for communicating with the applicants. If it becomes necessary to revise the clinical trial scheme or make other major alterations during the clinical trial, the applicant may file an application for communication. When an application for communication is approved, the CDE will arrange the communication with the applicant within one month.

We believe that certain of our products fall within items (2) and (3) above. Therefore, we may file an application for special examination and approval at the Clinical Trial Application stage, which may enable us to pursue a more expedited path to approval in China and bring therapies to patients more quickly.

Reform of the Review and Approval Process for Drug Registration

In order to address a number of issues relating to the current drug registration system, in particular, long registration time, significant application backlog, low-quality drug application clinical data, and a difficult registration system for innovative drugs, the State Council and the CFDA have issued and implemented a numbers of opinions and orders.

In November 2015, the CFDA released the Circular Concerning Several Policies on Drug Registration Review and Approval, which further clarified the following policies potentially simplifying and accelerating the approval process of clinical trials:

•	A one-time umbrella approval procedure allowing approval of all phases of a new drug’s clinical trials at once, rather than the current phase-by-phase approval procedure, will be adopted for new drugs’ clinical trial applications.

•	A fast track drug registration or clinical trial approval pathway will be available for the following applications: (i) registration of innovative new drugs treating HIV, cancer, serious infectious diseases and orphan diseases; (ii) registration of pediatric drugs; (iii) registration of geriatric drugs and drugs treating China-prevalent diseases; (iv) registration of drugs sponsored by national science and technology grants; (v) registration of innovative drugs using advanced technology, using innovative treatment methods, or having distinctive clinical benefits; (vi) registration of foreign innovative drugs to be manufactured locally in China; (vii) concurrent applications for new drug clinical trials which are already approved in the U.S. or European Union, or concurrent drug registration applications for drugs which have applied for marketing authorization and passed onsite inspections in the U.S. or European Union and are manufactured using the same production line in China; and (viii) clinical trial applications for drugs with urgent clinical need and patent expiry within three years, and marketing authorization applications for drugs with urgent clinical need and patent expiry within one year.

In February 2016, the CFDA published the Opinions on Implementing a Prioritized Review System to Avoid Drug Review Backlogs, which introduces a prioritized review and approval pathway to clinical trial applications and registration applications of certain drugs as part of CFDA’s ongoing reform of its current drug review and approval system.

In March 2016, the CFDA issued the Interim Provisions on the Procedures for Drug Clinical Trial Data Verification that provides procedural rules for CFDA’s on-site verification of clinical data before drug approvals.

Recent Regulatory Changes for Foreign New Drugs

Recent regulatory developments in late 2017 have evolved new drug applications for foreign new drugs in China. According to the Decision on Adjusting Relevant Matters Concerning the Administration of Imported Drug Registration issued by CFDA on October 10, 2017, for foreign new drugs that have never been marketed both domestically in China and abroad that fall into Category 1 and Category 2 drugs, an application for clinical trials and new drug registration may be submitted directly to the CFDA without a market approval issued in their home countries. Whereas in the past, overseas applicants had to wait until the new drug was first approved in an overseas country before it could file for new drug registration in China. Second, for those new drugs that have applied to conduct a Multi-Regional Clinical Trial, or MRCT, in China, Phase 1 clinical trials as required by CFDA may be conducted concurrently. Whereas in the past, MRCTs conducted in China could only be conducted after the drugs had obtained a market approval or passed Phase 2 or Phase 3 in an overseas country. Third, after such MRCTs have been completed in China, a new drug application may be submitted to the CFDA directly for their review with no additional waiver of local clinical trial requirements is required. This may effectively shorten the registration period for Category 5 new drugs in China.

According to the Opinions on Deepening the Reform of the Evaluation and Approval System and Inspiring Innovation of Drugs and Medical Devices issued by the State Council on October 9, 2017, the clinical trial data obtained from foreign clinical trial institutions may be acceptable if they meet the relevant requirements in new drug applications in China, for which the supplement of clinical trial data on racial difference may be necessary. However, the relevant implementation guidelines have not been issued by the CFDA.

Last, the pilot marketing authorization holders system will be implemented in the full national wide, where drug research and development institutions may obtain and hold the marketing authorization and have the ability to outsource manufacturing and distribution to third parties.

Good Manufacturing Practice

All facilities and techniques used in the manufacture of products for clinical use or for sale in China must be operated in conformity with good manufacturing practice guidelines as established by the CFDA. Failure to comply with applicable requirements could result in the termination of manufacturing and significant fines.

Employees

As of December 31, 2017, we have 47 full-time employees. Of these, 23 are engaged in full-time research and development and 24 are engaged in full-time general and administrative functions. By geography, 28 of our employees are located in Singapore, 17 are located in Taiwan, and two are located in China.

We have also engaged and may continue to engage independent contractors to assist us with our operations. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have never experienced any employment related work stoppages, and we consider our relations with our employees to be good.

Facilities

Our corporate headquarters are located in Singapore, where we occupy approximately 4,500 square feet of office space, the lease for which expires in 2019. We also have offices in Taipei, Taiwan, and Shanghai, China. We lease all of our facilities and believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any such expansion of our operations.

Legal Proceedings

From time to time, we may be involved in legal proceedings or be subject to claims arising out of our operations. We are not currently a party to any legal proceedings that in the opinion of our management, would have a material adverse effect on our business.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors, including their ages, as of February 28, 2018.

Name	Age	Position(s)
Executive Officers:
Carl Firth, Ph.D.	45	Chief Executive Officer and Chairman
Bertil Lindmark, Ph.D., M.D.	62	Chief Medical Officer
Mark McHale, Ph.D.	53	Chief Operating Officer
Jeff Tomlinson	55	Chief Business Officer
Ben Goodger	55	General Counsel
Kiran Asarpota	39	Vice President Finance
Stephen Doyle	45	Vice President Commercial and Head of China

Non-Executive Directors:
Abel Ang (representing Advanced Materials Technologies Pte Ltd.)	44	Director
Jun Wu, Ph.D. (representing Alnair Investment)	51	Director
Lim Chin Hwee Damien (representing BV Healthcare II Pte Ltd.)	55	Director
Jerome Shen, Ph.D.	53	Director
Andrew Howden	58	Director
Kelvin Sun	55	Director
Mei-Shu Lai, Ph.D., M.D.	68	Director

Executive Officers

Carl Firth, Ph.D. Dr. Firth founded our company in 2010 and has served as our Chairman of the board of directors since June 2014, as our Chief Executive Officer since January 2011 and as a director since July 2010. Prior to founding our company, Dr. Firth was Head of Asia Healthcare at Bank of America Merrill Lynch, supporting public and private financing of healthcare companies and advising on M&A transactions, from January 2008 to June 2010. Prior to joining the banking industry, Dr. Firth worked for AstraZeneca from October 1998 to December 2007 in various commercial and R&D roles, including Regional Business Development Director, Asia Pacific, and Director of New Product Development, China. Dr. Firth is currently a member of Singapore’s Health and Biomedical Sciences International Advisory Council, where he has served in such capacity since September 2017, and an independent director at Singapore’s Exploit Technologies, a commercialization arm of A*STAR, which supports A*STAR in its efforts to transform the economy by driving innovation and commercializing its research outcomes, where he has served in such capacity since April 2014. Prior, Dr. Firth was an independent director of Hong Kong listed Uni-Bio Sciences, a leading Chinese biopharmaceutical company engaged in the research, development, production and commercialization of biopharmaceuticals for the Chinese healthcare market, where he served in such capacity from April 2014 to November 2017. Dr. Firth is an Adjunct Professor at Duke-NUS Medical School, a position he has held since June 2014. He holds a Ph.D. in Molecular Biology from Cambridge University (Trinity College), an Executive M.B.A. from London Business School, and a B.A. in Molecular Biology from Cambridge University.

Bertil Lindmark, Ph.D., M.D. Dr. Lindmark has served as our Chief Medical Officer since March 2015. Prior to joining us, Dr. Lindmark was the Executive Director of Research and Development and a Member of the Board of Directors at Almirall S.A., a public European pharmaceutical company, from January 2011 to January 2015. Prior to his position at Almirall S.A., Dr. Lindmark was Vice President at AstraZeneca, leading global clinical development in Respiratory and Inflammation, from February 1991 to December 2009. He also served as Vice President and Head of Clinical Development at AstraZeneca, Japan R&D, from October 2009 to December 2010. Dr. Lindmark holds an M.D. and Ph.D. in Molecular Epidemiology from the University of Lund, and specialist qualifications in Internal Medicine and Gastroenterology.

Mark McHale, Ph.D. Dr. McHale helped found our company in 2010 and has served as our Chief Operating Officer since February 2011. Prior to joining us, Dr. McHale was the Head of Molecular Sciences at AstraZeneca, Respiratory & Inflammation, from 1997 to 2010. Dr. McHale was a core member of the respiratory strategy research team for half a decade where he led all new target identifications in asthma. Dr. McHale also previously worked from 1991 to 1997 at SmithKline Beecham (now GlaxoSmithKline Plc.), where he supported lead optimization projects in serotonin and dopamine receptors. Dr. McHale has a Ph.D. in Molecular Biology from the University of East Anglia in the United Kingdom, and a B.S. in Genetics and Molecular Biology from the University of London.

Jeff Tomlinson. Mr. Tomlinson helped found our company in 2010 and has served as our Chief Business Officer since January 2011. Prior to joining us, Mr. Tomlinson held multiple senior business development roles including Chief Business Officer at Active Pass Pharmaceuticals Inc., a private pharmaceutical company, from 2004 to 2005, Senior Vice President of Business Development at Pharmacopaie Biosciences, a pharmaceutical company, from 2003 to 2004, and Director of Business Development for GeneLogic Inc., a private integrated genomics company, from 1999 to 2001. Mr. Tomlinson previously served as Principal Investigator at GlaxoSmithKline Plc. (UK and US) from 1994 to 1999 within international research project management and technical sales. Mr. Tomlinson was also previously a Managing Partner and Founder of Big Wonder Inc., where he served in such capacity from 2005 to 2010, and Vice President, Investment at GrowthWorks Capital, a venture capital management firm, where he served in such capacity from 2001 to 2003. Mr. Tomlinson holds a B.S. from the University of Western Ontario.

Ben Goodger. Mr. Goodger has served as our General Counsel since November 2016. Prior to joining us, Mr. Goodger was the Partner and Head of Intellectual Property (IP) Licensing and Transactions with Osborne Clarke in the United Kingdom, a multinational law firm, from November 2014 to October 2016. Mr. Goodger also previously served as Partner, Head of IP Commercialization, at Edwards Wildman in the United Kingdom, a multinational law firm, from November 2010 to October 2014, as Executive, Head of IP Commercial, at Rouse & Co. International in London, Oxford, and Shanghai, a multinational law firm, from December 1997 to October 2010, and as the President of Licensing Executives Society, a not for profit, non-political, umbrella organization, from 1998 to 1999. Mr. Goodger received his M.A. in English Literature & Language from Oxford University (Exhibitioner, Keble College) and he is a Solicitor of England & Wales, enrolled October 1986.

Kiran Asarpota. Mr. Asarpota has served as our Vice President Finance since November 2010. Prior to joining us, Mr. Asarpota was Group Finance Director at Global Brands Group Holding Limited, a public branded apparel company, from 2006 to 2010, where he was responsible for the group’s corporate and commercial finance functions. Mr. Asarpota received his M.B.A. from London South Bank University in the United Kingdom, and a B.B.M. from Oxford Brookes.

Stephen Doyle. Mr. Doyle has served as our Vice President Commercial and Head of China since February 2018. Prior to joining us, Mr. Doyle was the Vice President and Head of Specialty Care for China at Boehringer Ingelheim GmbH, a global pharmaceutical company, from January 2014 to February 2018. Mr. Doyle also previously served as the Vice President of Oncology, Haematology and Transplantation Business Unit with Sanofi S.A. in Shanghai, a global pharmaceutical company, from October 2010 to October 2013, as Regional Commercial Director for Oncology for Asia Pacific, Russia and India with Sanofi-aventis in Singapore, from 2007 to 2010, and as Director and Head of Scientific Communications, Global Marketing, Oncology Franchise with Sanofi-aventis in Paris from 2005 to 2007. Mr. Doyle holds a B.S. in Pharmacy from The Robert Gordon University in the United Kingdom and an M.S. in Clinical Pharmacy from the University of Derby in the United Kingdom.

Non-Executive Directors

Abel Ang. Mr. Ang has served as a member of our board of directors and representative for Advanced Materials Technologies Pte Ltd. since April 2016. Mr. Ang currently serves as the Chief Operating Officer of Accuron Technologies Ltd., a precision engineering and technology company, and the acting Chief Executive Officer of Dornier MedTech Group, a urological medical equipment manufacturer, positions he has held since July 2014. He currently serves as a director of the Board of Economic Development Innovations Singapore Pte. Ltd., a privately-owned international economic development company, a position he has held since March 2013, as an independent director of Exploit Technologies Pte Ltd, the technology transfer arm of the Agency for Science, Technology and Research in Singapore, a position he has held since October 2012, and as a director of Advanced Materials Technologies Pte Ltd., a position he has held since July 2014. Mr. Ang served as the Senior Advisor to the CEO of Greatbatch Inc., providing guidance relative to the commercialization of medical device technologies in the cardiac, neurology, vascular and orthopedic markets, from 2006 to 2009. He has also held executive positions at Hill-Rom Inc., a provider of medical technologies for the health care industry, including the roles of President for the Asia Pacific region, Chief Technology Officer, and Vice President of several business units, from 2008 to 2012. Mr. Ang also formerly headed the global Medical Technology and Biotechnology industry groups at the Singapore Economic Development Board’s Biomedical Division, from 2004 to 2006. Mr. Ang is currently an Adjunct Associate Professor at the Nanyang Business School in Singapore and Waseda University in Japan, where he teaches in their respective M.B.A. programs, positions he has held since 2013. Mr. Ang holds a M.S. in Computational Biology from Rutgers University in New Jersey, and a Bachelor of Communication Studies (First Class) from Nanyang Technological University Singapore.

Jun Wu, Ph.D. Dr. Wu has served as a member of our board of directors and representative for Alnair Investment since April 2016. Dr. Wu is currently the Chairman and Managing Partner at Cenova Ventures, a principal investment firm for healthcare venture funds, a position he has held since May 2009. Previously, Dr. Wu served as the Co-founder and Chief Executive Officer of Shanghai Genomics, a biotech company, from September 2001 to May 2005, and as an Executive Managing Director of GNI Limited, a Tokyo Exchange Listed biotech company, from June 2005 to April 2009. Dr. Wu has previously served as a director of over 20 companies and investment funds in the pharmaceutical industry. Dr. Wu holds a Ph.D. in Microbiology and Immunology from the University of California at San Francisco and a B.S. in Biology from San Jose State University.

Lim Chin Hwee Damien. Lim Chin Hwee Damien has served as a member of our board of directors and representative for BV Healthcare II Pte Ltd. since April 2016. He is the co-founder and currently serves as the General Partner of BioVeda Capital, a life science venture capital fund, a position he has held since 2000. He currently serves as a director of over 30 companies in a variety of industries. He has previously held the position of Director of Investments with PrimePartners, a private equity firm, from 1999 to 2000. Prior, he served as Senior Vice President at Vickers Ballas Asset Management, a private equity asset management company, from 1994 to 1999, and as Associate Director at Morgan Grenfell Asia, a merchant bank, from 1989 to 1994. He received his B.B.A. from the University of Houston.

Jerome Shen, Ph. D. Dr. Shen served as a member of our board of directors from August 2014 to November 2015. Dr. Shen then rejoined our board of directors in May 2016. He is currently the President of Allgenesis Biotherapeutics Inc., a new drug development company addressing the unmet medical needs in CNS and ophthalmology, a position he has held since March 2014. Dr. Shen currently serves as an independent director of Medeon Biodesign, Inc., a public Taiwanese medical device company, a position he has held since April 2015, and as a director of TWi Pharmaceuticals Inc., public Taiwanese pharmaceutical company, a position he has held since July 2017. Previously, Dr. Shen served as an independent director of Lotus Pharmaceutical Co. Ltd., a public Taiwanese pharmaceutical company, a position he held from June 2013 to September 2014, and as a director of TWi Pharmaceuticals Inc. from August 2012 to June 2014. Dr. Shen has also previously served as an executive member of various venture capital firms, including Cheng Xin Ventures, from 1996 to 2012, and Xinchen Ventures, from June 2012 to March 2014. Dr. Shen has also co-founded and held senior executive positions in several biotech start-ups, and was responsible for corporate development and strategic initiatives and planning in such positions. Dr. Shen was also the Secretary General of Taiwan Biotech Association, a non-profit organization, from 2005 to 2008. Dr. Shen received his Ph.D. in Chemical Engineering from the University of Wisconsin, Madison, and his B.S. in Chemical Engineering from the National Tsing Hua University.

Andrew Howden. Mr. Howden has served as a member of our board of directors since February 2016. He currently serves as Chairman of The True Origins Company P/L, an Australian company involved in the marketing of infant formula in China and Asia, a position he has held since June 2016, and Executive Chairman of First Pharma P/L, an Australian pharmaceutical company, a position he has held since September 2016. He previously served as the Chief Executive Officer of iNova Pharmaceuticals, a global pharmaceutical company developing and commercializing drugs across a range of therapeutic areas, from August 2008 to February 2015. Previously, he was the President of IMS Health, Asia Pacific, a provider of information, services and technology for the healthcare industry, from 2007 to 2008, Regional Vice President of Asia Pacific for AstraZeneca, a multinational pharmaceutical and biopharmaceutical company, from 2002 to 2006, and he has held senior executive roles at Quintiles IMS Holdings, Inc., a public health information technologies and clinical research company, from 2000 to 2002. Mr. Howden has also previously served on the board of directors of over 20 companies within the pharmaceutical and healthcare industries. He received a B.S. and an M.Com. from the University of New South Wales, Australia.

Kelvin Sun. Mr. Sun has served as a member of our board of directors since April 2016. Mr. Sun has served as founder and president of Saga-Unitek Ventures, a venture capital and private equity fund management company, specializing in investing in middle-market, growth-oriented companies, as well as those funds under its management, since 1998. He currently serves as an independent director of TWi Pharmaceuticals Inc., a public Taiwanese pharmaceutical company, a position he has held since June 2012, as an independent director of Wonderful Hi-Tech Co. Ltd., a public Taiwanese electrical wire and cable manufacturing company, a position he has held since June 2010, and as an independent director of Tah Tong Textile Co., Ltd., a Taiwanese textile manufacturing company, a position he has held since June 2015. Mr. Sun also currently serves as a board member of Pixon Technologies, a Taiwanese optical light sources manufacturing company, a position he has held since June 2011, Reber Genetics Co., Ltd., a Taiwanese animal vaccine biotech company, a position he has held since December 2014, Newmax Technology Co., Ltd., a Taiwanese optical lens manufacturing company, a position he has held since December 2017 and the Taiwan Venture Capital Association, a position he has held since 2008. He previously served as the senior officer at Chengxin VC Group, a Taiwanese venture capital firm, from 1997 to 1998, as the Director for the Asian Engineering Center of Emerson Electric, a U.S. publicly listed industrial company, from 1995 to 1997, and as the R&D Section Leader at Prime Optical Fiber Corporation, a Taiwanese fiber optics manufacturing company, from 1992 to 1993. He holds an M.B.A. from the University of Michigan at Ann Arbor and an M.S. in Materials Science from Wayne State University.

Mei-Shu Lai, Ph.D., M.D. Dr. Lai has served as a member of our board of directors since April 2016. Dr. Lai is currently serving as a Professor for Epidemiology and Preventative Medicine at the National Taiwan University, a position held since September 2001. Previously, Dr. Lai was the President and Chief Executive Officer for the Bureau of National Health Insurance in Taiwan, from 1998 to 2001, as well as a Deputy Minister for the Department of Health in Taiwan, from 1996 to 1998. Dr. Lai holds a Ph. D. from the National Taiwan University, an M.P.H. from the University of Pittsburgh, and an M.D. from the National Taiwan University.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of The Nasdaq Stock Market LLC, or Nasdaq, we will comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. While we voluntarily follow most Nasdaq corporate governance rules, we may choose to take advantage of the following exemptions afforded to foreign private issuers:

•	Exemption from the requirement that a majority of our board of directors consists of independent directors.

•	Exemption from the requirement that our audit committee have a written charter addressing the audit committee’s responsibilities and authority as set forth in Nasdaq Rule 5605(c)(1).

•	Exemption from the requirement that our remuneration committee have a written charter addressing the remuneration committee’s responsibilities and authority as set forth in Nasdaq Rule 5605(d).

•	Exemption from the requirement to have independent director oversight of director nominations and a formal written charter or board resolution addressing the nominations process as set forth in Nasdaq Rule 5605(e).

•	Exemption from the requirement that we have a code of conduct applicable to all directors, officers and employees and from any requirement that we have a code of conduct in compliance with Section 406 of the Sarbanes-Oxley Act of 2002.

•	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

•	Exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of stock option plans.

•	Exemption from the requirements governing the review and oversight of all “related party transactions,” as defined in Item 7.B of Form 20-F.

•	Exemption from the requirement that our board of directors shall have regularly scheduled meetings at which only independent directors are present as set forth in Nasdaq Rule 5605(b)(2).

We intend to follow our home country practices in lieu of the foregoing requirements. Although we may rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), we must comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). Although we currently intend to comply with the Nasdaq corporate governance rules applicable other than as noted above, we may in the future decide to use the foreign private issuer exemption with respect to some or all the other Nasdaq corporate governance rules.

In addition, as a foreign private issuer, we expect to take advantage of the following exemptions from SEC reporting obligations:

•	Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K, disclosing significant events within four days of their occurrence.

•	Exemption from Section 16 rules regarding sales of common shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq and the domestic reporting requirements of the SEC. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Composition of our Board of Directors

Our board of directors is currently composed of eight members. Our board of directors has determined that, of our eight directors, three do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of director and that each of these directors is “independent” as that term is defined under the Taiwan Securities and Exchange Act, or the Taiwan Act. According to the Taiwan Act, during the two years before being elected and during the term of office, none of our independent directors may have been or be any of the following, which we refer to as a Restricted Person:

1.	An employee of ours or any of our affiliates;

2.	Our statutory auditor or of our affiliates;

3.	A director of our affiliates, unless he or she was an independent director of our subsidiary;

4.	A natural-person shareholder who holds in the aggregate, together with his or her spouse, minor children, and his or her nominees, one percent or more of our ordinary shares outstanding or ranks among the top ten in our shareholdings;

5.	A spouse, relative within the second degree of kinship, or lineal relative within the third degree of kinship, of any of the persons in the preceding four items;

6.	A director, statutory auditor, or employee of a corporate shareholder that directly holds five percent or more of our total number of shares outstanding or of a corporate shareholder that ranks among the top five in our shareholdings;

7.	A director, statutory auditor, officer, or shareholder holding five percent or more of the shares of a company or institution that meets certain statutorily specified criteria and has a financial or business relationship with us; or

8.	A professional individual who, or an owner, partner, director, statutory auditor, or officer of a sole proprietorship, partnership, company, or institution that, provides commercial, legal, financial, accounting services or consultation to us or to any of our affiliates, or a spouse thereof; provided that this restriction does not apply to a member of the remuneration committee, public tender offer review committee, or special committee for merger/consolidation and acquisition, who exercises powers pursuant to the Taiwan Act or to the Taiwan Business Mergers and Acquisitions Act or related laws or regulations.

The “during the two years before being elected” requirement does not apply when an independent director of ours has served as an independent director of our or any of our affiliates, or of a specific company or institution that has a financial or business relationship with us, as stated in items 3 or 7 above, but is currently no longer in that position.

In accordance with our Articles, our directors serve for a term of three years and, at the expiration of such term, are eligible for reelection by our shareholders. If a new director is not elected after the expiration of the tenure of an existing director, the tenure of such out-going director shall be extended until a new director has been elected.

Committees of our Board of Directors

Our board of directors has three standing committees: an audit committee, a remuneration committee and a nomination committee.

Audit Committee

The audit committee, which consists of Mr. Howden, Dr. Lai and Mr. Sun, assists the board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. Mr. Sun serves as chairman of the audit committee. The audit committee consists exclusively of independent members of our board. Our board of directors has determined that Kelvin Sun qualifies as an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. Our board has determined that all of the members of the audit committee satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act. The audit committee will be governed by a charter that complies with Nasdaq rules.

The audit committee’s responsibilities will include:

•	the adoption of or amendments to the internal control system;

•	assessment of the effectiveness of the internal control system;

•	the adoption or amendment, of the procedures for handling financial or business activities of a material nature such as acquisition or disposal of assets, derivatives trading, lending of funds to others and endorsements or guarantees for others;

•	matters in which a director is an interested party;

•	asset transactions or derivatives trading of a material nature;

•	loans of funds, endorsements or provision of guarantees of a material nature;

•	the offering, issuance or private placement of equity-type securities;

•	the hiring or dismissal of a certified public accountant or their compensation;

•	the appointment or discharge of a financial, accounting or internal audit officer;

•	annual and semi-annual financial reports; and

•	other material matters as may be required by us or by the competent authority.

The audit committee will meet as often as one or more members of the audit committee deem necessary, but in any event will meet at least four times per year according to the Taiwan Act.

Remuneration Committee

The remuneration committee, which consists of Mr. Howden, Dr. Lai and Mr. Sun, assists the board of directors in determining executive officer compensation. Mr. Howden serves as chairman of the remuneration committee. Under the Taiwan Act, our remuneration committee shall be comprised of at least three members, and at least one of them shall be an independent member of the board as defined under the Taiwan Act. All members of our remuneration committee are independent members of the board as defined by the Taiwan Act. In addition, during the two years before being appointed to his or her term of office, none of our remuneration committee members may have been or be a Restricted Person. This “during the two years before being appointed” requirement does not apply where a remuneration committee member has served as an independent director of ours or any of our affiliates, or of a specified company or institution that has a financial or business relationship with us, as stated in items 3 or 7 of the definition of Restricted Person above, but is currently no longer in that position. Under SEC and Nasdaq rules, there are heightened independence standards for members of the remuneration committee, including a prohibition against the receipt of any compensation from us other than standard board member fees. Although foreign private issuers are not required to meet this heightened standard, all of our remuneration committee members meet this heightened standard.

The remuneration committee’s responsibilities include:

•	professionally and objectively evaluate the policies and systems for compensation of the directors, supervisors, and managerial officers of us, and submit recommendations to the board of directors for its reference in decision making;

•	establishing and periodically reviewing the annual and long-term performance goals for the directors and managerial officers of us and the policies, systems, standards, and structure for their compensation;

•	periodically assessing the degree to which performance goals for the directors and managerial officers of us have been achieved, and setting the types and amounts of their individual compensation; and

•	periodically review the charter and propose suggestion for amendments.

When performing these responsibilities, the remuneration committee shall follow the following principles:

•	ensuring that the compensation arrangements of us comply with applicable laws and regulations and are sufficient to recruit outstanding talent;

•	performance assessments and compensation levels of the directors and managerial officers shall take into account the general pay levels in the industry, the time spent by the individual and their responsibilities, the extent of goal achievement, their performance in other positions, and the compensation paid to employees holding equivalent positions in recent years. Also to be evaluated are the reasonableness of the correlation between the individual’s performance and our operational performance and future risk exposure, with respect to the achievement of our short-term and long-term business goals and the financial position;

•	there shall be no incentive for the directors or managerial officers to pursue compensation by engaging in activities that exceed the our tolerable risk level;

•	for directors and senior managerial officers, the percentage of bonuses to be distributed based on their short-term performance and the time for payment of any variable compensation shall be decided with regard to the characteristics of the industry and the nature of our business; and

•	no member of the committee may participate in discussion and voting when the committee is deciding on that member’s individual compensation.

The remuneration committee shall submit its recommendations regarding the above for deliberation to the board. When deliberating the recommendation of the remuneration committee, the board shall give comprehensive consideration to matters including the amounts of remuneration, payment methods, and the potential future risk facing our company. If the board would like to decline to adopt, or would like to modify, a recommendation of the remuneration committee, the consent of a majority of the directors in attendance at a meeting attended by two-thirds or more of the entire board is required, and the board in its resolution shall provide its comprehensive consideration and shall specifically explain whether the remuneration passed by it exceeds in any way the remuneration recommended by the remuneration committee.

Nomination Committee

The nomination committee, which consists of Mr. Howden, Mr. Sun, Dr. Shen, Mr. Ang and Dr. Firth, assists the board of directors in selecting and approving director candidates to serve on the board. Under the Taiwan Act, all companies listed on the TPEx are required to adopt a director candidate nomination mechanism for the election of directors, although there is no requirement that a listed company form a nomination committee. Under SEC and Nasdaq rules, director nominees must either be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or by a nomination committee comprised solely of independent directors. Foreign private issuers are not required to have independent director oversight of director nominations, and out of those currently serving on our nomination committee, only Mr. Howden and Mr. Sun are independent members of our board.

The nomination committee’s responsibilities include:

•	reviewing and assessing the composition of the board of directors;

•	identifying appropriate director candidates and independent director candidates;

•	reviewing the qualifications and suitability of each director candidate and independent director candidate identified by the committee;

•	submitting director and independent director recommendations to the board of directors for consideration; and

•	conducting all other necessary actions to facilitate the selection and approval of director candidates and independent director candidates by the board.

The nomination committee shall submit its recommendations regarding the above for deliberation to the board. When deliberating with respect to the recommendation of the nomination committee, the board shall give comprehensive consideration to matters including the current composition of the board, the qualifications of director candidates, the overall diversity of the board and the need for refreshing. The nomination committee will meet as often as one or more members of the nomination committee deem necessary.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that covers a broad range of matters including the handling of conflicts of interest, compliance issues and other corporate policies. Our Code of Business Conduct is applicable to both our directors and employees.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including our company, to comply with various corporate governance practices. In addition, Nasdaq rules provide that foreign private issuers may follow home country practice in lieu of the Nasdaq corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

Because we are a foreign private issuer, our members of our board of directors, executive board members and senior management are not subject to short-swing profit and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under section 13 of the Exchange Act and related SEC rules.

Compensation of Executive Officers and Directors

Incentive Compensation

For the year ended December 31, 2017, the aggregate compensation accrued or paid to the members of our board of directors and our executive officers for services in all capacities was $3,801,984.

We did not set aside or accrue any amounts for pension, retirement or similar benefits to members of our board of directors or executive officers in the year ended December 31, 2017.

We do not maintain any cash incentive or bonus programs. During the year ended December 31, 2017, we had no performance based compensation programs other than the 2017 SMT Long Term Incentive Plan, or the LTIP. For more information on the LTIP, see the discussion below under “—Compensation Plans—2017 SMT Long Term Incentive Plan.”

Executive Officer Compensation

Equity Awards

We did not grant any share options to our executive officers during the fiscal year ended December 31, 2017.

Employment Agreements with Executive Officers

We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term unless either we or the executive officer gives prior notice to terminate such employment. We may terminate the employment for just cause, at any time, without notice or remuneration, for certain acts of the executive officer. An executive officer may terminate his or her employment at any time with six months’ prior written notice.

Each executive officer has agreed to maintain the confidentiality of any confidential information, both during and after the employment agreement expires or is earlier terminated. In addition, all executive officers have agreed to be bound by a non-solicitation covenant that prohibits each executive officer from contacting or communicating with our customers, members, partners, suppliers or any other persons or entities with whom we do business or soliciting or hiring any of our employees during his or her employment and for one year after the termination of his or her employment and by a non-compete covenant that prohibits each executive officer from competing with us, directly or indirectly, during his or her employment and for six months after the termination of his or her employment.

Option Grants

We have made grants of options to our employees pursuant to our 2014 Employee Share Option Scheme Plan, or the 2014 Plan, and our 2017 Employee Share Option Plan 1, or the 2017 Plan. Options granted pursuant to the 2014 Plan are either vested in full as of the date of grant or are 25% vested as of the date of grant, with the remaining 75% vesting in equal annual installments over the three years following the date of grant. Options granted pursuant to the 2017 Plan vest in full upon the two year anniversary of the date of grant. Vested options may be exercised during their term and for varying periods following termination of service, depending on the reason for termination. Options will be adjusted to account for any changes in capitalization or certain other corporate events and are not transferable (but may be exercised by the individual’s heirs in the case of death, to the extent vested at the time of death). For more information on our option grants, see “Management—Compensation Plans.”

LTIP

On August 23, 2017, we granted 1,462,000 bonus entitlement units to our executive officers pursuant to the LTIP, all of which remained outstanding as of December 31, 2017. Upon vesting and redemption, each unit award is converted into a cash payment equal to the number of units multiplied by the per-share fair market value of our ordinary shares on the day following our receipt of a redemption notice. The bonus entitlement units will be one-third vested each year after the first, second, and third anniversary of the award. Our quoted share price on the TPEx was NT$33.45 (or approximately US$1.10) on the date of grant (August 23, 2017), and NT$33.20 (or approximately US$1.12) on December 31, 2017. We recognized total expenses of $357,000 with respect to the LTIP for the year ended December 31, 2017. For more information on the LTIP, see “Management—Compensation Plans.”

Other Programs

We have adopted defined contribution plans which are post-employment benefit plans under which we pay fixed contributions into the Singapore Central Provident Fund on a mandatory basis. We have no further payment obligations once the contributions have been paid. The contributions are recognized as employee compensation expense when they are due.

ASLAN Pharmaceuticals Taiwan Limited adopted a pension plan under the Labor Pension Act, or the LPA, which is a state-managed defined contribution plan. Under the LPA, ASLAN Pharmaceuticals Taiwan Limited makes monthly contributions to its Taiwan-based employees’ individual pension accounts at 6% of monthly salaries and wages.

ASLAN Pharmaceuticals (Shanghai) Co. Ltd. makes monthly contributions at a certain percentage of its Shanghai-based employees’ payroll expenses to pension accounts, which are operated by the Chinese government.

Director Compensation

We provide only cash compensation to each of our non-executive directors not serving as a representative of a shareholder for the time and effort necessary to serve as a member of our board of directors. We pay each director an annual service retainer of $29,000, paid on a quarterly basis, for serving on the board. Our directors do not receive additional cash retainers for serving on the audit, remuneration or nomination committee or for serving as the chairperson of our board of directors our any committee of our board of directors. The compensation of the non-executive directors complies with our Articles and is determined by our remuneration committee and board of directors as a whole, based on a review of individual contributions to our operations and current practices in other companies.

2017 Director Compensation Table

The following table sets forth information regarding the compensation earned by our non-executive directors for service on our board of directors during the year ended December 31, 2017.

Name	Fees Earned in Cash	All Other Compensation	Total
Abel Ang (representing Advanced Materials Technologies Pte Ltd.)	$0	$0	$0
Jun Wu, Ph.D. (representing Alnair Investment)	$0	$0	$0
Lim Chin Hwee Damien (representing BV Healthcare II Pte Ltd.)	$0	$0	$0
Jerome Shen, Ph.D.	$29,000	$0	$29,000
Andrew Howden	$29,000	$0	$29,000
Kelvin Sun	$29,000	$0	$29,000
Mei-Shu Lai, Ph.D., M.D.	$29,000	$0	$29,000

We have not granted any options or issued any shares of restricted stock to our non-executive directors.

Grants of Share Options to Executive Officers

The following table summarizes, as of the date of this prospectus, outstanding share options to purchase ordinary shares granted to our executive officers. We have not granted any share options to our non-executive directors.

Name	Grant Date	Number of Shares Underlying Stock Option	Exercise Price per Share	Stock Option Expiration Date
Carl Firth, Ph.D.	July 1, 2010	300,000	$0.10	July 1, 2020
	July 1, 2010	150,000	$0.40	July 1, 2020
	July 1, 2011	180,000	$0.10	July 1, 2021
	July 1, 2011	225,000	$0.40	July 1, 2021
	July 1, 2012	295,500	$0.40	July 1, 2022
	July 1, 2013	4,500	$0.40	July 1, 2023
	July 1, 2013	300,000	$0.68	July 1, 2023
	July 1, 2014	300,000	$0.68	July 1, 2024
	July 1, 2015	150,000	$0.68	July 1, 2025
	July 1, 2015	1,050,000	$0.94	July 1, 2025
	July 1, 2016	300,000	$1.13	July 1, 2026

Bertil Lindmark, Ph.D., M.D.	July 1, 2015	460,000	$0.68	July 1, 2025
	July 1, 2015	820,000	$0.94	July 1, 2025
	July 1, 2016	240,000	$1.13	July 1, 2026

Mark McHale, Ph.D.	July 1, 2010	120,000	$0.40	July 1, 2020
	July 1, 2011	60,000	$0.10	July 1, 2021
	July 1, 2011	180,000	$0.40	July 1, 2021
	July 1, 2012	240,000	$0.40	July 1, 2022
	July 1, 2013	240,000	$0.68	July 1, 2023
	July 1, 2014	240,000	$0.68	July 1, 2024
	July 1, 2015	120,000	$0.68	July 1, 2025
	July 1, 2015	840,000	$0.94	July 1, 2025
	July 1, 2016	240,000	$1.13	July 1, 2026

Jeff Tomlinson	July 1, 2010	240,000	$0.10	July 1, 2020
	July 1, 2010	120,000	$0.40	July 1, 2020
	July 1, 2011	180,000	$0.40	July 1, 2021
	July 1, 2012	240,000	$0.40	July 1, 2022
	July 1, 2013	240,000	$0.68	July 1, 2023
	July 1, 2014	240,000	$0.68	July 1, 2024
	July 1, 2015	120,000	$0.68	July 1, 2025
	July 1, 2015	840,000	$0.94	July 1, 2025
	July 1, 2016	240,000	$1.13	July 1, 2026

Ben Goodger	July 1, 2016	276,000	$1.13	July 1, 2026

Kiran Asarpota	July 1, 2010	60,000	$0.40	July 1, 2020
	July 1, 2011	60,000	$0.40	July 1, 2021
	July 1, 2012	60,000	$0.40	July 1, 2022
	July 1, 2013	60,000	$0.68	July 1, 2023
	July 1, 2014	60,000	$0.68	July 1, 2024
	July 1, 2015	40,000	$0.68	July 1, 2025
	July 1, 2015	40,000	$0.94	July 1, 2025
	July 1, 2016	120,000	$1.13	July 1, 2026

Compensation Plans

2014 Employee Share Option Scheme Plan

We maintain the 2014 Plan, pursuant to which we have granted share options to our employees, directors and consultants. The 2014 Plan became effective on August 26, 2014, and has a term of ten years. After the effective date of the 2017 Plan, no additional awards were granted, and no future awards are allowed to be granted, under the 2014 Plan.

The 2014 Plan may be administered by our board of directors or a committee thereof, which administrator has the authority to: determine the individuals to whom awards may be granted and the terms of such awards; amend the terms of any outstanding award, provided that the consent of the grantee is required where the grantee’s rights would be adversely affected; construe and interpret the terms of the 2014 Plan and awards granted thereunder; and take such other action, not inconsistent with the terms of the 2014 Plan, as it deems appropriate.

The number of shares under the 2014 Plan and under outstanding awards, and the exercise price of outstanding awards, will be adjusted to reflect certain changes in capitalization. In the event of a corporate transaction (as defined in the 2014 Plan), awards will terminate if not assumed. If they are assumed, the awards will fully vest if the holder’s employment is terminated without cause or the holder resigns for good reason, in either case within 12 months thereafter.

2017 Employee Share Option Plan 1

We maintain the 2017 Plan, pursuant to which we may grant share options. The 2017 Plan became effective on September 13, 2017, and has a term of ten years. Awards under the 2017 Plan may be granted to our employees. The maximum aggregate number of shares that may be issued under the plan is 1,000,000 shares.

The 2017 Plan is administered by our board of directors, which has the authority to determine the individuals to whom awards may be granted and the terms of such awards; and to construe and interpret the terms of the 2017 Plan and awards granted thereunder.

The number of shares under the 2017 Plan and under outstanding awards, and the exercise price of outstanding awards, will be adjusted to reflect certain changes in capitalization. In the event of a corporate transaction (as defined in the 2017 Plan), awards will terminate if not assumed. If they are assumed, the awards will vest if the holder’s employment is terminated without cause or the holder resigns, in either case within 12 months thereafter. In the event of a change in control (as defined in the 2017 Plan) that is not a corporate transaction, awards will fully vest if the holder’s employment is terminated without cause or the holder resigns, in either case within 12 months thereafter.

2017 SMT Long Term Incentive Plan

We maintain the LTIP, pursuant to which we may grant bonus entitlement unit awards. The LTIP became effective on August 23, 2017, and has a term of ten years. Awards under the LTIP may be granted to our employees. All of the awards granted in 2017 were granted to our executive officers.

The LTIP is administered by the members of the remuneration committee, which committee has the authority to: determine the individuals to whom unit awards may be granted and the terms of such unit awards; amend the terms of any outstanding unit award, provided that the consent of the grantee is required where the grantee’s rights would be adversely affected; construe and interpret the terms of the LTIP and unit awards granted thereunder; and take such other action, not inconsistent with the terms of the LTIP, as it deems appropriate.

Upon vesting and redemption, each unit award is converted into a cash payment equal to the number of units multiplied by the per-share fair market value of our ordinary shares on the day following our receipt of a redemption notice, up to a cap of five times the base value of the unit as set forth in the grantee’s award agreement. Redemption occurs automatically upon termination of employment and upon the per-share fair market value exceeding five times the base value of the unit award, to the extent not previously redeemed.

The terms of awards will be adjusted to reflect certain changes in capitalization. In the event of a corporate transaction (as defined in the LTIP), awards will terminate if not assumed. If they are assumed, the awards will vest and be redeemed if the holder’s employment is terminated without cause or the holder resigns for good reason, in either case within 12 months thereafter. In the event of a change in control (as defined in the LTIP) that is not a corporate transaction, awards will fully vest if the holder’s employment is terminated without cause or the holder resigns for good reason, in either case within 12 months thereafter.

Insurance and Indemnification

We are empowered by our Articles to indemnify our directors against any liability they incur by reason of their directorship. We maintain directors’ and officers’ insurance to insure such persons against certain liabilities. In addition, our employment agreements with our executive officers provide for indemnification. We expect to enter into an indemnification agreement with each of our directors and executive officers.

In addition to such indemnification, we provide our directors and executive officers with directors’ and officers’ liability insurance as permitted by our Articles.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board, executive officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PARTY TRANSACTIONS

Since January 1, 2015, we have engaged in the following transactions with our directors, executive officers or holders of more than 5% of our outstanding share capital and their affiliates, which we refer to as our related parties.

Loan Agreements

September 2015

In September 2015, we entered into a loan agreement with certain of our investors and shareholders pursuant to which we borrowed an aggregate of $492,857 for a term of six months with an interest rate of 1.0% per month. Under the terms of the agreement, the shareholders and investors could elect to direct us to apply the loan repayment proceeds towards the purchase of Series C Preference Shares in the event we completed a Series C financing prior to the loan repayment. Each of the investors and shareholders elected to apply their respective loan repayment proceeds towards the purchase of Series C Preference Shares pursuant to the Investment Agreement, as defined below under the heading “Subscriptions of our Series C Preference Shares,” and the loan was repaid in full in connection with the issuance of Series C Preference Shares.

The following table sets forth the principal loan amounts granted by our related parties in this transaction:

LENDER	Principal Loan Amount
BV Healthcare II Pte Ltd.(1)	$200,000
Carl Firth, Ph.D.(2)	$50,000
Mark McHale, Ph.D.(3)	$50,000
Bertil Lindmark, Ph.D., M.D.(4)	$50,000
Jeff Tomlinson(5)	$25,000
Kiran Asarpota(6)	$17,857

(1)	BV Healthcare II Pte Ltd. is a holder of more than 5% of our outstanding share capital.
(2)	Dr. Firth is our Chief Executive Officer and a member of our board of directors.
(3)	Dr. McHale is our Chief Operating Officer.
(4)	Dr. Lindmark is our Chief Medical Officer.
(5)	Mr. Tomlinson is our Chief Business Officer.
(6)	Mr. Asarpota is our VP Finance.

October 2015

In October 2015, we entered into a loan agreement with certain of our investors and shareholders pursuant to which we borrowed an aggregate of $1,997,857 for a term of six months with an interest rate of 0.5% per month. Under the terms of the agreement, the shareholders and investors could elect to direct us to apply the loan repayment proceeds towards the purchase of Series C Preference Shares in the event we completed a Series C financing prior to the loan repayment. Each of the investors and shareholders elected to apply their respective loan repayment proceeds towards the purchase of Series C Preference Shares pursuant to the Investment Agreement, as defined below under the heading “Subscriptions of our Series C Preference Shares,” and the loan was repaid in full in connection with the issuance of Series C Preference Shares.

The following table sets forth the principal loan amounts granted by our related parties in this transaction:

LENDER	Principal Loan Amount
BV Healthcare II Pte Ltd.(1)	$50,000
Carl Firth, Ph.D.(2)	$40,000
Bertil Lindmark, Ph.D., M.D.(3)	$50,000

(1)	BV Healthcare II Pte Ltd. is a holder of more than 5% of our outstanding share capital.
(2)	Dr. Firth is our Chief Executive Officer and a member of our board of directors.
(3)	Dr. Lindmark is our Chief Medical Officer.

Subscriptions of our Series C Preference Shares

In November 2015, we entered into an Investment Agreement pursuant to which we issued an aggregate of 21,276,597 Series C Preference Shares to certain investors at a price of $1.88 per share between November 2015 and January 2016. On May 27, 2016, we implemented a 2-to-1 forward share split of our ordinary shares and preferred shares. The foregoing share amounts and price per share do not reflect the forward share split.

The following table sets forth the aggregate number of Series C Preference Shares issued to our related parties pursuant to these transactions:

INVESTORS	Series C Preference Shares
Advanced Materials Technologies Pte Ltd.(1)	1,063,830
BV Healthcare II Pte Ltd.(2)	531,915
Kimba Capital Limited(3)	55,998
WJT Holdings Limited(4)	15,691
Match Point Developments Limited(5)	31,383
Bertil Lindmark, Ph.D., M.D.(6)	115,343
Kiran Asarpota(7)	9,498

(1)	Advanced Materials Technologies Pte Ltd. has a representative appointed to our board of directors.
(2)	BV Healthcare II Pte Ltd. is a holder of more than 5% of our outstanding share capital.
(3)	Dr. Firth, our Chief Executive Officer, is the sole owner and director of Kimba Capital Limited.
(4)	Mr. Tomlinson, our Chief Business Officer, is the sole owner and director of WJT Holdings Limited.
(5)	Dr. McHale, our Chief Operating Officer, is the sole owner and director of Match Point Developments Limited.
(6)	Dr. Lindmark is our Chief Medical Officer.
(7)	Mr. Asarpota is our VP Finance.

Subscriptions of our Ordinary Shares

In June 2016, we entered into a Share Subscription Agreement pursuant to which we issued an aggregate of 19,667,144 ordinary shares to certain investors at a price of $1.13 per share.

The following table sets forth the aggregate number of ordinary shares issued to our related parties pursuant to this transaction:

INVESTORS	Ordinary Shares
Match Point Developments Limited(1)	44,248
Bertil Lindmark(2)	44,248

(1)	Dr. McHale, our Chief Operating Officer, is the sole owner and director of Match Point Developments Limited.
(2)	Dr. Lindmark is our Chief Medical Officer.

Agreements with Our Executive Officers and Directors

We have entered into employment agreements with our executive officers and director compensation agreements with our non-executive directors. See “Management—Compensation of Executive Officers and Directors.” These

agreements contain customary provisions and representations, including confidentiality, non-competition and non-solicitation undertakings by the executive officers. However, the enforceability of the non-competition provisions may be limited under applicable law.

Related Party Transaction Policy

We have adopted a related party transaction policy, which requires that certain related party transactions be approved by our board of directors and audit committee. We intend to afford ourselves of the Nasdaq foreign private issuer exemption from the requirement that our audit committee have review and oversight over all “related party transactions,” as defined in Item 7.B of Form 20-F. The definition of “related party transactions” per our related party transaction policy and ROC law is not as broad as the definition in Item 7.B of Form 20-F.

Indemnification Agreements

In connection with this offering, we expect to enter into indemnification agreements with each of our directors and executive officers. See “Management—Compensation of Executive Officers and Directors—Insurance and Indemnification.”

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of February 28, 2018 for:

•	each beneficial owner of 5% or more of our outstanding ordinary shares;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of options that are immediately exercisable or exercisable within 60 days of February 28, 2018. Percentage ownership calculations are based on 130,128,940 ordinary shares outstanding as of February 28, 2018.

As of November 8, 2017, to the best of our knowledge, approximately 2,620,973 ordinary shares, or 2.0%, of our outstanding ordinary shares as of such date were held by six shareholders of record in the United States.

Except as otherwise indicated, all of the shares reflected in the table are ordinary shares and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose. None of our major shareholders have different voting rights with respect to their ordinary shares. We have set forth below information known to us regarding any significant change in the percentage ownership of our ordinary shares by any major shareholders during the past three years.

Except as otherwise indicated in the table below, addresses of the directors, executive officers and named beneficial owners are in care of ASLAN Pharmaceutical Limited, 83 Clemenceau Avenue #12-03 UE Square, Singapore 239920 and our telephone number is +65 6222 4235.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Name of Beneficial Owner		Before Offering	After Offering
5% or Greater Shareholders:
Alnair Investment(1)	9,887,358	7.6%
BV Healthcare II Pte Ltd.(2)	7,542,112	5.8%

Executive Officers and Directors:
Carl Firth, Ph.D.(3)	6,212,340	4.7%
Bertil Lindmark, Ph.D., M.D.(4)	1,381,483	1.1%
Mark McHale, Ph.D.(5)	3,351,915	2.5%
Jeff Tomlinson(6)	3,867,234	2.9%
Ben Goodger(7)	229,000	*
Kiran Asarpota(8)	524,996	*
Stephen Doyle(9)	—	—
Advanced Materials Technologies Pte Ltd. (represented by Abel Ang)(10)	2,127,660	1.6%
Alnair Investment (represented by Jun Wu, Ph.D.)(11)	9,887,358	7.6%
BV Healthcare II Pte Ltd. (represented by Lim Chin Hwee Damien)(12)	7,542,112	5.8%
Jerome Shen, Ph.D.	—	—
Andrew Howden(13)	439,510	*
Kelvin Sun	—	—
Mei-Shu Lai, Ph.D, M.D.	—	—
All current executive officers and directors as a group (14 persons)(14)	35,563,608	25.6%

*	Represents beneficial ownership of less than one percent.
(1)	Consists of 8,823,528 ordinary shares held by Alnair Investment, or Alnair, and 1,063,830 ordinary shares held by Shanghai Cenova Innovation Venture Fund L.P., or Shanghai Cenova. Alnair is wholly owned and controlled by Shanghai Cenova. Shanghai Cenova Bioventure Equity Investment Fund Management Enterprise L.P., or Shanghai Cenova Bioventure, is the general partner of Shanghai Cenova. Shanghai Cenova Bioventure is owned and controlled by Dr. Wu, a member of our board of directors. As such, Dr. Wu may be deemed to have sole voting and dispositive power with respect to the shares held by Alnair and Shanghai Cenova. The addresses for Alnair and Shanghai Cenova are P.O. Box 2075, George Town, Grand Cayman KY1-1105, Cayman Islands and No. 53 Gao You Road, Shanghai, China 200031, respectively.
(2)	Consists of 7,542,112 ordinary shares held by BV Healthcare II Pte Ltd., or BV Healthcare. BioVeda Capital Singapore Pte Ltd, or BioVeda, is the investment manager of BV Healthcare. An investment committee of BV Healthcare, which includes Mr. Lim, or the BV Investment Committee, reviews and approves investment and divestment proposals submitted by BioVeda. As such, the BV Investment Committee may be deemed to have voting and dispositive power with respect to the shares held by BV Healthcare. The address for BV Healthcare is 50 Cuscaden Road #08-01 HPL House, Singapore 249724.
(3)	Consists of (A) 63,000 ordinary shares held by Dr. Firth, (B) 3,344,340 ordinary shares held by Kimba Capital Limited, or Kimba Capital, and (C) 2,805,000 ordinary shares issuable upon the exercise of share options granted to Dr. Firth that are exercisable within 60 days of February 28, 2018. Dr. Firth is director of Kimba Capital and has sole voting and dispositive power with respect to the shares held by Kimba Capital. As such, Dr. Firth may be deemed to be a beneficial owner of shares held by Kimba Capital.
(4)	Consists of (A) 301,483 ordinary shares and (B) 1,080,000 ordinary shares issuable upon the exercise of share options granted to Dr. Lindmark that are exercisable within 60 days of February 28, 2018.

(5)	Consists of (A) 1,431,915 ordinary shares held by Match Point Developments Limited, or Match Point and (B) 1,920,000 ordinary shares issuable upon the exercise of share options granted to Dr. McHale that are exercisable within 60 days of February 28, 2018. Dr. McHale is director of Match Point and has sole voting and dispositive power with respect to the shares held by Match Point. As such, Dr. McHale may be deemed to be a beneficial owner of shares held by Match Point.
(6)	Consists of (A) 1,767,234 ordinary shares held by WJT Holdings Limited, or WJT Holdings, and (B) 2,100,000 ordinary shares issuable upon the exercise of share options granted to Mr. Tomlinson that are exercisable within 60 days of February 28, 2018. Mr. Tomlinson is director of WJT Holdings and has sole voting and dispositive power with respect to the shares held by WJT Holdings. As such, Mr. Tomlinson may be deemed to be a beneficial owner of shares held by WJT Holdings.
(7)	Consists of (A) 91,000 ordinary shares and (B) 138,000 ordinary shares issuable upon the exercise of share options granted to Mr. Goodger that are exercisable within 60 days of February 28, 2018.
(8)	Consists of (A) 104,996 ordinary shares held by Mr. Asarpota and (B) 420,000 ordinary shares issuable upon the exercise of share options granted to Mr. Asarpota that are exercisable within 60 days of February 28, 2018.
(9)	Mr. Doyle joined our senior management team as of February 1, 2018 and does not beneficially own any of our ordinary shares as of February 28, 2018.
(10)	Consists of 2,127,660 ordinary shares held by Advanced Materials Technologies Pte Ltd., or AMT. Mr. Ang is as a member of our board of directors and serves in such capacity as a representative of AMT. Mr. Ang is also a director of AMT. As such, Mr. Ang may be deemed to be a beneficial owner of shares held by AMT. While the directors of AMT have voting and dispositive power over the shares held by AMT, none of them has a pecuniary interest therein. Accordingly, Mr. Ang disclaims beneficial ownership of such shares.
(11)	Consists of the shares described in footnote (1) above. Dr. Wu is a member of our board of directors and serves in such capacity as a representative of Alnair. Dr. Wu is also a director of Alnair, general manager of Shanghai Cenova and owns and controls Shanghai Cenova Bioventure, the general partner of Shanghai Cenova. As such, Dr. Wu may be deemed to be a beneficial owner of shares held by Alnair and Shanghai Cenova.
(12)	Consists of the shares described in footnote (2) above. Mr. Lim is a member of our board of directors and serves in such capacity as a representative of BV Healthcare. Mr. Lim is also a director of BV Healthcare and on the BV Investment Committee. As such, Mr. Lim may be deemed to be a beneficial owner of shares held by BV Healthcare.
(13)	Consists of 439,510 ordinary shares held by Mr. Howden.
(14)	Consists of the shares referenced in footnotes (3) — (13) above.

DESCRIPTION OF SHARE CAPITAL AND GOVERNING DOCUMENTS

General

We are an exempted company incorporated in June 2014 with limited liability under the laws of the Cayman Islands and our affairs are governed by:

•	Our Fifth Amended and Restated Memorandum and Articles of Association, or our Articles;

•	the Companies Law (as amended) of the Cayman Islands, or the Companies Law; and

•	the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is NT$2,000,000,000 divided into 200,000,000 ordinary shares with a par value of NT$10.00 per ordinary share. As of the date of this prospectus, there are 130,128,940 ordinary shares issued and outstanding.

For our initial public offering in Taiwan, we conducted a restructuring between one of our subsidiaries, ASLAN Pharmaceuticals Pte. Ltd., a Singapore entity, and us. After the restructuring, we became the parent company of ASLAN Pharmaceuticals Pte. Ltd. and the listing entity in Taiwan. The restructuring was consummated through a share swap according to a reconstruction agreement between ASLAN Pharmaceuticals Pte. Ltd., its then shareholders, and us on September 2014 pursuant to which the shares of ASLAN Pharmaceuticals Pte. Ltd. held by its then shareholders, including ordinary shares, Series A and Series B Preference shares, were swapped into our ordinary shares, Series A and Series B Preference shares at a ratio of 1:1.

Further, we also underwent a share capital restructuring to change the par value of our ordinary shares to NT$10.00.

We raised $41,189,000 by issuing 17,047,095 and 4,861,948 Series C Preference shares at $1.88 per share in November 2015 and January 2016, respectively. In June 2016, we raised $22,224,000 by issuing 19,667,144 ordinary shares at $1.13 per share. In our initial public offering in Taiwan on June 1, 2017, we issued 14,458,000 ordinary shares at a subscription price of NT$68.92 per ordinary share, raising, after deducting underwriting discounts and commissions and offering expenses, an aggregate of NT$996,465,000. Our ordinary shares began trading in the TPEx on June 1, 2017.

The following are summaries of material provisions of our Articles and the Companies Law insofar as they relate to the material terms of our share capital.

Fifth Amended and Restated Memorandum and Articles of Association

Subject to other provisions in our Articles, our shareholders may by ordinary resolution increase our authorized share capital or by special resolution reduce the share capital and may also by special resolution amend our Articles.

Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. No certificates representing the ordinary shares have been issued. The ordinary shares are not entitled to any preemptive conversion or redemption rights at the sole option of the holder of ordinary shares. Our shareholders may freely hold and vote their shares (subject to certain restrictions such as the number of proxies that may be held by a shareholder at a general meeting).

Pre-emptive Rights

When we issue new shares for cash consideration, our board of directors may reserve 10% to 15% of the new shares for subscription by our employees or of any of our subordinate companies, as determined by our board of directors in its reasonable discretion. Subject to several statutory exceptions, our shareholders are entitled to subscribe for the remainder of the new shares in proportion to their existing shareholdings. New shares not so subscribed by our employees and shareholders may be offered by us to the public or to specific persons designated by the board.

Since our shares are publicly traded on the TPEx, in the event of offering new shares for cash, we are also mandatorily required to offer 10% of the shares to the public at the market price, subject to a higher public offering percentage adopted by our shareholders at a shareholders’ meeting. The new shares underlying the ADSs to be issued in this offering are not subject to the shareholders’ pre-emptive right as such pre-emptive rights have been waived by our shareholders at the shareholders meeting held on December 8, 2017.

Our board of directors resolved on December 11, 2017 to reserve 10% of the new ordinary shares underlying ADSs to be issued in this offering for subscription by our employees. However, we expect our employees will waive their subscription rights.

Repurchase Rights

For so long as the shares are registered in Taiwan, the repurchase of our own shares by us shall be approved by our board of directors in compliance with Regulations Governing Share Repurchase by Exchange-Listed and OTC-Listed Companies and relevant laws of the Cayman Islands. We may with the sanction of an ordinary resolution of the shareholders’ meeting purchase and cancel our own shares out of our share capital. The number of shares to be repurchased and cancelled pursuant to our Articles shall be pro rata among our shareholders in proportion to the number of shares held by each such shareholder. The number of shares purchased by us pursuant to our Articles shall not exceed 10% of the total number of our issued shares. The total price of the shares so purchased shall not exceed the sum of retained earnings plus the premium paid on the issuance of any share and income from endowments received by us.

The amount payable to the shareholders in connection with a repurchase of shares out of our share capital may be paid in cash or by way of delivery of assets in specie. The assets to be delivered and the amount of such substitutive share capital in connection with a repurchase of shares out of our share capital shall be approved by the shareholders at the general meeting and shall be subject to consent by the shareholder receiving such assets. Prior to the aforementioned general meeting considering such repurchase, our board of directors shall have the value of assets to be delivered and the amount of such substitutive share capital in respect of repurchase of the shares audited and certified by a Taiwan certified public accountant.

Voting Rights

Each ordinary share is entitled to one vote. Voting at any meeting of shareholders is by a poll. Our Articles list a number of matters that must be approved by the shareholders by Supermajority Resolution (as defined below). Other matters to be approved by shareholders will be decided either by special resolution (where required by law) or by ordinary resolution. Written resolutions of shareholders in lieu of a meeting are not permitted by our Articles.

A quorum required for a meeting of shareholders consists of at least a number of shareholders present in person or by proxy and entitled to vote representing the holders of more than one-half of all of our issued voting share capital. Shareholders’ meetings are held annually and may otherwise be convened by our board of directors on its own initiative. Shareholders’ meetings shall also be convened on the requisition in writing of any shareholder or shareholders holding at least three percent of the issued voting share capital for one year or longer, subject to certain procedural requirements. Advance notice of at least 30 calendar days is required for convening the annual general meeting and at least 15 calendar days’ notice is required for convening extraordinary general meetings.

Any ordinary resolution to be made by our shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in person or by proxy at a meeting of our shareholders. A special resolution requires the affirmative vote of not less than two-thirds of the votes cast in person or by proxy at a meeting of our shareholders. A special resolution is required for certain matters specified in the Companies Law as requiring approval by special resolution, including appointing a voluntary liquidator, changing our name, reducing our authorized share capital and amending our Articles and for other matters such as issuing preferred shares, transferring treasury shares at a discount to employees or subordinate companies and approving the redemption terms of any preferred shares.

A “Supermajority Resolution” is defined in our Articles as a resolution adopted by a majority vote of the shareholders at a general meeting attended by shareholders who represent two-thirds or more of our total outstanding shares or, if the total number of shares represented by the shareholders present at the general meeting is less than two-thirds of our total outstanding shares, but more than one-half of our total outstanding shares, means instead, a resolution adopted at such general meeting by the shareholders who represent two-thirds or more of the total number of shares entitled to vote on such resolution at such general meeting. Among other things, approval by Supermajority Resolution is required for us to: (i) enter into, amend, or terminate any contract for lease of its business in whole, or for entrusting business, or for regular joint operation with others, (ii) transfer the whole or any material part of its business or assets, (iii) take over the transfer of another’s whole business or assets, which will have a material effect on our business operation, (iv) effect any merger (subject to certain structural exceptions) or spin-off of the company in accordance with applicable listing rules, (v) grant waiver to a director engaging in any business within the scope of our business, (vi) discharge or remove a director, (vii) capitalize an amount standing to the credit of reserves or authorize the payment of dividends out of a reserve fund and (viii) issue any employee share options at a discount.

Subject to certain exceptions specified in our Articles, when a person who acts as the proxy for two or more shareholders at a general meeting, the number of votes represented by him shall not exceed three percent of the total number of votes of the company and the portion of excessive votes represented by such proxy will not be counted.

Dividends

The holders of our ordinary shares are entitled to receive such dividends as may be declared by an ordinary resolution and subject to our Articles and the Companies Law. Under Cayman Islands law, dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States. No dividend may be declared and paid unless our directors determine that immediately after the payment, we will be able to satisfy our liabilities as they become due in the ordinary course of business and we have funds lawfully available for such purpose. We are not permitted to pay any dividends or bonuses if (i) we do not have earnings or (ii) we have not yet covered our losses. Our Articles set out further detailed provisions dealing with how we may fund, create reserves for and pay dividends.

Any dividends will be paid to the custodian of the ADSs being issued in this offering and shall be subject to further distribution to you as a beneficial owner of the underlying ordinary shares by the custodian. See “Description of American Depositary Shares—Dividends and Other Distributions.”

Liquidation

If we were to be liquidated and the assets available for distribution among our shareholders are insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the number of the ordinary shares held by them. If in a winding up the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the liquidation, the surplus shall be distributed among our shareholders in proportion to the number of the ordinary shares held by them at the commencement of the liquidation, subject to a deduction from those ordinary shares in respect of which there are monies due, of all monies payable to us, without prejudice to the rights of the holders of ordinary shares issued upon special terms and conditions.

If we were to be liquidated, the liquidator may, with the approval by a special resolution of our shareholders (and any other approvals as may be required by applicable listing rules), divide among our shareholders in species or in kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he/she deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the approval by an ordinary resolution of our shareholders, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the approval by an ordinary resolution of our shareholders shall think fit, but so that no shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

Transfer of Shares

Subject to the restrictions of our Articles and applicable ROC laws, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board, provided that certain transfer restrictions apply to shares issued to our employees and subordinate companies. Subject to the requirements of applicable laws of the Cayman Islands, transfers of uncertificated shares which are registered on the TPEx may be effected by any method of transferring or dealing in securities introduced by the TPEx or operated in accordance with the applicable listing rules, as defined in our Articles, as appropriate.

Our board of directors may decline to register any transfer of shares unless (i) the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is duly and properly stamped (if required); or (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four.

The registration of transfers of shares may be suspended when our register of members is closed in accordance with our Articles for the purpose of determining those shareholders that are entitled to receive notice of, attend or vote at any meeting of shareholders or any adjournment thereof, or those shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a shareholder for any other purpose.

Variation of Rights of Shares

Whenever our share capital is divided into different classes the rights attached to any class of our shares may (unless otherwise provided by the terms of issue of the shares of that class) only be materially adversely varied or abrogated with the approval by special resolution passed at a separate meeting of the holders of the shares of that class, but not otherwise. The necessary quorum shall be one or more persons at least holding or representing by proxy one-half in nominal or par value amount of the issued shares of the relevant class.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. Our board of directors is required to keep at the office of our service agent in Taiwan copies of our Articles, the minutes of every meeting of the shareholders and the financial statements, the register of members and the counterfoil of corporate bonds issued by us. Any shareholder may request, by submitting evidentiary documents to show his or her interests involved and indicating the scope of interested matters, access to inspect and to make copies of our Articles and accounting books and records.

Without prejudice to the rights of shareholders set out in our Articles, no shareholder is entitled to require discovery of any information in respect of any detail of our trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of our business and which in the opinion of our board of directors would not be in the interests of the shareholders to communicate to the public.

Borrowing Power

Subject to our Articles and the ROC Regulations Governing Loaning of Funds and Making Endorsement/Guarantee by Public Companies, our board of directors may exercise its power to borrow money and to mortgage or charge our undertaking and property, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of us or of any third party.

We, however, cannot borrow money or loan funds to any person except in accordance with the requirements stipulated in our internal policies and the ROC Regulations Governing Loaning of Funds and Making Endorsement/Guarantee by Public Companies.

Listing Rules

As a listed company on the TPEx, we are required to comply with the relevant ROC laws, regulations, rules and code as amended, from time to time, applicable as a result of the original and continued trading or listing of any shares on any Taiwan stock exchange or securities market, including, without limitation the relevant provisions of the Taiwan Securities and Exchange Act, the Acts Governing Relations Between Peoples of the Taiwan Area and the Mainland Area, or any similar statute and the rules and regulations of the Taiwan authorities thereunder, and the rules and regulations promulgated by the Financial Supervisory Commission, the TPEx or the Taiwan Stock Exchange. This body of rules is referred to in our Articles as “Applicable Listing Rules” and a number of the provisions of our Articles are subject to the Applicable Listing Rules. In particular, provisions relating to the issue of shares generally by us, the issue of shares to employees, the recording of shareholdings and the issue of share certificates, the issue of fractional shares, the transfer of shares, carrying out mergers and spin-offs, independent directors, board powers and procedure, quorum requirements for shareholder meetings and general meeting procedure, the redemption and purchase of our shares, dealing with treasury shares, borrowing powers, the payment of dividends and other distributions, the preparation of reports and financial statements and the winding up of the company are all matters expressed to be subject to, and should be read in conjunction with, the Applicable Listing Rules.

Except for the requirement that non-resident or foreign investors are obligated to open certain accounts and appoint a tax guarantor in Taiwan and the restrictions described herein, there are no other restrictions on holding or exercising voting rights on our ordinary shares.

Currently, a party who is a Chinese person may not hold our ordinary shares unless it is a qualified domestic institutional investor, or QDII, in China. In addition, we have committed to the TPEx that at no time will 30% or more of our shares be held by Chinese persons. Therefore, at any time when 30% of our shares are held by Chinese persons, you will not be entitled to withdraw and hold the underlying ordinary shares, even if you are a QDII in China. Under current ROC law, a Chinese person means an individual having residence in China (but not including a special administrative region of China such as Hong Kong or Macau, if so excluded by applicable laws of the ROC), any legal person, group, or other institutions of China and any corporation and other entity organized in countries outside of the ROC or China, but is directly or indirectly controlled by or directly or indirectly has more than 30% of its capital beneficially owned by any Chinese person described above.

We cannot exercise any voting rights attached to the treasury shares held by us.

No vote may be exercised with respect to any of the following shares and such shares shall not be counted in determining the number of issued shares: (i) the shares held by any of our subsidiaries, where the total voting shares held by us in such a subsidiary represents more than one half of the total number of voting shares of the total share equity of such a subsidiary; or (ii) the shares held by another company, where the total number of the shares or total shares equity of that company held by us and our subsidiaries directly or indirectly represents more than one half of the total number of voting shares or the total share equity of such a company. If a director gives security over more than 50% of the number of shares the director held at the time such director was elected as a director of us, no vote may be exercised with respect to the shares representing the difference between the pledged shares and 50% of the initial shares, and such shares representing the difference between the pledged shares and 50% of the initial shares shall not be counted in the number of the votes cast by the shareholders present at the general meeting.

In the case of joint holders, the joint holders shall select among them a representative for the exercise of their shareholder’s rights and the vote of their representative who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders.

A shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in mental illness, may vote by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may vote by proxy.

A shareholder cannot exercise his or her own vote or by vote by proxy on behalf of another shareholder in respect of any contract or proposed contract or arrangement if he may be interested therein. Such shares shall not be counted in determining the number of votes of the shareholders present at the meeting with regard to such resolution, but such shares may be counted in determining the number of shares represented at the meeting for the purposes of determining the quorum.

If an ADS holder will receive more than 10% of the issued shares of the company after withdrawal of their deposited securities, then such holder will be required to (i) make a filing with the Financial Supervisory Commission of the required reporting in accordance with Article 43-1 of the Taiwan Securities and Exchange Act upon the acquisition of more than 10% of shares of the company, (ii) make a filing with Financial Supervisory Commission in accordance with Article 25 of the Taiwan Securities and Exchange Act of notification of any changes of the shareholding of a director, supervisor, manager or shareholder (together with his or her spouse, minor children and nominee) holding more than 10% of the shares of the company, and (iii) apply for the prior approval of Taiwanese Investment Commission for acquiring 10% or more of shares of the company.

Preference Shares

Pursuant to our Articles, we may issue shares with rights which are preferential to those of ordinary shares issued by us with the approval of a majority of our board of directors present at a meeting attended by two-thirds or more of the total number of directors and with the approval of a special resolution. Our Articles must be amended by special resolution to provide for such preference shares.

Material Differences in Corporate Law

The Companies Law is modeled after the corporate legislation of the United Kingdom but does not follow recent United Kingdom statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in Delaware and their shareholders.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation Bylaws	Memorandum of Association Articles of Association

Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary	As a matter of Cayman Islands law, directors of Cayman Islands companies owe fiduciary duties to their respective companies to, amongst other things, act in good faith in their dealings with or on

	Delaware	Cayman Islands
duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

behalf of the company and exercise their powers and fulfill the duties of their office honestly. Five core duties are:

•  a duty to act in good faith in what the directors bona fide consider to be the best interests of the company (and in this regard, it should be noted that the duty is owed to the company and not to associate companies, subsidiaries or holding companies);

•  a duty not to personally profit from opportunities that arise from the office of director;

•  a duty of trusteeship of the company’s assets;

•  a duty to avoid conflicts of interest; and

•  a duty to exercise powers for the purpose for which such powers were conferred.

A director of a Cayman Islands company also owes the company a duty to act with skill, care and diligence. A director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience.

Limitations on Personal Liability of Directors

Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director.

Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

The Companies Law has no equivalent provision to Delaware law regarding the limitation of director’s liability. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director’s liability to the extent that the liability is a consequence of the director committing a crime or of the director’s own fraud, dishonesty or willful default.

	Delaware	Cayman Islands

Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of the corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.	Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Interested Directors	Under Delaware law, a transaction in which a director who has an interest is not void or voidable solely because such interested director is present at or participates in the meeting that authorizes the transaction if: (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.	Our Articles contain a provision that prohibits a director from voting (or voting on behalf of another director) in respect of any transaction in which he or she is interested.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Companies Law requires that a special resolution be passed by a super

	Delaware	Cayman Islands
majority of at least two-thirds or such higher percentage as set forth in the articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting. However, our Articles do not permit resolutions of shareholders to be passed in writing in lieu of a general meeting.

Voting for Directors	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	The Companies Law defines “special resolutions” only. A company’s articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions. Our Articles provide that the election of directors shall be subject to applicable listing rules. At a general meeting of election of directors, the number of votes exercisable in respect of one share shall be the same as the number of directors to be elected, and the total number of votes per share may be consolidated for election of one candidate or may be split for election of two or more candidates. A candidate to whom the ballots cast represent a prevailing number of votes shall be deemed a director so elected.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	No cumulative voting for the election of directors unless so provided in the articles of association. Our Articles expressly provide for cumulative voting on the election of directors as described above.

Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

Nomination and Removal of Directors and Filling Vacancies on Board	Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of	Nomination and removal of directors and filling of board vacancies are governed by the terms of the articles of association. Our Articles provide that only shareholders may elect directors by cumulative voting and may remove directors by Supermajority Resolution.

	Delaware	Cayman Islands
incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.

Mergers and Similar Arrangements	Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.	The Companies Law provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist.

Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation.

Under the new rules, a plan of merger or consolidation shall be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association.

Shareholder approval is not required where a parent company registered in the Cayman Islands seeks to merge with one or more of its subsidiaries registered in the Cayman Islands and a copy of the plan of merger is given to every member of each subsidiary company to be merged unless that member agrees otherwise.

Secured creditors must consent to the merger although application can be made to the Grand Court of the Cayman Islands for such requirement to be waived if such secured creditor does not grant its consent to the merger. Where a foreign

Delaware	Cayman Islands

company wishes to merge with a Cayman company, consent or approval to the transfer of any security interest granted by the foreign company to the resulting Cayman entity in the transaction is required, unless otherwise released or waived by the secured party. If the merger plan is approved, it is then filed with the Cayman Islands General Registry along with a declaration by a director of each company. The Registrar of Companies will then issue a certificate of merger which shall be prima facie evidence of compliance with all requirements of the Companies Law in respect of the merger or consolidation.

The surviving or consolidated entity remains or becomes active while the other company or companies are automatically dissolved. Unless the shares of such shareholder are publicly listed or quoted, dissenting shareholders in a merger or consolidation of this type are entitled to payment of the fair value of their shares if such shareholder provides a written objection before the vote on such merger or consolidation. With respect to shares that are listed or quoted, a shareholder shall have similar rights only if it is required by the terms of the merger or consolidation to accept for such shares property other than (i) shares (or depositary receipts in respect thereof) in the surviving or consolidated company; (ii) listed or quoted shares (or depositary receipts in respect thereof) of another company; (iii) cash in lieu of any fractions of shares or depositary receipts described at (i) and (ii); or (iv) any combination of shares, depositary receipts or cash described in (i) — (iii).

Cayman companies may also be restructured or amalgamated under supervision of the Grand Court of the Cayman Islands by way of a court-sanctioned “scheme of arrangement.” A scheme of arrangement is one of several transactional mechanisms available in the Cayman Islands for achieving a restructuring. Others include share capital

Delaware	Cayman Islands

exchange, merger (as described above), asset acquisition or control, through contractual arrangements, of an operating business. A scheme of arrangement must not be beyond the powers of the company, as stated in the constitutional documents of the company and also requires the approval of a majority, in number, of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at the meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the Court its view that the transaction ought not be approved, the Court can be expected to approve the scheme of arrangement if it is satisfied that:

•  the classes which are required to approve the scheme of arrangement have been properly constituted, so that the members of such classes are properly represented;

•  the meetings held by the company in relation to the approval of the scheme of arrangement by such classes have been convened and held in accordance with any directions given by the Court;

•  the scheme of arrangement has been properly explained to the shareholders or creditors so that they have been able to exercise an informed vote in respect of the scheme; the scheme of arrangement is one which an intelligent and honest man, who is a member of the relevant class and properly acting might approve.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may,

	Delaware	Cayman Islands

within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion. If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Our Articles provide that in the event of the resolutions with respect to a merger is approved in accordance with the laws of the Cayman Islands, any shareholder who has notified us in writing of his objection to such proposal prior to such meeting and subsequently raised his objection at the meeting may request us to purchase all of his shares at the then prevailing fair price. In the event any part of the company’s business is spun off or involved in any merger, the shareholder, who has forfeited his right to vote on such matter and expressed his dissent therefor, in writing or verbally (with a record) before or during the general meeting, may request us to buy back all of his shares at the then prevailing fair price. In the event that we fail to reach such agreement with the shareholder within 60 days after the resolution date, the shareholder may, within 30 days after such 60-day period, file a petition to any competent court of ROC for a ruling on the appraisal price, and to the extent that the ruling is capable of enforcement and recognition in the relevant jurisdiction, such ruling by such ROC court shall be binding and conclusive as between us and requested shareholder solely with respect to the appraisal price.

Shareholder Suits	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other	The rights of shareholders under Cayman Islands law are not as extensive as those under Delaware law. Class actions are

	Delaware	Cayman Islands
	things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	generally not available to shareholders under Cayman Islands laws; historically, there have not been any reported instances of such class actions having been successfully brought before the Cayman Islands courts. In principle, we will normally be the proper plaintiff and a derivative action may be brought by a minority shareholder in only limited circumstances. In this regard, the Cayman Islands courts would ordinarily be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company’s name to remedy a wrong done to the company where the act complained of cannot be ratified by the shareholders and where control of the company by the wrongdoer results in the company not pursuing a remedy itself. The case law shows that derivative actions have been permitted in respect of acts that are beyond the company’s corporate power, illegal, where the individual rights of the plaintiff shareholder have been infringed or are about to be infringed and acts that are alleged to constitute a “fraud on the minority.” The winning party in such an action generally would be able to recover a portion of attorney’s fees incurred in connection with such action.

Our Articles provide that, subject to the laws of the Cayman Islands, any shareholder(s) holding three percent or more of the total number of our issued shares for a period of one year or a longer time shall have the right to submit a petition for and on behalf of us against our director(s), and the Taipei District Court, ROC, may be court of the first instance for this matter.

Inspection of Corporate Records	Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than the register of mortgages or charges) of the company. However, these rights may be provided in the company’s articles of association.

	Delaware	Cayman Islands

Shareholder Proposals	Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which shareholders may bring business before a meeting.	The Companies Law does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s articles of association. Our Articles do provide for these rights.

Approval of Corporate Matters by Written Consent	Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.

The Companies Law allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the articles of association).

Our Articles do not authorize such written consents.

Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.

The Companies Law does not have provisions governing the proceedings of shareholders meetings which are usually provided in the articles of association.

Our Articles allow for shareholders’ meetings to be convened on the requisition in writing of any shareholder or shareholders holding at least three percent of the issued voting share capital for one year or longer, subject to certain procedural requirements.

Stock Exchange Listing

We intend to apply to list our ADSs on The Nasdaq Global Market under the symbol “ASLN.”

Transfer Agent and Registrar

Upon the closing of the U.S. offering, the transfer agent and registrar for the ADSs will be JPMorgan Chase Bank, N.A. Our share register is currently maintained by KGI Stock Service Agent. The share register reflects only record owners of our ordinary shares. Holders of our ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the shares underlying our ADSs. For further discussion on our ADSs and ADS holder rights, see “Description of American Depositary Shares” in this prospectus.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

JPMorgan Chase Bank, N.A., has agreed to act as the depositary for the ADSs. JPMorgan Chase Bank, N.A.’s depositary offices are located at 4 New York Plaza, Floor 12, New York, NY, 10004. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is                .

We have appointed JPMorgan Chase Bank, N.A. as depositary pursuant to a deposit agreement. We intend to file a registration statement on Form F-6 to register the issuance of the ADSs offered hereby. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to registration number 333-                when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary that are italicized describe matters that may be relevant to ownership of ADSs but may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, ordinary shares that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of Taiwan and the Cayman Islands, which may be different from the laws of the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

The manner in which you own ADSs (e.g., in brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated) may affect your rights and obligations, and the manner in which the depositary’s services are made available to you. As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system, or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and the Depository Trust Company, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Other Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders of ADSs, subject to the laws and regulations of Taiwan and the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Taiwan would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders of ADSs in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you;

•	we do not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders of ADSs.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of our company.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs Upon Deposit of Ordinary Shares

Upon completion of this offering, the ordinary shares being offered pursuant to this prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in this prospectus.

After the closing of this offering, the depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by United States and Taiwan legal considerations applicable at the time of deposit. As of the date of this prospectus, we have received approval by Taiwan regulators to permit additional ordinary shares to be deposited into the depositary for the creation of additional ADSs.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	the ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised;

•	you are duly authorized to deposit the ordinary shares;

•	the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement);

•	the ordinary shares presented for deposit have not been stripped of any rights or entitlements; and

•	the deposit of shares does not violate any applicable provision of ROC law.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and Taiwan considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except as a result of:

•	temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; and/or

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Form and Share Issuance

No later than the second business day in Taiwan following the Closing Date, we will make a filing with the TPEx for listing of underlying ordinary shares. It is expected that the listing of the underlying ordinary shares will take place around the fifth business day in Taiwan following the application for listing of underlying ordinary shares. Immediately upon such listing, the number of ordinary shares will be credited into the depositary’s account with the custodian through the book-entry system maintained by the Taiwan Depository & Clearing Corporation, or the TDCC.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital and Governing Documents—Fifth Amended and Restated Memorandum and Articles of Association” in this prospectus.

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to receive such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote (or cause the custodian to vote) the securities (in person or by proxy) represented by the holder’s ADSs as follows:

•	If voting at the shareholders’ meeting is by show of hands: The depositary will vote (or cause the custodian to vote) all the securities represented by ADSs in accordance with the voting instructions received from a majority of the ADS holders of provided voting instructions; and

•	If voting at the shareholders’ meeting is by poll: The depositary will vote (or cause the custodian to vote) the securities represented by ADSs in accordance with the voting instructions received from the ADS holders of provided voting instructions.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated herein). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fee

Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares or upon a change in the ADS(s)-to-ordinary shares ratio), excluding ADS issuances as a result of distributions of ordinary shares

Up to $0.05 per ADS issued

Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property or upon a change in the ADS(s)-to-ordinary shares ratio)	Up to $0.05 per ADS cancelled

Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $0.05 per ADS held

Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to $0.05 per ADS held

Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to $0.05 per ADS held

ADS Services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary

As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges, including but not limited to any charged owed to the Taiwan tax authority as described below;

•	the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency;

•	the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

As an ADS holder, you will also be responsible to pay any required charges to the Taiwan tax authority, which are subject to change. As of the date hereof, the charges may include:

Service	Fee
Issuance of ADSs upon a deposit of ordinary shares	0.3% of the aggregate price of ADS issued

Withdrawal of ordinary shares upon cancellation of ADSs	0.3% of the aggregate price of ADS canceled

Sale of ordinary shares on the Taiwan Exchange	0.3% of the aggregate price of ordinary shares sold

ADS fees and charges payable upon (i) the issuance of ADSs and (ii) the cancellation of ADSs are charged to the person to whom the ADSs are issued (in the case of ADS issuances) and to the person whose ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain of the depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

Termination

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Transmission of Notices, Reports and Proxy Soliciting Material

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles or in any provisions of or governing the securities on deposit.

•	We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

Nothing in the deposit agreement precludes JPMorgan Chase Bank, N.A. (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates JPMorgan Chase Bank, N.A. to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Pre-Release Transactions

Subject to the terms and conditions of the deposit agreement, the depositary may issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the depositary and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed                % of the ordinary shares on deposit in the aggregate) and imposes a number of conditions on such transactions (e.g., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

ORDINARY SHARES AND ADSs ELIGIBLE FOR FUTURE SALE

Prior to this offering, while our ordinary shares have been traded on the TPEx since June 2017, there has been no public market in the United States for our ADSs or our ordinary shares. Future sales of ADSs in the public market after this offering, and the availability of ADSs for future sale, could adversely affect the market price of the ADSs prevailing from time to time. Some of our ordinary shares are subject to contractual and legal restrictions on resale as described below. There may be sales of substantial amounts of our ADSs or ordinary shares in the public market after such restrictions lapse, which could adversely affect prevailing market prices of our ADSs.

We expect all ADSs sold in this offering will be freely transferable without restriction. See “—Lock-up Agreements” below for information regarding restrictions on the transfer of our ordinary shares after this offering.

Rule 144

In general, persons who have beneficially owned restricted ordinary shares for at least six months, and any affiliate of the company who owns either restricted or unrestricted securities, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:

•	the restricted securities have been held for at least six months, including the holding period of any prior owner other than one of our affiliates;

•	we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale; and

•	we are current in our Exchange Act reporting at the time of sale.

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting.

Affiliates

Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period only that number of securities that does not exceed the greater of either of the following:

•	1% of the number of ordinary shares then outstanding, which will equal approximately shares immediately after the closing of this offering based on the number of ordinary shares outstanding as of , 2018; or

•	the average weekly trading volume of our ordinary shares in the form of ADSs on The Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Additionally, persons who are our affiliates at the time of, or any time during the three months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six-month holding period of Rule 144, which does not apply to sales of unrestricted securities.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, the Rule 701 shares held by our executive officers and directors are subject to lock-up agreements as described below and in the section of this prospectus titled “Underwriting” and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-up Agreements

Our directors, representatives of our entity directors and executive officers and other holders of an aggregate of approximately              of our ordinary shares, or     % of our outstanding ordinary shares, have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ADSs, ordinary shares or such other securities for a period of 180 days after the date of this prospectus, without the prior written consent of Leerink Partners LLC and Piper Jaffray & Co. See “Underwriting.”

MATERIAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of our ordinary shares or ADSs by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our ADSs pursuant to this offering and hold such ADSs as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities or governmental organizations, retirement plans, regulated investment companies, real estate investment trusts, grantor trusts, brokers, dealers or traders in securities, commodities, currencies or notional principal contracts, certain former citizens or long-term residents of the United States, persons who hold our ordinary shares or ADSs as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power or value of our ordinary shares, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our ordinary shares or ADSs who is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our ordinary shares or ADSs, the U.S. federal income tax consequences relating to an investment in such ordinary shares or ADSs will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our ordinary shares or ADSs.

Persons considering an investment in our ADSs should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our ADSs, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a holder of an ADS should be treated for U.S. federal income tax purposes as holding the ordinary shares represented by the ADS. Accordingly, no gain or loss will be recognized upon an exchange of ADSs for the underlying ordinary shares represented by such ADSs. The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security. Accordingly, the creditability of foreign taxes, if any, as described below, could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and our company if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of the underlying ordinary shares.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a passive foreign investment company, or PFIC, for any taxable year in which either (1) at least 75% of its gross income is “passive income” (the “PFIC income test”), or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income (the “PFIC asset test”). Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, based on the nature of our current and expected income and the current and expected value and composition of our assets, we expect to be a PFIC for our current taxable year. Because our income for the next several taxable years is expected to consist principally of interest from cash and cash equivalents received in this offering, we believe that we likely will be a PFIC under the PFIC income test in future taxable years as well. In part, because we may hold a substantial amount of cash and cash equivalents following this offering, and because the calculation of the value of our assets after this offering may be based in part on the value of our ordinary shares or ADSs, which may fluctuate considerably, we believe we may also be a PFIC in future taxable years under the PFIC asset test. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion and that the IRS would not successfully challenge our position.

If we are a PFIC in any taxable year during which a U.S. Holder owns our ordinary shares or ADSs, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our ordinary shares or ADSs, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of our ordinary shares or ADSs, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our ordinary shares or ADSs. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our ordinary shares or ADSs, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds such ordinary shares or ADSs, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our ordinary shares or ADSs. If the election is made, the U.S. Holder will be deemed to sell our ordinary shares or ADSs it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s ordinary shares or ADSs would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares or ADSs and one of our non-United States subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Any of our non-United States subsidiaries that have elected to be disregarded as entities separate from us or as partnerships for U.S. federal income tax purposes would not be corporations under U.S. federal income tax law and accordingly, cannot be classified as lower-tier PFICs. However, non-United States subsidiaries that have not made the election may be classified as a lower-tier PFIC if we are a PFIC during your holding period and the subsidiary meets the PFIC income test or PFIC asset test. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our non-United States subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our ordinary shares or ADSs if a valid “mark-to-market” election is made by the U.S. Holder for our ordinary shares or ADSs. An electing U.S. Holder generally would take into account as ordinary income each year, the excess of the fair market value of our ordinary shares or ADSs held at the end of such taxable year over the adjusted tax basis of such ordinary shares or ADSs. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such ordinary shares or ADSs over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our ordinary shares or ADSs would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of our ordinary shares or ADSs in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. If, after having been a PFIC for a taxable year, we cease to be classified as a PFIC because we no longer meet the PFIC income or PFIC asset test, the U.S. Holder would not be required to take into account any latent gain or loss in the manner described above and any gain or loss recognized on the sale or exchange of the ordinary shares or ADSs would be classified as a capital gain or loss.

A mark-to-market election is available to a U.S. Holder only for “marketable stock.” Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

Our ADSs will be marketable stock as long as they remain listed on The Nasdaq Global Market and are regularly traded. A mark-to-market election will not apply to the ordinary shares or ADSs for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any of our non-U.S. subsidiaries. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs notwithstanding the U.S. Holder’s mark-to-market election for the ordinary shares or ADSs.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. As we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election, prospective investors should assume that a QEF election will not be available.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our ADSs, the consequences to them of an investment in a PFIC, any elections available with respect to the ADSs and the IRS information reporting obligations with respect to the purchase, ownership and disposition of ADSs of a PFIC.

Distributions

Subject to the discussion above under “—Passive Foreign Investment Company Consequences,” a U.S. Holder that receives a distribution with respect to our ordinary shares or ADSs generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s ordinary shares or ADSs. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s ordinary shares or ADSs, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends.

Distributions on our ordinary shares or ADSs that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received’’ deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations. Dividends paid by a “qualified foreign corporation’’ to certain non-corporate U.S. Holders may be are eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date) and certain other requirements are met. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends to its particular circumstances. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “—Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply.

Dividends will be included in a U.S. Holder’s income on the date of the Depositary’s receipt of the dividend. The amount of any dividend income paid in NT dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect to the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation with respect to any dividend it pays on ordinary shares or ADSs that are readily tradable on an established securities market in the United States.

Sale, Exchange or Other Disposition of Our Ordinary Shares or ADSs

Subject to the discussion above under “—Passive Foreign Investment Company Consequences,’’ a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of our ordinary shares or ADSs in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in the ordinary shares or ADSs. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, the ordinary shares or ADSs were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our ordinary shares or ADSs will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our ordinary shares or ADSs. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our ordinary shares or ADSs.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our ordinary shares or ADSs, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “Passive Foreign Investment Company Consequences,” each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 for our ordinary shares or ADSs may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

Dividends on and proceeds from the sale or other disposition of our ADSs may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder (1) fails to provide an accurate U.S. taxpayer identification number or otherwise establish a basis for exemption, or (2) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR ADSs IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Cayman Taxation

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any ADSs or ordinary shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the ADSs or ordinary shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

No stamp duty, capital duty, registration or other issue or documentary taxes are payable in the Cayman Islands on the creation, issuance or delivery of the ADSs or ordinary shares. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. There are currently no Cayman Islands’ taxes or duties of any nature on gains realized on a sale, exchange, conversion, transfer or redemption of the ADSs or ordinary shares. Payments of dividends and capital in respect of the ADSs or ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of the ADSs or ordinary shares, nor will gains derived from the disposal of the ADSs or ordinary shares be subject to Cayman Islands income or corporation tax as the Cayman Islands currently have no form of income or corporation taxes.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have applied for and expect to receive an undertaking from the Governor of the Cayman Islands that no law enacted in the Cayman Islands during the period of 20 years from the date of the undertaking imposing any tax to be levied on profits, income, gains or appreciation shall apply to us or our operations and no such tax or any tax in the nature of estate duty or inheritance tax shall be payable (directly or by way of withholding) on the ADSs or ordinary shares, debentures or other obligations of ours.

ROC Taxation

The following is a summary under present law of the principal ROC tax consequences of the ownership and disposition of ADSs and shares to a Non-Resident Individual or a Non-Resident Entity that owns ADS or shares (each a Non-ROC Holder). As used in this section, a “Non-Resident individual” is a foreign national individual who is not physically present in the ROC for 183 days or more during any calendar year; and a “Non-Resident Entity” is a corporation or a non-corporate body that is organized under the laws of a jurisdiction other than the ROC and has no fixed place of business or other permanent establishment or business agent in the ROC. Prospective purchasers of the ADSs should consult their tax advisors concerning the ROC tax consequences of owning the ADSs or shares and the laws of any other relevant taxing jurisdiction to which they are subject.

Sale

There is no ROC tax on (i) the purchase of the ADSs, (ii) the sale of the ADSs or (iii) conversion of the ADSs into their underlying shares. However, securities transaction tax will be withheld at the rate of 0.3% of the transaction price upon a sale of the underlying shares in the ROC.

Under current ROC law, capital gains on transactions in securities issued by Cayman Islands companies and held by a Non-ROC Holder are exempt from income fax. This exemption applies to capital gains derived from the sale of the said shares.

Tax Guarantor

If a holder of non-ROC nationality converts the ADSs held by the holder into the underlying shares, such holder is required under current ROC law and regulations to appoint a tax agent in the ROC. Such agent must meet certain qualifications set by the ROC Financial Supervisory Commission and, upon appointment, become a guarantor of such holder’s ROC tax obligations. Evidence of the appointment of such agent and the approval for such appointment by the ROC tax authorities would be required as conditions to such holder’s repatriation of the profit derived from the sale of shares. There can be no assurance that a foreign holder will be able to appoint and obtain approval for the required agent in a timely manner.

Subject to certain exceptions, under current ROC law, upon the repatriation of profits of shares sold within the ROC, the tax agent so appointed is required to submit evidence of the appointment of the tax agent to, and approval thereof by, the tax authority, or to submit tax clearance certificates issued by the tax authority. Notwithstanding the above requirements for the appointment of a tax agent or submission of tax clearance certificates as provided in the ROC regulations, the Central Bank of China has not required submission of such evidence or tax clearance certificates as condition to repatriation of sale proceeds of shares from sales that take place within the ROC. However, there can be no assurance that the Central Bank of China will not require submission of such evidence or tax clearance certificates in the future.

UNDERWRITING

Leerink Partners LLC and Piper Jaffray & Co. are acting as representatives of each of the underwriters named below and as joint bookrunning managers for this offering. Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of ADSs set forth opposite its name below.

Underwriter	Number of ADSs
Leerink Partners LLC
Piper Jaffray & Co.
BTIG, LLC
H.C. Wainwright & Co., LLC
CLSA Limited

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the ADSs sold under the underwriting agreement if any of the ADSs are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

Any purchases of ADSs by the underwriters pursuant to the underwriting agreement are carried out by the underwriters agreeing, severally and not jointly, to subscribe for ordinary shares and deposit such ordinary shares with the Depositary, receiving in return the ADSs.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the ADSs representing ordinary shares that they subscribe for pursuant to the underwriting agreement, subject to prior issue, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ADSs and the ordinary shares underlying the ADSs, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

CLSA Limited will not effect any offers or sales of any ADSs in the United States.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the ADSs to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $                per ADS. After the initial offering of the ADSs, the public offering price, concession or any other term of the offering may be changed by the representatives.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

Total
	Per ADS	Without Option	With Option
Initial public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $                . We also have agreed to reimburse the underwriters for up to $                for Financial Industry Regulatory Authority, Inc., or FINRA, expenses. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

Over-Allotment Option

We have granted an option to the underwriters, exercisable at any time through and until one day before the closing date of this offering, to purchase up to                additional ADSs at the public offering price, less the underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional ADSs proportionate to that underwriter’s initial amount reflected in the above table. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus.

No Sales of Similar Securities

We, our executive officers and directors and other holders of an aggregate of                  of our ordinary shares, or     % of our outstanding ordinary shares, have agreed not to sell or transfer any ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for ADSs or ordinary shares, for 180 days after the date of this prospectus without first obtaining the written consent of Leerink Partners LLC and Piper Jaffray & Co. on behalf of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any of our ADSs or ordinary shares;

•	sell any option or contract to purchase any of our ADSs or ordinary shares;

•	purchase any option or contract to sell any of our ADSs or ordinary shares;

•	grant any option, right or warrant for the sale of any of our ADSs or ordinary shares;

•	otherwise dispose of or transfer any of our ADSs or ordinary shares;

•	request or demand that we file a registration statement related to any of our ADS or ordinary shares; or

•	enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any of our ADSs or ordinary shares, whether any such swap, agreement or transaction is to be settled by delivery of ADSs or ordinary shares or other securities, in cash or otherwise.

This lock-up provision applies to our ADSs and ordinary shares and to securities convertible into or exchangeable or exercisable for our ADSs or ordinary shares. It also applies to our ADSs and ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The restrictions in the immediately preceding paragraph do not apply in certain circumstances, including:

•	the sale of ADSs to the underwriters in this offering;

•	transfers of our ADSs or ordinary shares as a bona fide gift or gifts;

•	transfers of our ADSs or ordinary shares to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party;

•	transfers of our ADSs or ordinary shares as a distribution or other transfer by a partnership to its partners or former partners or by a limited liability company to its members or retired members or by a corporation to its shareholders or former shareholders or to any wholly-owned subsidiary of such corporation;

•	transfers of our ADSs or ordinary shares to the lock-up party’s affiliates or to any investment fund or other entity controlled or managed by the lock-up party;

•	transfers of our ADSs or ordinary shares pursuant to a qualified domestic relations order or in connection with a divorce settlement;

•	transfers of our ADSs or ordinary shares by will or intestate succession upon the death of the lock-up party;

•	transfers of our ADSs or ordinary shares to us in satisfaction of any tax withholding obligation;

•	transfers of our ADSs or ordinary shares in connection with the termination of the lock-up party’s services to us or in connection with the repurchase of securities issued pursuant to our equity incentive plan and repurchased pursuant to such plan;

•	the exercise or exchange of any option or warrant to acquire any ADSs or ordinary shares or options to purchase ADSs or ordinary shares, in each case for cash or on a “cashless” or “net exercise” basis, pursuant to any share option, share bonus or other share plan or arrangement;

•	transfers of our ADSs or ordinary shares upon the completion of a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our securities involving a change of control our company;

•	transfers of our ADSs or ordinary shares acquired in open market transactions after the completion of this offering; or

•	establishing a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act, or 10b5-1 Trading Plan, or from amending an existing 10b5-1 Trading Plan so long as there are no sales of ADSs or ordinary shares under any such 10b5-1 Trading Plan during the restricted period.

NASDAQ Global Market Listing

We intend to apply to list our ADSs on The Nasdaq Global Market, subject to notice of issuance, under the symbol “ASLN.”

Determination of Offering Price

Before this offering, there has been no public market for the ADSs. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the market price of the ordinary shares on the TPEx;

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development;

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours; and

In addition to the foregoing, the TPEx sets certain limitations on the trading volatility of our ordinary shares and applicable ROC law requires the price at which our ADSs are issued in this offering to be (i) at least 90% of the closing price of our ordinary shares on the date of this offering and (ii) at least 90% of the simple average of the closing prices of our ordinary shares on the one, three or five business days immediately preceding the date of this offering, which may also impact the number of ADSs we sell in this offering. An active trading market for the ADSs may not develop. It is also possible that after the offering the ADSs will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the ADSs in the aggregate to accounts over which they exercise discretionary authority.

Stamp Taxes

If you purchase ADSs offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the ADSs is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing ADSs. However, the representatives may engage in transactions that stabilize the price of the ADSs, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option granted to them. “Naked” short sales are sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the closing of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on The Nasdaq Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of ADSs may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and each of our and the representatives’ affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of ADSs in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ADSs. Accordingly, any person making or intending to make an offer in that Relevant Member State of the ADSs which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of the ADSs in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purposes of the above provisions, the expression an “offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the ADSs in the United Kingdom.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or the ASIC, in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the ADSs may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act.

The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the ADSs must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The ADSs have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the ADSs nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Qatar

The ADSs described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. This prospectus is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Taiwan

The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations for sale, issuance or offer to sell within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

Notice to Prospective Investors in Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The ADSs to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and commissions, which are expected to be incurred in connection with the sale of ADSs in this offering. With the exception of the registration fee payable to the SEC, The Nasdaq Global Market listing fee and the filing fee payable to Financial Industry Regulatory Authority, Inc., all amounts are estimates.

Expense	Amount to be paid
SEC registration fee	$	*
The Nasdaq Global Market listing fee		*
FINRA filing fee		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous

Total		*

*	To be completed by amendment.

LEGAL MATTERS

We are being represented by Cooley LLP, San Diego, California, with respect to certain legal matters of U.S. federal securities and New York State law. The validity of our ordinary shares underlying our ADSs and certain other matters of Cayman Islands law will be passed upon for us by Walkers. Davis Polk & Wardwell LLP, Menlo Park, California, is acting as legal counsel to the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements included in this prospectus have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The registered business address of Deloitte & Touche is 12th Floor, 156 Min Sheng East Road, Sec. 3, Taipei 10596, Taiwan, Republic of China.

ENFORCEMENT OF LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our executive officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Cayman Islands

We have been advised by Walkers, our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability provisions, whether or not predicated solely upon the U.S. federal securities laws, would be enforceable in the Cayman Islands. This uncertainty relates to whether such a judgment would be determined by the courts of the Cayman Islands to be penal or punitive in nature.

We have also been advised by Walkers that, notwithstanding the above, a final and conclusive judgment obtained in U.S. federal or state courts under which a definite sum of money is payable as compensatory damages and not in respect of laws that are penal in nature (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that: (a) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in the Cayman Islands and the parties subject to such judgment either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process, (b) the judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations, (c) the judgment was final and conclusive and for a liquidated sum, (d) the judgment was not obtained by fraud (e) the judgment was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy in the Cayman Islands.

A Cayman Islands court may impose civil liability on us or our directors or officers in a suit brought in the Grand Court of the Cayman Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under Cayman Islands law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. A related registration statement on Form F-6 has been filed with the Securities and Exchange Commission to register the ADSs. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

You may review a copy of the registration statement, including exhibits and any schedule filed therewith, and obtain copies of such materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.aslanpharma.com. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and the Board of Directors

ASLAN Pharmaceuticals Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ASLAN Pharmaceuticals Limited (the “Company”) and its subsidiaries (collectively referred to as the “Group”) as of December 31, 2016 and 2017, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2017 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2016 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with International Financial Reporting Standards as issued by the International Accounting Standard Board.

Basis for Opinion

These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche

Deloitte & Touche

Taipei, Taiwan

Republic of China

March 6, 2018

We have served as the Group’s auditor since 2014.

ASLAN PHARMACEUTICALS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2016 AND 2017

(In U.S. Dollars)

		2016		2017
	Notes	Amount	%	Amount	%
ASSETS
CURRENT ASSETS
Cash and cash equivalents	4, 6	$51,737,048	96	$50,573,211	99
Accounts receivable	14	1,294,034	3	—	—
Prepayments		89,582	—	71,946	—

Total current assets		53,120,664	99	50,645,157	99

NON-CURRENT ASSETS
Property, plant and equipment	4, 7	384,389	1	443,566	1
Intangible assets	4, 8, 14	84,266	—	84,052	—
Refundable deposits		124,779	—	160,947	—

Total non-current assets		593,434	1	688,565	1

TOTAL ASSETS		$53,714,098	100	$51,333,722	100

EQUITY AND LIABILITIES
CURRENT LIABILITIES
Trade payables		$2,276,842	4	$3,898,291	8
Other payables	4, 9, 18	1,526,757	3	2,080,544	4

Total current liabilities		3,803,599	7	5,978,835	12

NON-CURRENT LIABILITIES
Long-term borrowings	10	8,335,631	16	9,679,451	19
Other non-current liabilities	4, 18	—	—	162,000	—

Total non-current liabilities		8,335,631	16	9,841,451	19

Total liabilities		12,139,230	23	15,820,286	31

EQUITY
Share capital
Ordinary shares		36,710,066	68	41,514,016	81
Capital surplus		55,256,085	103	84,282,681	164
Accumulated deficits		(50,391,283)	(94)	(90,283,261)	(176)

Total equity	4, 13	41,574,868	77	35,513,436	69

TOTAL EQUITY AND LIABILITIES		$53,714,098	100	$51,333,722	100

The accompanying notes are an integral part of the consolidated financial statements.

ASLAN PHARMACEUTICALS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2017

(In U.S. Dollars)

		2016		2017
	Notes	Amount	%	Amount	%
NET REVENUE	4, 14	$11,546,971	100	$—	—
COST OF REVENUE	14	(125,000)	(1)	—	—
OPERATING EXPENSES	12, 15, 18
General and administrative expenses		(6,956,345)	(60)	(9,138,662)	—
Research and development expenses	4	(13,165,286)	(114)	(30,001,064)	—

LOSS FROM OPERATIONS		(8,699,660)	(75)	(39,139,726)	—

NON-OPERATING INCOME AND EXPENSES
Other gains and losses, net	15	127,472	1	(698,691)	—
Finance costs	15	(524,138)	(4)	(416,698)	—
Interest income		47,223	—	363,137	—

Total non-operating income and expenses		(349,443)	(3)	(752,252)	—

LOSS BEFORE INCOME TAX		(9,049,103)	(78)	(39,891,978)	—
INCOME TAX EXPENSE	4, 5, 16	—	—	—	—

NET LOSS FOR THE YEAR		(9,049,103)	(78)	(39,891,978)	—

TOTAL COMPREHENSIVE LOSS FOR THE YEAR		$(9,049,103)	(78)	$(39,891,978)	—

LOSSES PER SHARE
Basic and diluted	17	$(0.09)		$(0.32)

The accompanying notes are an integral part of the consolidated financial statements.

ASLAN PHARMACEUTICALS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2017

(In U.S. Dollars)

			Preference Shares (Notes 11 and 13)		Capital Surplus
	Ordinary Shares				Ordinary Shares	Share Options Reserve	Total	Accumulated Deficits	Total Equity
	Shares	Amount	Shares	Amount
BALANCE AT JANUARY 1, 2016 (Note 13)	12,775,002	$6,388	73,504,898	$3,296	$—	$3,716,905	$3,716,905	$(41,342,180)	$(37,615,591)
Issue of preference shares (Notes 11 and 13)	—	—	9,723,896	—	—	—	—	—	—
Conversion to ordinary shares from preference shares	83,228,794	41,614	(83,228,794)	(3,296)	64,557,452	—	64,557,452	—	64,595,770
Adjustment of par value to NT$10 (US$0.6383)	—	30,639,655	—	—	(30,639,655)	—	(30,639,655)	—	—
Issue of new share capital (Note 13)	19,667,144	6,022,409	—	—	16,201,460	—	16,201,460	—	22,223,869
Recognition of employee share options by the Company (Notes 4 and 18)	—	—	—	—	—	1,419,923	1,419,923	—	1,419,923
Net loss for the year ended December 31, 2016	—	—	—	—	—	—	—	(9,049,103)	(9,049,103)

Total comprehensive loss for the year ended December 31, 2016	—	—	—	—	—	—	—	(9,049,103)	(9,049,103)

BALANCE AT DECEMBER 31, 2016	115,670,940	36,710,066	—	—	50,119,257	5,136,828	55,256,085	(50,391,283)	41,574,868
Recognition of employee share options by the Company (Notes 4 and 18)	—	—	—	—	—	769,595	769,595	—	769,595
Issue of new share capital (Notes 3 and 8)	14,458,000	4,803,950	—	—	28,265,033	(8,032)	28,257,001	—	33,060,951
Net loss for the year ended December 31, 2017	—	—	—	—	—	—	—	(39,891,978)	(39,891,978)

Total comprehensive loss for the year ended December 31, 2017	—	—	—	—	—	—	—	(39,891,978)	(39,891,978)

BALANCE AT DECEMBER 31, 2017	130,128,940	$41,514,016	—	$—	$78,384,290	$5,898,391	$84,282,681	$(90,283,261)	$35,513,436

The accompanying notes are an integral part of the consolidated financial statements.

ASLAN PHARMACEUTICALS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2017

(In U.S. Dollars)

	2016	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Loss before income tax	$(9,049,103)	$(39,891,978)
Adjustments for:
Depreciation expenses	65,874	200,918
Amortization expenses	10,010	9,058
Compensation costs of share-based payment transactions	1,419,923	1,126,595
Finance costs	524,138	416,698
Loss on disposal of property, plant and equipment	12,316	31,337
Unrealized loss (gain) on foreign exchange, net	(206,334)	698,608
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	(1,294,034)	1,294,034
Decrease (increase) in prepayments	(52,034)	17,636
Increase in trade payables	2,129,760	1,621,449
Increase in other payables	688,372	358,787

Cash used in operations	(5,751,112)	(34,116,858)
Interest paid	(38,036)	—

Net cash used in operating activities	(5,789,148)	(34,116,858)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property, plant and equipment	(374,425)	(291,432)
Proceeds from disposal of property, plant and equipment	632	—
Payments for intangible assets	(81,209)	(8,844)
Increase in refundable deposits	(68,474)	(36,168)

Net cash used in investing activities	(523,476)	(336,444)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings	—	228,514
Repayments of long-term borrowings	(376,968)	—
Issue of preference shares	9,140,462	—
Proceeds from new share capital	22,223,869	33,060,951

Net cash generated from financing activities	30,987,363	33,289,465

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	24,674,739	(1,163,837)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	27,062,309	51,737,048

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$51,737,048	$50,573,211

The accompanying notes are an integral part of the consolidated financial statements.

ASLAN PHARMACEUTICALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2017

(In U.S. Dollars, Unless Stated Otherwise)

1.	GENERAL INFORMATION

ASLAN Pharmaceuticals Limited (the “Company”) was incorporated in the Cayman Islands in June 2014 as the listing vehicle for the initial public offering and listing on the Taipei Exchange (“TPEx”) in Taiwan. The Company and its subsidiaries (collectively referred to as the “Group”) are principally engaged in the development of novel drugs for Asia prevalent cancers.

The main businesses and intragroup relationships of the Group were as follows as of December 31, 2017:

Name	Place of Incorporation	Date of Incorporation	Main Business
ASLAN Pharmaceuticals Limited	Cayman Islands	June 2014	Investment holding
ASLAN Pharmaceuticals Pte. Ltd.	Singapore	April 2010	New drug research and development
ASLAN Pharmaceuticals Taiwan Limited	Taiwan	November 2013	New drug research and development
ASLAN Pharmaceuticals Australia Pty Ltd.	Australia	July 2014	New drug research and development
ASLAN Pharmaceuticals Hong Kong Limited	Hong Kong	July 2015	New drug research and development
ASLAN Pharmaceuticals (Shanghai) Co. Ltd.	China	May 2016	New drug research and development

The Company completed a corporate restructuring with ASLAN Pharmaceuticals Pte. Ltd. through a share swap agreement dated September 26, 2014. The shareholders of ASLAN Pharmaceuticals Pte. Ltd. transferred their respective shares, including ordinary shares and Series A and Series B Preference Shares, in exchange for similar shares of the Company at a ratio of 1-to-1. After the completion of the corporate restructuring, the Company became the holding company of ASLAN Pharmaceuticals Pte. Ltd.

Following the approval of the Company’s shareholders at a shareholders’ meeting on May 27, 2016, the Company completed a restructuring of its share capital through the subdivision of the Company’s authorized share capital, the conversion of preference shares into ordinary shares, and the repurchase of its USD shares in consideration for the issue of an equal number of NTD shares for the purpose of the initial public offering and listing of the Company’s ordinary shares on the TPEx. On January 5, 2017, the General Stock Board Applicant Committee of the General Stock Board (Market) of the TPEx approved the Company’s application for listing on the TPEx. On January 20, 2017, the 8th session 22nd meeting of the board and supervisors of the TPEx passed a resolution, pursuant to which the Company’s shares began trading on the TPEx on June 1, 2017.

2.	APPROVAL OF FINANCIAL STATEMENTS

The consolidated financial statements were approved by the board of directors on March 2, 2018.

3.	APPLICATION OF NEW, AMENDED AND REVISED STANDARDS AND INTERPRETATIONS

a.	Amendments to the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) mandatorily effective for the current year

The Company has applied the amendments to IFRSs included in the Annual Improvements to IFRSs 2014-2016 Cycle, Amendments to IAS 7 “Disclosure Initiative,” and Amendments to IAS 12 “Recognition of Deferred Tax Assets for Unrealized Losses” for the annual period that began on or after January 1, 2017. The application of these amendments has had no impact on the disclosures or amounts recognized in the Company’s consolidated financial statements.

b.	New and revised IFRSs issued but not yet effective

Of the new, amended and revised standards and interpretations (collectively the “New IFRSs”) that have been issued but are not yet effective, the Company has not applied the following.

New IFRSs	Effective Date Announced by IASB (Note 1)
IFRS 9 “Financial Instruments”	January 1, 2018
IFRS 15 “Revenue from Contracts with Customers”	January 1, 2018
Amendment to IFRS 2 “Classification and Measurement of Share-based Payment Transactions”	January 1, 2018
Amendments to IAS 40 “Transfers of Investment Property”	January 1, 2018
Annual Improvement to IFRSs 2014-2016 Cycle	January 1, 2018
IFRIC 22 “Foreign Currency Transactions and Advance Consideration”	January 1, 2018
Annual Improvements to IFRSs 2015-2017 Cycle	January 1, 2019
Amendments to IFRS 9 “Prepayment Features with Negative Compensation”	January 1, 2019
Amendments to IFRS 10 and IAS 28 “Sale or Contribution of Assets between an Investor and its Associate or Joint Venture”	To be determined by IASB
IFRS 16 “Leases”	January 1, 2019
IFRS 17 “Insurance Contracts”	January 1, 2021
Amendments to IAS 19 “Plan Amendment, Curtailment or Settlement”	January 1, 2019 (Note 2)
Amendments to IAS 28 “Long-term Interests in Associates and Joint Ventures”	January 1, 2019
IFRIC 23 “Uncertainty Over Income Tax Treatments”	January 1, 2019

(Concluded)

Note 1:	Unless stated otherwise, the above New IFRSs are effective for annual periods beginning on or after their respective effective dates.

Note 2:	The Group shall apply these amendments to plan amendments, curtailments or settlements occurring on or after January 1, 2019.

The initial application of the above New IFRSs, whenever applied, would not have any material impact on the Group’s accounting policies, except for the following:

1)	IFRS 15 “Revenue from Contracts with Customers” and related amendment

IFRS 15 establishes principles for recognizing revenue that apply to all contracts with customers, and will supersede IAS 18 “Revenue,” IAS 11 “Construction Contracts” and a number of revenue related interpretations.

When applying IFRS 15, the group entities shall recognize revenue by applying the following steps:

•	Identify the contract with the customer;

•	Identify the performance obligations in the contract;

•	Determine the transaction price;

•	Allocate the transaction price to the performance obligations in the contract; and

•	Recognize revenue when the entity satisfies a performance obligation.

Under IFRS 15, a group entity recognizes revenue when (or as) a performance obligation is satisfied, i.e. when “control” of the goods or services underlying the particular performance obligation is transferred to the customer.

IFRS 15 provides guidance to clarify the categorization of licenses of intellectual property and on whether revenue is to be recognized over time or at a point in time.

In June 2016, amendments to IFRS 15 were issued to provide clarification on (i) identifying performance obligations, (ii) principal versus agent consideration and (iii) licensing application guidance. The amendments also include two additional transition reliefs on contract modifications and completed contracts.

IFRS 15 will take effect from financial years beginning on or after January 1, 2018, with early application permitted. The Group evaluated that the adoption of IFRS 15 will not have a significant impact on its consolidated financial statements. The Group expects to adopt this new revenue standard on January 1, 2018 using the modified retrospective approach.

2)	IFRS 16 “Leases”

IFRS 16 sets out the accounting standards for leases that will supersede IAS 17 and a number of related interpretations.

Under IFRS 16, if the Group is a lessee, it shall recognize right-of-use assets and lease liabilities for all leases on the consolidated balance sheets except for low-value and short-term leases. The Group may elect to apply the accounting method similar to the accounting for operating leases under IAS 17 to low-value and short-term leases. On the consolidated statement of comprehensive income, the Group should present the depreciation expense charged on right-of-use assets separately from the interest expense accrued on lease liabilities; interest is computed by using the effective interest method. On the consolidated statement of cash flows, cash payments for the principal portion of lease liabilities are classified within financing activities; cash payments for the interest portion are classified within operating activities or financing activities.

IFRS 16 will take effect for the financial year beginning on or after January 1, 2019, with earlier adoption permitted if IFRS 15 is adopted. The Group is currently evaluating the potential impact of the changes in the period of initial adoption.

When IFRS 16 becomes effective, the Group may elect to apply this standard either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of the initial application of this standard recognized at the date of initial application.

Except for the above impacts, as of the date the consolidated financial statements were authorized for issue, the Group is continuously assessing the possible impact that the application of other standards and interpretations will have on the Group’s financial position and financial performance and will disclose any relevant impact when the assessment is completed.

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Statement of compliance

The accompanying consolidated financial statements have been prepared in conformity with IFRSs issued by the IASB.

b.	Basis of preparation

The consolidated financial statements have been prepared on the historical cost basis except for financial instruments that are measured at fair value.

The preparation of these consolidated financial statements in conformity with IFRSs requires management to exercise its judgment in the process of applying the Group’s accounting policies. It also requires the use of certain critical accounting estimates and assumptions. The areas involving a higher degree of judgment or complexity, or areas where estimates and assumptions are significant to the consolidated financial statements, are disclosed in Note 5.

c.	Classification of current and non-current assets and liabilities

Current assets include:

•	Assets held primarily for the purpose of trading;

•	Assets expected to be realized within twelve months after the reporting period; and

•	Cash and cash equivalents unless the asset is restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

Current liabilities include:

•	Liabilities held primarily for the purpose of trading;

•	Liabilities due to be settled within twelve months after the reporting period; and

•	Liabilities for which the Group does not have an unconditional right to defer settlement for at least twelve months after the reporting period.

Assets and liabilities that are not classified as current are classified as non-current.

d.	Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All intragroup transactions, balances, income and expenses are eliminated in full upon consolidation.

e.	Foreign currencies

The reporting currency of the Group is the U.S. dollar. The functional currency of each individual group entity is the U.S. dollar.

Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currencies at the prevailing rates of exchange at the balance sheet date. Nonmonetary assets and liabilities are remeasured into the applicable functional currencies at historical exchange rates. Transactions in currencies other than the applicable functional currencies during the year are converted into the functional currencies at the applicable rates of exchange prevailing at the dates of the transactions. Transaction gains and losses are recognized in “other gains and losses, net” in the consolidated statement of comprehensive income.

f.	Property, plant and equipment

Property, plant and equipment are stated at cost, less recognized accumulated depreciation and accumulated impairment loss.

Depreciation is recognized using the straight-line method. Each significant part is depreciated separately. The estimated useful lives, residual values and depreciation methods are reviewed at the end of each reporting period, with the effect of any changes in estimates accounted for on a prospective basis.

Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the respective asset and is recognized in in the consolidated statement of comprehensive income.

g.	Intangible assets

1)	Intangible assets acquired separately

Intangible assets with finite useful lives that are acquired separately are initially measured at cost and subsequently measured at cost, less accumulated amortization and accumulated impairment loss. Amortization is recognized on a straight-line basis. The estimated useful lives, residual values, and amortization methods are reviewed at the end of each reporting period, with the effect of any changes in estimates accounted for on a prospective basis. Intangible assets with indefinite useful lives that are acquired separately are measured at cost, less accumulated impairment loss.

2)	Internally-generated intangible assets—research and development expenditures

Expenditure on research activities is recognized as an expense in the period in which it is incurred.

An internally-generated intangible asset arising from the development phase of an internal project is recognized only if all of the following have been demonstrated:

•	The technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	The intention to complete the intangible asset and use or sell it;

•	The ability to use or sell the intangible asset;

•	The manner in which intangible asset will generate probable future economic benefits;

•	The availability of adequate technical, financial and other resources to complete the development and use or sell the intangible asset; and

•	The ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognized for internally-generated intangible assets is the sum of the expenditure incurred from the date when an intangible asset first meets the recognition criteria listed above. Subsequent to initial recognition, they are measured on the same basis as intangible assets that are acquired separately.

3)	Derecognition of intangible assets

On derecognition of an intangible asset, the difference between the net disposal proceeds and the carrying amount of the asset is recognized in the consolidated statement of comprehensive income.

h.	Impairment of long-lived assets

At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets in order to determine whether there is any indication that those assets have suffered any impairment loss. If any such indication exists, the recoverable amount of an asset is estimated in order to determine the extent of the impairment loss. When it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment at least annually and whenever there is an indication that any such asset may be impaired.

The recoverable amount is the higher of fair value, less costs to sell and value in use. If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount.

When an impairment loss is subsequently reversed, the carrying amount of the corresponding asset or cash-generating unit is increased to the revised estimate of its recoverable amount, but only to the extent of the carrying amount that would have been determined had no impairment loss been recognized on the asset or cash-generating unit in prior years. A reversal of an impairment loss is recognized in the consolidated statement of comprehensive income.

i.	Financial instruments

Financial assets and financial liabilities are recognized when a group entity becomes a party to the contractual provisions of the instrument and are initially measured at fair value.

1)	Financial assets

All regular way purchases or sales of financial assets are recognized and derecognized on a trade date basis.

a)	Measurement category

Financial assets are classified as loans and receivables.

Loans and receivables (including cash and cash equivalents, accounts receivable and refundable deposits) are measured at amortized cost using the effective interest method, less any impairment, except for short-term receivables when the effect of discounting is immaterial.

Cash equivalents include highly liquid investments, readily convertible to a known amount of cash and subject to an insignificant risk of change in value.

b)	Impairment of financial assets

Financial assets, other than those at fair value through profit or loss, are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial assets, the estimated future cash flows of the investment have been affected.

For financial assets measured at amortized cost, such as accounts receivable, assets are assessed for impairment on a collective basis even if they were assessed not to be impaired individually.

For a financial asset measured at amortized cost, the amount of the impairment loss recognized is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.

For financial assets measured at amortized cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment (at the date the impairment is reversed) does not exceed what the amortized cost would have been had the impairment not been recognized.

For all other financial assets, objective evidence of impairment could include significant financial difficulty of the issuer or counterparty, breach of contract, such as a default or delinquency in interest or principal payments, and if it becomes probable that the borrower will enter bankruptcy or financial re-organization.

The carrying amount of a financial asset is reduced by the impairment loss directly for all financial assets, with the exception of accounts receivable and other receivables where the carrying amount is reduced through the use of an allowance account. When accounts receivable and other receivables are considered uncollectible, they are written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Except for uncollectible trade receivables and other receivables that are written off against the allowance account, changes in the carrying amount of the allowance account are recognized in the consolidated statement of comprehensive income.

c)	Derecognition of financial assets

The Group derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party.

On derecognition of a financial asset in its entirety, the difference between the asset’s carrying amount and the sum of (1) the consideration received and receivable and (2) the cumulative gain or loss that had been recognized in other comprehensive income is recognized in the consolidated statement of comprehensive income.

2)	Debt and equity instruments

Debt and equity instruments issued by a group entity are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments issued by a group entity are recognized at the proceeds received, net of direct issue costs.

The repurchase of the Company’s own equity instruments is recognized in and deducted directly from equity. No gain or loss is recognized in profit or loss on the purchase, sale, issue or cancellation of the Company’s own equity instruments.

3)	Financial liabilities

a)	Subsequent measurement

All financial liabilities are measured at amortized cost using the effective interest method.

b)	Derecognition of financial liabilities

The difference between the carrying amount of a financial liability derecognized and the consideration paid, including any non-cash assets transferred or liabilities assumed, is recognized in the consolidated statement of comprehensive income.

j.	Revenue recognition

Revenue comprises the fair value of the consideration received or receivable for the out-licensing of experimental drugs that have reached “proof of concept” to customers for ongoing global development and launch, in the ordinary course of the Group’s activities. See Note 14 for details of the Group’s licensing agreements. Revenue is presented, net of goods and services tax, rebates and discounts.

The Group recognizes revenue when the Group has completed the out-licensing of the experimental drug to the customers, the customers have accepted the products and the collectability of the related receivables is reasonably assured.

Typically income from out-licensing may take the form of upfront fees, milestones and/or sales royalties. Revenue is recognized upon the receipt of the non-refundable upfront payment if the license of intellectual property has stand-alone value and the Group has no remaining, subsequent performance obligation in accordance with the licensing agreements. Otherwise, revenue recognition is deferred and spread over the period of performance on a straight-line basis. Milestone payments which are contingent on achieving certain clinical milestones are recognized as revenues either on achievement of such milestones, or over the period of the performance obligation if the Group has continuing performance obligations. Royalties on marketed drugs, which are recognized as revenue on an accrual basis and in accordance with the substance of the contracts, are recognized when it is probable that the economic benefits of a transaction will flow to the Group and the revenue can be measured reliably.

Revenue from the sale of research material is recognized when all the following conditions are satisfied:

•	The Group has transferred the significant risks and rewards of the research material to the buyer;

•	The Group retains neither continuing managerial involvement, to the degree usually associated with ownership, nor effective control over the research material sold;

•	The amount of revenue can be measured reliably;

•	It is probable that economic benefits will flow to the Group; and

•	The costs incurred or to be incurred can be measured reliably.

Interest income is primarily a result of deposits in banks and is recognized as non-operating income when it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably. Interest income is accrued on a time basis, by reference to the principal outstanding and at the applicable effective interest rate.

k.	Research and development expenses

Elements of research and development expenses primarily include (i) payroll and other related costs of personnel engaged in research and development activities, (ii) costs related to preclinical testing of the

Group’s technologies under development and clinical trials, such as payments to contract research organizations (“CROs”), investigators and clinical trial sites that conduct the Group’s clinical studies, (iii) costs to develop the product candidates, including raw materials, supplies and product testing related expenses, and (iv) other research and development expenses. Research and development expenses are expensed as incurred when these expenditures relate to the Group’s research and development services and have no alternative future uses. The conditions enabling the capitalization of development costs as an asset have not yet been met and, therefore, all development expenditures are recognized in the consolidated statement of comprehensive income when incurred.

l.	Retirement benefit costs

Payments to defined contribution retirement benefit plans are recognized as expenses when employees have rendered services entitling them to the contributions.

m.	Share-based payment arrangements

Equity-settled share-based payments to employees are measured at the fair value of the equity instruments at the grant date.

The fair value determined at the grant date of the employee share options is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of the number of employee share options that will eventually vest, with a corresponding increase in “capital surplus—employee share options”. The fair value determined at the grant date of the employee share options is recognized as an expense in full at the grant date when the share options granted vest immediately.

At the end of each reporting period, the Group revises its estimate of the number of employee share options expected to vest. The impact of the revision of the original estimates is recognized in the consolidated statement of comprehensive income such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the capital surplus.

The fair value of the amount payable to beneficiaries in respect of bonus entitlement unit grants, which are settled in cash, is recognized as an expense with a corresponding increase in liabilities, over the period during which the beneficiaries become unconditionally entitled to payment. The amount is remeasured at each reporting date and at settlement based on the fair value of the bonus entitlement units. Any changes in the liability are recognized in the consolidated statement of comprehensive income.

n.	Taxation

The provision for income tax recognized in the consolidated statement of comprehensive income comprises current and deferred tax. Current tax is income tax paid and payable for the current year based on the taxable profit of the year and any adjustments to tax payable (or receivable) in respect of prior years. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of taxable profit or loss. Deferred tax assets are recognized to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilized. The carrying amount is reviewed at the end of each reporting period on the same basis. Deferred tax is measured at the tax rates that are expected to apply in the period in which the asset or liability is settled, based on tax rates that have been enacted or substantively enacted by the end of the reporting period.

5.	CRITICAL ACCOUNTING JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the Group’s accounting policies, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised if the revisions affect only that period or in the period of the revisions and future periods if the revisions affect both current and future periods.

Income Tax

No deferred tax assets have been recognized on tax losses due to the unpredictability of future profit streams. The realizability of deferred tax assets mainly depends on whether sufficient future profit or taxable temporary differences will be available. In cases where the actual future profit generated is different from expected, a material adjustment of deferred tax assets may arise, which would be recognized in profit or loss for the period in which such adjustment takes place.

Share-based Compensation

Equity-settled share-based compensation is measured at fair value at the grant date. The Group revises the estimated number of shares under options that are expected to become exercisable on the vesting date based on the non-market vesting conditions at the end of each reporting period. The assumption used in the valuation model are set out in Note 18.

6.	CASH AND CASH EQUIVALENTS

	December 31
	2016	2017
Cash on hand	$1,147	$2,396
Deposits in banks	51,735,901	50,570,815

	$51,737,048	$50,573,211

Deposits in banks consisted of highly liquid time deposits that were readily convertible to known amounts of cash and were subject to an insignificant risk or change in value.

7.	PROPERTY, PLANT AND EQUIPMENT

	Office Equipment	Other Equipment	Leasehold Improvements	Total
Cost
Balance at January 1, 2016	$76,753	$37,494	$153,391	$267,638
Additions	80,943	27,729	265,753	374,425
Disposal	(8,993)	(39,170)	(90,665)	(138,828)

Balance at December 31, 2016	$148,703	$26,053	$328,479	$503,235

Accumulated depreciation and impairment
Balance at January 1, 2016	$43,809	$30,129	$104,914	$178,852
Depreciation expense	28,293	6,846	30,735	65,874
Disposal	(8,587)	(32,026)	(85,267)	(125,880)

Balance at December 31, 2016	$63,515	$4,949	$50,382	$118,846

Carrying amounts at December 31, 2016	$85,188	$21,104	$278,097	$384,389

Cost
Balance at January 1, 2017	$148,703	$26,053	$328,479	$503,235
Additions	62,599	9,100	219,733	291,432
Disposal	—	—	(73,708)	(73,708)

Balance at December 31, 2017	$211,302	$35,153	$474,504	$720,959

Accumulated depreciation and impairment
Balance at January 1, 2017	$63,515	$4,949	$50,382	$118,846
Depreciation expense	51,921	9,395	139,602	200,918
Disposal	—	—	(42,371)	(42,371)

Balance at December 31, 2017	$115,436	$14,344	$147,613	$277,393

Carrying amounts at December 31, 2017	$95,866	$20,809	$326,891	$443,566

The above items of property, plant and equipment were depreciated on a straight-line basis over the estimated useful life of the asset:

Office equipment	3 years
Other equipment	3 years
Leasehold improvements	3-5 years

8.	INTANGIBLE ASSETS

	Licenses	Computer Software	Total
Cost
Balance at January 1, 2016	$—	$23,522	$23,522
Additions	73,400	7,809	81,209

Balance at December 31, 2016	$73,400	$31,331	$104,731

Accumulated amortization and impairment
Balance at January 1, 2016	$—	$10,455	$10,455
Amortization expense	—	10,010	10,010

Balance at December 31, 2016	$—	$20,465	$20,465

Carrying amounts at December 31, 2016	$73,400	$10,866	$84,266

Cost
Balance at January 1, 2017	$73,400	$31,331	$104,731
Additions	—	8,844	8,844

Balance at December 31, 2017	$73,400	$40,175	$113,575

Accumulated amortization and impairment
Balance at January 1, 2017	$—	$20,465	$20,465
Amortization expense	—	9,058	9,058

Balance at December 31, 2017	$—	$29,523	$29,523

Carrying amounts at December 31, 2017	$73,400	$10,652	$84,052

Computer software was amortized on a straight-line basis over the estimated useful life of the asset (3 years).

The cost of the intangible assets, namely licenses, includes the acquisition cost of the exclusive rights of ASLAN005 from Exploit Technologies Pte Ltd. (see Note 14). As of December 31, 2016 and 2017, the intangible assets were not yet available for use and, therefore, have indefinite useful lives. The Company tests the intangible assets for impairment annually. For the years ended December 31, 2016 and 2017, there was no impairment loss recognized.

9.	OTHER PAYABLES

	December 31
	2016	2017
Accrued payroll and bonuses	$1,208,765	$1,376,197
Accrued professional fees	244,009	412,676
Share-based compensation liabilities (Note 18)	—	195,000
Others	73,983	96,671

	$1,526,757	$2,080,544

10.	LONG-TERM BORROWINGS

	December 31
	2016	2017
Unsecured borrowings

EDB loan	$6,638,098	$7,411,912
Interest payable	1,697,533	2,267,539

	$8,335,631	$9,679,451

a.	EDB loan

On April 27, 2011, the Singapore Economic Development Board (the “EDB”) awarded the Company a repayable grant (the “Grant”) not exceeding SG$10,000,000 (approximately $7,482,459) to support the Company’s drug development activities over a five-year qualifying period commencing February 24, 2011 (the “Project”). The Project was successfully implemented, resulting in substantially the full amount of the Grant being disbursed to the Company.

In the event any of the Company’s clinical product candidates achieve commercial approval after Phase 3 clinical trials, the Company will be required to repay the funds disbursed to the Company under the Grant plus interest of 6%. Until the Company has fulfilled its repayment obligations under the Grant, the Company has ongoing update and reporting obligations to the EDB. In the event the Company breaches any of its ongoing obligations under the Grant, EDB can revoke the Grant and demand that the Company repay the funds disbursed to the Company under the Grant.

As of December 31, 2016 and 2017, the amount of funds disbursed to the Company plus accrued interest, was $8,335,631 and $9,679,451, respectively.

b.	CSL loan

On May 12, 2014, ASLAN Pharmaceuticals Pte. Ltd. obtained a loan facility of $4,500,000 from CSL Finance Pty Ltd. Amounts borrowed were based on 75% of research and development costs approved by CSL Finance Pty Ltd at each drawdown period. The loan is repayable 10 years from the date of the facility agreement. Interest on the loan is computed at 6% plus LIBOR and is payable on a quarterly basis.

Mandatory prepayment of the loan is required either upon a successful product launch or initial public offering of the Company occurring before maturity of the loan. The loan was fully repaid in September 2016.

11.	PREFERENCE SHARE LIABILITY

ASLAN Pharmaceuticals Pte. Ltd. issued 16,409,521 Series B Preference Shares at $1.36 per share on October 9, 2013, and the Company issued an aggregate of 21,909,043 Series C Preference Shares at $1.88 per share between November 2015 and January 2016. Both issuances were accounted for as financial liabilities measured at amortized cost. At the option of the holders, the preference shares shall be redeemed in full at any time on or after the sixth anniversary of the issue date if the Company has not already completed a Trade Sale or IPO. The redemption amount shall be equal to the sum of the issue amount plus interest at the rate of 8% per annum compounded annually from the issue date to the date of redemption.

Series B and Series C Preference Shares were converted to ordinary shares on May 27, 2016, for the purpose of the Company’s initial public offering and listing on the TPEx. The carrying amount of the preference share liability of $63,505,948, with a par value of $0.001, was reclassified as equity. Refer to Note 13.a.6.

12.	RETIREMENT BENEFIT PLANS

Defined Contribution Plans

ASLAN Pharmaceuticals Pte. Ltd. adopted a defined contribution plan, which is a post-employment benefit plan, under which ASLAN Pharmaceuticals Pte. Ltd. pays fixed contributions into the Singapore Central Provident Fund on a mandatory basis. ASLAN Pharmaceuticals Pte. Ltd. has no further payment obligations once the contributions have been paid. The contributions are recognized as “employee compensation expenses” when they are due.

ASLAN Pharmaceuticals Taiwan Limited adopted a pension plan under the Labor Pension Act (the “LPA”) of the ROC, which is a state-managed defined contribution plan. Under the LPA, ASLAN Pharmaceuticals Taiwan Limited makes monthly contributions to its Taiwan-based employees’ individual pension accounts at 6% of monthly salaries and wages.

ASLAN Pharmaceuticals (Shanghai) Co. Ltd. makes monthly contributions at a certain percentage of its Shanghai-based employees’ payroll expenses to pension accounts, which are operated by the Chinese government. Beside the aforementioned monthly contributions, the Group has no further obligation.

For the years ended December 31, 2016 and 2017, the total expenses for such employee benefits in the amounts of $251,187 and $329,455 were recognized, respectively.

13.	EQUITY

a.	Ordinary shares

1)	On April 21, 2011, ASLAN Pharmaceuticals Pte. Ltd. issued 3,295,833 Series A Preference Shares at $0.80 per share to its investors. The shares are non-redeemable and dividends shall accrue on each preference share at 8% per annum, which shall be payable only upon liquidation. These Series A Preference Shares were converted to ordinary shares on May 27, 2016 for the purpose of the Company’s proposed initial public offering and listing on the TPEx. The carrying amount of the Series A preference shares of $3,296, with a par value of $0.001, was reclassified as “ordinary shares,” and the unpaid dividends of $1,089,822 as of May 26, 2016 were reclassified as “equity”.

2)	On October 9, 2013, ASLAN Pharmaceuticals Pte. Ltd. issued 16,409,521 Series B Preference Shares with redemption rights. Between November 2015 and January 2016, the Company issued an aggregate of 21,909,043 Series C Preference Shares with redemption rights. Refer to Note 11.

3)	ASLAN Pharmaceuticals Pte. Ltd. shall declare dividends upon the outstanding Preference Shares payable to its investors (at the same time as any declaration of dividends payable upon its then outstanding ordinary shares), in an amount equal to the amount of dividends per share of preference shares as would have been payable if such preference shares had been converted to ordinary shares.

4)	The preference shares may, at the option of the holders thereof, be converted at any time into fully-paid ordinary shares. Preference shares shall automatically be converted into ordinary shares upon (i) the approval of the holders of at least two-thirds of the Series A Preference Shares but 75% of the Series B or Series C Preference Shares; or (ii) in connection with an IPO based on the conversion price.

5)

For any return of capital upon liquidation or dissolution, the assets of the Company available for distribution among the shareholders shall be applied as follows: Firstly, in paying to the Series C Preference Shareholders, followed by the Series B Preference Shareholders, an amount in cash equivalent to the sum of the issue amount plus interest at the rate of 8% per annum compounded annually from the issue date to the date of liquidation; secondly, the balance shall go towards the payment of the subscription price paid by the holders of the Series A Preference Shares plus any unpaid dividends thereon; thirdly, the balance shall belong to and be distributed among the Series

C Preference Shareholders, the Series B Preference Shareholders and the holders of the ordinary shares on a pari passu basis.

6)	On May 27, 2016, the holders of the Preference Shares approved the conversion of all the Preference Shares, including Series A, Series B and Series C, into an equal number, 41,614,397 of Ordinary Shares, which increased the share capital by $41,614 and the capital surplus by $64,557,452.

7)	On May 27, 2016, in the shareholders’ meeting, the shareholders resolved to adjust the par value of the Company’s ordinary shares from US$0.001 to NT$10 and approved a share split, at a ratio of 1-to-2 after the conversion of Preference Shares into Ordinary Shares for the purpose of the proposed initial public offering and listing on TPEx. The accompanying consolidated financial statements have been retroactively adjusted to take the share split into account for the year presented.

8)	On May 27, 2016, the Company’s board of directors resolved to issue 19,667,144 ordinary shares, with a par value of NT$10, for consideration of $1.13 per share, which increased the share capital to $36,710,066.

9)	On February 28, 2017, the Company’s board of directors resolved to issue 14,458,000 ordinary shares for initial public offering on the TPEx, with a par value of NT$10, amounting to $4,803,950, which increased the balance of the share capital to $41,514,016. The above issuance was declared effective by the TPEx on April 7, 2017, and the subscription base date was determined as at May 25, 2017. The abovementioned shares were issued at a weighted-average bid price of NT$68.92 per share. The Company collected the above proceeds amounting to $33,060,951 for new shares issued on May 25, 2017.

b.	Capital surplus

	December 31
	2016	2017
Arising from issuance of share capital	$50,119,257	$78,384,290
Arising from employee share options	5,136,828	5,898,391

	$55,256,085	$84,282,681

c.	Retained earnings and dividends policy

Under the Company’s Articles of Incorporation (“Articles”), the Company may declare dividends by ordinary resolution of the Company’s board of directors, but no dividends shall exceed the amount recommended by the directors of the Company.

The Company may set aside out of the funds legally available for distribution, for equalizing dividends or for any other purpose to which those funds may be properly applied, either employed in the business of the Company or invested in such investments as the board of directors of the Company may from time to time think fit.

The Company’s accumulated deficits for the years ended December 31, 2016 and 2017, which would be subject to resolution in the shareholders’ meeting, were as follows:

	December 31
	2016	2017
Accumulated deficits at the beginning of the year	$(41,342,180)	$(50,391,283)
Net loss for the year	(9,049,103)	(39,891,978)

Accumulated deficits at the end of the year	$(50,391,283)	$(90,283,261)

The accumulated deficits for 2017 are subject to the resolution of the shareholders’ meeting to be held on June 15, 2018.

14.	LICENSE AGREEMENTS

Array Biopharma

The Company entered into a license agreement in 2011 with Array Biopharma Inc. (“Array”) to develop Array’s pan-HER inhibitor, ARRY-543 (which the Company refers to as ASLAN001 or varlitinib), for the treatment or prevention of any disease or condition in humans, without upfront payments. Under the license agreement, the Company agreed to fund and globally develop ASLAN001 through proof of concept, initially targeting patients with gastric cancer through a development program conducted in Asia.

Upon achievement of proof of concept, the Company agreed to collaborate or out-license to third parties for the further phase 3 development and commercialization. Under the license agreement, the Company agreed to pay Array 50% of the proceeds from out-licensing as royalties.

On January 3, 2018, the Company entered into a new license agreement with Array pursuant to which the Company obtained an exclusive, worldwide license to develop, manufacture and commercialize varlitinib for all human and animal therapeutic, diagnostic and prophylactic uses. This new license agreement replaces and supersedes the previous collaboration and license agreement with Array dated July 12, 2011.

Under the new license agreement, the Company agreed to use commercially reasonable efforts to obtain approval by the U.S. FDA or the applicable health regulatory authority and commercialize varlitinib.

In consideration of the rights granted under the agreement, the Company made an initial upfront payment to Array of $12,000,000 and is required to make an additional upfront payment between $11,000,000 and $12,000,000 by no later than January 3, 2019, with the specific amount within that range payable depending upon the timing of such payment. In addition, the Company will be required to pay up to $30,000,000 if certain development milestones are achieved, $20,000,000 if certain regulatory milestones are achieved, and up to $55,000,000 if certain commercial milestones are achieved. The Company is also required to pay Array tiered royalties in the low tens on net sales of varlitinib. The royalty obligations will continue on a country-by-country basis through the later of the expiration of the last valid patent claim for varlitinib or ten years after the first commercial sale of varlitinib in a given country.

If within two years of the date of the new license agreement the Company sublicenses varlitinib and is paid an upfront payment, Array will be further entitled to receive one-half of the portion of any such upfront payment that exceeds a specified amount. In the event that the base royalty under a sublicense agreement is 20% or less, the Company will only be required to share with Array one-half of the amount actually received by the Company under such sublicense agreement in lieu of the tiered royalties described above, provided that the royalty paid in such case shall in no event be less than a royalty in the high single digit range.

If the Company undergo a change in control during a defined period following execution of the new license agreement, Array will also be entitled to receive a low to mid single-digit percentage of the proceeds resulting from the change in control. Unless earlier terminated, the agreement will continue on a country-by-country basis until the expiration of the respective royalty obligations in such country. Upon such expiration in such country, Array will grant to the Company a perpetual, royalty-free, non-terminable, non-revocable, non-exclusive license to exploit certain know-how in connection with the development, manufacturing and/or commercialization of varlitinib for all human and animal therapeutic, diagnostic and prophylactic uses in such country. Either party may terminate the agreement (i) in the event of the other party’s material breach of the agreement that remains uncured for a specified period of time or (ii) the insolvency of the other party. The Company may also terminate the agreement without cause at any time upon 180 days advance notice to Array.

Bristol-Myers Squibb

The Company entered into a license agreement with Bristol-Myers Squibb in 2011, and the Company received exclusive rights to develop and commercialize BMS-777607 (which the Company refers to as ASLAN002) in China, Australia, Korea, Taiwan and other selected Asian countries, without upfront payments, while Bristol-Myers Squibb retains exclusive rights in the rest of the world. Under the license agreement, the Company would fund and develop ASLAN002 through proof of concept under a development plan that would initially target gastric cancer and lung cancer.

After the Company completed the phase 1 clinical trial, Bristol-Myers Squibb licensed the exclusive rights from the Company to further the development and commercialization of ASLAN002 worldwide. Under the terms of the license agreement, the Company has received an upfront payment of $10,000,000 in 2016. The Company is eligible to receive additional payments upon Bristol-Myers Squibb’s achievement of development and regulatory milestones in the future. Furthermore, the Company is eligible to receive royalty payments on future worldwide sales generated by Bristol-Myers Squibb. Bristol-Myers Squibb also purchased the related research materials, supplies, research documentation and clinical trial results that are used for further developing ASLAN002 from the Company in the amount of $1,294,034 which was delivered in 2016. Such amount was recorded in the accounts receivable as of December 31, 2016 and was collected during the first quarter of 2017. As Bristol-Myers Squibb assumes the responsibility for all development and commercialization activities and expenses and the Company currently has no further obligations under the license agreement, the Company recognized $11,294,034 in revenue for the year ended December 31, 2016.

Almirall

In 2012, the Company originally entered into a global licensing agreement with Almirall to develop DHODH inhibitor, LAS186323, which the Company refers to as ASLAN003, for rheumatoid arthritis (excluding any topical formulation), without upfront payments. Under the license agreement, the Company agreed to fund and develop ASLAN003 to the end of Phase 2 through a development program conducted in the Asia-Pacific region.

The original license agreement was replaced by a new amended agreement, executed on December 2015, granting an exclusive, worldwide license to develop, manufacture and commercialize ASLAN003 products for all human diseases with primary focus on oncology, excluding dermatological disease or topical formulations. Under the license agreement, Almirall is eligible to receive milestone payments and royalties based on the sales generated by the Company and/or sublicensees.

CSL

The Company entered into a global license agreement with CSL Limited (“CSL”), in 2014, to develop the anti-IL13 receptor monoclonal antibody, CSL334 (which the Company refers to as ASLAN004) and antigen binding fragments thereof, for the treatment, diagnosis or prevention of diseases or conditions in humans, without upfront payments. Under the license agreement, the Company agreed to fund and develop ASLAN004 through to clinical proof of concept in a development program conducted primarily in Asia, targeting patients suffering moderate persistent to severe allergic asthma whose disease is not adequately controlled by existing treatments. Upon achievement of clinical proof of concept, the Company will collaborate or out-license to third parties for further Phase 3 development and commercialization. Under the license agreement, the Company will pay to CSL a significant portion of the proceeds from out-licensing as agreements.

Hyundai Pharm Co., Ltd.

In October 2015, the Company entered into a license agreement with Hyundai Pharm Co., Ltd. (“Hyundai”). Under the terms of the license agreement, the Company granted Hyundai options to acquire the rights to use its intellectual property to develop and commercialize varlitinib for the treatment of cholangiocarcinoma in South Korea, and the Company has received an option payment of $250,000 from Hyundai in 2016. As there was no performance obligation required for the Company, the payment was recognized as revenue, and the related cost of revenue in the amount of $125,000 paid to one of the third parties with whom the Company has a licensing agreement as part of the payment for the proceeds from out-licensing was recognized as cost of revenue, for the year ended December 31, 2016. The Company is eligible for additional regulatory and commercial milestones payments as well as royalties on product sales in the future.

Exploit Technologies Pte Ltd. (“ETPL”)/P53 Laboratory

The Company entered a licensing agreement with ETPL, in August 2016, to license IP arising from a research collaboration with ETPL’s P53 Laboratory referred to below, focusing on generation of novel immuno-oncology antibodies targeting recepteur d’origine nantais (“RON”), such antibodies referred to by the Company collectively as ASLAN005, with a license fee of SG$100,000 ($73,400) capitalized as a separately acquired intangible asset. Under the license agreement, the Company has the exclusive rights to develop and commercialize ASLAN005 worldwide. ETPL is eligible to receive up to an aggregate of SG$12,000,000 (approximately $8,978,951) in milestone payments if certain development and commercial milestones are achieved, as well as royalties calculated basing on the sales generated by the Company.

In August 2016, the Company and ETPL’s P53 Laboratory entered a three-year research collaboration agreement. Under the terms of the agreement, the Company will be responsible for the design of innovative clinical development programs, in collaboration with P53 Laboratory, which will continue to be responsible for the preclinical development of the antibody assets.

Nanyang Technological University

The Company entered into a licensing and research collaboration agreement with Nanyang Technological University in October 2016, for the development of Modybodies against three targets of the Company’s choice. The Company has an exclusive option, under pre-negotiated terms, to obtain global rights to develop and commercialize Modybodies. If the Company exercises the option, the Company will be required to pay an upfront fee. As of December 31, 2016 and 2017, the Company had not exercised this option.

15.	LOSS BEFORE INCOME TAX

a.	Other gains and losses, net

	For the Year Ended December 31
	2016	2017
Net foreign exchange gains (losses)	$165,807	$(667,130)
Loss on disposal of property, plant and equipment	(12,316)	(31,337)
Others	(26,019)	(224)

	$127,472	$(698,691)

b.	Finance costs

	For the Year Ended December 31
	2016	2017
Interest on EDB loan	$417,812	$416,698
Preference share dividends	87,889	—
Interest on CSL loan	18,437	—

	$524,138	$416,698

c.	Depreciation and amortization

	For the Year Ended December 31
	2016	2017
Property, plant and equipment	$65,874	$200,918
Computer software	10,010	9,058

	$75,884	$209,976

All depreciation and amortization expenses were recorded as general and administrative expenses for the years ended December 31, 2016 and 2017.

d.	Employee benefits expense

	For the Year Ended December 31
	2016	2017
Short-term benefits	$5,212,357	$7,045,986
Post-employment benefits	251,187	329,455
Share-based payments (Note 18)
Equity-settled share-based payments	1,419,923	769,595
Cash-settled share-based payments	—	357,000

Total employee benefits expense	$6,883,467	$8,502,036

Summary of employee benefits expense by function
General and administrative expenses	$4,224,919	$5,027,912
Research and development expenses	2,658,548	3,474,124

	$6,883,467	$8,502,036

Under the Company’s Articles, the Company shall accrue employees’ compensation and remuneration of directors and supervisors at the rates of no less than 0.1% and no higher than 1%, respectively, of net profit before income tax, employees’ compensation, and remuneration of directors and supervisors. The Company had accumulated deficits for the years ended December 31, 2016 and 2017; therefore, no bonuses for employees and remuneration of directors and supervisors were accrued.

16.	INCOME TAX EXPENSE

	For the Year Ended December 31
	2016	2017
Current tax
Current tax expense recognized for the current period	$—	$—

A reconciliation of income tax expense calculated at the statutory rate and income tax expense was as follows:

	For the Year Ended December 31
	2016	2017
Income before income tax	$(9,049,103)	$(39,891,978)

Income tax expense calculated at the statutory rate (17%)	$(1,538,347)	$(6,781,636)
Nondeductible expenses in determining taxable income	473,085	4,288,090
Additional tax deduction on approved research and development expenses	(990,065)	(2,224,348)
Effect of different tax rates of group entities operating in other jurisdictions	43,954	197,952
Deferred tax assets not recognized in respect of current period’s tax loss	2,011,373	4,519,942

Income tax expense recognized in profit or loss	$—	$—

a.	Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

b.	Singapore

ASLAN Pharmaceuticals Pte. Ltd. is subject to the statutory corporate income tax rate of 17% for the years ended December 31, 2016 and 2017. As of December 31, 2017, the Company has unrecognized tax losses of approximately $82,401,419 available to offset against future taxable income subject to the provisions of the Singapore Income Tax Act and agreement with the Comptroller of Income Tax. The potential deferred tax benefits relating to tax losses have not been recognized in the Group’s consolidated financial statements as the realization is not certain.

c.	Taiwan

ASLAN Pharmaceuticals Taiwan Limited, incorporated in Taiwan, is subject to the statutory corporate income tax rate of 17%. In February 2018, it was announced by the President that the Income Tax Act in the ROC was amended and, starting from 2018, the corporate income tax rate will be adjusted from 17% to 20%. In addition, the rate of the corporate surtax applicable to 2018 unappropriated earnings will be reduced from 10% to 5%. ASLAN Pharmaceuticals Taiwan Limited has no taxable income for all periods presented, and therefore, no provision for income tax is required. As of December 31, 2016 and 2017, there were no imputation credits which could be allocated to the shareholders of ASLAN Pharmaceuticals Taiwan Limited. Since the amended Income Tax Act announced in January 2018 abolished the imputation tax system, no creditable ratio for the distribution of earnings in 2018 is expected. The tax returns of ASLAN Pharmaceuticals Taiwan Limited through 2015 have been assessed by the tax authorities.

d.	Australia

ASLAN Pharmaceuticals Australia Pty Ltd. incorporated in Australia is subject to corporate income tax at a rate of 30%. ASLAN Pharmaceuticals Australia Pty Ltd. has no taxable income for all periods presented, and therefore, no provision for income tax is required.

e.	Hong Kong

ASLAN Pharmaceuticals Hong Kong Limited is incorporated in Hong Kong. Companies registered in Hong Kong are subject to Hong Kong Profits Tax on the taxable income as reported in their respective statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. For the years ended December 31, 2016 and 2017, ASLAN Pharmaceuticals Hong Kong Limited did not make any provisions for Hong Kong profits tax as there was no assessable profits derived from or earned in Hong Kong for any of the periods presented. Under the Hong Kong tax law, ASLAN Pharmaceuticals Hong Kong Limited is exempted from income tax on its foreign derived income, and there are no withholding taxes in Hong Kong on the remittance of dividends.

f.	China

ASLAN Pharmaceuticals (Shanghai) Co. Ltd. is incorporated in China and is subject to the statutory corporate income tax rate of 25% for the years ended December 31, 2016 and 2017 in accordance with the Enterprise Income Tax law (the “EIT Law”). ASLAN Pharmaceuticals (Shanghai) Co. Ltd. has no taxable income for all periods presented, and therefore, no provision for income tax is required.

17.	LOSS PER SHARE

	For the Year Ended December 31
	2016	2017
Basic and diluted loss per share	$(0.09)	$(0.32)

The loss and weighted-average number of ordinary shares outstanding in the computation of loss per share from continuing operations were as follows:

	For the Year Ended December 31
	2016	2017
Loss used in the computation of loss per share	$(9,049,103)	$(39,891,978)

Weighted-average number of ordinary shares in the computation of loss per share	105,027,040	124,424,960

If the outstanding convertible preference shares and employee share options issued by the Company were converted to ordinary shares and were anti-dilutive, such impact would be excluded from the computation of diluted earnings/loss per share. For the year ended December 31, 2016, 34,678,664 weighted-average number of outstanding convertible preference shares and 12,884,672 weighted-average number of employee share options were excluded from the computation of diluted earnings/loss per share because their impact was anti-dilutive. For the year ended December 31, 2017, 13,970,205 weighted-average number of employee share options were excluded from the computation of diluted earnings/loss per share because their impact was anti-dilutive.

18.	SHARE-BASED PAYMENT ARRANGEMENTS

New Shares Reserved for Subscription by Employees under Cash Injection

On February 28, 2017, the Company’s board of directors approved a cash injection to issue 14,458,000 ordinary shares for initial public offering on the TPEx and simultaneously reserved 1,446,000 ordinary shares for subscription by employees according to the Company Act of the ROC, and employees subscribed for all of the reserved ordinary shares on May 16, 2017.

The Group used the binomial option price model to determine the fair value of the share options granted to employees on May 16, 2017, and the related assumptions and the fair value of the options were as follows:

Share Options Granted on May 16, 2017
Grant-date share price (NT$)	$68.92
Exercise price (NT$)	$68.92
Expected volatility	37.33%
Expected life	0.02 year
Dividends yield	—
Risk-free interest rate	0.08%
Weighted-average fair value of options (NT$)	$1.44

Expected volatility was based on the average annualized historical share price volatility of comparable companies before the grant date.

The aforementioned options granted to employees are accounted for and measured at fair value in accordance with IFRS 2. The recognized compensation costs were $8,032 for the year ended December 31, 2017 and were recognized as “additional paid-in capital—arising from issuance of ordinary shares” after collecting the proceeds for employee share subscriptions.

Employee Share Option Plan of the Company

Under the Company’s Employee Share Option Plan, qualified employees of the Company and its subsidiaries were granted 661,000 options in July 2010, 910,000 options in July 2011, 669,750 options in July 2012, 619,250 options in July 2013, 680,625 options in July 2014, 2,477,336 options in July 2015, 1,032,250 options in July 2016 and 825,833 options in September 2017. Each option entitles the holder to subscribe for one ordinary share of the Company. The options granted are valid for 10 years and exercisable at certain percentages once they have vested. No performance conditions were attached to the plan. The Company has no legal constructive obligation to repurchase or settle the options in cash.

The board of directors of the Company, as of July 26, 2016, resolved to double the number of shares underlying each outstanding award granted previously to reflect the subdivision ratio of the share split made in connection with the corporate restructuring of May 27, 2016. The exercise price for each award previously granted was correspondingly adjusted by a decrease of 50%. The modification did not cause any incremental adjustments to the fair value of the granted awards.

As of December 31, 2017, there are 14,530,879 ordinary shares issuable on the exercise of share options outstanding under the Company’s equity incentive plans.

Information on employee share options is as follows:

	For the Year Ended December 31
	2016		2017
	Number of Options	Weighted- average Exercise Price	Number of Options	Weighted- average Exercise Price
Balance at January 1	5,946,461	$1.27	6,958,461	$1.42
Options granted	1,032,250	2.26	825,833	1.28
Options forfeited	(20,250)	1.36	(140,938)	1.61

Balance at December 31	6,958,461	1.42	7,643,356	1.40

Options exercisable, end of period	4,830,503	1.20	5,825,816	1.25

Weighted-average fair value of options granted ($)	$1.14		$0.62

Information about outstanding options as of December 31, 2017 is as follows:

July 2010		July 2011		July 2012		July 2013		July 2014		July 2015		July 2016		September 2017
Range of Exercise Price	Weighted- average Remaining Contractual Life (Years)	Range of Exercise Price	Weighted- average Remaining Contractual Life (Years)	Exercise Price	Weighted- average Remaining Contractual Life (Years)	Range of Exercise Price	Weighted- average Remaining Contractual Life (Years)	Exercise Price	Weighted- average Remaining Contractual Life (Years)	Range of Exercise Price	Weighted- average Remaining Contractual Life (Years)	Exercise Price	Weighted- average Remaining Contractual Life (Years)	Exercise Price	Weighted- average Remaining Contractual Life (Years)
$0.20-$0.80	2.5	$0.20-$0.80	3.5	$0.80	4.5	$0.80-$1.36	5.5	$1.36	6.5	$1.36-$1.88	7.5	$2.26	8.5	$1.28	9.7

Options granted in July of 2010, 2011, 2012, 2013, 2014, 2015, 2016 and September 2017 were priced using the binomial option pricing model, and the inputs to the model were as follows:

	July 2010	July 2011	July 2012	July 2013	July 2014	July 2015	July 2016	September 2017
Grant-date share price	$0.80	$0.80	$1.25	$1.36	$1.36	$1.88	$2.26	$1.28
Exercise price	$0.20-$0.80	$0.20-$0.80	$0.80	$0.80-$1.36	$1.36	$1.36-$1.88	$2.26	$1.28
Expected volatility	59.16%	54.26%-54.44%	52.25%	50.58%	50.86%	36.37%	39.34%	38.33%
Expected life (years)	10	10	10	10	10	10	10	10
Expected dividend yield	—	—	—	—	—	—	—	—
Risk-free interest rate	2.954%	2.96%-3.22%	1.61%	2.5%	2.58%	2.43%	1.46%	1.1027%

Expected volatility was based on the average annualized historical share price volatility of comparable companies before the grant date.

Compensation costs recognized were $1,419,923 and $761,563 for the years ended December 31, 2016 and 2017, respectively.

Long Term Incentive Plan

On August 23, 2017, the Company’s board of directors approved the 2017 SMT Long Term Incentive Plan (the “LTIP”), which outlines awards that may be granted to qualified employees of the Company. This plan is applicable to the senior management team of the Company and is used for long term retention of key management. The LTIP is valid for ten years and grantees of the bonus entitlement units can exercise their rights once they have vested. The Company shall pay the intrinsic value of the units awarded to the employees at the date of exercise of their awards if redeemed by an employee.

Each bonus entitlement unit grants to the holder a conditional right to receive an amount of cash equal to the per-share fair market value of the Company’s ordinary shares on the settlement date. The bonus entitlement units will be one-third vested each year after the first, second, and third anniversary of the award. The LTIP qualifies as a cash-settled share-based payment transaction. The Company recognizes the liabilities in respect of its obligations under the LTIP, measured based on the Company’s quoted share price at the reporting date, and takes into account the extent to which the services have been rendered to date.

The Company’s LTIP is described as follows:

For the Year Ended December 31, 2017
Balance at January 1	—
Awards granted	1,462,000
Awards forfeited	—

Balance at December 31	1,462,000

Balance exercisable, end of period	—

All of the bonus entitlement units granted on August 23, 2017 remained outstanding as of December 31, 2017. The Company’s quoted share price was NT$33.45 (US$1.10) at the grant date of the 2017 LTIP, and was NT$33.20 (US$1.12) as of December 31, 2017.

The Company recognized total expenses of $357,000 in respect of the LTIP for the year ended December 31, 2017. As of December 31, 2017, the Company recognized compensation liabilities of $195,000 as current and $162,000 as non-current.

19.	OPERATING LEASE ARRANGEMENTS

Operating leases relate to leasing of office space. The future minimum lease payments of non-cancellable operating lease commitments were as follows:

	December 31
	2016	2017
Less than 1 year	$309,220	$555,133
Between 1 and 5 years	485,053	632,340

	$794,273	$1,187,473

20.	CAPITAL MANAGEMENT

The Group manages its capital to ensure that entities in the Group will be able to safeguard cash as well as maintain financial liquidity and flexibility to support the development of its product candidates and programs as a going concern through the optimization of the debt and equity balance.

The Group’s financial strategy is designed to maintain a flexible capital structure consistent with the objectives stated above and to respond to business growth opportunities and changes in economic conditions. The capital structure of the Group mainly consists of borrowings and equity of the Group. Key management personnel of the Group review the capital structure periodically. In order to maintain or balance the overall capital structure, the Group may adjust the amounts of long-term borrowings, or the issuance of new shares capital or other equity instruments.

For the years ended December 31, 2016 and 2017, there were no changes in the Group’s capital management policy, and the Group is not subject to any externally imposed capital requirements.

21.	FINANCIAL INSTRUMENTS

a.	Fair value of financial instruments

Financial instruments held by the Group were not measured at fair value. Management believes the carrying amounts of financial assets and financial liabilities recognized in the consolidated financial statements approximate their fair values.

b.	Categories of financial instruments

	December 31
	2016	2017
Financial assets
Loans and receivables (1)	$53,155,861	$50,734,158
Financial liabilities
Financial liabilities measured at amortized cost (2)	12,139,230	15,820,286

1)	The balances include loans and receivables measured at amortized cost, which comprise cash and cash equivalents, accounts receivable and refundable deposits.

2)	The balances include financial liabilities measured at amortized cost, which comprise trade payables, other payables, long-term borrowings and other non-current liabilities.

c.	Financial risk management objectives and policies

The Group’s financial risk management objective is to monitor and manage the financial risks relating to the operations of the Group. These risks include market risk (including foreign currency risk and interest rate risk), credit risk and liquidity risk. In order to minimize the effect of financial risks, the Group devoted time and resources to identify and evaluate the uncertainty of the market to mitigate risk exposures.

1)	Market risk

The primary market risk exposures for the Company are changes in the foreign currency exchange rates and interest rates.

a)	Foreign currency risk

The Group had foreign currency transactions, which exposed the Group to foreign currency risk.

The significant financial assets and liabilities denominated in foreign currencies were as follows:

	December 31, 2016
	Foreign Currencies	Exchange Rate	Carrying Amount
Financial assets
Monetary items SG$	$1,627,096	0.6916	$1,125,364
Financial liabilities
Monetary items SG$	12,051,989	0.6916	8,335,631

	December 31, 2017
	Foreign Currencies	Exchange Rate	Carrying Amount
Financial assets
Monetary items SG$	$1,778,293	0.7482	$1,330,600
Financial liabilities
Monetary items SG$	12,936,189	0.7482	9,679,451

The following table details the Group’s sensitivity to a 5% increase and decrease in its functional currency against the relevant foreign currency, namely the Singapore dollar. The rate of 5% is the sensitivity rate used when reporting foreign currency risk internally to key management personnel and represents management’s assessment of the reasonably possible change in foreign exchange rates. The sensitivity analysis includes only outstanding, foreign currency denominated monetary items. A positive number below indicates an increase in pre-tax profit or equity where the US dollar strengthens 5% against the Singapore dollar. For a 5% weakening of the US dollar against the Singapore dollar, there would be an equal and opposite impact on pre-tax profit and other equity, and the balances below would be negative.

	For the Year Ended December 31
	2016	2017
Profit or loss SG$*	$(360,513)	$(417,443)

*	This is mainly attributable to the exposure to foreign currency denominated deposits in banks and loans of the Group outstanding at the balance sheet dates.

b)	Interest rate risk

The Group was exposed to interest rate risk because entities in the Group borrowed funds at both fixed and floating interest rates. The Group’s interest rate risk was mainly concentrated in the fluctuation of the benchmark interest rates arising from long-term borrowings.

The sensitivity analysis below was estimated based on the Group’s exposure to interest rates for both derivative and non-derivative instruments at the end of the reporting period. For floating rate liabilities, the analysis was prepared assuming that the amount of a liability outstanding at the end of the reporting period was outstanding for the whole year. A 100-basis point increase or decrease was used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates.

If interest rates had been 100 basis points higher/lower and all other variables were held constant, the Group’s profit for the years ended December 31, 2016 and 2017 would decrease by $83,356 and $96,795, respectively.

2)	Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in a financial loss to the Group. The Group adopted a policy of only dealing with creditworthy counterparties and financial institutions, where appropriate, as a means for mitigating the risk of financial loss from defaults. The Group transacted with a large number of unrelated customers, and thus, no concentration of credit risk was observed.

3)	Liquidity risk

The Group manages liquidity risk by monitoring and maintaining a level of cash and cash equivalents deemed adequate to finance the Group’s operations and mitigate the effects of fluctuations in cash flows.

22.	TRANSACTIONS WITH RELATED PARTIES

Balances and transactions between the Company and its subsidiaries, which are related parties of the Company, have been eliminated on consolidation and are not disclosed in this note. Details of transactions between the Group and other related parties are disclosed below.

Compensation of Key Management Personnel

	For the Year Ended December 31
	2016	2017
Short-term employee benefits	$2,276,467	$3,203,745
Post-employment benefits	75,989	125,237
Share-based payments	1,078,054	801,701

	$3,430,510	$4,130,683

The remuneration of directors and key executives was determined by the remuneration committee having regard to the performance of individuals and market trends.

23.	SEGMENT INFORMATION

The Group’s chief operating decision maker, the Chief Executive Officer, reviews the Group’s consolidated results when making decisions about the allocation of resources and when assessing performance of the Group as a whole, and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. The basis of information reported to the chief operating decision maker is the same as the Group’s consolidated financial statements. As the Group’s long-lived assets are substantially located in and derived from Asia, no geographical segments are presented.

The following is an analysis of the Group’s revenue from its major products and services.

	For the Year Ended December 31
	2016	2017
Out-licensing	$10,250,000	$—
Others	1,296,971	—

	$11,546,971	$—

Out-licensing is the revenue generated from out-licensing to Hyundai in the amount of $250,000 and to Bristol-Myers Squibb in the amount of $10,000,000. Others refers to the revenue generated from the sale of research materials, supplies, research documentation and clinical trial results to Bristol-Myers Squibb. See Note 14 for details.

                    American Depositary Shares

Representing                Ordinary Shares

PRELIMINARY PROSPECTUS

            , 2018

Leerink Partners		Piper Jaffray

BTIG	H.C. Wainwright & Co.	CLSA

Through and including            , 2018 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

The registrant is empowered by its Articles to indemnify its directors against any liability they incur by reason of their directorship. The registrant maintains directors’ and officers’ insurance to insure such persons against certain liabilities. The registrant expects to enter into an indemnification agreement with each of its directors and executive officers.

The underwriting agreement the registrant will enter into in connection with the offering of ADSs being registered hereby provides that the underwriters will indemnify, under certain conditions, the registrant’s board of directors and its officers against certain liabilities arising in connection with this offering.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding share capital issued by the registrant since November 30, 2014. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Some of the transactions described below involved directors, officers and 5% shareholders and are more fully described under the section titled “Related Party Transactions.”

•	Since November 30, 2014, the registrant granted options to purchase an aggregate of 7,019,172 ordinary shares with exercise prices ranging from $0.68 to $1.13 to employees pursuant to the registrant’s 2014 Employee Share Option Scheme Plan.

•	In September 2017, the registrant granted options to purchase an aggregate of 825,833 ordinary shares at an exercise price of $1.28 to employees pursuant to the registrant’s 2017 Employee Share Option Plan 1. Since the initial listing of the registrant’s ordinary shares on the Taipei Exchange occurred on June 1, 2017, the options granted in September 2017 were granted at an exercise price based on the fair market value of the registrant’s ordinary shares, reflected in NT dollars, determined at the closing price listed on the Taipei Exchange as of the date of grant. The closing price of the registrant’s ordinary shares listed on the Taipei Exchange on the date of grant was NT$38.50 per share, or $1.28 per share.

•	Between November 2015 and January 2016, the registrant issued an aggregate of 21,276,597 Series C Preference Shares to certain investors at a price of $1.88 per share. On May 27, 2016, we implemented a 2-to-1 forward share split of our ordinary shares and preferred shares, or the Stock Split. The foregoing share amounts and price per share do not reflect the Stock Split.

•	In January 2016, the registrant issued an aggregate of 632,446 Series C Preference Shares to two service providers at a price of $1.88 per share as compensation for their efforts in assisting the registrant in its Series C financing. The foregoing share amounts and price per share do not reflect the Stock Split.

•	In June 2016, the registrant issued an aggregate of 19,667,144 ordinary shares to certain investors at a price of $1.13 per share.

None of the transactions above were conducted in the United States and were not subject to U.S. securities laws. However, if these transactions had been subject to such laws, the offers, sales and issuances of the securities described in the preceding paragraphs would have been exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

Item 8. Exhibits and Financial Statement Schedules

Exhibits

The exhibits to the registration statement are listed in the exhibit index attached hereto and are incorporated by reference herein.

Financial Statement Schedules

None. All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements and notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement.

3.1	Fifth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect.

4.1*	Form of Deposit Agreement.

4.2*	Form of American Depository Receipt (included in Exhibit 4.1).

5.1*	Opinion of Walkers.

10.1#	ASLAN Pharmaceuticals Limited 2014 Employee Share Option Scheme Plan.

10.2#	ASLAN Pharmaceuticals Limited 2017 Employee Share Option Plan 1.

10.3#	ASLAN Pharmaceuticals Pte. Ltd. 2017 SMT Long Term Incentive Plan.

10.4†	License Agreement, dated January 3, 2018, by and between ASLAN Pharmaceuticals Pte. Ltd. and Array BioPharma Inc.

10.5†	Amended Development and License Agreement, dated December 21, 2015, by and between ASLAN Pharmaceuticals Pte. Ltd. and Almirall, S.A., as amended.

10.6†	License Agreement, dated May 12, 2014, by and between ASLAN Pharmaceuticals Pte. Ltd. and CSL Limited, as amended.

10.7†	Licensing and Research Collaboration Agreement, dated October 10, 2016, by and between ASLAN Pharmaceuticals Pte. Ltd. and Nanyang Technological University, as amended.

10.8	Tenancy Agreement in Respect of Unit #12-03 83, Clemenceau Avenue, UE Square, Singapore 239920, dated July 25, 2016, by and between ASLAN Pharmaceuticals Pte. Ltd. and United Engineers Limited.

10.9#*	Form of Indemnity Agreement by and between ASLAN Pharmaceuticals Limited and each director and executive officer.

21.1	Subsidiaries of the Registrant.

23.1	Consent of independent registered public accounting firm.

23.2*	Consent of Walkers (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this registration statement).

†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and have been separately filed with the Securities and Exchange Commission.
*	To be filed by amendment.
#	Management contract or compensatory plan, contract or agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on March 26, 2018.

ASLAN Pharmaceuticals Limited

By:	/s/ Carl Firth
Carl Firth, Ph.D.
Chief Executive Officer and Chairman

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carl Firth, Ph.D., Kiran Asarpota and Ben Goodger, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Carl Firth Carl Firth, Ph.D.	Chief Executive Officer and Chairman (Principal Executive Officer)	March 26, 2018

/s/ Kiran Asarpota Kiran Asarpota	Vice President of Finance (Principal Financial Officer and Principal Accounting Officer)	March 26, 2018

/s/ Abel Ang Abel Ang (representing Advanced Materials Technologies Pte Ltd.)	Director	March 26, 2018

/s/ Jun Wu Jun Wu, Ph.D. (representing Alnair Investment)	Director	March 26, 2018

/s/ Lim Chin Hwee Damien Lim Chin Hwee Damien (representing BV Healthcare II Pte Ltd.)	Director	March 26, 2018

Signature	Title	Date

/s/ Jerome Shen Jerome Shen, Ph.D.	Director	March 26, 2018

/s/ Andrew Howden Andrew Howden	Director	March 26, 2018

/s/ Kelvin Sun Kelvin Sun	Director	March 26, 2018

/s/ Mei-Shu Lai Mei-Shu Lai, Ph.D., M.D.	Director	March 26, 2018

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of ASLAN Pharmaceuticals Limited has signed this registration statement or amendment thereto on March 26, 2018.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President